UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
PNM Resources, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, no par value

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒ Fee paid previously with preliminary materials.

 ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
The Board of Directors of PNM Resources, Inc. cordially invites you to attend a special meeting of shareholders of PNM Resources, Inc., a New Mexico corporation, or PNMR, to be held on February 12, 2021, at 9:00 a.m. Mountain time, through a remote communication in a virtual meeting format, or the special meeting. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 2020-081 issued by the Governor of the State of New Mexico and to support the health and well-being of our shareholders, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. As previously announced, on October 20, 2020, we entered into a merger agreement providing for the combination of PNMR and Avangrid, Inc., or Avangrid, a New York corporation and majority-owned subsidiary of Iberdrola S.A., or Iberdrola. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.
If the merger contemplated by the merger agreement is completed, you will be entitled to receive $50.30 in cash for each share of PNMR common stock you own. At the completion of the merger, NM Green Holdings, Inc., a New Mexico corporation and wholly-owned subsidiary of Avangrid, or merger sub, will merge with and into PNMR with PNMR surviving the merger as a wholly-owned subsidiary of Avangrid.
Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the owners of at least a majority of the shares of PNMR common stock outstanding as of the close of business on December 31, 2020, the record date for the special meeting, vote to approve the merger agreement. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
Whether or not you plan to participate electronically in the special meeting, I urge you to vote your shares before the meeting over the Internet or via the toll-free telephone number, as described in the accompanying materials. You may also vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF PNMR. AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER CONSIDERATION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO PNMR’S SHAREHOLDERS, DECLARED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FAIR TO, ADVISABLE, CONSISTENT WITH AND IN THE BEST INTERESTS OF PNMR AND ITS SHAREHOLDERS AND RESOLVED TO SUBMIT THE MERGER AGREEMENT FOR CONSIDERATION AND APPROVAL BY PNMR SHAREHOLDERS AND RECOMMEND THE APPROVAL OF THE MERGER AGREEMENT BY PNMR SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND “FOR” THE OTHER MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE BOARD OF DIRECTORS MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS. In considering the recommendation of our board of directors, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of PNMR shareholders generally. See the section entitled “Interests of PNMR’s Directors and Executive Officers in the Merger” beginning on page 66 of the accompanying proxy statement.
If you have any questions regarding the accompanying proxy statement, you may call Georgeson, Inc., our proxy solicitor, by calling toll-free at 877-507-1756.
I urge you to read carefully, and in its entirety, the accompanying proxy statement, including the annexes and the documents incorporated by reference.
Patricia K. Collawn Chairman, President and Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement is dated January 5, 2021 and is first being mailed or otherwise delivered to PNMR shareholders on or about January 5, 2021.

PNM Resources, Inc. 414 Silver Ave. SW Albuquerque, NM 87102-3289 www.pnmresources.com
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 12, 2021
To Our Shareholders: The special meeting of shareholders of PNM Resources, Inc. will be held as follows:
DATE AND TIME:	Friday, February 12, 2021 at 9:00 a.m. Mountain Time
PLACE:
Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 2020-081 issued by the Governor of the State of New Mexico and to support the health and well-being of our shareholders, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021 and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.

WHO CAN VOTE:	You may vote if you were a shareholder of record as of the close of business on December 31, 2020.
ITEMS OF BUSINESS:	(1)
Approve the Agreement and Plan of Merger, dated as of October 20, 2020, or the merger agreement, by and among PNMR, Avangrid and NM Green Holdings, Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

(2) Approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger contemplated by the merger agreement; and
(3)
Approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

VOTING:	On January 5, 2021, we began mailing to our shareholders our proxy materials.

After reading the proxy statement, please promptly vote by telephone or Internet or by signing and returning the proxy card so that we can be assured of having a quorum present at the meeting and your shares may be voted in accordance with your wishes. See the questions and answers beginning on page 14 of this proxy statement about the meeting (including how to participate in the meeting by webcast as described in Question 3), voting your shares, how to revoke a proxy and how to vote shares via the Internet.

Your vote is very important, regardless of the number of shares of PNMR common stock that you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the owners of at least a majority of the shares of PNMR common stock outstanding as of the close of business on the record date. Whether or not you plan to attend the special meeting via the PNMR special meeting website, we urge you to vote your shares before the meeting over the Internet or via the toll-free telephone number, as described in the accompanying materials. If you fail to submit a proxy or to attend the special meeting via the PNMR special meeting website or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of PNMR common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
Your proxy is being solicited by the board of directors of PNMR. After careful consideration, our board of directors has unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in the accompanying proxy statement. The board of directors made its determination after consultation with its legal and financial advisors and after considering a number of factors. In considering the recommendation of our board, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from or in addition to the interests of PNMR shareholders generally. See the section entitled “Interests of PNMR’s Directors and Executive Officers in the Merger” beginning on page 66 of the accompanying proxy statement.
PNMR shareholders have dissenter’s rights and may elect to dissent from the merger and obtain payment for their shares of PNMR common stock by following the procedures set forth in Section 53-15-3 (Right of Shareholders to Dissent and Obtain Payment for Shares) and Section 53-15-4 (Rights of Dissenting Shareholders) of Chapter 53 of the New Mexico Business Corporation Act, or the NMBCA, copies of which are attached as Annex C to the accompanying proxy statement. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of dissenter’s rights under New Mexico law. For more information regarding the right of holders of PNMR common stock to dissent from the merger and exercise the right to obtain payments for shares of PNMR common stock, see “Questions and Answers” on page 14 and the section entitled, “The Merger —Dissenter’s Rights” beginning at page 62 of the accompanying proxy statement.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF PNMR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE PNMR SPECIAL MEETING WEBSITE, PLEASE VOTE YOUR SHARES BEFORE THE MEETING OVER THE INTERNET OR VIA THE TOLL-FREE TELEPHONE NUMBER OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PRE-ADDRESSED, POSTAGE-PREPAID ENVELOPE ACCOMPANYING THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING ONLINE AND VOTE DURING THE SPECIAL MEETING VIA THE INTERNET, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
By Order of the Board of Directors,
Patricia K. Collawn
Chairman, President and Chief Executive Officer

SUMMARY
This summary highlights information contained elsewhere in this proxy statement. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, the documents incorporated by reference into this proxy statement and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the related matters being considered at the special meeting. See also the section entitled “Where You Can Find Additional Information” on page 107. We have included page references to direct you to a more complete description of the topics presented in this summary.
Information About The Companies (Page 26)
PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
PNMR is a holding company with two regulated utilities serving approximately 796,000 residential, commercial, and industrial customers and end-users of electricity in New Mexico and Texas. PNMR’s electric utilities are Public Service Company of New Mexico, or PNM, and Texas-New Mexico Power Company, or TNMP. PNMR strives to create a clean and bright energy future for customers, communities, and shareholders. PNMR’s strategy and decision-making are focused on safely providing reliable, affordable, and environmentally responsible power built on a foundation of Environmental, Social and Governance, or ESG, principles.
PNMR common stock is listed on the NYSE under the symbol “PNMR.”
Avangrid, Inc.
180 Marsh Hill Road
Orange, Connecticut 06477
Avangrid, Inc., or Avangrid, is an energy services holding company engaged in the regulated energy transmission and distribution business through its principal subsidiary, Avangrid Networks, Inc., and in the renewable energy generation business through its principal subsidiary, Avangrid Renewables Holdings, Inc. Avangrid Renewables Holdings, Inc. in turn holds subsidiaries including Avangrid Renewables, LLC. Iberdrola, S.A., a corporation organized under the laws of the Kingdom of Spain, owns 81.5% of the outstanding common stock of Avangrid.
Avangrid common stock is listed on the NYSE under the symbol “AGR.”
Merger Sub
180 Marsh Hill Road
Orange, Connecticut 06477
NM Green Holdings, Inc., or merger sub, is a New Mexico corporation and a direct, wholly-owned subsidiary of Avangrid that was formed solely in contemplation of the merger. Merger sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related transactions. Upon the completion of the merger, merger sub will cease to exist and PNMR will continue as the surviving corporation.
The Merger and the Merger Agreement (Page 77)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.
Pursuant to the merger agreement, merger sub will merge with and into PNMR. Upon completion of the merger, PNMR will continue as the surviving corporation and a wholly-owned subsidiary of Avangrid. Avangrid is a publicly traded company with its common stock listed on the NYSE and registered under the Exchange Act. Following the merger, PNMR common stock will be delisted from the NYSE and deregistered under the Exchange Act. The PNMR board recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters described in this proxy statement.

Merger Consideration (Page 78)
As of the effective time, each issued share of PNMR common stock that is owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR, will be cancelled and cease to exist, and no consideration will be delivered in exchange for those shares. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each issued and outstanding share of PNMR common stock (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) dissenting shares) will be converted into the right to receive $50.30 in cash, without interest, referred to as the merger consideration. While it is not part of the merger consideration, if the closing date of the merger occurs (i) after the record date for a regular quarterly cash dividend payable to holders of PNMR common stock and (ii) prior to the payment date of such dividend, then PNMR will cause such dividend to be paid on the payment date for such dividend.
Treatment of PNMR Restricted Stock Rights, Performance Shares, Direct Plan, and Directors Deferred Plan (Page 81)
At the effective time of the merger, each outstanding award of PNMR restricted stock rights granted to a member of the PNMR board under the PNMR Stock Plan or otherwise will cease to relate to or represent any right to receive PNMR common stock and will be converted into a right to receive an amount of cash per share equal to the merger consideration.
At the effective time of the merger, all other outstanding PNMR restricted stock rights (other than any restricted stock rights granted to a member of the PNMR board) will cease to relate to or represent any right to receive PNMR common stock and will be converted into an equivalent award of cash-settled restricted stock rights relating to Avangrid common stock on the same terms and conditions as were applicable to the corresponding PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each such right will be determined pursuant to an equity conversion factor.
The performance determination with respect to any performance shares under the PNMR Stock Plan will be based on the higher of the target level of performance and the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the effective time of the merger. As of the effective time of the merger, the number of performance shares so determined will cease to relate to or represent a right to receive PNMR common stock and will be converted into a right to receive a cash-settled time-vesting Avangrid restricted stock right, which will, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding PNMR performance shares would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding PNMR performance shares, as applicable, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each Avangrid restricted stock right will equal the product of the number of PNMR performance shares subject to the corresponding PNMR restricted stock right multiplied by an equity conversion factor.
The right to purchase shares of PNMR common stock under the Third Amended and Restated PNM Resources, Inc. Direct Plan, which we refer to as the Direct Plan, a dividend reinvestment and stock purchase plan, terminated on November 17, 2020.
Dividends (Page 104)
Dividends on PNMR’s common stock are declared by the PNMR board, typically quarterly. During the twelve months ended December 31, 2020, PNMR has paid quarterly dividends of $0.3075 per share, or a total of approximately $98 million in cash. On December 4, 2020, the PNMR board declared a dividend on common stock of $0.3275 per share payable in February 2021.
Under the terms of the merger agreement, PNMR has agreed not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed distribution in respect of any equity securities (except (i) PNMR may continue the declaration and payment of planned regular quarterly cash dividends on PNMR common stock for each quarterly period ended after the date of the merger agreement, in an amount not to exceed $0.3275 for any fiscal quarters in 2021 and 2022, with usual record and payment dates in accordance with past dividend practice, and (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of PNMR to PNMR or another wholly-owned subsidiary of PNMR).
If the closing date of the merger occurs (i) after the record date for a regular quarterly cash dividend payable to holders of PNMR common stock and (ii) prior to the payment date of such dividend, then PNMR will cause such dividend to be paid on the payment date for such dividend.
No Solicitation by PNMR (Page 90)
Subject to certain exceptions described below, PNMR has agreed not to, and to cause each of its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any acquisition proposal;

•
participate or engage in any negotiations or discussions concerning, or furnish or provide access to its properties, books and records or any confidential information or data to, any person relating to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or
•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any acquisition proposal.
In addition, PNMR has agreed to, and to cause its subsidiaries and their respective directors, officers and employees to, and to use its reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than Avangrid and its affiliates) in connection with an acquisition proposal that exists as of the date of the merger agreement.
However, before PNMR obtains the approval of its shareholders for the merger, subject to all other terms of the merger agreement, PNMR is not prohibited from:
•
granting a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to PNMR or the PNMR board or to allow for the engagement in discussions regarding an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal so long as neither PNMR nor any of its subsidiaries nor any of their respective representatives has violated the merger agreement and certain other requirements are met;

•
providing access to PNMR’s properties, books and records and providing information or data in response to a request therefor by a person or group who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of PNMR’s non-solicitation obligations under the merger agreement, so long as certain requirements are met; or

•
participating and engaging in any negotiations or discussions with any person or group and their respective representatives who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of PNMR’s non-solicitation obligations under the merger agreement and certain requirements are met.

PNMR Board Recommendation (Page 93)
Except as provided in the succeeding paragraphs below, neither the PNMR board nor any committee thereof may:
•
withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, its recommendation that the PNMR shareholders vote in favor of approving the merger and the merger agreement in a manner adverse to Avangrid;

•	make any public statement inconsistent with such recommendation;
•	approve, adopt or recommend any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;
•
fail to reaffirm or re-publish such recommendation within ten business days of being requested by Avangrid to do so, provided that Avangrid will not be entitled to request such a reaffirmation or re-publishing more than one time with respect to any single acquisition proposal other than in connection with an amendment to any financial terms of such acquisition proposal or any other material amendment to such acquisition proposal;

•	fail to include such recommendation in this proxy statement;
•
fail to announce publicly, within five business days after a tender offer or exchange offer relating to any PNMR securities has been commenced that would constitute an acquisition proposal, that the PNMR board recommends rejection of such tender or exchange offer;

•	resolve, publicly propose or agree to do any of the foregoing;
•
authorize, cause or permit PNMR or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than an acceptable confidentiality agreement) or recommend any tender offer providing for, with respect to, or in connection with any acquisition proposal or requiring PNMR to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•
take any action pursuant to which any person (other than Avangrid, merger sub or their respective affiliates) or acquisition proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an acquisition proposal.

However, at any time prior to obtaining the approval of the PNMR shareholders to the merger, the PNMR board may (subject to certain restrictions and obligations provided for in the merger agreement):
•	change its recommendation in response to the occurrence of a specified intervening event (as defined in the merger agreement); or
•
if the PNMR board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an acquisition proposal from a third party that did not otherwise result from a breach of PNMR’s non-solicitation obligations under the merger agreement, that such acquisition proposal constitutes a superior proposal, and such acquisition proposal is not withdrawn, PNMR or the PNMR board may (A) change its recommendation and/or (B) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, in each case, if (1) after consultation with its financial advisor and outside legal counsel, the PNMR board determines that the failure to change its recommendation or to terminate the merger agreement would be reasonably expected to result in a breach of its fiduciary duties under applicable laws and (2) the merger agreement is terminated, PNMR pays Avangrid the required PNMR termination fee.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (Page 98)
Conditions to the Obligations of Avangrid, Merger Sub and PNMR
The respective obligations of Avangrid, merger sub and PNMR to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:
•
approval of the merger agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of PNMR common stock entitled to vote at the special meeting to consider and vote upon a proposal to approve the merger agreement, which we refer to as the special meeting;

•	absence of any law (whether temporary, preliminary or permanent) which prohibits, restrains or enjoins the consummation of the merger;
•
all required consents and filings by or with any governmental authorities having been obtained, made or given and being in full force and effect and not subject to appeal, and all applicable waiting periods imposed by any government entity (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act) having been terminated or expired; and

•	the CFIUS approval (as defined in the merger agreement) having been obtained.
Conditions to Obligations of Avangrid and Merger Sub
The obligations of Avangrid and merger sub to consummate the merger are also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of PNMR with respect to the organization and qualification of PNMR and with respect to the authority, absence of conflicts with organizational documents, and ownership of subsidiaries of PNMR and its subsidiaries being true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of PNMR with respect to PNMR and its subsidiaries related to capitalization being true and correct in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•	the representation and warranty of PNMR with respect to the absence of any material adverse effect being true and correct in all respects as of the date of the merger agreement;
•
all other representations and warranties of PNMR being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PNMR;

•
PNMR’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by it under the merger agreement;

•	receipt by Avangrid of a certificate of an executive officer of PNMR certifying that the five preceding conditions have been satisfied;
•
there not having occurred since the date of the merger agreement any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PNMR;

•
the absence of any final order of the New Mexico Public Regulation Commission, or NMPRC, the Public Utility Commission of Texas, or PUCT, or the Committee on Foreign Investment in the United States, or CFIUS, imposing terms or conditions that, individually or in the aggregate (when taken together with the other final orders of the NMPRC, the PUCT or CFIUS), could reasonably be expected to have a burdensome effect;

•	not more than 15% of the issued and outstanding shares of PNMR common stock as of immediately prior to the effective time of the merger will constitute dissenting shares; and
•
each of the definitive agreements related to the divestiture of the Four Corners Power Plant, or Four Corners, having been duly executed and delivered by each of the parties thereto and remaining in full force and effect as of the effective time of the merger, and PNM having made all applicable regulatory filings to obtain required approvals from applicable governmental entities, including for abandonment authority and securitization from the NMPRC.

On November 2, 2020, PNMR announced the signing of an agreement to exit Four Corners by 2024.
Conditions to Obligations of PNMR
The obligation of PNMR to consummate the merger is also subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Avangrid and merger sub being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Avangrid;
•
Avangrid’s and merger sub’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by them under the merger agreement; and

•	receipt by PNMR of a certificate of an executive officer of Avangrid certifying that the preceding conditions have been satisfied.
Termination of the Merger Agreement (Page 100)
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by mutual written consent of Avangrid and PNMR. In addition, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger in the following manner:
•	By either Avangrid or PNMR:
○
if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or has become final and nonappealable and the party seeking to terminate the merger agreement has complied with its obligations under the merger agreement related to obtaining or making the required consents and filings (provided a party cannot exercise this termination right if the order, decree or ruling issued, or other action taken, was primarily due to the material breach of the merger agreement by such party);

○
if the merger has not been completed on or before 5:00 p.m. New York City time on January 20, 2022 (the “End date”) and the failure of the effective time to occur on or before the End date was not primarily caused by the breach of the obligations under the merger agreement of the party seeking to terminate the merger agreement (the End date is subject to a three-month extension if the only closing conditions outstanding are the conditions relating to required regulatory approvals, including CFIUS); or

○	PNMR shareholder approval of the merger agreement is not obtained at the special meeting;
•	Unilaterally by Avangrid:
○
if PNMR has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to Avangrid’s and merger sub’s obligation to consummate the merger to not be satisfied, and (ii) cannot be cured by PNMR through the exercise of its reasonable best efforts or has not been cured by the earlier of 30 days after written notice thereof has been given by Avangrid to PNMR or three business days prior to the End date, but Avangrid will not have such a termination right if it or merger sub is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied; or

○	if the PNMR board changes its recommendation to PNMR shareholders to approve the merger agreement.
•	Unilaterally by PNMR:
○
if Avangrid or merger sub has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied and (ii) cannot be cured by Avangrid or merger sub through the exercise of its reasonable best efforts or has not been cured by the earlier of 30 days after written notice thereof has been given by PNMR to Avangrid or three business days prior to the End date, but PNMR will not have such a termination right if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to Avangrid’s or merger sub’s obligation to consummate the merger to not be satisfied;
○
in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before PNMR shareholders approve the merger agreement and so long as PNMR complies with its obligations with respect to a superior proposal, if prior to or concurrently with such termination, PNMR pays the PNMR termination fee to Avangrid (as described below); or

○
if (i) all conditions to the obligation of the parties to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the effective time, each of which is capable of being satisfied at the effective time), (ii) PNMR has given written notice to Avangrid and merger sub that it is prepared, willing and able to consummate the merger and (iii) Avangrid and merger sub fail to consummate the transactions contemplated by the merger agreement on the date specified for such consummation in the merger agreement and fail to consummate such transactions by the close of business on the fifth business day following receipt of such notice from PNMR.

Effect of Termination (Page 101)
If the merger agreement is terminated as described above, there will be no liability on the part of any party thereto, except certain provisions of the merger agreement will survive such termination, including those relating to confidentiality, publicity, fees and expenses, and except in the case of willful breach of a covenant or agreement.
Termination Fee (Page 101)
PNMR has agreed to pay a termination fee of $130 million, which we refer to as the PNMR termination fee, to Avangrid if:
•
the merger agreement is terminated by PNMR as permitted by the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before PNMR shareholders approve the merger agreement;

•
the merger agreement is terminated by Avangrid because the PNMR board (i) changes its recommendation to the PNMR shareholders for approval of the merger agreement, (ii) withholds, withdraws, qualifies or modifies (or resolves to do so) such recommendation in a manner adverse to Avangrid, (iii) makes any public statement inconsistent with such recommendation, (iv) approves, adopts or recommends any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal, (v) fails to reaffirm or re-publish such recommendation within ten business days of being requested by Avangrid to do so, (vi) fails to include such recommendation in this proxy statement, (vii) fails to announce publicly, within five business days after a tender offer or exchange offer relating to any securities of PNMR has been commenced that would constitute an acquisition proposal, that the PNMR board recommends rejection of such tender or exchange offer or (viii) resolves, publicly proposes or agrees to do any of the foregoing;

•
the merger agreement is terminated (i) by either Avangrid or PNMR (A) prior to the convening of the special meeting of the PNMR shareholders to approve the merger agreement and due to the occurrence of the End date where the primary cause of the failure of closing to occur on or before the End date was not the breach of the obligations under the merger agreement of the party seeking to terminate the merger agreement or (B) because of a failure to obtain PNMR shareholder approval of the merger agreement at the special meeting, or (ii) by Avangrid as a result of PNMR having breached its representations or warranties or failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (I) would cause the conditions to Avangrid’s and merger sub’s obligation to consummate the merger related to the accuracy of the Company’s representations and warranties and the performance of its covenants and agreements, in each case, as of the effective time, to not be satisfied, and (II) cannot be cured by PNMR through the exercise of its reasonable best efforts or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by

Avangrid to PNMR and (y) three business days prior to the End date, and in either such case of (x) and (y) above, only so long as PNMR continues to use its reasonable best efforts to cure such breach; provided that Avangrid shall not have the right to terminate the merger agreement under (ii) above if it or merger sub is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to PNMR’s obligation to consummate the merger related to the accuracy of Avangrid and merger sub’s representations and warranties and the performance of their covenants and agreements, in each case, as of the effective time, to not be satisfied; and in either such case of (i) or (ii) above:
○
at any time after the date of the merger agreement and prior to such termination an acquisition proposal has been made to PNMR, or to the PNMR board or shareholders, or an acquisition proposal has otherwise become publicly known, and within 12 months after such termination, PNMR has entered into a definitive agreement with respect to an acquisition proposal or has consummated an acquisition proposal.

Avangrid has agreed to pay a termination fee of $184 million, which we refer to as the Avangrid termination fee, to PNMR if:
•
the merger agreement is terminated by PNMR when (i) all conditions to the obligation of the parties to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the effective time, each of which is capable of being satisfied at the effective time), (ii) PNMR has given written notice to Avangrid and merger sub that PNMR is prepared, willing and able to consummate the merger and (iii) Avangrid and merger sub fail to consummate the transactions contemplated by the merger agreement on the date specified for such consummation in the merger agreement and fail to consummate such transactions by the close of business on the fifth business day following receipt of such notice from PNMR;

•
(i) the merger agreement is terminated by (A) Avangrid or PNMR (x) because a court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other final action, in each case, arising in connection with obtaining the required regulatory approvals, and which restrains, enjoins or otherwise prohibits the merger and such order, decree, ruling or other action is or has become final and nonappealable and the party seeking to terminate the merger agreement has complied with its obligations under the merger agreement related to obtaining or making the required consents and filings, and the order, decree or ruling issued, or other action taken, was not primarily due to the material breach of the merger agreement by such party, or (y) due to the occurrence of the End date where the primary cause of the failure of closing to occur on or before the End date was not the breach of the obligations under the merger agreement of the party seeking to terminate the merger; or (B) by PNMR due to Avangrid or merger sub breaching or failing to perform its covenants or agreements contained in the merger agreement with respect to obtaining or making required consents and filings, which breach or failure causes certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied, and which cannot be cured by Avangrid or merger sub through the exercise of its reasonable best efforts or has not been cured in accordance with the terms of the merger agreement; and, (ii) in each case above:

○
at the time of such termination, (i) any of the required regulatory approvals have not been obtained, made or given or applicable waiting periods imposed by any government entity have not terminated or expired or (ii) any law (whether temporary, preliminary or permanent) solely in connection with the required regulatory approvals is in effect which prohibits, restrains or enjoins the consummation of the merger;

○
Avangrid is in breach of its obligations under the merger agreement with respect to obtaining or making required consents or filings from or with any regulatory authorities, and PNMR has notified Avangrid promptly (and in any event no later than five business days) after becoming aware of any such breach;

○	each of the conditions to Avangrid’s and merger sub’s obligations (other than with respect to obtaining or making required consents or filings from or with any regulatory authorities) to consummate the merger have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but which condition would be satisfied or would be capable of being satisfied if the closing of the merger were then to occur);
○
either (i) a required regulatory approval or the CFIUS approval (as defined in the merger agreement) has not been obtained or (ii) a final order granting the required regulatory approvals or the CFIUS approval imposes a burdensome effect; and

○	Avangrid’s breach of its covenants relating to obtaining the required regulatory approvals has materially contributed to the failure of to obtain such approvals.
Expenses (Page 103)
If the merger agreement is terminated by PNMR or Avangrid in accordance with the terms of the merger agreement as a result of the breach by the other party of the other party’s representations, warranties, covenants and agreements, then the breaching party will promptly, but in no event later than two business days after the date of such termination and a written demand by the other party, pay to the party making such demand all reasonable actual out-of-pocket fees and expenses incurred by the party making such demand and its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement (including with respect to obtaining financing), in an amount not to exceed $10 million (which amount will be credited toward, and offset against, the payment of any applicable termination fee).
In all other cases, each of PNMR and Avangrid will bear its own expenses in connection with the merger agreement and the transactions contemplated by it. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by PNMR and Avangrid. PNMR and Avangrid have also agreed to share equally the expenses incurred in connection with the submission of the voluntary notice to CFIUS.
Recommendation of the PNMR Board (Page 51)
After careful consideration of various factors described in the section entitled “The Merger—PNMR’s Reasons for the Merger” beginning on page 49 of this proxy statement, at a meeting held on October 20, 2020, the PNMR board unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders.
The PNMR Special Meeting (Page 27)
Time, Place and Means of Remote Communication
The special meeting will be held on February 12, 2021, at 9:00 a.m. Mountain time, solely through a remote communication in a virtual meeting format. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 2020-081 issued by the Governor of the State of New Mexico and to support the health and well-being of our shareholders, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.
Purpose of the Special Meeting
At the special meeting, PNMR shareholders will be asked to (i) consider and vote upon a proposal to approve the merger agreement, (ii) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and (iii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum
You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of PNMR common stock as of the close of business on December 31, 2020, the record date. On the record date, there were 85,834,874 shares of PNMR common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of PNMR common stock that you owned on the record date.
A quorum of shareholders is necessary to conduct business at the special meeting. The presence at the special meeting, in person via the Internet or represented by proxy (as defined below) to vote on your behalf, of owners of a majority of the shares of PNMR common stock entitled to vote outstanding as of the close of business on the record date constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for quorum purposes. Because all of the proposals for consideration at the special meeting are considered “non-routine” matters under the NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless a shareholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. Once a share of PNMR common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will be determined.
Vote Required
The approval of the merger agreement requires the affirmative vote of the owners of a majority of the shares of PNMR common stock outstanding as of the close of business on the record date. Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote via the Internet during the special meeting or if you abstain, each will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
The proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger requires the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only. For purposes of this proposal, if your shares of PNMR common stock are present at the special meeting but are not voted on this proposal, it will have the same effect of a vote against the proposal. In addition, for purposes of this proposal, abstentions will have the same effect of a vote against the proposal. If you fail to submit a proxy or to vote via the Internet during the special meeting, as applicable, the shares of PNMR common stock held by you or your bank, broker or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.
If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the approval of a majority of the shares present, in person or by proxy, and entitled to vote on the matter. Whether or not a quorum is present, if your shares of PNMR common stock are present at the special meeting but are not voted on this proposal, or if you abstain on this proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting via the PNMR special meeting website or if your shares of PNMR common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of PNMR common stock, as applicable, your shares of PNMR common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.
As of the close of business on the record date, the directors and executive officers of PNMR beneficially owned and were entitled to vote, in the aggregate, 1,107,766 shares of PNMR common stock, representing approximately 1.29% of the outstanding shares of PNMR common stock as of the close of business on the record date. The directors and executive officers of PNMR have informed PNMR that they currently intend to vote all such shares of PNMR common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, although proxy holders are not obligated to vote in favor of adjournment.
Proxies and Revocations
Any shareholder of record entitled to vote at the special meeting may submit a proxy over the Internet or via the toll-free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card, or may vote during the special meeting via the Internet by appearing at the special meeting online. If your shares of PNMR common stock are held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of PNMR common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote via the Internet during the special meeting, or do not provide your bank, broker or other nominee with instructions as to how to vote your shares, as applicable, your shares of PNMR common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and your shares of PNMR common stock will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you or by attending the special meeting online and voting via the Internet during the special meeting.
Opinion of PNMR’s Financial Advisor (Page 53)
Evercore Group L.L.C.
Pursuant to an engagement letter dated as of March 9, 2020, PNMR engaged Evercore Group L.L.C., or Evercore, to act as its financial advisor in connection with a possible sale of PNMR. As part of this engagement, PNMR requested that Evercore evaluate the fairness of the merger consideration, from a financial point of view, to the holders of the shares of PNMR common stock.
At a meeting of the PNMR board held on October 20, 2020, Evercore rendered to the PNMR board its oral opinion, subsequently confirmed in writing, that, as of October 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of PNMR common stock entitled to receive such merger consideration.
The full text of the written opinion of Evercore, dated as of October 20, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the PNMR board in connection with their evaluation of the proposed transaction. The opinion does not constitute a recommendation to the PNMR board or to any other persons in respect of the proposed transaction, including as to how any holder of shares of PNMR common stock should vote or act in respect of the proposed transaction. Evercore’s opinion does not address the relative merits of the proposed transaction as compared to other business or financial strategies that might be available to PNMR, nor does it address the underlying business decision of PNMR to engage in the proposed transaction.
For further information, see the section of this proxy statement entitled “The Merger—Opinion of PNMR’s Financial Advisor” beginning on page 53 and the full text of the written opinion of Evercore attached as Annex B to this proxy statement.

Interests of PNMR’s Directors and Executive Officers in the Merger (Page 66)
Certain of the directors and executive officers of PNMR may have interests in the merger that are different from or in addition to those of PNMR shareholders generally. These interests include the treatment in the merger of PNMR equity compensation awards, severance plans and other rights that may be held by PNMR’s directors and executive officers; the expectation that some of the directors and executive officers of PNMR will serve as directors and executive officers of Avangrid or its subsidiaries following completion of the merger; and the indemnification of current and former PNMR directors and officers by Avangrid. The PNMR board was aware of and considered these interests when it unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders. For a full description of the stock ownership of PNMR directors and executive officers and the financial interests of PNMR officers and directors in the merger, see the sections entitled “Interests of PNMR’s Directors and Executive Officers in the Merger” beginning on page 66 of this proxy statement.
Dissenter’s Rights of PNMR Shareholders (Page 62)
Holders of PNMR common stock may elect to dissent from the merger and obtain payment for their shares of PNMR common stock by following the procedures set forth in Section 53-15-3 (Right of Shareholders to Dissent and Obtain Payment for Shares) and Section 53-15-4 (Rights of Dissenting Shareholders) of Chapter 53 of the New Mexico Business Corporation Act, or the NMBCA. Failure to follow any of the statutory procedures set forth in Section 53-15-3 and Section 53-15-4 of the NMBCA may result in the loss or waiver of dissenter’s rights under New Mexico law. A person having a beneficial interest in shares of PNMR’s common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect dissenter’s rights. In view of the complexity of Section 53-15-3 and Section 53-15-4 of the NMBCA, PNMR shareholders who may wish to pursue dissenter’s rights should consult their own legal and financial advisors. For more information regarding the right of holders of PNMR common stock to dissent from the merger and exercise the right to obtain payments for shares of PNMR common stock, see the section entitled, “The Merger —Dissenter’s Rights” beginning at page 62 of this proxy statement. We have also attached a copy of Section 53-15-3 and Section 53-15-4 of the NMBCA as Annex C to this proxy statement.
Delisting and Deregistration of PNMR Common Stock (Page 65)
If the merger is completed, PNMR common stock will be delisted from the NYSE and deregistered under the Exchange Act and PNMR will no longer file periodic reports with the SEC on account of its common stock.
Regulatory Approvals Required for the Merger (Page 60)
To complete the merger, Avangrid and PNMR must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The material regulatory approvals, consents and filings include the following:
•	the expiration of the waiting period under the HSR Act and the rules and regulations thereunder;
•
notices to and filings under, and compliance with all requirements of CFIUS, pursuant to Section 721 of the Defense Production Act of 1950 as amended (section 721), and as implemented by Executive Order 11858, as amended, and the regulations at chapter VIII of title 31 of the Code of Federal Regulations;

•	approval by the NMPRC pursuant to New Mexico Public Utility Act and NMPRC Rule 450;
•	approval by the PUCT pursuant to the Public Utility Regulatory Act;
•	approval from the Federal Energy Regulatory Commission, or FERC, pursuant to Section 203 of the Federal Power Act, or FPA;
•
approval from the Federal Communications Commission, or FCC, under the Communications Act of 1934 for the transfer of control over wireless and microwave licenses held by certain PNMR subsidiaries; and

•	approval from the United States Nuclear Regulatory Commission, or NRC.
Avangrid and PNMR have made or intend to make various filings and submissions for the above-mentioned authorizations and approvals and, under the terms of the merger agreement, each company must use its reasonable best efforts to obtain these authorizations and approvals, subject to certain conditions.
The merger agreement also requires approval of the merger agreement and related transactions by PNMR’s shareholders (as of the close of business on the record date set by PNMR).
Pursuant to the HSR Act requirements, Avangrid and PNMR filed the required Notification and Report Forms with the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, on December 21, 2020 and will file transfer of control applications with the FCC. The HSR waiting period is scheduled to expire at 11:59 p.m. on January 20, 2021, unless the waiting period is terminated earlier, or extended by a request for additional information before that time. Avangrid and PNMR submitted a voluntary notice to CFIUS on December 11, 2020 in connection with the proposed merger and filed their joint application with FERC on November 23, 2020 and filed applications with NMPRC and with PUCT on November 23, 2020. An application for approval of the NRC was filed on December 2, 2020.
Material U.S. Federal Income Tax Consequences (Page 72)
The exchange of shares of PNMR common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of PNMR common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of PNMR common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement) with respect to shares of PNMR common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws or any applicable income tax treaties.

QUESTIONS AND ANSWERS
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of PNMR common stock. Please see the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement, which you should read carefully and in their entirety.
You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Q1:	Why am I receiving this proxy statement and proxy card?
A1:
PNMR has agreed to combine with Avangrid under the terms of the merger agreement, as further described in this proxy statement. If the merger agreement is approved by PNMR shareholders and the other conditions to closing under the merger agreement are satisfied or waived, merger sub will merge with and into PNMR and PNMR will continue as a wholly-owned subsidiary of Avangrid upon completion of the merger.

We are holding the special meeting to ask our shareholders to consider and vote upon a proposal to approve the merger agreement. PNMR shareholders are also being asked to (i) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and (ii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You are receiving these materials because you owned shares of PNMR common stock as of December 31, 2020, and are therefore eligible to vote at the special meeting.
This proxy statement contains important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement, the special meeting and the proposals to be voted on at the special meeting. You should read this information carefully and in its entirety.
Q2:	When and where is the special meeting?
A2:	The special meeting will be held on February 12, 2021, at 9:00 a.m. Mountain time, solely through a remote communication in a virtual meeting format.
For additional information about the special meeting, see the section entitled “The PNMR Special Meeting” beginning on page 27 of this proxy statement.
Q3:	Will the special meeting be held virtually due to concerns about the COVID-19 pandemic?
A3:
Yes. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 2020-081 issued by the Governor of the State of New Mexico and to support the health and well-being of our shareholders, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021, and enter the 16-digit control number found on your proxy card or your voting instruction form. Attendance at the virtual special meeting is limited to shareholders of record or their legal proxy holder and beneficial owners as of December 31, 2020, and invited guests of PNMR. We encourage you to access the special meeting prior to its start time.

Q4:	Who may vote at the special meeting?
A4:	You may vote all of the shares of PNMR common stock that you own at the close of business on the record date of December 31, 2020. Each PNMR shareholder is entitled to one vote for each share of

PNMR common stock held of record as of the close of business on the record date. On the record date, PNMR had 85,834,874 shares of common stock outstanding that are entitled to be voted at the special meeting. You may cast one vote for each share of PNMR common stock held by you on all matters presented at the special meeting.
You will have the opportunity to vote your shares during the special meeting by following the instructions available on the meeting website during the meeting. You may participate electronically in the special meeting if your shares are registered in your name. If you are a beneficial owner and your shares are held in “street name”, and you wish to participate electronically in the special meeting and vote via the Internet, you must follow the instructions provided by your bank, broker or other nominee.
Q5:	What am I being asked to vote on at the special meeting and how does the PNMR board recommend that I vote?
A5:	The following three proposals will be considered and voted on at the special meeting:
	Description of Proposal	Proposal discussed on following pages:	Board Recommendation
PROPOSAL 1	Approval of the merger agreement	77	FOR

			See the section entitled “The Merger—PNMR’s Reasons for the Merger” beginning on page 49 of this proxy statement.

PROPOSAL 2	Approval, by non-binding, advisory vote, of certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger	32	FOR

PROPOSAL 3	Approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement	33	FOR
Q6:	Does my vote matter?
A6:
Yes. Your vote is important. You are encouraged to submit your proxy as promptly as possible. The merger cannot be completed unless the merger agreement is approved by the PNMR shareholders. If you fail to submit a proxy or vote via the Internet at the special meeting, or abstain, or you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Our board of directors, or the PNMR board, unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement and the related matters.

Q7:	How do I vote my shares?
A7:	For your convenience, we have established three easy methods for voting shares held in your name:
By Internet:
Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.) Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder.

By Telephone:
For automated telephone voting, call 1-800-690-6903 (toll free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

By Mail:	Simply return your executed proxy card in the enclosed postage-paid envelope.
If you send the proxy by mail, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery.
Your shares will be voted in the manner you indicate. The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Standard Time on February 11, 2021. Please note that the voting deadline is earlier for voting shares held in PNMR’s RSP, as described below under Question 14.
If you are a shareholder of record as of the close of business on the record date, or have received instructions on how to vote from your bank, broker, or nominee, you may also vote via the Internet during the special meeting by following the instructions available on the meeting website during the meeting. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.
Q8:	What is a proxy?
A8:
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting by telephone or the Internet, or by completing and mailing a printed proxy card, you are giving the proxy committee appointed by the PNMR board (consisting of Patricia K. Collawn and Norman P. Becker) the authority to vote your shares in the manner you indicate. If you are a shareholder of record and sign and return your proxy card without indicating how you want your shares to be voted, or if you vote by telephone or Internet in accordance with the PNMR board’s voting recommendations, the proxy committee will vote your shares as follows:

•	FOR approval of the merger agreement;
•	FOR approval of certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger; and
•
FOR approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of PNMR common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of PNMR common stock in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Banks, brokers and other nominees will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.
Q9:	Can I change my vote or revoke my proxy?
A9:
Yes. Any subsequent vote by any means will change your prior vote. The last vote actually received before the special meeting will be the one counted. You may also revoke your proxy by voting via the Internet at the special meeting.

Q10:	What constitutes a quorum and why is a quorum required?
A10:
A quorum of shareholders is necessary to conduct business at the special meeting. If at least a majority of all of the PNMR common stock outstanding on the record date is represented at the special meeting, in person via the Internet or by proxy (by voting by telephone or on the Internet or by properly submitting a proxy card or voting instruction form by mail), a quorum will exist. Abstentions and withheld votes will be counted as present for quorum purposes.

Q11:	What is the vote required to approve each proposal at the special meeting?
A11:	Except for the adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the special meeting.
Proposal	Affirmative Vote Requirement	Effect of Abstentions
PROPOSAL 1 - Approve the merger agreement	Majority of shares of PNMR common stock outstanding as of December 31, 2020, the record date for the special meeting.
Because the affirmative vote required to approve the merger agreement is based upon the total number of outstanding shares of PNMR common stock, if you fail to submit a proxy or vote via the Internet during the special meeting, or abstain, or if your shares of PNMR common stock are held through a bank, broker or other nominee and you do not provide your bank, broker or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal	Affirmative Vote Requirement	Effect of Abstentions
PROPOSAL 2 - Approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger
The approval of the merger-related executive compensation requires the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only.

Any shares not present at the special meeting, including due to the failure of any shareholder holding their shares in “street name” to provide any voting instructions to their bank, broker or other nominee with respect to the special meeting, will have no effect on the outcome of the merger-related compensation proposal. However, an abstention will have the same effect as a vote “AGAINST” the merger-related compensation proposal.

If any shareholder who holds their shares in “street name” through a bank, broker or other nominee gives voting instructions to such bank, broker or other nominee with respect to one or more proposals at the special meeting but not with respect to the merger-related compensation proposal such shares will have the same effect as a vote “AGAINST” the merger-related compensation proposal.

PROPOSAL 3 - Approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement

If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the owners of a majority of shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon.

Whether or not a quorum is present, if your shares of PNMR common stock are present at the special meeting but are not voted on the proposal, or if you abstain on the proposal, each will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or attend the special meeting via the PNMR special meeting website or if your shares of PNMR common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of PNMR common stock, as applicable, your shares of PNMR common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.

See the section entitled, “The PNMR Special Meeting—Record Date and Quorum” beginning on page 27 of this proxy statement.
Q12:	What is the difference between a “shareholder of record” and a “street name” holder?
A12:
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “shareholder of record” with respect to those shares and the proxy materials were sent directly to you by PNMR.

If your shares are held in the name of a bank, broker or other nominee as a custodian, you are a “street name” holder and the proxy materials would have been forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Q13:	Why did I receive more than one set of proxy materials?
A13:
You will receive multiple sets of proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. Each set of proxy materials that you receive will contain a specific “control number” with the relevant information to vote the specific shares at issue. Note that the proxy materials for shares registered in your name will include any shares you may hold in the Direct Plan. If your shares are held by a broker (i.e., in “street name”), you will receive proxy materials on how to obtain your proxy materials and vote from your broker. You should vote according to the instructions on each set of proxy materials you receive and vote on, sign and return each proxy card you receive.

Q14:	How do I vote my RSP shares?
A14:
If you participate in the RSP, PNMR’s 401(k) plan for its employees, and shares have been allocated to your account under the PNMR Stock Fund investment option, you will receive the following materials by mail:

•	the proxy materials; and
•	a separate vote authorization form and voting instructions for these RSP shares from the PNMR Corporate Investment Committee.
Please use the RSP vote authorization form to vote your RSP shares by telephone, Internet or mail. To allow sufficient time for the record holder of the RSP shares, The Vanguard Fiduciary Trust Company, to vote these shares, your voting instructions must be received by 9:00 a.m. Eastern Standard Time on Thursday, February 11, 2021.
Q15:	If my shares of PNMR common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A15:
Your bank, broker or other nominee will only be permitted to vote your shares of PNMR common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of PNMR common stock. Under the NYSE rules, banks, brokers or other nominees who hold shares of PNMR common stock in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of PNMR common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, of the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Banks, brokers and other nominees will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.
Q16:	What is the proposed merger and what effect will it have on PNMR?
A16:
The proposed merger is the merger of merger sub, a direct, wholly-owned subsidiary of Avangrid, with and into PNMR, with PNMR continuing as the surviving company and a direct, wholly-owned subsidiary of Avangrid. As a result of the merger, PNMR will no longer be a publicly held company and you will no longer have any interest in PNMR, including its future earnings. Following the merger, PNMR common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Q17:	Did the PNMR board adopt the merger agreement?
A17:
Yes. At a meeting on October 20, 2020, the PNMR board unanimously adopted the merger agreement and approved and determined that it is in the best interests of PNMR and its shareholders for PNMR to execute and deliver the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Q18:	What will I receive if the merger is completed?
A18:
If the merger is completed, each share of PNMR common stock issued and outstanding immediately prior to the completion of the merger (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) shares held by shareholders who have not voted in favor of the Merger and who are entitled to and have properly demanded dissenter’s rights under New Mexico law) will be converted into the right to receive $50.30 in cash, without interest and less any applicable withholding taxes, or the merger consideration.

Q19:	How does the merger consideration compare to the market price per share of PNMR common stock prior to the announcement of the merger?
A19:
The merger consideration represented a premium to PNMR’s recent and historic share trading price (a 10.0% premium to the October 20, 2020 closing share price of PNMR common stock and approximately a 19.3% premium to the 30-day volume weighted average price of PNMR’s common stock as of October 20, 2020).

Q20:	What will holders under PNMR’s stock-based plans receive in the merger?
A20:
At the effective time of the merger, each outstanding award of PNMR restricted stock rights granted to a member of the PNMR board under the PNMR Stock Plan or otherwise (other than any restricted stock rights granted to a member of the PNMR board with respect to which such board member has made a deferral election under the restricted stock rights program in which the such board member participates) will be converted into a right to receive an amount of cash per share equal to the merger consideration. At the effective time of the merger, all other outstanding PNMR restricted stock rights (other than any restricted stock rights granted to a member of the PNMR board) will be converted into an equivalent award of cash-settled restricted stock rights relating to Avangrid common stock on the same terms and conditions as were applicable to the corresponding PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each such Avangrid restricted stock right will equal the number (rounded up to the nearest whole number) of shares of PNMR common stock subject to the corresponding PNMR restricted stock right multiplied by the equity conversion factor. The “equity conversion factor” is equal to the merger consideration payable on a share of PNMR common stock divided by the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties to the merger agreement) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger. The cash amount to be paid on settlement of the Avangrid restricted stock rights will be determined based on the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Avangrid in good faith following consultation with officers of PNMR) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the date the Avangrid restricted stock rights become vested and payable.
Prior to the effective time of the merger, the PNMR board (or its applicable committee) will determine the number of shares of PNMR common stock that are deemed to be earned under each award of performance shares under the PNMR Stock Plan. At the effective time of the merger, the number of earned performance shares so determined will be converted into a right to receive a cash-settled time-vesting Avangrid restricted stock right, which will, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding PNMR performance shares would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding PNMR performance shares, as applicable, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each Avangrid restricted stock right will equal the product (rounded up to the nearest whole number) of the number of PNMR performance shares subject to the corresponding PNMR restricted stock right multiplied by the equity conversion factor.
See the section “Merger Agreement – Treatment of PNMR Restricted Stock Rights, Performance Shares, Direct Plan and Directors Deferred Plan” beginning on page 81 of this proxy statement for further information.
Q21:
Why am I being asked to consider and vote on the proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for named executive officers of PNMR in connection with the merger?

A21:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on, or otherwise relates to, the merger.

Q22:	What will happen if PNMR shareholders do not approve this merger-related executive compensation?
A22:
PNMR shareholder approval of the compensation that may be paid or become payable to PNMR’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on PNMR or Avangrid in the merger. If the merger is completed, the merger-related compensation may be paid to PNMR’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if PNMR shareholders do not approve, by non-binding, advisory vote, the merger-related executive compensation.

Q23:	Do any of PNMR’s directors or executive officers have interests in the merger that differ from or are in addition to my interests as a shareholder of PNMR common stock?
A23:
In considering the recommendation of the PNMR board with respect to the proposal to approve the merger agreement and the other matters described in this proxy statement, you should be aware that certain directors and executive officers of PNMR may have interests in the merger that are different from, or in addition to, the interests of PNMR shareholders generally. The PNMR board was aware of and has considered these interests, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending that the merger agreement be approved by PNMR shareholders. See the sections entitled “Interests of PNMR’s Directors and Executive Officers in the Merger” beginning on page 66 of this proxy statement and “Advisory Vote on Merger-Related Compensation for PNMR’s Named Executive Officers” beginning on page 32 of this proxy statement.
Q24:	When do you expect the merger to be completed?
A24:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions That Must Be Satisfied or Waived for the Merger to Occur” beginning on page 98 of this proxy statement, including the approval of the merger agreement by PNMR shareholders at the special meeting and certain regulatory approvals, the merger will close as soon as reasonably practicable. PNMR and Avangrid expect that the merger will close in the fourth quarter of 2021. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q25:	What are the material United States federal income tax consequences of the merger to PNMR shareholders?
A25:
The exchange of shares of PNMR common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement) for U.S. federal income tax purposes. In general, a U.S. holder whose shares of PNMR common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of PNMR common stock and such U.S. holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement) with respect to shares of PNMR common stock exchanged for cash pursuant to the merger generally will not be subject U.S. federal income tax, subject to certain exceptions (as discussed in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement). A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-U.S. holder certifies on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 72 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws or any applicable income tax treaties.

Q26:	How will I receive the merger consideration to which I am entitled?
A26:
After receiving the proper documentation from you, following the completion of the merger, the exchange agent will forward to you the cash to which you are entitled. If you own PNMR common stock in book-entry form or through a bank, broker, bank or other nominee, you will not need to obtain share certificates to submit for exchange to the exchange agent. However, you or your bank, broker or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your PNMR common stock. More information on the documentation you are required to deliver to the exchange agent may be found in the section entitled “The Merger Agreement—Surrender of PNMR Shares” beginning on page 78 of this proxy statement.

Q27:	What happens if I sell my shares of PNMR common stock before the special meeting?
A27:	The record date is earlier than both the date of the special meeting and the completion of the merger. If you transfer your shares of PNMR common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.
Q28:	What happens if I sell or otherwise transfer my shares of PNMR common stock after the special meeting but before the completion of the merger?
A28:
If you sell or otherwise transfer your shares after the special meeting but before the completion of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration upon completion of the merger, you must hold your shares at the effective time of the merger.

Q29:	Should I send in my share certificate(s) now?
A29:
No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is approved by PNMR shareholders and the merger is completed, and you hold physical share certificate(s), you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of PNMR common stock for the merger consideration. If your shares of PNMR common stock are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares of PNMR common stock in exchange for the merger consideration.

Q30:	Am I entitled to exercise dissenter’s rights instead of receiving the merger consideration for my shares of PNMR common stock?
A30:
Yes, PNMR shareholders of record have the right under New Mexico law to demand appraisal of their shares of PNMR common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares of PNMR common stock. Any PNMR shareholder electing to exercise dissenters’ rights must not have voted his, her or its shares of PNMR common stock “FOR” the proposal to approve the merger agreement and must specifically comply with the applicable provisions of the NMBCA in order to perfect the rights of dissent and appraisal. See the section entitled, “The Merger —Dissenter’s Rights” beginning at page 62 of this proxy statement.

Q31:	What are the conditions to completion of the merger?
A31:
In addition to the approval of the merger agreement by PNMR shareholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the absence of any material adverse effect on PNMR, the receipt of required regulatory approvals and entry into agreements regarding the Four Corners divesture (as described in the merger agreement), as well as holders of no more than 15% of the outstanding shares of PNMR common stock validly exercising their dissenters’ rights. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions That Must Be Satisfied or Waived for the Merger to Occur” beginning on page 98 of this proxy statement.

Q32:	What happens if the merger is not completed?
A32:
If the merger agreement is not approved by PNMR shareholders or if the merger is not completed for any other reason, PNMR shareholders will not receive any consideration for their shares of PNMR common stock. Instead, PNMR will remain an independent public company, PNMR common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and PNMR will continue to file periodic reports with the SEC. Under certain circumstances, PNMR may be required to pay Avangrid a termination fee of $130 million and Avangrid may be required to pay PNMR a termination fee of $184 million and the parties may be required to reimburse each party’s expenses in connection with the merger up to $10 million, with any reimbursement of expenses being credited toward, and offset against, the payment of the applicable termination fee. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expenses” beginning on pages 100 and 103, respectively, of this proxy statement.
Q33:	Who will solicit and pay the cost of soliciting proxies?
A33:
The enclosed proxy is being solicited on behalf of the PNMR board. This solicitation is being made by mail, but also may be made by telephone or via the Internet. We have hired Georgeson to assist in the solicitation for an estimated fee of $25,000 plus any out-of-pocket expenses. We will pay all costs related to solicitation. Broadridge is tabulating the vote and providing the hosting services for the special meeting in a virtual format.

Q34:	Is this proxy statement the only way that proxies are being solicited?
A34:
No. As stated above, we have retained Georgeson to aid in the solicitation of proxies. In addition to mailing these proxy materials, certain directors, officers, or employees of PNMR may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Q35:	Will shareholders be given the opportunity to ask questions at the special meeting?
A35:
Yes. The Chairman will answer questions asked by shareholders during a designated portion of the special meeting. You will be provided an opportunity to ask questions of the Chairman by following the instructions available on the meeting website during the special meeting. Shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the special meeting. For other rules of conduct, please refer to materials that will be provided to you during the special meeting.

Q36:	What if during the check-in time or during the special meeting I have technical difficulties or trouble accessing the virtual meeting website?
A36:
If we experience technical difficulties during the virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/PNM2021.

Broadridge will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/PNM2021.
Q37:	Where can I find the voting results of the special meeting?
A37:
Preliminary voting results will be announced at the special meeting. The final voting results will be tallied by the inspectors of election and published in our Current Report on Form 8-K filed with the SEC within four business days after the date of the special meeting. Such results will also be published on our website at www.pnmresources.com.

Q38:	Who can help answer any other questions I have?
A38:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of PNMR common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson, our proxy solicitor, by calling toll-free at 877-507-1756.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and other documents incorporated by reference into this proxy statement contain or may contain forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements generally include statements regarding the potential transaction between PNMR and Avangrid, including any statements regarding the expected timetable for completing the potential merger and the ability to complete the potential merger. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. We assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Our business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond our control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see our Form 10-K and Form 10-Q filings and the information filed on our Forms 8-K with the SEC, which factors are specifically incorporated by reference herein, along with the risks and uncertainties related to the proposed merger, including, but not limited to:
•
the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction,

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,
•	the possibility that PNMR’s shareholders may not approve the merger agreement,
•	the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all,
•	risks related to disruption of management time from ongoing business operations due to the proposed merger,
•	the outcome of any legal proceedings related to the merger,
•	the failure by Avangrid to obtain the necessary financing set forth in commitment letters received in connection with the merger,
•	the risk that any announcements relating to the proposed merger could have adverse effects on the market price of our common stock, and
•
the risk that the proposed transaction and its announcement could have an adverse effect on our ability to retain and hire key personnel and maintain relationships with our customers and suppliers, and on our operating results and businesses generally.

Other unpredictable or unknown factors not discussed in this proxy statement could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES
PNMR
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
PNMR is a holding company with two regulated utilities serving approximately 796,000 residential, commercial, and industrial customers and end-users of electricity in New Mexico and Texas. PNMR’s electric utilities are PNM and TNMP. PNMR strives to create a clean and bright energy future for customers, communities, and shareholders. PNMR’s strategy and decision-making are focused on safely providing reliable, affordable, and environmentally responsible power built on a foundation of ESG principles.
PNMR common stock is listed on the NYSE under the symbol “PNMR.”
For more information about PNMR, please visit the Internet website of PNMR at www.pnmresources.com. The Internet website address of PNMR is provided as an inactive textual reference only. The information contained on the Internet website of PNMR is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Additional information about PNMR is included in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Avangrid
180 Marsh Hill Road
Orange, Connecticut 06477
Avangrid is an energy services holding company engaged in the regulated energy transmission and distribution business through its principal subsidiary, Avangrid Networks, Inc., and in the renewable energy generation business through its principal subsidiary, Avangrid Renewables Holdings, Inc. Avangrid Renewables Holdings, Inc. in turn holds subsidiaries including Avangrid Renewables, LLC. Iberdrola, S.A., a corporation organized under the laws of the Kingdom of Spain, owns 81.5% of the outstanding common stock of Avangrid.
Avangrid common stock is listed on the NYSE under the symbol “AGR.”
Merger Sub
180 Marsh Hill Road
Orange, Connecticut 06477
Merger sub is a New Mexico corporation and a direct, wholly-owned subsidiary of Avangrid that was formed solely in contemplation of the merger. Merger sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related transactions. Upon the completion of the merger, merger sub will cease to exist and PNMR will continue as the surviving corporation.

THE PNMR SPECIAL MEETING
Time, Place and Means of Remote Communication
This proxy statement is being furnished to PNMR shareholders as part of the solicitation of proxies by the PNMR board for use at the special meeting to be held on February 12, 2021, at 9:00 a.m. Mountain time, or at any postponement or adjournment thereof. Due to the public health impact of the ongoing coronavirus (COVID-19) pandemic and in accordance with Executive Order 2020-081 issued by the Governor of the State of New Mexico and to support the health and well-being of our shareholders, the special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.
Purpose of the Special Meeting
At the special meeting, PNMR shareholders will be asked to (i) consider and vote upon a proposal to approve the merger agreement, (ii) consider and vote upon a proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and (iii) consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
PNMR shareholders must approve the merger agreement in order for the merger to occur. If PNMR shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read the merger agreement carefully and in its entirety.
Record Date and Quorum
PNMR has set the close of business on December 31, 2020 as the record date for the special meeting, and only holders of record of shares of PNMR common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of PNMR common stock as of the close of business on the record date. On the record date, there were 85,834,874 shares of PNMR common stock outstanding and entitled to vote and, accordingly, 42,917,438 shares of PNMR common stock must vote to approve the merger agreement for the merger to occur. You may cast one vote for each share of PNMR common stock held by you on the record date on all matters properly coming before the special meeting.
A quorum of shareholders is necessary to conduct business at the special meeting. The presence at the special meeting, in person via the Internet or represented by proxy (by voting by telephone or on the Internet or by properly submitting a proxy card or voting instruction form by mail) to vote on their behalf, of owners of a majority of the shares of PNMR common stock entitled to vote outstanding as of the close of business on the record date constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for quorum purposes. Because all of the proposals for consideration at the special meeting are considered “non-routine” matters under the NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless a shareholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. Once a share of PNMR common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will be determined.
Attendance
Only PNMR shareholders of record as of the close of business on the record date, their legal proxy holders, beneficial owners and invited guests of PNMR may participate in the special meeting electronically. An authorized proxy must present proof that he or she is an authorized proxy of a shareholder. The special meeting will be held only through a remote communication in a virtual meeting format and will not be held at a physical location. Therefore, you will not be able to attend the special meeting in-person.

Vote Required
The approval of the merger agreement requires the affirmative vote of the owners of a majority of the shares of PNMR common stock outstanding as of the close of business on the record date. For the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will be counted as present for quorum purposes. If you fail to submit a proxy or to vote via the Internet during the special meeting or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
If your shares of PNMR common stock are registered directly in your name with Computershare, our transfer agent, you are a “shareholder of record” with respect to those shares of PNMR common stock and this proxy statement and the enclosed proxy card have been sent directly to you by PNMR.
If your shares of PNMR common stock are held in the name of a bank, broker or other nominee as a custodian, you are a “street name” holder of PNMR common stock and this proxy statement has been forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. Banks, brokers or other nominees, however, are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, if you hold your shares of PNMR common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of PNMR common stock in accordance with the voting instructions provided by your bank, broker or other nominee. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and will not have an effect on the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or on the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the special meeting unless they have received voting instructions from the beneficial owners.
The proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger requires the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only. For purposes of the proposal, if your shares of PNMR common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, each will have the effect of a vote against the proposal. If you fail to submit a proxy or to vote via the Internet during the special meeting, as applicable, the shares of PNMR common stock held by you or your bank, broker or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation.
If no quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, requires the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon. If a quorum is present, authorization for proxy holders to vote in favor of one or more adjournments of the special meeting would require the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon. Whether or not a quorum is present, if your shares of PNMR common stock are present at the special meeting but are not voted on this proposal, or if you abstain on this proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting via the PNMR special meeting website or if your shares of PNMR common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of PNMR common stock, as applicable, your shares of PNMR common stock will not be voted, but this will not have an effect on the vote to approve one or more adjournments of the special meeting.
As of the close of business on the record date, the directors and executive officers of PNMR beneficially owned and were entitled to vote, in the aggregate, 1,107,766 shares of PNMR common stock, representing approximately 1.29% of the outstanding shares of PNMR common stock as of the close of business on the record date. The directors and executive officers of PNMR have informed us that they currently intend to vote all such shares of PNMR common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, although proxy holders are not obligated to vote in favor of adjournment.
Proxies and Revocations
If you are a shareholder of record, you may vote your shares of PNMR common stock on matters presented at the special meeting in any of the following ways:
•
By Internet: Access www.proxyvote.com and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.) Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder.

•
By Telephone: For automated telephone voting, call 1-800-690-6903 (toll free) from any touch-tone telephone and follow the instructions. (You will need the control number on your proxy card or voting instruction form to vote your shares.)

•	By Mail: Simply return your executed proxy card in the enclosed postage-paid envelope.
If you send the proxy by mail, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery.
Your shares will be voted in the manner you indicate. The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Standard Time on Thursday, February 11, 2021. Please note that the voting deadline is earlier for voting shares held in PNMR’s RSP, as described below.
Please use the RSP vote authorization form to vote your RSP shares by telephone, Internet or mail. To allow sufficient time for the record holder of the RSP shares, The Vanguard Fiduciary Trust Company, to vote these shares, your voting instructions must be received by 9:00 a.m. Eastern Standard Time on Thursday, February 11, 2021.
If you are a shareholder of record as of the close of business on the record date, or have received instructions on how to vote from your bank, broker, or nominee, you may also vote via the Internet during the special meeting by following the instructions available on the meeting website during the meeting. To be admitted electronically to the special meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/PNM2021, and enter the 16-digit control number found on your proxy card or your voting instruction form. We encourage you to access the special meeting prior to its start time.
If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares of PNMR common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.
Please refer to the instructions on your proxy to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the pre-addressed, postage-prepaid envelope accompanying the proxy card, and your proxy card must be received by the time the special meeting begins. Please do not send in your share certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your share certificates.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of PNMR common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of PNMR common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of PNMR common stock should be voted on a matter, the shares of PNMR common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding advisory vote, certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you or by attending the special meeting online and voting during the special meeting via the Internet.
If you have any questions or need assistance voting your shares, please contact Georgeson, our proxy solicitor, by calling toll-free at 877-507-1756.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF PNMR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE PNMR SPECIAL MEETING WEBSITE, PLEASE VOTE YOUR SHARES BEFORE THE SPECIAL MEETING OVER THE INTERNET OR VIA THE TOLL-FREE TELEPHONE NUMBER OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PRE-ADDRESSED, POSTAGE-PREPAID ENVELOPE ACCOMPANYING THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING ONLINE AND VOTE DURING THE SPECIAL MEETING VIA THE INTERNET, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
Technical Difficulties or Issues Accessing the Virtual Meeting Website
If we experience technical difficulties during the virtual special meeting (e.g., a temporary or prolonged power outage), we will determine whether the virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/PNM2021.
Broadridge will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/PNM2021.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement or if a quorum is not present at the special meeting. Whether or not a quorum is present, an adjournment generally may be made with the affirmative vote of the owners of a majority of the shares of PNMR common stock present in person via the Internet or represented by proxy and entitled to vote thereon. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow PNMR shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions That Must Be Satisfied or Waived for the Merger to Occur” beginning on page 98 of this proxy statement, including the approval of the merger agreement by PNMR shareholders at the special meeting, PNMR and Avangrid expect that the merger will be completed during the fourth quarter of 2021. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.
Solicitation of Proxies; Payment of Solicitation Expenses
We are making this solicitation and will bear the expense of printing and mailing proxy materials to PNMR’s shareholders. We will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and we will reimburse them for their reasonable expenses in so doing. Our directors, officers and employees may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. We have retained Georgeson, for a fee of up to $25,000 plus any out-of-pocket expenses, to aid in the solicitation of proxies by similar methods.
Questions and Additional Information
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of PNMR common stock or need additional copies of this proxy statement or the enclosed proxy card, please contact:
1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: 877-507-1756

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR PNMR’S NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are requesting the PNMR shareholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to PNMR’s named executive officers in connection with the merger and therefore are asking shareholders to adopt the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to PNMR’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “Interests of PNMR’s Directors and Executive Officers in the Merger – Golden Parachute Compensation,” including the associated narrative discussion, and the agreements pursuant to which such compensation may be paid or become payable, are hereby APPROVED on an advisory basis.”
The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement, and approval of such executive compensation is not a condition to completion of the merger. Accordingly, you may vote to approve the advisory executive compensation and vote not to approve the merger agreement or vice versa. Because the vote is advisory in nature only, it will not be binding on either PNMR or Avangrid. Accordingly, to the extent that PNMR or Avangrid is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger agreement is approved and the merger completed, regardless of the outcome of the advisory vote. The PNMR board unanimously recommends that shareholders vote “FOR” the approval of this resolution.
This section of this proxy “Interests of PNMR’s Directors and Executive Officers in the Merger – Golden Parachute Compensation” sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each “named executive officer” of PNMR. The following individuals are referred to collectively as the named executive officers of PNMR:
•	Patricia K. Collawn—Chairman, President and Chief Executive Officer;
•	Charles N. Eldred—Executive Vice President, Corporate Development and Finance (served as Chief Financial Officer through January 21, 2020);
•	Joseph D. Tarry—Senior Vice President and Chief Financial Officer;
•	Patrick V. Apodaca—Senior Vice President, General Counsel and Secretary;
•	Ronald N. Darnell—Senior Vice President, Public Policy; and
•	Chris M. Olson,—Senior Vice President, Utility Operations.
The PNMR board unanimously recommends that you vote “FOR” the approval of the resolution above approving certain existing compensation arrangements for PNMR’s named executive officers in connection with the merger contemplated by the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES
PNMR shareholders are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the PNMR bylaws, a vote on adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement may be taken in the absence of a quorum. We do not intend to call a vote on adjournments of the special meeting to solicit additional proxies if the merger agreement is approved at the special meeting.
If the special meeting is adjourned to solicit additional proxies, PNMR shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. Whether or not a quorum is present, approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement will require the affirmative vote of the owners of a majority of the outstanding shares of PNMR common stock present in person via the Internet or represented by proxy at the special meeting and entitled to vote at the special meeting. Accordingly, whether or not a quorum is present, if your shares of PNMR common stock are present at the special meeting but are not voted on the proposal, or if you abstain on the proposal, this will have the effect of a vote “AGAINST” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Whether or not a quorum is present, if you fail to submit a proxy or to attend the special meeting via the PNMR special meeting website or if your shares of PNMR common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of PNMR common stock, as applicable, your shares of PNMR common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
The PNMR board unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
The merger agreement provides that, upon satisfaction or waiver of the conditions to the merger, merger sub will merge with and into PNMR. PNMR will be the surviving corporation in the merger as a wholly-owned subsidiary of Avangrid. As a result of the merger, PNMR will cease to be a publicly traded company.
Background of the Merger
The PNMR board regularly evaluates PNMR’s performance, risks and strategies for growth. In addition, the PNMR board and management, together with their legal and financial advisors, routinely review potential opportunities available to PNMR as part of its consideration of ways in which to enhance earnings and increase value for shareholders. As part of this review, the PNMR board has periodically evaluated the public utility M&A landscape in general and pursued M&A growth opportunities for PNMR.
On December 6, 2018, the PNMR board met at a regularly scheduled meeting, and, in executive session, Patricia K. Collawn and Charles N. Eldred gave a presentation on the landscape, challenges, and future of the utility industry. The presentation included discussion regarding utility industry composition trends, strategic issues faced by PNMR and the industry as a whole, strategic and financial challenges for PNMR as a relatively small capitalization company, and planning for the future in the industry. The PNMR board expressed its concern with PNMR’s ability to address these challenges in light of PNMR’s inability to date to grow through acquisition, despite efforts to do so. The PNMR board also expressed its concern with the risk of the erosion of the limited capital base PNMR had due to industry and regulatory constraints. Following this discussion, the PNMR board asked management to provide information about potential PNMR strategic alternatives at its upcoming February 2019 meeting.
Later in December 2018, PNMR management asked Evercore to provide financial advisory services in connection with the preliminary evaluation of strategic alternatives that had been requested by the PNMR board. Troutman Pepper Hamilton Sanders LLP, or Troutman Pepper, was also asked to provide legal advice in connection with this preliminary evaluation.
On February 22, 2019, the PNMR board met at a regularly scheduled meeting and in executive session with Mr. Eldred participating, reviewed preliminary financial analysis and discussion materials prepared by Evercore and provided in advance of the meeting. The PNMR board discussed how, while PNMR has delivered consistent growth and strong shareholder returns which were reflected in PNMR’s relatively high share trading price, this shareholder value could be challenged by regulatory and market factors outside of PNMR’s control, especially in light of PNMR’s relatively small financial capacity. The PNMR board again discussed how growth opportunities pursued by PNMR had not materialized largely as a result of this lack of financial capacity. Following discussion, the PNMR board directed Ms. Collawn and Mr. Eldred to work with Evercore to begin contacting several possible strategic merger partners identified by PNMR management and Evercore during the meeting regarding their interest in considering preliminary discussions about a possible strategic transaction with PNMR. Key considerations in selecting these companies were strategic focus/presence in the region, financial capability and ability to pay the merger consideration, and the likelihood of being able to receive regulatory approval and consummate a transaction. The PNMR board also emphasized the importance of maintaining the confidentiality of this outreach.
Thereafter, representatives of Evercore initially contacted representatives of four potential strategic merger partners identified during the February 2019 PNMR board meeting about whether there might be an interest in holding discussions with PNMR. Included in these contacts was Iberdrola as the controlling shareholder of Avangrid.
In early April 2019, Mr. Eldred and a representative of Evercore met with Pedro Azagra Blazquez, Chief Development Officer of Iberdrola and a member of Avangrid’s board of directors, in Boston. They discussed whether there might be an interest in holding discussions with PNMR about a possible strategic merger with Avangrid.

In late April 2019, Ms. Collawn and Mr. Eldred and a representative of Evercore met with Mr. Azagra Blazquez in San Diego, California. Mr. Azagra Blazquez expressed interest in engaging in discussions with PNMR about a possible strategic merger with Avangrid.
On May 21, 2019, the PNMR board met at a regularly scheduled meeting and, in executive session with Mr. Eldred and PNMR’s General Counsel participating, reviewed materials prepared by Evercore and provided in advance of the meeting. The materials described the high level conversations that had been held since the February 2019 PNMR board meeting with Mr. Azagra Blazquez and his team, and the three other possible strategic partners which had been contacted (which are referred to as Company A, Company B and Company C). The materials provided information about each of these companies and their possible rationale for considering a transaction with PNMR. The General Counsel reviewed the PNMR board’s fiduciary duties when considering significant strategic matters. Following discussion, the PNMR board authorized management to work with Evercore and outside counsel to seek to execute non-disclosure agreements (NDA) with the contacted companies and then provide them with non-public information. The terms of all of the NDAs permitted the counterparty to make non-public proposals to the PNMR board following public announcement that PNMR had entered into a merger agreement. The PNMR board directed that the contacted companies should be invited to provide indications of interest for a transaction, which would be reviewed by the PNMR board to determine whether it desired to continue with the process. In this discussion, the PNMR board focused on its desire to obtain a fair value for shareholders, while also emphasizing the importance of a strategic merger partner’s ability to enhance the company’s pursuit of its strategic direction. The PNMR board also discussed the importance of employee considerations.
In late May 2019, Company A informed representatives of Evercore that it was not interested in pursuing a transaction with PNMR due to leverage and balance sheet considerations as well as timing not being conducive for Company A to consider a transaction.
On June 3, 2019, El Paso Electric entered into an agreement to be acquired by Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Inc. Between May 31 and June 20, 2019, the trading price of PNMR common stock increased by 10.0% from $47.11 to $51.83.
On June 5, 2019, PNMR and Iberdrola entered into an NDA.
In early June 2019, Mr. Eldred met with Company B during an industry conference in Philadelphia, Pennsylvania. Additionally during this industry conference, Ms. Collawn and Mr. Eldred met with Mr. Azagra Blazquez.
Also in early June, PNMR and Company C entered into an NDA, and in mid-June, PNMR and Company B entered into an NDA.
In late June 2019, Company C informed representatives of Evercore that it was not interested in pursuing a transaction at that time. Company C explained that its reasons for not pursuing a transaction included PNMR’s high stock market valuation and concerns about Company C’s leverage level and ability to fund a transaction.
In late June 2019, Company B provided Evercore with a list of certain preliminary due diligence questions on the PNMR financial information. Evercore thereafter provided Company B with PNMR’s responses to these questions.
On July 2, 2019, at the direction of PNMR, Evercore sent an initial bid instruction letter to Company B and Iberdrola which required that preliminary indications of interest be submitted by July 18, 2019.
On July 16, 2019, Company B informed Evercore that it was not interested in pursuing a transaction with PNMR at that time. Company B explained that its reasons for not pursuing a transaction included PNMR’s high stock market valuation, PNMR’s leverage level, the New Mexico regulatory climate and PNMR’s small size.
On July 17, 2019, Evercore was provided with materials related to a potential strategic merger transaction of PNMR and Avangrid.
On July 22, 2019, the PNMR board met at a regularly scheduled meeting and in executive session, with Mr. Eldred and PNMR’s General Counsel participating, reviewed the status of discussions with the possible strategic partners and reviewed information about Iberdrola and Avangrid. On July 23, 2019, the PNMR board continued its meeting and in executive session, with Mr. Eldred, PNMR’s General Counsel, and representatives of Evercore and Troutman Pepper participating, reviewed materials provided by Evercore and Troutman Pepper in advance of the meeting. The PNMR board reviewed the status of discussions with the possible strategic partners. The PNMR board reviewed the reasons why potential merger partners, other than Iberdrola/Avangrid, had declined to pursue a merger with PNMR. Representatives of Evercore reviewed with the PNMR board preliminary financial analysis discussion materials. The PNMR board reviewed the rationale for continuing discussions in connection with a strategic transaction with Avangrid. The PNMR board again expressed its concern with the financial and regulatory challenges faced by PNMR and recognized the potential in a merger transaction of realizing for PNMR shareholders the high valuation reflected in PNMR’s current share trading price. The PNMR board also considered the strategic benefits of being part of a larger entity that is better capitalized and more diversified, particularly one with substantial renewable energy operations. Troutman Pepper reviewed materials relating to the PNMR board’s fiduciary duties under New Mexico law when considering significant strategic matters, including a possible merger transaction. The PNMR board also considered other possible merger partners that could be contacted.
Continuing in executive session but with the representatives of Troutman Pepper and Evercore having departed the meeting, the PNMR board determined to pursue a strategic transaction if one would become available on favorable terms. In this regard the PNMR board appointed a Transaction Review Committee consisting of Bruce W. Wilkinson (the PNMR board’s Lead Director), Norman P. Becker and Alan J. Fohrer that would periodically review next steps and make recommendations to the PNMR board. Following review of information provided in advance of the meeting relating to their qualifications and experience including in the public utility industry, the PNMR board also formally approved the engagement of Evercore as financial adviser and Troutman Pepper as legal counsel to assist in this pursuit of a strategic transaction.
Following discussion, the PNMR board authorized management to continue discussions with Iberdrola/Avangrid in order to seek to receive an indication of interest that contained a proposed merger consideration that could be reviewed with the Transaction Review Committee and the PNMR board. The PNMR board also determined to contact two of the other possible merger partners considered during the meeting, Company D and Company E. The PNMR board decided not to contact additional parties in light of the board’s concerns about confidentiality, leverage levels that would result from transactions with other potential partners, ability to obtain state regulatory approvals and employee considerations.
On August 5, 2019, Mr. Eldred and a representative of Evercore met with Mr. Azagra Blazquez in Miami, Florida. They discussed the next steps necessary in order for Iberdrola/Avangrid to be able to present a proposed transaction structure for a PNMR strategic merger with Avangrid, together with a proposed valuation of PNMR that would be in the best interests of shareholders. They discussed considerations relating to New Mexico and Texas regulatory matters and to strategic growth opportunities for the combined company that PNMR had not been able to realize on its own. They discussed reciprocal due diligence expectations. At the conclusion of the meeting, they discussed the possibility of meeting again later in the month to discuss transaction structure and valuation.
In early August 2019, a representative of Evercore contacted Company D about its interest in considering a potential strategic transaction with PNMR. Shortly thereafter, Evercore sent a draft NDA to Company D.
Also in early August 2019, a representative of Evercore contacted Company E about its interest in considering a potential strategic transaction with PNMR. This company responded that it would review publicly available information about PNMR and then inform Evercore as to whether it was so interested.
On August 16, 2019, Mr. Eldred, a representative of Evercore and a representative of Troutman Pepper met in New York City with Mr. Azagra Blazquez, a representative of BNP Paribas and representatives of Latham & Watkins LLP, or Latham & Watkins, financial advisor and legal counsel, respectively, to Iberdrola and Avangrid. They discussed valuation and transaction structure and regulatory considerations. In that meeting, Mr. Azagra Blazquez proposed a consideration split of 80% stock / 20% cash.
On August 21, 2019, the Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. Ms. Collawn and Mr. Eldred provided an update about events that had occurred since the July 23, 2019 PNMR board meeting, including the August 16 meeting with Mr. Azagra Blazquez and the contacts with Company D and Company E. Following discussion, the Transaction Review Committee directed management and the advisors to continue with the PNMR/Avangrid valuation analysis and present it to the Transaction Review Committee.
In late August 2019, Company D informed Mr. Eldred that it was considering entering into an arrangement with a private equity infrastructure fund transaction partner to make an all cash offer for PNMR in which Company D’s subsidiary would end up owning PNMR’s Texas-based operations and the private equity partner would own the New Mexico-based operations.
Also in late August 2019, Company E informed Evercore that it was not interested in pursuing a transaction at that time. Company E explained that its reasons for not pursuing a transaction included PNMR’s small size.
On August 29, 2019, Company D provided materials to PNMR about it and its objectives in considering a merger with PNMR that would include a private equity infrastructure fund transaction partner that would acquire PNMR’s New Mexico operations due to Company D’s not being interested in owning generation assets in New Mexico. Company D did not identify the name of the transaction partner.
On August 30, 2019, the Transaction Review Committee met telephonically, with Ms. Collawn and Mr. Eldred and representatives of Evercore and Troutman Pepper participating. Evercore reviewed preliminary financial analysis and discussion materials provided in advance of the meeting with respect to Avangrid and PNMR. Following discussion, the Transaction Review Committee authorized management to continue valuation discussions with Iberdrola/Avangrid based on the parameters reviewed in the meeting. Mr. Eldred reviewed the status of discussions with other potential strategic partners. Following discussion, the Transaction Review Committee also authorized management to enter into an NDA with Company D and to hold discussions with it about its proposal.
On September 5, 2019, Mr. Eldred and a representative of Evercore met in New York City with Mr. Azagra Blazquez and a representative of BNP Paribas. They discussed valuation and transaction structure and PNMR regulatory considerations. With representatives of Troutman Pepper and Latham & Watkins joining the meeting, the parties discussed PNMR New Mexico regulatory considerations. The parties discussed meeting again to further review valuation and due diligence matters.
On September 5, 2019, PNMR and Company D entered into an NDA.
On September 10, 2019, the Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating, and reviewed the status of discussions with Avangrid and Company D.
On September 12, 2019, the PNMR board met telephonically in executive session, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating, and reviewed the status of discussions with Avangrid and Company D. Evercore reviewed updated preliminary financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting.
On September 18, 2019, Mr. Eldred and a representative of Evercore met in New York City with Mr. Azagra Blazquez and a representative of BNP Paribas. Mr. Azagra Blazquez proposed a consideration split of up to 40% cash, with an exchange ratio for the stock consideration that, together with the cash consideration, would provide for a total value per PNMR share of $50.90 based on the current trading value of the Avangrid common stock. The 30-day average trading price of PNMR common stock was $50.52 per share at this time. Mr. Eldred stated that he would review these matters with the PNMR board and respond thereafter.
On September 23 - 24, 2019, the PNMR board met at a regularly scheduled meeting and, in executive session with Mr. Eldred and PNMR’s General Counsel and Troutman Pepper and representatives of Evercore participating, reviewed the status of discussions with Iberdrola/Avangrid and Company D. PNMR management and representatives of Evercore discussed with the PNMR board that following further investigation of the complexity, dis-synergies, adverse tax consequences and regulatory challenges of the three-party transaction proposed by Company D, management was recommending that discussions with Company D be terminated. The PNMR board expressed its agreement with this recommendation. Also during the September 23 - 24, 2019 PNMR board meeting, representatives of Evercore reviewed an updated preliminary financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting. The PNMR board again expressed its concern with potential risks to the current high PNMR stock trading value relating to New

Mexico regulatory matters as well as capital spending requirements. Troutman Pepper reviewed proposed merger agreement terms, including terms relating to regulatory, PNMR board fiduciary and post-closing governance matters. In executive session without management, the independent directors continued the discussion of the possible transaction. The independent directors determined that PNMR should continue discussions with representatives of Iberdrola/Avangrid, with the Transaction Review Committee being authorized to review specific merger agreement terms with Evercore and Troutman Pepper.
On October 3, 2019, Mr. Eldred and a representative of Evercore met in New York City with Mr. Azagra Blazquez and a representative of BNP Paribas. They discussed the transaction terms presented by Mr. Azagra Blazquez on September 18, 2019, with Mr. Eldred emphasizing the need to conduct due diligence on Avangrid in order to be able to understand the valuation of Avangrid common stock for purposes of the exchange ratio. Thereafter on October 3, 2019, the Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and the General Counsel and representatives of Evercore and Troutman Pepper participating. PNMR management updated the Transaction Review Committee as to the meeting with Mr. Azagra Blazquez and a representative of BNP Paribas earlier in the day.
On October 7, 2019, Troutman Pepper sent the first draft of the merger agreement to Latham & Watkins. This draft contained terms that were consistent with those discussed with the PNMR board on September 23, 2019. These terms included: a proposed PNMR “fiduciary out” termination fee of 2.5% of transaction equity value payable in the event the PNMR board approved a “superior proposal” for a competing transaction with another company; a threshold of regulatory commitments required of Avangrid and PNMR before Avangrid would have the ability to terminate the merger agreement being a level of commitments that would have a material adverse effect on a business that is 150% of the size of PNMR; a proposed regulatory termination fee of 5% of transaction equity value payable by Avangrid if regulatory approvals are not obtained; and the requirement to maintain PNMR employee compensation and benefits at the same level for three years following closing. Also on October 7, 2019, Latham & Watkins sent a draft term sheet for an amended Iberdrola-Avangrid Shareholder Agreement to Troutman Pepper.
On October 10, 2019, representatives of Troutman Pepper and Latham & Watkins held a conference call in which Latham & Watkins reviewed a number of key concerns with the merger agreement draft that had been prepared by Troutman Pepper. These concerns included: the lack of a closing condition that an agreed upon percentage of PNMR shareholders not have exercised dissenter’s rights; the amount of the proposed PNMR “fiduciary out” termination fee; the lack of an expense reimbursement mechanism for Avangrid in the event of a PNMR shareholder vote against the merger; the proposed threshold of regulatory commitments required of Avangrid and PNMR before Avangrid would have the ability to terminate the merger agreement; the proposed restrictions on Avangrid’s ability to engage in other transactions between signing and closing of the merger agreement; the proposed regulatory termination fee of 5% of transaction equity value; and the proposed requirement to maintain PNMR employee compensation and benefits at the same level for three years following closing.
On October 11, 2019, Troutman Pepper and Latham & Watkins again held a conference call for Troutman Pepper to provide initial feedback on the issues identified in the prior day’s call. The attorneys agreed that Latham & Watkins would provide a comprehensive list of its material concerns with the draft merger agreement.
On October 15, 2019, while Ms. Collawn was in Europe for an industry conference, she and Mr. Eldred met with Mr. Azagra Blazquez in London to discuss potential transaction matters. During this meeting, Mr. Azagra Blazquez again expressed interest in establishing a U.S. southwest platform to grow Avangrid’s renewables and utility businesses.
On October 18, 2019, Latham & Watkins provided Troutman Pepper with a written list of its concerns with the merger agreement draft.
On October 22, 2019, representatives of Troutman Pepper and Latham & Watkins held a conference call to discuss key merger agreement issues. Subject to PNMR board approval, Troutman Pepper proposed for consideration the following: the merger agreement would not contain a dissenter’s rights closing condition; PNMR would not pay Avangrid’s expenses if PNMR shareholders were to vote against the merger in a situation where there was not a competing bidder (a “naked no vote”), although either Avangrid or PNMR would pay the other’s expenses up to $10 million in the event of a breach leading to termination of the merger agreement; PNMR’s termination fee upon exercise of “fiduciary out” rights under the merger agreement would be maintained at 2.5% of transaction equity value; the threshold proposed for measuring whether regulatory commitments would permit Avangrid to be able to terminate the merger agreement as a result of imposing a material adverse effect (the “regulatory burdensome effect threshold”) would be maintained at 150% of PNMR; and Avangrid would not be liable for a regulatory termination fee due to the failure to obtain regulatory approval other than in the event of a breach of its obligations under the merger agreement to seek regulatory approval, in which event the termination fee would remain at 5% of transaction equity value.
On October 23, 2019, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred, PNMR’s General Counsel and representatives of Troutman Pepper and Evercore participating. PNMR management updated the Transaction Review Committee as to discussions that had occurred with Avangrid and its advisors since the last Transaction Review Committee meeting, including as to merger agreement terms. The Transaction Review Committee provided its instructions to management and Troutman Pepper as to these matters. PNMR management reviewed regulatory matters related to the merger. The Transaction Review Committee provided its guidance on these matters. In executive session without members of management but with representatives of Troutman Pepper participating, the Transaction Review Committee further discussed the transaction. Both the Transaction Review Committee and the PNMR board held such executive sessions at subsequent meetings in 2019 and 2020 in which the Avangrid transaction was discussed.
On October 29, 2019, Ms. Collawn and Mr. Eldred met with Mr. Azagra Blazquez in New York City and discussed transaction and regulatory matters. Representatives of Evercore and BNP Paribas participated in a portion of the meeting and then had a separate meeting. Iberdrola and BNP Paribas provided initial feedback on Troutman Pepper’s proposal from October 22, 2019 for addressing outstanding key merger agreement issues.
On October 30, 2019, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred, PNMR’s General Counsel and representatives of Troutman Pepper and Evercore participating. PNMR management updated the Transaction Committee as to the discussions that were held with Iberdrola on October 29, 2019.
On October 31, 2019, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred, PNMR’s General Counsel and representatives of Troutman Pepper and Evercore participating. Representatives of Evercore reviewed updated preliminary financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting. Troutman Pepper provided an update on merger agreement discussions.
On November 1, 2019, the PNMR board met telephonically in executive session, with Mr. Eldred, PNMR’s General Counsel and representatives of Troutman Pepper and Evercore participating. Evercore reviewed an updated financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting. Troutman Pepper provided an update on merger agreement discussions. Management provided an update on discussions with Iberdrola regarding the regulatory approval process.
In early November 2019, Mr. Azagra Blazquez inquired of Mr. Eldred as to the amount of electric power generation PNMR owns that is based on coal usage and indicated that this could be a significant transaction concern for Iberdrola and Avangrid.
On November 8, 2019, the PNMR board met telephonically in executive session, with Mr. Eldred, representatives of Troutman Pepper and Evercore participating. PNMR management updated the PNMR board on recent discussions with Mr. Azagra Blazquez, including its request for information about PNMR’s coal usage. The PNMR board reviewed possible benefits of a combination with Avangrid for PNMR’s shareholders and other PNMR constituencies but expressed concern about Mr. Azagra Blazquez’s raising a new issue concerning PNMR’s coal-fired generation at this point in the negotiations. The PNMR board also expressed its concern with the delay in discussing merger agreement terms since terms were last discussed on October 22, 2019.
On November 20, 2019, Mr. Eldred and a representative of Evercore met in New York City with Mr. Azagra Blazquez and a representative of BNP Paribas. They discussed questions about PNMR’s coal-fired generation and transaction valuation matters.

On December 2, 2019, Mr. Eldred and PNMR’s General Counsel and a representative of Evercore participated in a conference call with Mr. Azagra Blazquez and representatives of BNP Paribas and Latham & Watkins in which they discussed PNMR’s coal-fired generation. Following the call, PNMR provided Iberdrola with additional information regarding ongoing activities related to its existing strategy for exiting from Four Corners and transitioning to clean energy.
On December 4, 2019, Mr. Eldred and a representative of Evercore had a follow-up call with Mr. Azagra Blazquez and representatives of BNP Paribas. They discussed the additional information PNMR provided regarding its clean energy strategy. Mr. Azagra Blazquez stated that he would review these matters internally and then arrange for a follow-up discussion with PNMR but did not commit to a time frame for resolving outstanding transaction matters.
On December 5-6, 2019, the PNMR board met at a regularly scheduled meeting. Following review of management’s recent discussions with Mr. Azagra Blazquez, the PNMR board discussed terminating discussions with Iberdrola and Avangrid. The PNMR board expressed its belief that Avangrid’s continued delay in making progress in negotiations by raising new concerns with PNMR’s coal-fired generation and by not providing a new draft of the merger agreement responding to Troutman Pepper’s October 7, 2019 draft made the transaction highly uncertain and that PNMR should instead focus on pursuing its business plan, which included funding investment growth and maintaining credit metrics. The PNMR board also discussed the possibility of approaching other possible merger partners. However, the PNMR board considered the lack of interest exhibited by strategic partners earlier in the year. The PNMR board also expressed its belief that if it were to consider a merger partner in the future, it should be a partner with a strong balance sheet that would offer both fair value for PNMR shareholders and a high likelihood of being able to obtain regulatory approvals.
On December 10, 2019, Ms. Collawn informed Mr. Azagra Blazquez that PNMR was terminating discussions.
On January 17, 2020, the PNMR board met telephonically in executive session, with Mr. Eldred and PNMR’s General Counsel and representatives of Troutman Pepper participating. The PNMR board received a report on PNMR’s recent equity issuance at $48.50 per share, New Mexico regulatory matters and 2019 financial results. The PNMR board discussed next steps for the company and expressed its belief that, even taking into account these recent positive developments, the rationale for considering a strategic merger transaction had not changed materially in the last 12 months. This rationale included the company’s small financial capacity relative to its potential capital needs, the regulatory and other risks to achieving its business plan, and the opportunity to realize for PNMR shareholders the current high trading value of PNMR stock (PNMR’s stock price was $51.38 on January 17, 2020). The PNMR board reviewed the potential financial and strategic benefits of an Avangrid merger that had led the PNMR board to engage in discussions with Iberdrola and Avangrid in the summer and fall of 2019. The PNMR board also noted that no other potential merger partner previously contacted had shown an interest in holding discussions with PNMR about a strategic merger. While acknowledging that Iberdrola’s and Avangrid’s focus on clean energy may preclude them from considering a transaction with PNMR on an acceptable timeline, the PNMR board discussed whether Avangrid would be interested in starting new discussions in light of the many possible benefits that would be offered by a PNMR-Avangrid merger.
Following the PNMR board meeting, Mr. Eldred updated Mr. Azagra Blazquez on recent PNMR events. They discussed whether the parties should meet to review whether there could be an acceptable basis on which they could initiate new discussions about a possible PNMR-Avangrid transaction. They agreed to meet in person to continue this conversation.
On January 30, 2020, Mr. Eldred and a representative of Evercore met in Phoenix, Arizona with Mr. Azagra Blazquez and a representative of BNP Paribas. Mr. Azagra Blazquez confirmed Iberdrola/Avangrid’s interest in again pursuing a transaction, but indicated that PNMR’s exposure to coal remained an issue for Iberdrola and Avangrid. They discussed how the issue could be resolved in light of PNMR’s ongoing initiative to pursue a strategy to exit from its interest in Four Corners early, by 2024. Mr. Eldred presented a schedule of major milestones that could lead to a transaction on a timeline that could be acceptable to the PNMR board. There was no discussion of valuation. The parties recognized that valuation would have to be revisited in light of recent developments and stock prices. The parties agreed to sign a new NDA in substantially the same form as the prior NDA.
On February 12, 2020, Mr. Eldred, PNMR’s General Counsel and a representative of Evercore met in New York City with Mr. Azagra Blazquez and a representative of BNP Paribas. Representatives of Troutman Pepper

and Latham & Watkins participated in a portion of the meeting. Matters discussed included PNMR’s ongoing strategy to exit from Four Corners early, PNMR and Avangrid regulatory developments since late fall 2019, the process for updating financial projections, and PNMR and Avangrid valuation. They also discussed a potential timeline for a transaction if these matters could be resolved. With Troutman Pepper and Latham & Watkins participating, the parties discussed high level merger agreement open items from when discussions terminated in December 2019.
On February 13, 2020, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. The Transaction Review Committee received an update on the discussions with Iberdrola since the January 17, 2020 PNMR board meeting. PNMR management reviewed the ongoing strategy to exit Four Corners and related discussions with a possible counterparty. Management emphasized the benefits to PNMR of a Four Corners exit irrespective of an Avangrid transaction. Evercore reviewed an updated preliminary financial analysis and discussion materials relating to PNMR and Avangrid. The Transaction Review Committee discussed open merger agreement items pending receipt of a mark-up from Latham & Watkins.
On February 17, 2020, Latham & Watkins provided a mark-up of the draft merger agreement Troutman Pepper had distributed in October 2019. In addition to providing new comments, the mark-up agreed with Troutman Pepper’s position that expenses (subject to a maximum of $10 million) only be payable upon a “naked no vote” by PNMR shareholders. The mark-up further proposed a 3.5% of transaction equity value termination fee to be payable by PNMR upon exercise of the PNMR board’s “fiduciary out” rights; a 3.5% of transaction equity value termination fee to be payable by Avangrid upon breach of its covenant to seek regulatory approval; and a closing condition that not more than 10% of PNMR shareholders have exercised dissenter’s rights. The mark-up left open for discussion the regulatory burdensome effect threshold.
On February 20, 2020, the PNMR board met at a regularly scheduled meeting and in executive session, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating, received an update on the discussions with Iberdrola since the January 17, 2020 board meeting. PNMR management reviewed the status of the process for exiting Four Corners and related discussions with possible counterparties. Management reviewed the benefits of a Four Corners exit for the company irrespective of an Avangrid transaction. Evercore reviewed updated preliminary financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting. The PNMR board discussed the financial benefits for PNMR shareholders of realizing a high valuation for their PNMR stock in light of the downside risk of PNMR’s achieving its business plan. (PNMR’s stock price was $54.83 on February 20, 2020.) The PNMR board further discussed the possible strategic benefits of an Avangrid merger for PNMR. These benefits included that the scale, scope and diversity of the combined companies would better position PNMR to make rate base investments, invest in new technologies and strengthen PNMR’s balance sheet. This also would have the potential to create job opportunities in New Mexico that would help in community and regulatory relationships as well as serve customers through ongoing investments. Troutman Pepper reviewed open high-level merger agreement items based on the mark-up from Latham & Watkins. In executive session, the independent directors discussed the importance of resolving the Four Corners and valuation matters expeditiously. They also discussed the importance of understanding the post-closing management structure of the combined company if there were to be a significant Avangrid stock component of the merger consideration. They discussed the strategic review process that had occurred to date and emphasized the importance of having a strategic merger partner, like Iberdrola/Avangrid, with substantial financial capacity.
On February 21, 2020, the PNMR board met in executive session, with Mr. Eldred and PNMR’s General Counsel participating. The PNMR board continued its discussion of a possible Avangrid transaction from the prior day’s meeting.
On February 24, 2020, stock markets fell generally due to COVID-19 concerns (although the PNMR and Avangrid stock trading prices generally maintained their current levels for a while longer).
On March 5, 2020, Mr. Eldred and a representative of Evercore met in Boston, Massachusetts with Mr. Azagra Blazquez and a representative of BNP Paribas. Mr. Eldred indicated that the PNMR board’s objectives for valuation included receiving a premium to its trading price at the time of transaction announcement. The parties acknowledged that valuation would need to continue to be revisited in light of recent COVID-19-related events and resulting market volatility. The parties discussed key merger agreement issues and a potential timeline for a transaction and next steps.
On March 7, 2020, Troutman Pepper provided a mark-up of the merger agreement Latham & Watkins had distributed on February 17, 2020. In this mark-up Troutman Pepper maintained its prior position on the amounts of PNMR’s “fiduciary out” termination fee (2.5% of transaction equity value) and Avangrid’s regulatory breach termination fee (5% of transaction equity value) and on there not being a dissenter’s rights - related closing condition.
On March 10, 2020, the Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and representatives of Evercore and Troutman Pepper participating. The Transaction Review Committee was provided an update on the discussions that had occurred about the transaction since the PNMR board meetings on February 20-21, 2020. The Transaction Review Committee expressed its support for the current status of the transaction discussions, while also being concerned about the impact on the transaction of the stock market declines and volatility.
On March 12, 2020, the PNMR board met telephonically in executive session, with Mr. Eldred and representatives of Evercore and Troutman Pepper participating. The PNMR board was provided an update on the discussions that had occurred about the transaction since the PNMR board meetings on February 20-21, 2020. The PNMR board expressed its support for the current status of the valuation and merger agreement discussions, although it expressed concern about the impact on the transaction of the increasing stock market declines and volatility.
On March 16, 2020, Latham & Watkins provided a high-level issues list with respect to Troutman Pepper’s prior draft of the merger agreement. In this issues list, Latham & Watkins proposed a PNMR “fiduciary out” termination fee of 3.5% of transaction equity value, an Avangrid termination fee of 4.5% of transaction equity value, and a closing condition that dissenter’s rights have not been exercised for more than 15% of PNMR’s shares. The issues list also proposed that the regulatory burdensome effect threshold be based on a hypothetical company that is either 25% of the size of PNMR or 50% of the size of PNM’s retail distribution business. The list also proposed that current PNMR employee compensation and benefit levels would be maintained for one year following closing.
On March 19, 2020, Avangrid announced that its CEO would retire on June 23, 2020 and that the company was conducting an internal and external search for its successor.
On March 20, 2020, PNMR’s common stock price fell to $29.93, the lowest price it had been since 2015.
On March 21, 2020, Troutman Pepper sent a response to the high-level merger agreement issues Latham & Watkins had identified in its issues list on March 16, 2020. In its response Troutman Pepper proposed a 2.75% of transaction equity value PNMR “fiduciary out” termination fee and a 5% of transaction equity value Avangrid termination fee and stated that PNMR remained concerned about there being a dissenter’s rights-related closing condition.
On March 26, 2020, Mr. Eldred and a representative of Evercore held a conference call with Mr. Azagra Blazquez and a representative of BNP Paribas to review the status of transaction discussions since they last met on March 5, 2020, recent stock price performance, and next steps in the discussions.
On April 10, 2020, Latham & Watkins provided a mark-up of the merger agreement draft Troutman Pepper had provided on March 7. In this mark-up, Latham & Watkins proposed a 3% of transaction equity value PNMR “fiduciary out” termination fee, a 4% of transaction equity value Avangrid termination fee and a 15% dissenter’s rights closing condition. The mark-up also continued to propose that the regulatory burdensome effect threshold would be based on a company 25% of the size of PNMR but also agreed that only terms related to rate or governance/management issues would be taken into account in this measurement with respect to New Mexico and Texas regulatory approvals.
On April 14, 2020, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. The Transaction Review Committee was provided an update on discussions that had occurred with

Iberdrola/Avangrid since the PNMR board meeting on March 12, 2020. The Transaction Review Committee considered whether moving forward with the transaction as an all stock or nearly all stock transaction could be in the best interests of PNM and its shareholders, even if the valuation would be relatively lower than at earlier times, by permitting PNMR shareholders to participate more in the potential growth of the combined company. The Transaction Review Committee discussed the preliminary financial analysis presented by Evercore in advance of the meeting with respect to an all-stock transaction. Troutman Pepper reviewed the status of the merger agreement discussions and presented a proposal for responding to the most recent Latham & Watkins draft of the merger agreement. The Transaction Review Committee discussed the importance for an all stock or nearly all stock transaction of understanding the post-closing management team in light of the pending retirement of Avangrid’s CEO. The Transaction Review Committee expressed its support for continuing discussions with Iberdrola/Avangrid about the transaction but expressed concerns about valuation.
On April 15, 2020, Troutman Pepper sent a revised draft of the merger agreement to Latham & Watkins. In this draft, Troutman Pepper agreed with the 3% of transaction equity value PNMR “fiduciary out” termination fee and proposed a 4.5% of transaction equity value Avangrid termination fee, a 20% dissenter’s rights closing condition, and a regulatory burdensome effect threshold based on a company 50% of the size of PNMR with only rate credits to customers being taken into account in determining whether a burdensome effect has occurred. The draft further proposed a two-year period of protection of PNMR employee compensation and benefits, as well as amendments to the Avangrid Shareholder Agreement relating to adding PNMR directors to Avangrid’s board of directors due to the all-stock nature of the transaction.
On April 23, 2020, Latham & Watkins sent a revised draft of the merger agreement to Troutman Pepper. In this draft Latham & Watkins proposed a 4% of transaction equity value Avangrid termination fee, a 15% dissenter’s rights closing condition and a regulatory burdensome effect threshold based on a company 25% of the size of PNMR. The draft proposed changes to Troutman Pepper’s draft post-closing governance items that would be included in an amended Iberdrola-Avangrid Shareholder Agreement.
On April 27, 2020, the PNMR board met telephonically, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. The PNMR board was provided an update on discussions that have occurred with Iberdrola/Avangrid since the PNMR board meeting on March 12, 2020. The PNMR board considered whether moving forward with the transaction as an all stock or nearly all stock transaction at a time when PNMR stock was trading at approximately $41 per share could be in the best interests of shareholders. The PNMR board also discussed the preliminary financial analysis presented by Evercore in advance of the meeting with respect to an all-stock transaction. Troutman Pepper reviewed the status of the merger agreement discussions. PNMR management reviewed the outstanding matters that would need to be resolved before a transaction could be entered into. The PNMR board discussed the importance for PNMR shareholders of the post-closing management team of the combined company in an all stock or nearly all stock transaction. The PNMR board expressed its support for continuing discussions with Iberdrola/Avangrid about the transaction but expressed reservations about valuation.
On April 30, 2020, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel participating. Management provided the Transaction Review Committee with an update on Four Corners exit alternatives and activities.
On May 1, 2020, Troutman Pepper sent a new draft of the merger agreement to Latham & Watkins. In this draft Troutman Pepper again proposed a 4.5% of transaction equity value Avangrid termination fee, a 20% dissenters rights closing condition, and a regulatory burdensome effect threshold based on a company 75% of the size of PNM’s retail distribution business. The draft further commented on regulatory, employee benefits and post-closing governance items.
On May 12, 2020, the PNMR board met telephonically at a regularly scheduled meeting and in executive session, with Mr. Eldred, PNMR’s General Counsel and a representative of Troutman Pepper participating, management provided the PNMR board with an update on discussions with third parties relating to an exit from Four Corners. Management further provided an update on discussions with Iberdrola/Avangrid about transaction matters, including post-closing management, PNMR representation on the post-closing board of directors and, assuming all open transaction issues could be resolved, regulatory considerations around transaction timing in light of the COVID-19 pandemic and related governmental restrictions on group meetings and travel.

On June 5, 2020, the PNMR board met telephonically in executive session, with Mr. Eldred and PNMR’s General Counsel and representatives of Troutman Pepper participating. Management provided the PNMR board with an update on New Mexico operational matters, including plans to exit Four Corners. Management further provided an update on discussions with Iberdrola/Avangrid about transaction matters, including valuation and exchange ratio considerations.
On June 10, 2020, Ms. Collawn and Mr. Azagra Blazquez discussed transaction matters. He informed her that Avangrid would soon be announcing the appointment of a new CEO.
On June 15, 2020, Avangrid announced the appointment of Dennis Arriola as its new CEO.
On June 15, 2020, the PNMR board met telephonically in executive session, together with Mr. Eldred and PNMR’s General Counsel and representatives of Troutman Pepper. Ms. Collawn provided an update on her conversations with Mr. Azagra Blazquez during the prior week. The PNMR board expressed its concern about entering into an all-stock transaction with Avangrid in which PNMR shareholders would receive little or no premium at a time when the PNMR common stock was trading at under $40 per share and when Avangrid had a new CEO. The PNMR board expressed its skepticism as to whether a new transaction with different terms could be entered into with Avangrid at that time. However, the PNMR board determined to meet again to discuss next steps, if any, with Iberdrola/Avangrid.
On June 24, 2020, the PNMR board met telephonically in executive session, together with Mr. Eldred and PNMR’s General Counsel and representatives of Troutman Pepper. The PNMR board reviewed its rationale for beginning the strategic review process in 2019, including the challenges faced by PNMR with its relatively small capitalization and regulatory and industry constraints on its ability to grow. However, in light of the concern about an all-stock transaction at a time when PNMR’s trading price was depressed and when Avangrid would have a new CEO, the uncertainty about being able to negotiate a different type of transaction, and PNMR’s need to focus on executing its business plan, the PNMR board determined that discussions with Iberdrola/Avangrid should be terminated at that time.
Following the meeting, Mr. Eldred informed Mr. Azagra Blazquez that the PNMR board was terminating discussions.
On July 27-28, 2020, the PNMR board met telephonically at a regularly scheduled meeting. During the meeting management provided the PNMR board with an update on activities since the June 24, 2020 board meeting, including the status of the discussions for exiting Four Corners. Upon receiving financial and other updates from management, the PNMR board again expressed concern with the company’s ability to achieve its business plan due to the continuation of general economic trends and regulatory constraints.
On August 3, 2020, a representative of BNP Paribas contacted a representative of Evercore and Mr. Eldred. They discussed whether PNMR would be interested in re-engaging in discussions with Iberdrola and Avangrid about a possible transaction. Thereafter, Mr. Azagra Blazquez followed up with Mr. Eldred as to this question.
On August 4, 2020, at the direction of PNMR management, Evercore provided BNP Paribas with updated financial projections that had been prepared by PNMR management based on an updated long-range business plan that took into account the financial and other updates that had been reviewed with the PNMR board on July 27-28, 2020.
On August 11, 2020, Mr. Azagra Blazquez, a representative of BNP Paribas and Mr. Eldred and a representative of Evercore held a conference call in which Mr. Eldred outlined key transaction matters that would need to be addressed by Iberdrola and Avangrid in writing before PNMR management could consider discussing with the PNMR board whether PNMR should re-engage in discussions with Iberdrola/Avangrid. These matters included the need for: having a significant cash component in the merger consideration; readdressing valuation in light of current stock prices (the PNMR common stock price was approximately $44.30 on August 7, 2020) and PNMR’s having issued common stock at $48.50 per share in January 2020; and Iberdrola/Avangrid acknowledging that a comprehensive set of state regulatory commitments should be proposed in order to provide comfort that there would be a smooth regulatory approval process. The parties determined to schedule calls among their respective representatives to review next steps.
On August 12, 2020, representatives of Evercore and BNP Paribas discussed the updated PNMR financial projections. Also, on August 12, representatives of Troutman Pepper and Latham & Watkins discussed key merger agreement terms that remained outstanding from prior discussions that would need to be addressed if the parties were to re-engage in discussions. On August 13, 2020, representatives of PNMR, Troutman Pepper and Latham & Watkins discussed the status of PNMR’s process for exiting Four Corners. On August 20, 2020, representatives of Troutman Pepper and Latham & Watkins discussed key regulatory-related terms for a possible transaction.
On August 22, 2020, PNMR management was provided with a draft of a letter proposing an indicative offer for a transaction between PNMR and Avangrid. The draft proposed consideration for each PNMR outstanding share of (i) $25.00 cash and (ii) 0.5100 shares of Avangrid stock (which had closed at $49.47 on August 21, 2020). The draft stated that Iberdrola and Avangrid senior management were fully supportive of the transaction and willing to propose a comprehensive set of regulatory commitments in connection with seeking regulatory approvals. The draft further proposed a termination fee of 4.25% of transaction equity value if Avangrid were to breach its regulatory covenants in the merger agreement and a regulatory burdensome effect threshold based on a company 50% of the size of PNM’s retail distribution business but only taking into account for New Mexico and Texas regulatory purposes matters relating to rate credits to customers and any requirement to impose independent director obligations that would impact Avangrid control over PNMR. The draft also committed to generally maintain the employee compensation and benefits for PNMR employees for two years post-closing. The draft letter stressed the importance to Iberdrola and Avangrid of having definitive documentation in place for PNMR’s exit from Four Corners.
On August 23, 2020, PNMR’s General Counsel and representatives of Troutman Pepper held a conference call with representatives of Latham & Watkins to ask clarifying questions with respect to the draft indicative offer letter.
On August 25, 2020, Iberdrola/Avangrid provided an executed indicative offer letter. The letter contained the same terms as in the draft letter provided on August 22, 2020, as clarified on August 23, 2020. The merger consideration offered in the letter represented a value to the PNMR shareholders of $50.23 per share, representing a 13.8 % premium to PNMR’s common stock price of $44.14 on August 25, 2020.
On August 26, 2020, Latham & Watkins provided a new draft of the merger agreement. This draft contained terms that were consistent with the indicative offer letter plus a 15% dissenter’s rights closing condition.
On August 28, 2020, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred, PNMR’s General Counsel and representatives of Troutman Pepper participating. The Transaction Review Committee discussed the indicative offer letter, which had been provided in advance of the meeting. The Transaction Review Committee expressed its belief that the letter was responsive to issues raised by the PNMR board, management and PNMR’s advisers about the prior discussions with Iberdrola and Avangrid, including the need for PNMR shareholders to receive a meaningful premium for their shares and for there to be a significant cash component in the transaction. The Transaction Review Committee expressed support for re-engaging in discussions with Iberdrola/Avangrid about a merger with Avangrid and unanimously determined to recommend this to the PNMR board.
On August 31, 2020, PNMR’s General Counsel and representatives of Evercore and Troutman Pepper had a conference call with representatives of BNP Paribas and Latham & Watkins. They discussed a timeline for resolving open issues that could be discussed with the PNMR board should the PNMR board approve re-engaging in discussions with Iberdrola/Avangrid. On September 1, 2020, a follow-up call was held which included Mr. Eldred and Mr. Azagra Blazquez.
On September 2, 2020, the PNMR board met telephonically, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. The PNMR board discussed the indicative offer letter about a transaction with Avangrid, which had been provided in advance of the meeting. The PNMR board referred to the higher valuation being offered in a transaction with a significant premium and cash component, Avangrid’s commitment to obtain regulatory approval and the overall financial benefits of a transaction for PNMR’s shareholders as well as the strategic benefits for PNMR’s customers, communities and employees. The PNMR board unanimously determined that PNMR should re-engage in discussions with Iberdrola and Avangrid.
On September 2, 2020, Ms. Collawn notified Mr. Azagra Blazquez that the PNMR board had determined that PNMR should re-engage in discussions with Iberdrola.

On September 2, 2020, representatives of PNMR and Evercore held a conference call with representatives of Iberdrola/Avangrid and BNP Paribas to review the strategy for engaging in discussions with rating agencies about the proposed merger transaction. On September 3, 2020, representatives of Troutman Pepper, Evercore and PNMR held a conference call with representatives of Latham & Watkins, Evercore and Iberdrola and Avangrid to schedule document deliverables and conference calls for the upcoming weeks. On September 4, 2020, Troutman Pepper sent new drafts of the merger agreement and PNMR disclosure schedules to Latham & Watkins. The draft merger agreement was generally consistent with the terms proposed in the August 25, 2020 indicative offer letter. On September 4, 2020, Latham & Watkins provided Troutman Pepper with a list of categories of due diligence questions. Thereafter Iberdrola and its representatives provided lists of due diligence questions and PNMR commenced responding to the questions.
On September 8, 2020, representatives of Iberdrola/Avangrid, Latham & Watkins and BNP Paribas held a conference call with representatives of PNMR, Troutman Pepper and Evercore. During this call, the PNMR representatives reviewed the next steps in the Four Corners exit process. On September 10, 2020, representatives of PNMR and Troutman Pepper held a conference call with representatives of Iberdrola/Avangrid and Latham & Watkins to review regulatory approvals required in connection with a PNMR-Avangrid merger transaction.
On September 14, 2020, representatives of PNMR, Evercore and Troutman Pepper held a conference call with representatives of Iberdrola/Avangrid, BNP Paribas and Latham & Watkins to review PNMR’s updated business plan and related capital investment requirements.
Also on September 14, 2020, Latham & Watkins sent a new draft of the merger agreement and a draft of the Avangrid Shareholder Agreement to Troutman Pepper. The merger agreement contained a revised covenant and a closing condition providing for PNMR’s entering into definitive agreements providing for the exit from Four Corners. The Avangrid Shareholder Agreement provided for two PNMR independent directors to serve on the Avangrid board of directors. Additionally, one former PNMR director would serve on the board of directors of Avangrid’s Networks subsidiary.
On September 15, 2020, representatives of PNMR and Evercore held a conference call with representatives of Iberdrola/Avangrid and BNP Paribas to review the process for approaching the rating agencies to discuss the proposed transaction.
Also on September 15, 2020, Mr. Eldred discussed with Mr. Azagra Blazquez post-closing management of PNMR and its regulated subsidiaries at the local level and provided biographies and descriptions of current management. Mr. Eldred emphasized the importance for achieving regulatory approval of having a post-closing management plan in place for these companies at the local level.
During this period, Avangrid’s and PNMR’s stock prices diverged, with Avangrid’s maintaining or increasing in price and PNMR’s decreasing in price to a low of approximately $41 per share. On September 19, 2020, Mr. Azagra Blazquez discussed with Mr. Eldred how he was concerned that the divergence in stock prices might cause Avangrid to reconsider the proposed exchange ratio. He also referred to the importance of PNMR’s having agreements in place to exit from Four Corners. Mr. Eldred updated Mr. Azagra Blazquez on the already ongoing initiatives by PNMR to exit Four Corners.
On September 21-22, 2020, the PNMR board met at a regularly scheduled meeting and in executive session, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating, received an update on the Avangrid transaction. Troutman Pepper reviewed materials provided in advance of the meeting, including summaries of the merger agreement and shareholders agreement, interests of officers and directors in the merger, the director’s fiduciary duties and transaction considerations in connection with the proposed transaction. Evercore reviewed discussion materials provided in advance of the meeting with respect to the history of the PNMR board’s strategic review of alternatives that began in December 2018 and resulted in a transaction process, including the prior approach to potential strategic merger partners and the lack of interest in PNMR shown by those companies. The PNMR board discussed the rationale for an Avangrid merger, including the risks and challenges inherent in PNMR’s standalone business plan, financial highlights for PNMR shareholders in light of the significant stock price premium being offered by Avangrid, and strategic benefits for PNMR, customers, employees and local communities. Evercore reviewed an updated preliminary financial analysis relating to PNMR and Avangrid.

On September 25, 2020, Mr. Eldred and a representative of Evercore held a conference call with Mr. Azagra Blazquez and a representative of BNP Paribas. They discussed pro forma company capitalization and credit ratings matters, and how Avangrid would fund the transaction, including whether Iberdrola would make a capital contribution to Avangrid. During the following days, representatives of PNMR, Evercore, Iberdrola and Avangrid and BNP Paribas continued their analysis of these matters to prepare for meetings with the rating agencies in order to be assured that the agencies would view the transaction favorably. PNMR conveyed to Iberdrola and Avangrid that maintaining and strengthening the credit ratings of PNM and TNMP were important considerations for a transaction in order to obtain regulatory approvals.
On September 30, 2020, Mr. Eldred and a representative of Evercore held a conference call with Mr. Azagra Blazquez and a representative of BNP Paribas to discuss transaction status, including preparing for the meetings with rating agencies. During this call and thereafter in preparation for the meeting with the rating agencies, the parties discussed how Avangrid would fund the transaction, including the possibility of Iberdrola making a capital contribution to Avangrid. The parties also discussed whether such a capital contribution would impact the cash/stock mix of the merger consideration.
On October 2, 2020, representatives of PNMR and Troutman Pepper held a conference call with representatives of Latham & Watkins and Avangrid’s New Mexico and Texas regulatory counsel to review due diligence matters. Also on October 2, 2020, representatives of PNMR, Troutman Pepper and PNMR’s New Mexico and Texas regulatory counsel held a conference call with representatives of Iberdrola/Avangrid and Latham & Watkins to discuss the process for filing regulatory applications for approval of the proposed transaction.
On October 6, 2020, Mr. Eldred and a representative of Evercore held a conference call with Mr. Azagra Blazquez and a representative of BNP Paribas. During this call, Mr. Azagra Blazquez stated that, in order for Iberdrola to maintain its more than 80% ownership position in Avangrid, Iberdrola was proposing to change its offer to be for an all cash transaction and that Iberdrola would be willing to put in place a backstop commitment to eliminate any question about Avangrid’s ability to fund payment of the merger consideration. He stated that, while the Iberdrola-Avangrid Shareholder Agreement would not be amended, Avangrid would consider stating in the announcement of the transaction that it intends for PNMR to have two Avangrid board of directors seats and one Avangrid Networks board of directors seat as of the closing of the Avangrid merger. He also asked if PNMR would accept a price of below $50 per share. Mr. Eldred responded that while the PNMR board would not agree to a lower consideration, Ms. Collawn and he would discuss with the PNMR board whether it would be interested in moving to an all cash transaction.
Valuation discussions continued on October 7, 2020 with PNMR continuing to emphasize to Iberdrola/Avangrid the importance to the PNMR board of the valuation of $50.30 per PNMR share, based on the implied offer value of $50.23 proposed in the August 25, 2020 indicative offer letter.
On October 7, 2020, Troutman Pepper communicated to Latham & Watkins that the revised merger agreement for an all cash transaction should include provisions relating to Iberdrola’s providing a financing commitment to Avangrid. On October 7, 2020, Latham & Watkins sent a new draft of the merger agreement to reflect an all cash transaction in which Iberdrola would be providing a financing commitment to Avangrid. On October 8, 2020, representatives of Iberdrola/Avangrid and Latham & Watkins and PNMR and Troutman Pepper discussed changes that had been made in the new draft of the merger agreement.
On October 8, 2020, PNMR’s Transaction Review Committee met telephonically, with Ms. Collawn, Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. Evercore reviewed an updated preliminary financial analysis taking into account the proposed valuation of $50.30 per share in an all cash transaction. PNMR management reviewed the benefits for PNMR shareholders of Iberdrola’s agreeing to support Avangrid’s payment of the purchase price by providing a commitment letter. They further reviewed the expected positive credit rating impact for PNM and TNMP of Iberdrola’s funding the purchase price, which would be beneficial to regulatory approval efforts as well as for customers and communities served by PNM and TNMP. Troutman Pepper reviewed the proposed changes to the merger agreement. The Transaction Review Committee discussed how the benefits of valuation certainty in an all cash transaction could outweigh the consideration of PNMR shareholders not participating in potential growth of the combined company. The Transaction Review Committee further discussed the strategic benefits of the proposed transaction for PNMR’s customers and communities. The Transaction Review Committee unanimously determined that it supported the proposed all cash transaction at the proposed merger consideration of $50.30 per share and would recommend it to the PNMR board.
On October 9, 2020, the PNMR board met telephonically, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. Evercore reviewed updated preliminary financial analysis and discussion materials provided in advance of the meeting taking into account the proposed valuation of $50.30 per share in an all cash transaction. The PNMR board discussed with its advisors Iberdrola’s commitment to support the funding of the purchase price and the expected positive credit ratings impact. The PNMR board reviewed the financial benefits of such an all cash transaction for PNMR shareholders in terms of providing certainty of valuation, with the transaction also providing strategic benefits for other constituencies including customers, employees and communities served by PNMR. The PNMR board also discussed the fact that an all cash transaction eliminated any potential uncertainty associated with the business plan update to be presented by Avangrid to the investment community on its upcoming Analyst Day. The PNMR board further discussed how the all-cash transaction would be taxable to shareholders and preclude them from automatically participating in the potential future growth of the combined company in a tax efficient manner. Troutman Pepper reviewed the proposed changes to the merger agreement. The PNMR board unanimously agreed that it supported moving forward in negotiations of the proposed all cash transaction at $50.30 per share.
During this time period, the parties communicated with the rating agencies about the PNM, TNMP, PNMR and Avangrid capitalization structures post-merger due to the importance for obtaining regulatory approval of receiving positive credit rating indications from these agencies.
On October 12, 2020, PNMR received an indication of interest from a purchasing party relating to the exit from Four Corners and provided a notice of right of first refusal to the Four Corners counterparties. Troutman Pepper provided copies of these documents to Latham & Watkins.
On October 14, 2020, Lathan & Watkins provided a draft of the Iberdrola financing commitment letter. Also on October 14, 2020, Iberdrola’s Chairman held a conference call with Ms. Collawn and Mr. Eldred. During this call they discussed the financial and strategic benefits of the proposed merger. Also on October 14, 2020, representatives of PNMR, Troutman Pepper and PNMR’s New Mexico and Texas regulatory counsel held a follow-up call with representatives of Iberdrola and Avangrid and Latham & Watkins to discuss the regulatory filings to be made in New Mexico and Texas in connection with the transaction; PNMR updated Latham & Watkins and Iberdrola/Avangrid about discussions being held with co-owners of Four Corners about its proposed exit; and Troutman Pepper sent comments to Latham & Watkins on the Iberdrola financing commitment letter.
From October 16-October 19, 2020, Troutman Pepper and Latham & Watkins exchanged drafts of the merger agreement, Iberdrola financing commitment letter and disclosure schedules and resolved final outstanding items. During this period PNMR negotiated for the ability to increase its quarterly dividend in 2021 from the $0.3075 per share paid in 2020 to $0.3275 per share in order to provide value to PNMR shareholders.
On October 20, 2020, the PNMR board met telephonically, with Mr. Eldred and PNMR’s General Counsel and representatives of Evercore and Troutman Pepper participating. Mr. Eldred reviewed materials provided in advance of the meeting. He described the premium to recent PNMR trading prices represented by an offer of $50.30 per share. He provided an update on discussions with the rating agencies in which they stated that they viewed the proposed merger as being positive from a credit perspective, which would be important for obtaining regulatory approvals. The PNMR board discussed how an all cash transaction provides certainty of value for shareholders, eliminates shareholder risk inherent in PNMR’s business plan and removes current credit ratings pressure. Ms. Collawn described the strategic benefits for PNM and TNMP of being affiliated with a larger company with significant financial strength and a renewable energy commitment. The representatives of Troutman Pepper reviewed materials provided in advance of the meeting, including the latest version of the merger agreement. They reminded the PNMR board of the prior discussions regarding the duties of directors and further reviewed the duties of directors applicable to the review of a transaction like that under consideration. They reviewed the interests of directors in the possible transaction that were in addition to or different from the interests of shareholders generally, as described in the section entitled “—Interests of PNMR’s Directors and Executive Officers in the Merger” beginning on page 66 of this proxy statement. The PNMR board considered the timeline of the strategic review process it had engaged in and which included a targeted auction strategic merger process. Representatives of Evercore reviewed its financial analysis and discussion materials relating to PNMR and Avangrid provided in advance of the meeting. They then rendered to the PNMR board Evercore’s oral opinion, subsequently confirmed in Evercore’s written opinion dated as of October 20, 2020, that as of October 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of PNMR common stock entitled to receive such merger consideration. At this meeting the PNMR board unanimously adopted resolutions approving the merger substantially in the form contemplated by the merger agreement and the other transactions and agreements contemplated by the merger agreement.
Later on October 20, 2020, PNMR, Avangrid and merger sub executed the merger agreement and related documents. Iberdrola also delivered an executed copy of the financing commitment letter on the same day.
On October 21, 2020, PNMR and Avangrid issued press releases announcing the execution of the transaction documents.
PNMR’s Reasons for the Merger
The PNMR board regularly receives and discusses advice and opinions from management, consultants and financial advisors regarding trends in the utility industry as part of its consideration of ways in which to grow the company and enhance its earnings and value. As part of this effort, the PNMR board has focused on the company’s operations as well as possible strategic initiatives, including a strategic merger of PNMR as described in “—Background of the Merger” above. In particular, the PNMR board was focused on realizing a premium to the current value in PNMR’s stock trading price due to the PNMR board’s concern with PNMR’s ability to achieve its business plan as a result of its relatively small financial capacity and industry and regulatory constraints.
The PNMR board concluded, based on consideration over the course of a nearly two-year period which included numerous meetings at which PNMR’s strategic alternatives were discussed, that the Avangrid merger was in the best interests of PNMR’s shareholders and that the merger consideration likely represented the highest value that could be obtained for PNMR shareholders. After careful consideration, at a meeting held on October 20, 2020, the PNMR board unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders.
In addition to the factors mentioned above, the material factors considered by the PNMR board in making these determinations included the following (which are not listed in any relative order of importance):
•
The merger consideration represented a premium to PNMR’s recent and historic share trading price (a 10.0% premium to the October 20, 2020 closing share price of PNMR common stock and approximately a 19.3% premium to the 30-day volume weighted average price of PNMR’s common stock as of October 20, 2020).

•
The belief of the PNMR board, after a thorough review of our business, market trends, operations, competitive landscape, execution risks and financial condition, and discussions with our management and advisors, that the value offered to shareholders pursuant to the merger is more favorable to our shareholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering:

○	the outlook of our industry and markets, including consolidation in the utility industry and the regulatory risks;
○	the execution and other risks and uncertainties relating to future execution of our strategic plan;
○	costs and risks of other strategic alternatives;
○	the challenging regulatory environment in the utility industry, including in New Mexico;
○	credit ratings pressure; and
○	trading and liquidity challenges for small and mid-cap utilities.

•
The fact that the merger consideration of $50.30 will be paid in all cash, and provides liquidity, certainty of value, eliminates shareholder risk inherent in our business plan and removes potential future dilution from required equity issuance by PNMR, and also provides for an ability for PNMR to increase dividends prior to the closing.

•
The other alternatives evaluated and considered by the PNMR board, in consultation with its advisors, including (i) continuing to run the company in the ordinary course and (ii) selling certain businesses or subsidiaries of PNMR.

•	The responses from other possible strategic merger partners as discussed above under “—Background of the Merger”.
•	The course of negotiations between PNMR and Iberdrola/Avangrid, in which PNMR was advised by independent legal and financial advisors.
•
The belief of the PNMR board based upon arm’s-length negotiations with Iberdrola/Avangrid that the price to be paid by Avangrid was the highest price per share that Avangrid was willing to pay for PNMR and the fact that all other possible strategic merger partners that were contacted declined to make an offer to merge with or acquire PNMR.

•
The oral opinion of Evercore, subsequently confirmed in Evercore’s written opinion dated as of October 20, 2020, that as of October 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of PNMR common stock entitled to receive such merger consideration, as more fully described below in the section entitled “—Opinion of PNMR’s Financial Advisor” beginning on page 53.

•
The likelihood that the merger will be consummated, based on, among other things, the likelihood of receiving the PNMR shareholder approval necessary to complete the merger in a timely manner, the limited number of conditions to the merger, the fact that Avangrid has received a financing commitment letter that will be sufficient for Avangrid to fund payment of the merger consideration, and the relative likelihood of obtaining required regulatory approvals.

•	The fact that Iberdrola and Avangrid have experience in and a successful history of consummating electric utility transactions in the U.S.
•
The terms and conditions of the merger agreement that permit PNMR, prior to the time that PNMR shareholders approve the merger agreement and the transactions contemplated thereby, under certain circumstances, to discuss and negotiate an acquisition proposal should one be made and, if the PNMR board determines in good faith, after consultation with its legal and financial advisors, that the unsolicited acquisition proposal constitutes a superior proposal within the meaning of the merger agreement, the PNMR board is permitted, after giving Avangrid an opportunity to match that proposal, to terminate the merger agreement in order to enter into a definitive agreement for such superior proposal, subject to payment of a termination fee of $130 million.

•
The other terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, and the conditions to completion of the merger, including the absence of a financing condition.

•	The benefits to customers and local communities that can be provided by a larger company, with a focus on creating jobs in New Mexico, sustainability and reliable and efficient services.
•	The protections provided for PNMR employees in the merger agreement and growth opportunities for employees at a larger company.
The PNMR board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following (which are not listed in any relative order of importance):
•
The risk that the merger will be delayed or will not be completed, including the risk that required regulatory approvals may not be obtained, as well as the potential loss of value to PNMR shareholders and the potential negative impact on the financial position, operations and prospects of PNMR if the merger is delayed or is not completed for any reason.

•
That PNMR will be required to bear the costs associated with negotiating the merger agreement and attempting to close the merger even if the merger is not ultimately completed, as well as in connection with potential litigation that may arise in relation to the merger agreement.

•
That the ability of the PNMR board to withdraw or change its recommendation in favor of the merger in connection with a superior proposal or certain material changes related to PNMR is subject to payment of a termination fee of $130 million in the event Avangrid terminates the merger agreement following such withdrawal or recommendation change.

•	That substantial management time and effort will be required to effectuate the merger and the related disruption to PNMR’s day-to-day operations during the pendency of the merger.
•
The risk, if the merger is not completed, that the pendency of the merger could adversely affect the relationship of PNMR and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings.

•
That the terms of the merger agreement place restrictions on the conduct of PNMR’s business prior to completion of the merger, which may prevent PNMR from undertaking business opportunities that may arise prior to completion of the merger, and the resultant risk if the merger is not completed.

•
The fact that PNMR shareholders will not participate in any potential future earnings or growth of PNMR and will not benefit from any potential appreciation in the value of PNMR as a subsidiary of Avangrid.

•	The fact that the gain recognized by PNMR shareholders as a result of the merger generally will be taxable to the shareholders for U.S. income tax purposes.
•	That PNMR’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of PNMR shareholders.
The foregoing discussion of factors considered by the PNMR board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PNMR board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and adopt the merger agreement.
In addition, individual members of the PNMR board may have given differing weights to different factors. The PNMR board conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, PNMR’s management, its inside and outside legal advisors, and its financial advisors regarding certain of the matters described above.
Recommendation of the PNMR Board
After careful consideration of various factors described in the section entitled “The Merger—PNMR’s Reasons for the Merger” beginning on page 49 of this proxy statement, at a meeting held on October 20, 2020, the PNMR board unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders.
Certain Unaudited Financial Forecasts Prepared by the Management of PNMR
While we provide public earnings per share guidance each quarter for that fiscal year, we do not, as a matter of course, publicly disclose other financial forecasts as to future performance, earnings or other results, other than providing projected earnings growth targets, investment plans and expected dividend growth in our regular investor materials. We are especially cautious of making financial forecasts for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving PNMR, we provided Avangrid and the PNMR board with certain non-public, unaudited financial forecasts regarding PNMR, or the Forecasts, that were prepared by our management and not for public disclosure. We also provided the Forecasts to Evercore and approved the Forecasts for Evercore’s use in connection with rendering its opinion.

A summary of the Forecasts considered by PNMR is not being included in this proxy statement to influence your decision whether to vote for or against the proposal to approve the merger agreement, but is being included because these financial forecasts were made available to Evercore, the PNMR board and Avangrid. The inclusion of this information should not be regarded as an indication that the PNMR board, its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these financial forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the Forecasts are based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and become subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.
In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts contained herein have been prepared by, and are the responsibility of, our management. KPMG LLP has neither examined, compiled nor performed any procedures with respect to the accompanying financial forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
These financial forecasts were based on numerous variables and assumptions that were deemed by our management to be reasonable at the time of their preparation. These variables and assumptions are inherently uncertain and may be beyond our control. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business, regulatory decisions and the regulatory environment generally, general business and economic conditions and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement. In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including the announcement of the merger. Our forecasts depend, in large part, upon customer usage, weather, capital expenditures and regulatory impacts. We have not prepared and expressly disclaim any responsibility to prepare (except to the extent required by applicable federal securities laws) revised forecasts to take into account other variables that may have changed since the preparation of the Forecasts. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.
Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including Operating Income Excluding Regulatory Disallowances, Ongoing Net Income, Ongoing EPS and If Converted Ongoing EPS. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.
In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders should not unduly rely on the Forecasts included in this proxy statement.

PNMR Forecasts
	2020E	2021E	2022E	2023E	2024E
	(in millions except per share data)
Operating Income Excluding Regulatory Disallowances(1)	$286	$298	$346	$384	$408
Depreciation and Amortization	$276	$298	$324	$354	$380
Ongoing Net Income	$177	$198	$220	$240	$251
Ongoing EPS	$2.21(2)	$2.30	$2.56	$2.79	$2.90
If Converted Ongoing EPS(3)	$2.22	$2.30	$2.49	$2.71	$2.82
Capital Expenditures	$806	$976	$760	$753	$649
(1)	Regulatory disallowances of $83 million and $2 million in 2021 and 2022, respectively, are excluded.
(2)
On October 1, 2020, PNMR raised 2020 ongoing earnings guidance for Non-GAAP EPS from the range of $2.16-$2.26 with a midpoint of $2.21 (reflected above) to a range of $2.23-$2.31 with a midpoint of $2.27. As disclosed, this increase reflected higher residential loads resulting from COVID-19-related usage and warmer temperatures, along with interest savings from the refinancing of debt. Given that the COVID-19-related usage and warmer temperatures cannot be assumed to continue in the future, management determined that the forecasts above should be based on the prior Non-GAAP EPS guidance of $2.21.

(3)
If Converted Ongoing EPS was calculated by Evercore based on information provided by PNMR management and approved for Evercore’s use by PNMR. If Converted Ongoing EPS uses diluted shares reflecting the settlement of forward equity shares, retirement of eligible restricted stock dilutive shares and the issuance and conversion of mandatory convertible securities expected to be issued in December 2021 and converted in December 2024. Diluted shares for 2020E does not include any early settlement of the forward equity shares. If Converted Ongoing EPS calculation reflects an adjustment of $6 million in 2022E, 2023E and 2024E for convertible debt interest savings expected following issuance of mandatory convertible securities in December 2021.

Assumptions Regarding PNMR Forecasts
The forecasts set forth above assume:
•	normal weather consistent with historical usage and other assumptions affecting customer demand,
•	no significant changes in regulatory framework, including assumptions relating to rate cases in Texas and New Mexico,
•	decoupling revenues are in place,
•	each of PNM and TNMP earn a certain targeted return on equity,
•	the PNM securitization is implemented in 2022,
•	planned capital expenditures and their net customer impacts,
•	retirement of San Juan Generating Station as previously disclosed,
•	divestment of Four Corners as previously disclosed,
•	return of Palo Verde leases unit 1 in 2023 and unit 2 in 2024 as previously disclosed,
•	annual FERC transmission rate increases at PNM, and
•	issuance and conversion of mandatory convertible securities to be issued in December 2021 and converted in December 2024.
Opinion of PNMR’s Financial Advisor
Opinion of Evercore Group L.L.C.
At a meeting of the PNMR board held on October 20, 2020, Evercore rendered to the PNMR board its oral opinion, subsequently confirmed in writing, that as of October 20, 2020 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration was fair, from a financial point of view, to the holders of PNMR common stock entitled to receive such merger consideration.
The full text of the written opinion of Evercore, dated as of October 20, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the PNMR board in connection with their evaluation of the proposed transaction. The opinion does not constitute a recommendation to the PNMR board or to any other persons in respect of the proposed transaction, including as to how any holder of shares of PNMR common stock should vote or act in respect of the proposed transaction. Evercore’s opinion does not address the relative merits of the proposed transaction as compared to other business or financial strategies that might be available to PNMR, nor does it address the underlying business decision of PNMR to engage in the proposed transaction.
In connection with rendering its opinion, Evercore had, among other things:
•	reviewed certain publicly available business and financial information relating to PNMR that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•	reviewed the Forecasts, which are summarized in the section entitled “—Certain Unaudited Financial Forecasts Prepared by the Management of PNMR” of this proxy statement;
•	discussed with management of PNMR their assessment of the past and current operations of PNMR, the current financial condition and prospects of PNMR, and the Forecasts;
•	reviewed the reported prices and the historical trading activity of PNMR common stock;
•	compared the financial performance of PNMR and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•
compared the financial performance of PNMR and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the merger agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of PNMR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with PNMR’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of PNMR as to the future financial performance of PNMR. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.
For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on PNMR or the consummation of the merger or reduce the contemplated benefits to the holders of PNMR common stock of the merger.
Evercore did not conduct a physical inspection of the properties or facilities of PNMR and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of PNMR, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of PNMR under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of October 20, 2020 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of PNMR common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion does not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of PNMR, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of PNMR, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to PNMR, nor does it address the underlying business decision of PNMR to engage in the merger. Evercore’s opinion does not constitute a recommendation to the PNMR board or to any other persons in respect of the merger, including as to how any holder of shares of PNMR common stock should vote or act in respect of the merger. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by PNMR and its advisors with respect to legal, regulatory, accounting and tax matters. The credit, financial and stock markets have been experiencing unusual volatility and Evercore expressed no opinion or view as to any potential effects of such volatility on the parties or the merger.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the PNMR board on October 20, 2020 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 20, 2020, and is not necessarily indicative of current market conditions.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analysis of PNMR
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis to calculate ranges of implied present values per share of PNMR common stock, utilizing estimates of the standalone, unlevered, after-tax free cash flows PNMR was expected to generate over the period from October 20, 2020 through December 31, 2024 based on the Forecasts.
For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as operating income plus income from Nuclear Decommissioning Trust (NDT) / other, less taxes, plus depreciation and amortization expenses, plus deferred income tax, less capital expenditures, less change in net working capital, plus/(less) other non-cash expenses/(gains), less non-cash gains from NDT.
Evercore calculated ranges of terminal values for PNMR using the following three alternative methods:
(i)
a perpetuity growth method -- under which Evercore calculated a range of terminal values for PNMR by applying perpetuity growth rates ranging from 1.50% to 2.00% to the estimate of terminal year unlevered free cash flow reflected in the Forecasts,

(ii)
a terminal multiple method (P/E Multiple) -- under which Evercore calculated a range of terminal values for PNMR by applying price to earnings-per-share (“P/E”) multiples ranging from 18.00x to 21.00x to the estimate of 2024 recurring net income reflected in the Forecasts, and

(iii)
a terminal multiple method (EV/EBITDA Multiple) -- under which Evercore calculated a range of terminal values for PNMR by applying enterprise value (“EV”) to earnings before interest, tax, depreciation and amortization (taking into account regulatory disallowances and gas pension costs) (“EBITDA”) multiples ranging from 11.00x to 13.00x to the estimate of 2024 EBITDA reflected in the Forecasts.

Evercore discounted PNMR’s projected, unlevered free cash flows over the period from October 20, 2020 through 2024 and the ranges of terminal values for PNMR it calculated under each of the methods described above to present value as of October 20, 2020, using a discount rate of 5.5%, in the case of its analysis based on the perpetuity growth method and using discount rates ranging from 5.0% to 6.0%, in the case of its analyses using the other methods, in each case to derive ranges of implied enterprise values for PNMR. The discount rates were based on Evercore’s judgment of the estimated range of PNMR weighted average cost of capital. Evercore then deducted from the ranges of implied enterprise values PNMR management’s estimate of PNMR’s net debt as of September 30, 2020 (taking into account cash estimated to be received from expected settlement of forward equity issuances in 2021), and divided the results by the fully diluted outstanding shares of PNMR common stock as of September 30, 2020 (taking into account estimated dilution from expected settlement of forward equity issuances in 2021), calculated based on information provided to Evercore by PNMR management, to derive a range of implied equity values per share of PNMR common stock as follows:
Method	Implied Per Share Equity Value Reference Ranges
Perpetuity Growth Rate Method	$30.44 - $40.77
Terminal Multiple Method (P/E Multiple)	$39.85 - $50.26
Terminal Multiple Method (EV/EBITDA Multiple)	$36.38 - $54.53
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of PNMR to corresponding financial multiples and ratios for the following selected publicly traded companies in the utility industry (referred to in this section as the “PNMR selected companies”):
•	Alliant Energy Corporation
•	Pinnacle West Capital Corporation
•	IDACORP, Inc.
•	NorthWestern Corporation
•	ALLETE, Inc.
•	Avista Corporation
Although none of these companies is directly comparable to PNMR, Evercore selected these companies based on its professional judgment because they are utility companies with business characteristics that, for purposes of its analysis, Evercore considered similar to the business characteristics of PNMR.
For PNMR and each of the PNMR selected companies identified above, Evercore calculated (i) the closing share prices as of October 16, 2020 as a multiple of earnings-per-share (“EPS”) for calendar years 2021 and 2022 and (ii) enterprise value as a multiple of estimated EBITDA for calendar years 2021 and 2022. The financial multiples and ratios for the PNMR selected companies were based on closing share prices as of October 16, 2020, financial data as reflected in the most recent public filings made by such company and consensus estimates for 2021 and 2022 obtained from publicly available equity research analysts’ projections made available by FactSet as of October 16, 2020.

The results of these calculations were as follows:
	P/E		EV / EBITDA
PNMR Selected Companies	2021E	2022E	2021E	2022E
Alliant Energy Corporation	21.2x	20.1x	13.0x	12.7x
Pinnacle West Capital Corporation	16.2x	15.4x	10.0x	9.2x
IDACORP, Inc.	18.4x	17.2x	12.8x	12.4x
NorthWestern Corporation	14.4x	13.6x	10.1x	9.6x
ALLETE, Inc.	15.0x	13.6x	10.1x	9.4x
Avista Corporation	16.3x	15.2x	8.9x	8.6x
Mean	16.9x	15.9x	10.8x	10.3x
Median	16.2x	15.3x	10.1x	9.5x
Based on the multiples it derived for the PNMR selected companies and its professional judgment and experience, Evercore applied (i) a P/E multiple reference range of 15.75x to 18.75x to PNMR management’s estimate of 2021 EPS for PNMR (assuming conversion of all future convertible debt of PNMR and taking into account estimated dilution from expected settlement of forward equity issuances in 2021), as reflected in the Forecasts, and (ii) a P/E multiple reference range of 14.75x to 17.75x to PNMR management’s estimate of 2022 EPS for PNMR (assuming conversion of all future convertible debt of PNMR and taking into account estimated dilution from expected settlement of forward equity issuances in 2021), as reflected in the Forecasts, to derive implied per share equity value reference ranges for PNMR.
Based on the multiples it derived for the PNMR selected companies and its professional judgment and experience, Evercore also applied (i) an EV/EBITDA multiple reference range of 9.5x to 11.5x to PNMR management’s estimate of 2021 EBITDA for PNMR, as reflected in the Forecasts and (ii) an EV/EBITDA multiple reference range of 9.0x to 11.0x to PNMR management’s estimate of 2022 EBITDA for PNMR, as reflected in the Forecasts, to derive ranges of implied enterprise values for PNMR. Evercore then deducted from the ranges of implied enterprise values PNMR management’s estimate of PNMR’s net debt as of September 30, 2020 (taking into account cash estimated to be received from expected settlement of forward equity issuances in 2021), and divided the results by the fully diluted outstanding shares of PNMR common stock as of September 30, 2020 (taking into account estimated dilution from the forward equity issued in 2020 and expected to settle in 2021), calculated based on information provided to Evercore by PNMR management, to derive a range of implied equity values per share of PNMR common stock.
The implied per share equity value reference ranges derived by Evercore for the shares of PNMR common stock based on this analysis are set forth below:
Metric	Implied Equity Value Range Per Share
2021 P/E	$36.20 - $43.10
2022 P/E	$36.72 - $44.19
2021 EV/EBITDA	$29.86 - $43.80
2022 EV/EBITDA	$34.09 - $49.74
Precedent Transaction Analysis
Evercore reviewed publicly available information related to selected precedent acquisition transactions involving publicly traded companies in the utility industry announced since 2013. For each selected precedent transaction, Evercore calculated (i) the implied enterprise value (based on transaction consideration) as a multiple of EBITDA for the target company for each of the current fiscal year (“FY1”) and the following fiscal year (“FY2”) after the announcement of the applicable transaction based on estimates for FY1 and FY2 obtained from mean consensus estimates as provided by FactSet, publicly available company filings, press releases, and Wall Street research, and (ii) the P/E multiples for each of FY1 and FY2 after the announcement of the applicable transaction based on estimates for FY1 and FY2 obtained from mean consensus estimates as provided by FactSet, publicly available company filings, press releases, and Wall Street research. The selected precedent transactions reviewed by Evercore and the implied enterprise value to EBITDA multiples and P/E multiples calculated by Evercore with respect to those target companies were:

			EV / EBITDA		P/E
Date Announced	Acquirer	Target	FY1	FY2	FY1	FY2
Integrated Utilities
06-03-19	Infrastructure Investments Fund (IIF)	El Paso Electric Company	14.3x	13.1x	27.9x	25.1x
04-23-18	CenterPoint Energy, Inc.	Vectren Corporation	12.0x	11.6x	25.2x	23.5x
07-09-17	Hydro One Limited	Avista Corporation (not closed)	12.0x	11.2x	27.3x	25.8x
05-31-16	Great Plains Energy Incorporated	Westar Energy, Inc. (not closed)	11.5x	10.9x	24.7x	23.7x
02-09-16	Algonquin Power & Utilities Corp.	The Empire District Electric Company	10.0x	9.6x	22.8x	21.5x
09-04-15	Emera Incorporated	TECO Energy, Inc.	11.2x	10.7x	25.0x	23.4x
10-20-14	Macquarie Group Ltd.	Cleco Corporation	10.6x	10.4x	20.4x	20.2x
12-11-13	Fortis Inc.	UNS Energy Corporation	9.0x	8.2x	20.3x	18.1x
05-29-13	MidAmerican Energy Holdings Company	NV Energy, Inc.	8.9x	8.8x	18.3x	17.5x
		75th Percentile	12.0x	11.2x	25.2x	23.7x
		Mean	11.1x	10.5x	23.5x	22.1x
		Median	11.2x	10.7x	24.7x	23.4x
		25th Percentile	10.0x	9.6x	20.4x	20.2x
T&D Utilities
02-09-16	Fortis Inc.	ITC Holdings Corp.	12.8x	11.7x	21.4x	20.0x
04-30-14	Exelon Corporation	Pepco Holdings Inc.	9.9x	8.8x	22.3x	20.7x
		75th Percentile	12.0x	11.0x	22.1x	20.5x
		Mean	11.3x	10.3x	21.9x	20.3x
		Median	11.3x	10.3x	21.9x	20.3x
		25th Percentile	10.6x	9.6x	21.6x	20.2x
All Utilities
		75th Percentile	12.0x	11.4x	25.1x	23.6x
		Mean	11.1x	10.5x	23.2x	21.8x
		Median	11.2x	10.7x	22.8x	21.5x
		25th Percentile	9.9x	9.2x	20.9x	20.1x
Although none of the target companies above is directly comparable to PNMR and none of the precedent transactions is directly comparable to the transaction, Evercore selected these transactions based on its professional judgment because they involve target companies that are electric utility companies with business characteristics that, for purposes of its analysis, Evercore considered similar to the business characteristics of PNMR and the consideration for the transactions included a significant cash component.
Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore (i) selected a reference range of P/E multiples of 21.00x to 25.00x and applied this range of multiples to PNMR’s estimated EPS for 2020, (ii) selected a reference range of P/E multiples of 20.00x to 23.50x and applied this range of multiples to PNMR’s estimated EPS for 2021 (taking into account estimated dilution from expected settlement of forward equity issuances in 2021), as reflected in the Forecasts, in each case, to derive a range of implied equity values per share of PNMR common stock.
Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore also (i) selected a reference range of enterprise value to EBITDA multiples of 10.00x to 12.00x and applied this range of multiples to PNMR’s estimated EBITDA for 2020, as reflected in the Forecasts, and (ii) selected a reference range of enterprise value to EBITDA multiples of 9.00x to 11.50x and applied this range of multiples to PNMR’s estimated EBITDA for 2021, as reflected in the Forecasts, in each case, to derive a range of implied enterprise values for PNMR. Evercore then deducted from the ranges of implied enterprise values PNMR management’s estimate of PNMR’s net debt as of September 30, 2020 as reflected in PNMR’s consolidated balance sheet as of that date, and divided the results by the fully diluted outstanding shares of PNMR common stock as of September 30, 2020, calculated based on information provided to Evercore by PNMR management (taking into account estimated dilution from expected settlement of forward equity issuances in 2021), to derive a range of implied equity values per share of PNMR common stock.

The implied per share equity value reference ranges derived by Evercore for the shares of PNMR common stock based on this analysis are set forth below:
Metric	Implied Equity Value Range Per Share
FY1 Price / Earnings	$46.52 - $55.39
FY2 Price / Earnings	$45.97 - $54.02
FY1 Enterprise Value / EBITDA	$29.30 - $42.44
FY2 Enterprise Value / EBITDA	$26.37 - $43.80
Other Financial Analysis
The analysis and data described below were presented to the PNMR board for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.
Analysts’ Price Targets
Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of October 16, 2020, noting that the low and high share price targets ranged from $44.00 to $51.00 for PNMR common stock.
52-Week Trading Range Analysis
Evercore reviewed historical trading prices of PNMR common stock during the 52-week period ended October 16, 2020, noting that low and high closing prices during such period ranged from $29.93 to $55.79 per share of PNMR common stock.
Miscellaneous
The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the evaluation of the proposed transaction by the PNMR board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of PNMR common stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PNMR or its advisors.
Evercore prepared these analyses for the purpose of providing an opinion to the PNMR board as to the fairness, from a financial point of view, of the merger consideration to the holders of PNMR common stock entitled to receive such merger consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
The issuance of Evercore’s fairness opinion was approved by an opinion committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with PNMR, Evercore is entitled to receive a fee of approximately $36.5 million, $5.5 million of which will be paid if the merger is approved by PNMR shareholders and the remainder of which if the merger is consummated, against which a fee of $5.5 million that was payable upon delivery of Evercore’s fairness opinion and a fee of $2.0 million that is payable for services to be rendered between signing and closing are fully creditable. PNMR has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including legal fees of outside attorneys, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.
During the two-year period prior to the date of its written opinion, Evercore and its affiliates provided financial advisory services to PNMR, for which Evercore received fees of $1.2 million. During the two-year period prior to the date of its written opinion, neither Evercore nor its affiliates had provided financial services to Avangrid or Iberdrola, its affiliate, and Evercore had not received any compensation from Avangrid or Iberdrola during such period. In the future, Evercore may provide financial or other services to PNMR, Avangrid and/or Iberdrola and in connection with any such services Evercore may receive compensation.
In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of PNMR, Avangrid and/or Iberdrola, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
PNMR engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.
Regulatory Approvals Required for the Merger
General
To complete the merger, Avangrid and PNMR must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The material regulatory approvals, consents and filings include the following:
•	the expiration of the waiting period under the HSR Act and the rules and regulations thereunder;
•	notices to and filings under, and compliance with all requirements of CFIUS;
•	approval by NMPRC, pursuant to the New Mexico Public Utility Act and NMPRC Rule 450;
•	approval by PUCT, pursuant to the Public Utility Regulatory Act;
•	approval from FERC, pursuant to Section 203 of the Federal Power Act;
•	approval from the FCC under the Communications Act of 1934 for the transfer of control over wireless and microwave licenses held by certain PNMR subsidiaries; and
•	approval from the NRC.
Avangrid and PNMR have made or intend to make various filings and submissions for the above-mentioned authorizations and approvals and, under the terms of the merger agreement, each company must use its reasonable best efforts to obtain these authorizations and approvals, subject to certain conditions.
HSR Act and Antitrust
The merger is subject to the requirements of the HSR Act, which prevents Avangrid and PNMR from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act’s initial 30-day waiting period expires. Pursuant to the HSR Act requirements, Avangrid and PNMR filed the required Notification and Report Forms with the DOJ and the FTC on December 21, 2020. The HSR waiting period is scheduled to expire at 11:59 p.m. on January 20, 2021, unless the waiting period is terminated earlier, or extended by a request for additional information before that time.
CFIUS
CFIUS has the jurisdiction to review any transaction involving a foreign person that could result in foreign control of any “U.S. business”—i.e., an entity or business unit engaged in interstate commerce in the

United States— (or, for certain U.S. businesses, investments by foreign persons that do not result in control of the U.S. business) for the impact of such a transaction on U.S. national security. CFIUS may clear a proposed transaction unconditionally or impose mitigation requirements as a condition of such clearance. CFIUS may also recommend that the President issue an executive order prohibiting a transaction or requiring a divestiture. Parties to transactions subject to CFIUS’s jurisdiction may voluntarily notify CFIUS of their proposed transactions in anticipation of receiving the certainty provided by CFIUS clearance. CFIUS may also initiate a review of any transaction within CFIUS’s jurisdiction, without any submission by the parties. Avangrid and PNMR submitted a voluntary notice to CFIUS on December 11, 2020 in connection with the proposed merger.
NMPRC Approval
Pursuant to the New Mexico Public Utility Act and NMPRC Rule 450, approval of the merger by the NMPRC is required for the consummation of the merger. The NMPRC’s approval standard is whether the merger is inconsistent with the public interest or unlawful. The NMPRC applies the following factors to its determination: (1) whether the merger provides benefits to customers, (2) whether the NMPRC’s jurisdiction will be preserved, (3) whether quality of service will diminish, (4) whether the merger will result in improper subsidization of non-utility activities, (5) verification of the qualifications and financial health of the new owner, and (6) adequate protections against harm to customers. NMPRC Rule 450 will also require certain commitments from the new owner to provide ongoing supervision in support of these standards.
Avangrid and PNMR filed an application with the NMPRC on November 23, 2020. There can be no guarantee that the NMPRC will approve the merger or that it will not impose conditions on its approval that have adverse effects on either Avangrid or PNMR.
PUCT Approval
Section 14.101, 39.262 and 39.915 of the Public Utility Regulatory Act, as codified in Title II of the Texas Utilities Code, requires approval of a merger by the PUCT. The PUCT is required by Section 39.262(m) of the Public Utility Regulatory Act to rule on the application within 180 days of the filing, although the PUCT is permitted to extend the 180-day deadline by 60 days if it determines that there is good cause to do so.
To approve the proposed transactions, Sections 39.262 and 39.915 of the Public Utility Regulatory Act require that the PUCT must find that the proposed transactions are in the public interest. In making this determination, the PUCT must consider whether the proposed transactions will adversely affect the reliability of service, availability of service or the cost of service currently provided by the company. Section 14.101 of the Public Utility Regulatory Act also instructs the PUCT to consider whether the proposed transactions are consistent with the public interest, taking into consideration whether the proposed transactions will result in the transfer of jobs to workers outside of Texas, adversely affect the health or safety of a utility’s customers or employees, or result in a decline in service to customers.
Avangrid and PNMR filed an application with the PUCT on November 23, 2020. There can be no guarantee that the PUCT will approve the merger or that it will not impose conditions on its approval that have adverse effects on either Avangrid or PNMR.
FERC Approval
Avangrid and PNMR each have public utility subsidiaries subject to the jurisdiction of FERC under Part II of the FPA. Section 203(a)(1) of the FPA provides that no public utility shall dispose of its jurisdictional facilities or merge or consolidate, either directly or indirectly, such facilities without securing an order from FERC authorizing it to do so. Section 203(a)(2) of the FPA further provides that no holding company in a holding company system that includes a transmitting utility or an electric utility may purchase, acquire, merge or consolidate with a transmitting utility, an electric utility company or a holding company in a holding company system that includes a transmitting utility or electric utility company without prior FERC authorization. Consequently, FERC’s approval of the merger under Section 203(a)(1) and (a)(2) of the FPA is required. FERC must authorize the merger if it finds that the merger is consistent with the public interest. In addition, in accordance with the EP Act 2005, FERC must also find that the merger will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets.
Avangrid and PNMR filed an application with FERC on November 23, 2020.

FCC Approval
Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding an FCC license generally must obtain the approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Certain PNMR subsidiaries hold FCC wireless and microwave licenses and, thus, must obtain prior FCC approval to assign or transfer direct or indirect control of those licenses. Avangrid and PNMR expect to file transfer of control applications with respect to these wireless and microwave licenses held by PNM and TNMP in early 2021.
NRC Approval
PNM is a participant in the three units of the Palo Verde Nuclear Generating Station, or PVNGS, and holds a license from the NRC with respect to its ownership interest. Under the Atomic Energy Act of 1954, as amended, and the regulations of the NRC, an NRC power plant licensee must seek and obtain prior NRC consent for the indirect transfer of its NRC licenses resulting from the transfer of control over the licensee in a merger. An application for approval of the NRC was filed on December 2, 2020.
In reviewing a license transfer application, the NRC must find that the transfer is not inimical to the common defense and security, does not result in foreign ownership, control, or domination, and will not result in or cause any undue risk to the public health and safety. In making these findings the NRC assesses, among other things, the transferee’s technical and financial qualifications to own and operate the nuclear facilities, whether there is assurance that adequate decommissioning funds will be available to safely decommission the facilities at the end of their useful lives, whether the transfer will result in foreign ownership, control or domination, and whether the transfer is otherwise consistent with the applicable provisions of laws, regulations and orders of the NRC. The NRC presumes financial qualifications for state rate-regulated electric utilities that are authorized to recover the costs and operating expenses of their nuclear facilities through state approved rates. The NRC also permits state rate-regulated entities to provide decommissioning funding assurance through the use of external sinking funds.
Typically, NRC approvals of license transfers take approximately six to nine months to complete. The timing of NRC approval may be extended in the event the application raises novel issues or intervenors raise issues as part of the license transfer proceeding. Given that PNMR expects no material changes with respect to nuclear management and the operation of the facilities in question, and given that PNM, the NRC licensee and an electric utility, expects to recover the funds necessary to safely operate each facility through their state approved rates and to continue to fund its future decommissioning liabilities using its existing external sinking funds, PNMR and Avangrid have no reason to believe that the NRC will not approve the license transfer. However, there is no guarantee that the NRC will approve the merger or that it will act within a six- to nine-month timeframe.
Dissenter’s Rights
General
If you are a shareholder of record as of the record date of the special meeting, you have a right to dissent from the merger and to obtain payment of the fair value of your shares in the event the merger is completed. The appraised fair value may be more or less than the value of the merger consideration being paid in the merger in exchange for shares of PNMR common stock.
If you are contemplating exercising your right to dissent, you should read carefully the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA, a copy of which is attached to this proxy statement as Annex C, and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent from the merger:
•	you must file with PNMR, prior to or at the special meeting, a written objection to the merger;
•	you must not vote in favor of the merger;
•
you must, within ten days after the date of the special meeting, make a written demand on PNMR (as the surviving company of the merger) for payment of the fair value of your shares of PNMR common stock; and

•
if your shares of PNMR common stock are represented by a certificate, you must, within 20 days after you make your demand for payment to PNMR as described above, submit your certificate formerly representing your shares of PNMR common stock to PNMR for notation that such demand has been made.

If you intend to exercise your right to dissent from the merger, you must file with PNMR, prior to or at the special meeting, a written objection to the merger. If you fail to file the written objection to the merger at or prior to the special meeting, if you vote your shares of PNMR common stock in favor of the merger or if you fail to make your demand for payment on a timely basis, you will lose your right to dissent from the merger. If your shares of PNMR common stock are represented by a certificate and you fail to submit your certificate formerly representing shares of PNMR common stock to PNMR on a timely basis after you have submitted the demand for payment as described above, PNMR will have the option to terminate your right of dissent as to your shares of PNMR common stock unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, PNMR will send you a written notice advising you that the merger has been completed. PNMR must give you this notice within ten days after the merger is completed.
Your Demand for Payment
If you have provided your written objection to the merger to PNMR in a timely manner and you have not voted in favor of the merger, and you desire to receive the fair value of your shares of PNMR common stock in cash, you must, within ten days after the date of the special meeting, give PNMR a written demand for payment of the fair value of your shares. The fair value of your shares of PNMR common stock will be the value of the shares on the day immediately preceding the special meeting.
If you do not make your written demand for payment within that ten-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of PNMR common stock. Instead, you will receive the merger consideration as set forth in the merger agreement.
Delivery of Stock Certificates
Upon receiving a demand for payment from any dissenting shareholder, PNMR will make an appropriate notation thereof in its shareholder records. If your shares of PNMR common stock are represented by a certificate, you must, within 20 days after demanding payment for your shares, submit your certificate representing your shares of PNMR common stock to PNMR for notation thereon that such demand has been made. The failure to submit your certificates within such 20-day period will, at the option of PNMR, terminate your rights under the NMBCA unless a court of competent jurisdiction otherwise directs. If your shares of PNMR common stock for which you have demanded payment are uncertificated or if your shares are represented by a certificate on which such notation has been made is/are transferred, any new certificate issued for such shares will bear similar notation and your name, as the original dissenting holder of the shares, and a transferee of the shares acquired by such transfer will have no rights in PNMR other than those which you, as the original dissenting shareholder, had after making demand for payment of the fair value of such shares.
Payment of the Fair Value of Your Shares of PNMR Common Stock
Within ten days after the merger is completed, PNMR will give you written notice that the merger was completed and will make a written offer to you to pay for your shares of PNMR common stock at a specified price deemed by PNMR to be the fair value thereof.

If, within 30 days after the date on which the merger was completed, you and PNMR agree upon the fair value of your shares of PNMR common stock, PNMR will make payment to you for your shares within 90 days after the date on which the merger was completed, and, if your shares are represented by a certificate, upon surrender of the certificate formerly representing your shares of PNMR common stock. Once PNMR makes payment to you of the agreed value, you will cease to have any interest your shares of PNMR common stock.
Commencement of a Legal Proceeding if a Demand for Payment Remains Unsettled
If a dissenting shareholder and PNMR do not agree on the fair value of such shareholder’s shares of PNMR common stock within such 30-day period, then PNMR, within 30 days after receipt of written demand from any dissenting shareholder, given within 60 days after the date on which the merger was completed, will, or at its election at any time within such 60-day period may, file a petition in any court of competent jurisdiction in Bernalillo County, New Mexico asking that the fair value of such shares be determined. If PNMR fails to institute the proceeding as provided in the NMBCA, any dissenting shareholder may do so in the name of PNMR. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares of PNMR common stock. A copy of the petition will be served on each dissenting shareholder who is a resident of New Mexico and will be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents will also be made by publication as provided by law. All dissenting shareholders who are parties to the proceeding will be entitled to judgment against PNMR for the amount of the fair value of their shares of PNMR common stock. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The judgment will be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon the surrender to PNMR of certificates. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares.
The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date of the special meeting to the date of payment.
The costs and expenses of any such proceeding will be determined by the court and will be assessed against PNMR, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom PNMR will have made an offer to pay for such dissenting shareholders’ shares of PNMR common stock if the court will find that the action of such dissenting shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses will include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of such dissenting shareholders’ shares as determined materially exceeds the amount which PNMR offered to pay for such shares, or if no offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the dissenting shareholder in the proceeding, together with reasonable fees of legal counsel.
Withdrawal of Demand
You may not withdraw your demand unless PNMR consents to such withdrawal. If, however, your demand is withdrawn upon consent, or if the merger is abandoned or rescinded or the PNMR shareholders revoke the authority to effect the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in the NMBCA, or if a court of competent jurisdiction determines that you are not entitled to the relief provided by the NMBCA, then your right to be paid the fair value of your shares of PNMR common stock will cease and your status as a PNMR shareholder will be restored.
Beneficial Owners
Persons who beneficially own shares of PNMR common stock that are held of record in the name of another person, such as a bank, broker or other nominee, and who desire to have the right of dissent exercised as to those shares must submit to PNMR at or prior to the special meeting a written consent of the record holder of such shares and must otherwise comply with all of the actions required under the NMBCA to exercise and perfect such dissenters’ rights.
Financing of the Merger
The consummation of the merger is not subject to a financing condition.

Avangrid has received a funding commitment letter, which we refer to as the funding commitment, from Iberdrola pursuant to which Iberdrola has agreed, subject to the conditions of the funding commitment, to provide to Avangrid, or arrange the provision to Avangrid of, funds to the extent necessary for Avangrid to consummate the merger, including the payment of the aggregate merger consideration.
The funding commitment and Iberdrola’s obligation thereunder will terminate automatically and immediately on the earlier to occur of (i) the termination of the merger agreement in accordance with its terms or (ii) the closing of the merger and payment of the aggregate merger consideration. Upon the valid termination of the funding commitment, Iberdrola will not have any further obligations or liabilities under the funding commitment.
PNMR is an express third party beneficiary of the funding commitment for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of Iberdrola’s obligations under the funding commitment.
Litigation Relating to the Merger
As of January 5, 2021, two lawsuits have been filed by purported shareholders of PNMR in the United States District Court for the Southern District of New York against PNMR and the members of the PNMR board. The lawsuits were brought by the plaintiffs individually and are captioned Stein v. PNM Resources, Inc., et al., No. 1:20-cv-10874 (S.D.N.Y. filed December 23, 2020), and Baker v. PNM Resources, Inc., et al., No. 1:20-cv-10965 (S.D.N.Y. filed December 28, 2020).
The complaints allege that PNMR and the individual defendants violated Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder because the preliminary proxy statement filed by PNMR with the SEC on December 18, 2020 allegedly contained materially incomplete and misleading information. The complaints further allege that the individual defendants violated Section 20(a) of the Exchange Act because they are in positions of control over those who allegedly violated Section 14(a) of the Exchange Act and SEC Rule 14a-9. The actions seek, among other things, to enjoin the merger or, if the merger has been consummated, to rescind the merger or an award of damages, and an award of attorneys’ and experts’ fees and expenses.
Although it is not possible to predict the outcome of litigation matters with certainty, PNMR believes that the claims raised in the actions are without merit and intends to defend against them vigorously. If additional similar lawsuits or demands are filed or made, absent new or different allegations that are material, neither PNMR nor Avangrid will necessarily announce them.
Delisting and Deregistration of PNMR Common Stock
If the merger is completed, PNMR common stock will be delisted from the NYSE and deregistered under the Exchange Act.

INTERESTS OF PNMR’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the PNMR board that you vote to approve the merger agreement, you should be aware that certain directors and executive officers of PNMR may have interests in the merger that are different from, or in addition to, the interests of PNMR shareholders generally. The PNMR board was aware of and considered these interests when it unanimously (i) determined that the merger consideration is fair, from a financial point of view, to PNMR’s shareholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, fair to, advisable, consistent with and in the best interests of PNMR and its shareholders and (iii) resolved to submit the merger agreement for consideration and approval by PNMR shareholders and recommend the approval of the merger agreement by PNMR shareholders.
Equity Compensation Awards
Treatment of Restricted Stock Rights
At the effective time of the merger, each outstanding award of PNMR restricted stock rights granted to a member of the PNMR board under the PNMR Stock Plan or otherwise (other than any restricted stock rights granted to a member of the PNMR board with respect to which such board member has made a deferral election under the Directors Deferred Restricted Stock Rights Program in which such board member participates) will cease to relate to or represent any right to receive PNMR common stock and will be converted into a right to receive an amount of cash per share equal to the merger consideration. These restricted stock cash payouts will be payable to the holders of the cancelled PNMR restricted stock rights on the same terms and conditions as were applicable to the corresponding cancelled PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions.
As of the effective time of the merger, (i) the Directors Deferred Restricted Stock Rights Program in which the PNMR directors participate will terminate, (ii) no PNMR director will be eligible to participate in such plan thereafter (except with respect to any outstanding PNMR restricted stock rights granted to an eligible PNMR director with respect to which such director, prior to the effective time of the merger, has made a deferral election under such plan, which PNMR restricted stock rights will be deferred into the such plan in accordance with the applicable deferral election), (iii) each share of PNMR common stock distributable under such plan will be converted into the right to receive the merger consideration, and (iv) PNMR will distribute to each participant the amounts credited to his or her account in such plan as soon as administratively practicable (and no later than 30 days) after the effective time of the merger to the extent permitted by applicable tax laws.
The following table sets forth the number of PNMR restricted stock rights held by PNMR’s directors as of December 31, 2020 and the value of these restricted stock rights based on the merger consideration, assuming that such rights are fully vested.
Name	Restricted Stock Rights (not deferred) (#)	Restricted Stock Rights (deferred) (#)	Total Value of Restricted Stock Rights(1) ($)
Vicky A. Bailey	3,124	—	157,137.20
Norman P. Becker	—	7,686	386,605.80
Renae E. Conley	—	3,124	157,137.20
Alan J. Fohrer	—	7,686	386,605.80
Sidney M. Gutierrez	3,124	—	157,137.20
James A. Hughes	—	5,342	268,702.60
Maureen T. Mullarkey	—	7,686	386,605.80
Donald K. Schwantz	3,124	—	157,137.20
Bruce W. Wilkinson	3,124	—	157,137.20
(1)	Calculated by multiplying the $50.30 merger consideration by the number of shares.
At the effective time of the merger, all other outstanding PNMR restricted stock rights (other than any restricted stock rights granted to a member of the PNMR board) will cease to relate to or represent any right to receive PNMR common stock and will be converted into an equivalent award of cash-settled restricted stock rights relating to Avangrid common stock on the same terms and conditions as were applicable to the corresponding PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each such Avangrid cash-settled restricted stock right will equal the number (rounded up to the nearest whole number) of shares of PNMR common stock subject to the corresponding PNMR restricted stock right multiplied by the “equity conversion factor.” The “equity conversion factor” is equal to the merger consideration payable on a share of PNMR common stock divided by the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties to the merger agreement) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger. The cash amount to be paid on settlement of the Avangrid restricted stock rights will be determined based on the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Avangrid in good faith following consultation with officers of PNMR) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the date the Avangrid restricted stock rights become vested and payable.
The following table sets forth the number of PNMR restricted stock rights held by executive officers as of December 31, 2020 that will be converted into equivalent awards of cash-settled restricted stock rights relating to Avangrid common stock.
Name	Restricted Stock Rights (#)
Patricia K. Collawn	26,521
Charles N. Eldred	7,321
Joseph D. Tarry	2,175
Patrick V. Apodaca	4,030
Chis M. Olson	3,107
Ronald N. Darnell	3,052
Treatment of Performance Shares
Prior to the effective time of the merger, the PNMR board (or its applicable committee) will determine the number of shares of PNMR common stock that are deemed to be earned under each outstanding award of performance shares under the PNMR Stock Plan. This determination with respect to each award of performance shares will be based on the higher of the target level of performance and the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the effective time of the merger. As of the effective time of the merger, the number of earned performance shares so determined will cease to relate to or represent a right to receive PNMR common stock and will be converted into a right to receive a cash-settled time-vesting Avangrid restricted stock right, which will, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding PNMR performance shares would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding PNMR performance shares, as applicable, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each cash-settled time-vesting Avangrid restricted stock right will equal the product (rounded up to the nearest whole number) of the number of PNMR performance shares subject to the corresponding PNMR restricted stock right multiplied by the equity conversion factor. The cash amount to be paid on settlement of the Avangrid restricted stock rights will be determined based on the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Avangrid in good faith following consultation with officers of PNMR) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the date the Avangrid restricted stock rights become vested and payable.

The following table sets forth the number of performance shares held by PNMR’s executive officers as of December 31, 2020 that may be converted at target and maximum levels into a right to receive cash-settled time-vesting Avangrid restricted stock rights.
Executive Officer	Target Performance Shares (#)	Maximum Performance Shares (#)
Patricia K. Collawn	114,656	229,314
Charles N. Eldred	34,094	68,190
Joseph D. Tarry	11,161	22,326
Patrick V. Apodaca	14,797	29,594
Chis M. Olson	12,101	24,206
Ronald N. Darnell	11,891	23,785
Payments Upon Termination Upon or Following the Closing of the Merger
PNMR’s executive officers are not party to individual change in control agreements or employment agreements. PNMR’s officer retention plan, or the Officer Retention Plan, provides PNMR’s executive officers with benefits if their employment is terminated by PNMR without “cause” or by the executive under circumstances giving rise to a “constructive termination” within 24 months following a change in control of PNMR (such as the merger) (each of which is referred to as a covered termination for the purposes of this section). The severance benefits that the executive officers are eligible to receive pursuant to the Officer Retention Plan include the following: (i) a lump sum severance payment equal to two times current eligible compensation, which includes base salary, any cash award paid as a merit increase in lieu of base salary and the average of the PNM Resources, Inc. Officer Annual Incentive Plan, or the annual incentive plan, awards for the three calendar years immediately preceding, for each executive officer, (ii) a pro rata award of the officer’s annual incentive based on the target award available under the applicable plan for the relevant performance period (unless the officer received the annual incentive plan payment or a payment in lieu of the annual incentive plan payment), (iii) benefits under PNMR’s medical, dental, vision, life and accidental death and dismemberment insurance benefits that are substantially similar to those received by the officer immediately prior to termination of employment for a period of 24 months and (iv) reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment. PNMR does not provide a gross up for excise taxes and utilizes the “best net” approach.
A participant’s receipt of payments and benefits in the event of covered termination after a change in control is conditioned upon a full and effective release of any liability by PNMR to the participant and the participant’s execution of a restrictive covenant agreement. Pursuant to these restrictive covenant agreements, all executive officers are bound by non-competition and non-solicitation covenants for a period of 12 months from termination following a change in control. If an executive officer signs a restrictive covenant agreement, the executive officer will be compensated for the period of time during which the restrictions are in effect. If the executive officer does not sign the agreement in a timely manner, then the executive officer(s) will not be entitled to any benefits under the Officer Retention Plan. In addition, a breach of any of the covenants set forth in these restrictive covenant agreements will result in the forfeiture of any termination or change-in-control payments or benefits then still owing to the executive officer.
Under the Officer Retention Plan, “cause” means the participant’s (i) willful and continued failure to substantially perform his or her duties with PNMR after written demand for substantial performance is delivered to the participant which specifically identifies the manner in which the participant has not substantially performed his or her duties, (ii) willful failure to report to work for more than 30 days, (iii) willful engagement in conduct which is demonstrably and materially injurious to PNMR, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of PNMR, conviction of a felony, or conviction of a misdemeanor involving immoral acts or (iv) violation of any provision of his or her restrictive covenant agreement.
Under the Officer Retention Plan, a “constructive termination” generally means a voluntary separation by the participant under any of the following circumstances without the express written consent of the participant: (i) a failure to elect or reelect or otherwise to maintain the officer in the office or the position, or a substantially equivalent or better office or position, of or with PNMR which the officer held immediately prior to a change in control, or the removal of the officer as a member of the PNMR board (or any successor thereto) if the officer was a director of PNMR immediately prior to the change in control, (ii) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the officer’s position with PNMR, (iii) a 15% or more reduction in the aggregate of the executive officer’s base salary, and officer annual incentive plan award opportunity (calculated at the target level of performance) received from PNMR, (iv) a requirement that the participant relocate his or her principal location of work by more than 35 miles from such location immediately prior to the change in control, or (v) any material breach of the terms of the Officer Retention Plan by PNMR or any successor thereto. The participant must provide a notice describing the condition giving rise to constructive termination and must provide PNMR with an opportunity to cure such condition.
The PNMR Stock Plan contains a double trigger vesting following a change in control. Pursuant to the PNMR Stock Plan and the merger agreement, upon a qualifying change in control termination (which requires a termination of employment by PNMR for any reason other than cause, death, or disability or a termination by an officer due to constructive termination), all outstanding, unvested performance share awards, and all time-vested restricted stock right awards will vest.
PNMR also sponsors certain other plans in which PNMR’s officers participate that contain provisions that are triggered by a change in control (such as the merger). These include the PNM Resources, Inc. Executive Savings Plan II, which will be amended to provide for PNMR’s payment of a full supplemental credit (rather than a pro-rata supplemental credit) to each eligible participant for the year in which a change in control occurs if the named executive officer’s employment is terminated without “cause” or for “good reason.” Only Ms. Collawn and Mr. Darnell are eligible to receive supplemental credits under the Executive Savings Plan II. The PNM Resources, Inc. 2019 and 2020 Long-Term Incentive Plans will also be amended to provide that each officer will receive an award for service during the performance period prior to the change in control event equal to 100% of the award that the officer otherwise would have received, subject, in the case of performance awards, to the attainment of the relevant performance goals.
PNMR also maintains a severance plan. If an officer receives benefits under the Officer Retention Plan, severance benefits are not available to such officer under the severance plan.
In December 2020, the compensation committee of the PNMR board and the PNMR board, as contemplated by the merger agreement, took certain actions intended to (i) reduce the impact of an excise tax under Section 280G of the Code and (ii) preserve certain tax deductions for PNMR. Performance results and related annual cash bonus awards for the 2020 performance period were reviewed and approved on a preliminary basis by the compensation committee of the PNMR board (and, for Ms. Collawn by the independent members of the PNMR board) at its meeting in December 2020. Based on the performance results known at that time, the compensation committee (and, for Ms. Collawn, the independent members of the PNMR board) approved initial 2020 annual cash bonus of up to 178% of target levels, subject to any reductions deemed appropriate prior to payment by a subcommittee of the compensation committee (and, for Ms. Collawn, a subcommittee of the PNMR board). In late December 2020, the subcommittee of the compensation committee (and, for Ms. Collawn, the subcommittee of the PNMR board) approved reductions to the initial 2020 annual cash bonus awards. After reduction, the named executive officers received initial 2020 annual cash bonus awards paid out at 95% of the projected 158% target levels in late December 2020. The compensation committee of the PNMR board will review and certify the final 2020 corporate performance results against the annual incentive plan targets at its meeting in March 2021, and the named executive officers may earn final 2020 annual bonus awards, less the amounts previously paid to the named executive officers in December 2020, subject to the approval of the compensation committee of the PNMR board (and, for Ms. Collawn, the independent members of the PNMR board). Any final 2020 cash awards under the 2020 annual incentive plan will be paid in the first quarter of 2021.
In addition, at a December meeting, the compensation committee of the PNMR board (and, for Ms. Collawn by the independent members of the PNMR board) approved the payment of a cash lump sum in 2020 for Ms. Collawn, Mr. Eldred and Mr. Apodaca in lieu of participating in the 2021 annual cash bonus plan. Further, the PNMR board approved an amendment to the 2020 performance shares granted under the 2020 Long-Term Incentive Plan to provide for immediate performance share award payments to Ms. Collawn, Mr. Eldred and Mr. Apodaca upon their termination of employment with PNMR following the successful closing of the merger.

Golden Parachute Compensation
The information below sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each “named executive officer” of PNMR. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement), consist of the annual incentive plan, the Officer Retention Plan, the PNM Resources, Inc. Executive Savings Plan II, the PNM Resources, Inc. Long-Term Incentive Plan, the PNMR Stock Plan and the respective equity awards specifying the terms and conditions of each such award. With respect to PNMR’s named executive officers, no changes were made in the terms and conditions of such plans or the equity awards, other than as specified in the merger agreement and described in the section entitled “The Merger Agreement—Treatment of PNMR Restricted Stock Rights, Performance Shares, Direct Plan, and Directors Deferred Plan.” Throughout this discussion, the following individuals are referred to collectively as the named executive officers of PNMR:
•	Patricia K. Collawn—Chairman, President and Chief Executive Officer;
•	Charles N. Eldred—Executive Vice President, Corporate Development and Finance (served as Chief Financial Officer through January 21, 2020);
•	Joseph D. Tarry—Senior Vice President and Chief Financial Officer
•	Patrick V. Apodaca—Senior Vice President, General Counsel and Secretary;
•	Ronald N. Darnell—Senior Vice President, Public Policy; and
•	Chris M. Olson—Senior Vice President, Utility Operations.
The potential payments in the table below are based on the following assumptions:
•	the closing date of the merger is December 31, 2020, which is the estimated date of the completion of the merger solely for purposes of this golden parachute compensation disclosure; and
•	the named executive officers of PNMR are terminated without “cause” immediately following the assumed closing date of the merger on December 31, 2020.
The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. See “—Executive Officers Positions with PNMR Following the Merger” below for more information.
The following tables, footnotes and discussion describe double-trigger benefits for the named executive officers, except where noted. For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, which are the completion of the merger as well as a covered termination within two years following the completion of the merger. The employment of each of Ms. Collawn, Mr. Eldred and Mr. Apodaca will be terminated as of the effective time of the merger.
Golden Parachute Compensation
Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Other(4) ($)	Total($)
Patricia K. Collawn	9,066,706	9,904,875	49,377	20,000	19,040,958
Charles N. Eldred	3,862,189	2,906,938	31,757	20,000	6,820,884
Joseph D. Tarry	1,936,004	944,030	39,421	20,000	2,939,455
Patrick V. Apodaca	2,343,415	1,310,214	39,578	20,000	3,713,207
Ronald N. Darnell	1,742,459	1,043,272	52,201	20,000	2,857,932
Chris M. Olson	1,819,374	1,059,620	38,868	20,000	2,937,862
(1)
The amounts reflect estimated payments of the lump-sum cash severance that would be provided to the named executive officer under the terms of the Officer Retention Plan if the named executive officer were to experience a covered termination for the purposes of the Officer Retention Plan on the closing date of the merger, calculated as a lump sum severance payment equal to two times current eligible compensation for the CEO, EVP and SVPs of $4,275,639 to Ms. Collawn, $1,935,913 to Mr. Eldred, $1,088,209 to Mr. Tarry,

$1,225,565 to Mr. Apodaca, $995,233 to Mr. Darnell and $1,030,882 to Mr. Olson. Receipt of the double-trigger payments is conditioned upon the named executive officer’s execution of a customary release agreement and a restrictive covenant agreement not to compete. The amounts also include estimated payments conditioned on compliance with a covenant not to compete if the named executive officer experiences a covered termination following a change in control and is equal to the named executive officer’s eligible compensation paid over a 12-month period of $2,137,819 to Ms. Collawn, $967,956 to Mr. Eldred, $544,104 to Mr. Tarry, $612,783 to Mr. Apodaca, $497,616 to Mr. Darnell and $515,441 to Mr. Olson. Additionally, the amounts include lump sum cash payments made to Ms. Collawn, Mr. Eldred and Mr. Apodaca of $1,060,875, $383,175 and $201,946, respectively, in lieu of their participation in the 2021 annual incentive plan. Further, the amounts include cash payments based on preliminary performance under the 2020 annual incentive plan of $1,592,373 to Ms. Collawn, $575,145 to Mr. Eldred, $303,691 to Mr. Tarry, $303,121 to Mr. Apodaca, $249,610 to Mr. Darnell and $273,051 to Mr. Olson.
(2)
The amounts reflect the aggregate payment that each named executive officer would receive with respect to PNMR equity awards subject to accelerated vesting in connection with the merger, as described above in “Interests of PNMR’s Executive Officers and Directors in the Merger – Payments Upon Termination Upon or Following the Closing of the Merger” above. The amounts reflect acceleration of performance-based shares based on management projections of actual performance to date. As described above, the time-vested restricted stock rights will fully vest upon termination upon a change in control. Because the named executive officers are retirement eligible, the time-vested restricted stock rights will also fully vest upon a voluntary termination.

(3)
Includes medical, dental, vision, life and accidental death and dismemberment insurance benefits that are substantially similar to those received by the named executive officer immediately prior to termination of employment for a period of two years. Receipt of these benefits is conditioned upon the named executive officer experiencing a covered termination following the closing date of the merger, and his or her execution of a customary release agreement.

(4)
Includes reimbursement of reasonable legal expenses upon termination for a change in control under the Officer Retention Plan. The amount shown in the table is a reasonable estimate of the amount that may be reimbursable.

Retention
Under the terms of the merger agreement, PNMR may establish a cash-based retention program of up to $4 million, from which PNMR may grant retention awards to employees, including executive officers. Also in connection with the execution of the merger agreement, certain amendments were made to the Officer Retention Plan set forth in PNMR’s revised Officer Retention Plan.
Executive Officer Positions with PNMR Following the Merger
Upon completion of the merger, Joseph D. Tarry, PNMR’s current Chief Financial Officer, will serve as President and Chief Executive Officer of PNMR, which will be a wholly-owned subsidiary of Avangrid. Mr. Tarry’s compensation as President and Chief Executive Officer of PNMR has not been determined.
As provided in the merger agreement, the employment of Ms. Collawn, Mr. Eldred and Mr. Apodaca will be terminated upon completion of the merger.
Director Positions with Avangrid Following the Merger
Upon completion of the merger, it is expected that the Avangrid board of directors will include two members of the current PNMR board as independent directors. Compensation for the directors of Avangrid is expected to be consistent with compensation described in Avangrid’s Definitive Proxy Statement for its 2020 Annual Meeting filed with the SEC on April 28, 2020.
Indemnification; Directors’ and Officers’ Insurance
From and after the effective time of the merger, Avangrid will indemnify and hold harmless each present and former director and officer of, and individuals performing equivalent functions for, PNMR and its subsidiaries determined as of the time of completion of the merger, or the indemnified parties, in respect of acts or omissions occurring at or prior to the effective time of the merger or related to the merger agreement to the fullest extent permitted by the NMBCA or any other applicable law or under PNMR’s articles of incorporation or bylaws in effect on the date of the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences to holders of shares of PNMR common stock upon the exchange of shares of PNMR common stock for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of PNMR common stock in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of PNMR common stock held as capital assets within the meaning of Section 1221 of the Code (i.e., generally, property held for investment) and does not address tax considerations applicable to any holder of shares of PNMR common stock that may be subject to special treatment under the U. S. federal income tax laws, including:
•	a bank, insurance company, or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	an S corporation, a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (or an investor in a partnership or S corporation);
•	a real estate investment trust or regulated investment company;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of shares of PNMR common stock subject to the alternative minimum tax provisions of the Code;
•
a holder of shares of PNMR common stock that received the shares of PNMR common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the United States dollar;
•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;
•	a person that holds the shares of PNMR common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or
•	a U.S. expatriate or a former citizen or long-term resident of the United States.
This summary is based on the Code, the Treasury Regulations promulgated under the Code, and IRS rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect that could adversely affect a holder of PNMR common stock. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF PNMR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.

For purposes of this discussion, the term “U.S. holder” is a beneficial owner of shares of PNMR common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States” persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of shares of PNMR common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of PNMR common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, a partnership holding shares of PNMR common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of exchanging the shares of PNMR common stock pursuant to the merger.
U.S. holders
Payments with Respect to Shares of PNMR Common Stock
The exchange of shares of PNMR common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash for shares of PNMR common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of PNMR common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of PNMR common stock (i.e., shares of PNMR common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares of PNMR common stock is more than one year at the time of the exchange. Long-term capital gain recognized by certain U.S. holders, including individuals, generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.
Medicare Tax
A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally will include net gains recognized from the disposition of shares of PNMR common stock in the merger. A U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its recognized gains in respect of any shares of PNMR common stock such holder disposes of in the merger.
Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the disposition of shares of PNMR common stock pursuant to the merger. Certain U.S. holders are exempt from backup withholding, including corporations. A U.S. holder will not be subject to backup withholding if the U.S. holder provides a valid taxpayer identification number, which for an individual is ordinarily his or her social security number, and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and any overpayment may entitle the U.S. holder to a refund, if the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to not be subject to backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.
Non-U.S. holders
Payments with Respect to Shares of PNMR Common Stock
Subject to the discussion below regarding the potential FIRTPA Tax (defined below), payments made to a non-U.S. holder with respect to shares of PNMR common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax on any gain realized upon the exchange of the shares of the PNMR common stock unless:
•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met; or
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of PNMR common stock, which may be offset by U.S. source losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Unless an applicable income tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Non-U.S. holders that are corporations also may be subject to a branch profits tax at a rate of 30% (or applicable lower rate under an applicable income tax treaty) in respect of effectively connected gains, as adjusted for certain items.
Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
The FIRPTA Tax
The following discussion of the applicability of U.S. federal income tax at the regular rates imposed under Section 897 of the Code (the “FIRPTA Tax”) to a non-U.S. holder assumes that the PNMR common stock will be “regularly traded” (within the meaning of Section 897 of the Code and the applicable Treasury Regulations) on the NYSE at all times leading up to the effective time of the merger.
A non-U.S. holder that is a Significant Shareholder (as defined below) and that receives proceeds from the exchange of shares of PNMR common stock pursuant to the merger will be subject to FIRPTA tax on any gain realized provided that PNMR is or has been a USRPHC (as defined below) at any time during the Testing Period (as defined below).
It is not clear whether PNMR is, has been or will be a “United States real property holding corporation” (“USRPHC”), as defined under the provisions of Section 897 of the Code, originally enacted under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A corporation generally is characterized as a USRPHC if the fair market value of the U.S. real property interests (“USRPIs”) owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the fair market value of the other assets used or held for use by the group in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands. Real property generally includes land and unsevered natural products of the land, improvements on land (e.g., the inherently permanent structural components of power plants) and personal property associated with the use of real property.
As used herein, “Testing Period” means, with respect to a non-U.S. holder, the shorter of (i) the five-year period preceding the effective time of the merger and (ii) the period during which the non-U.S. holder held its PNMR common stock, and “Significant Shareholder” means a non-U.S. holder that has owned, directly or indirectly, more than 5% of PNMR’s common stock at any time during the Testing Period.
For purposes of determining whether any non-U.S. holder owns more than 5% of PNMR’s common stock, ownership is determined by applying the constructive ownership rules of Section 318 of the Code as modified by Section 897 of the Code. Generally, those rules treat a shareholder as owning (i) shares owned by certain relatives, related corporations, partnerships, estates or trusts, and (ii) shares that the shareholder has an option to acquire.
Any gain recognized by a Significant Shareholder on the exchange of its PNMR common stock pursuant to the merger will be treated as income that is effectively connected to a U.S. trade or business and subject to U.S. federal income tax on a net income basis in the same manner as if the Significant Shareholder were a United States person. A Significant Shareholder subject to the FIRPTA Tax will be required to file a U.S. federal income tax return with the IRS. An exemption from the FIRPTA Tax or a reduced tax rate may be available under certain U.S. income tax treaties.
Under Section 1445 of the Code, a person acquiring stock in a USRPHC from a non-U.S. holder generally is required to deduct and withhold a tax equal to 15% of the amount realized by that non-U.S. holder on the sale or exchange of that stock (“FIRPTA Withholding”). However, there is an exemption from FIRPTA Withholding for stock that is regularly traded on an established securities market. We believe that the PNMR common stock will continue to be regularly traded on the NYSE at all times leading up to and as of the effective time of the merger, so that the PNMR common stock should be considered to be regularly traded on an established securities market for purposes of this exemption. Assuming that this expectation proves to be correct, neither Avangrid, merger sub, the surviving corporation nor their respective agents (including the exchange agent) will be required to, nor will they, deduct and withhold amounts on account of FIRPTA Withholding with respect to a non-U.S. holder’s exchange of the shares of the PNMR common stock pursuant to the merger.
Because of the complexity of the FIRPTA rules, non-U.S. holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax and availability of an exemption or tax reduction under an applicable U.S. income tax treaty.
Information Reporting and Backup Withholding
A non-U.S. holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the exchange of shares of PNMR common stock pursuant to the merger. A non-U.S. holder will not be subject to backup withholding by certifying on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Proceeds from the exchange of shares of PNMR common stock pursuant to the merger conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Non-U.S. holders should consult their tax advisors regarding the certification requirements for non-United States persons.
Information provided by a non-U.S. holder may be disclosed to such non-U.S. holder’s local tax authorities under an applicable tax treaty or information exchange agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, if the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, subject to the proposed Treasury

Regulations discussed below, a 30% withholding tax may be imposed on the proceeds from the exchange of shares of PNMR common stock pursuant to the merger paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Holders of shares of PNMR common stock should consult their tax advisors regarding the potential application of withholding under FATCA to the proceeds from the exchange of shares of PNMR common stock pursuant to the merger.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF PNMR COMMON STOCK. HOLDERS OF SHARES OF PNMR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF PNMR COMMON STOCK FOR CASH IN THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS OR ANY APPLICABLE INCOME TAX TREATIES.

THE MERGER AGREEMENT
This section of this proxy statement describes the material provisions of the merger agreement, dated October 20, 2020, by and among PNMR, Avangrid and merger sub, but does not purport to describe all of the terms of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. PNMR and Avangrid urge you to read the full text of the merger agreement because it is the legal document that governs the merger.
The merger agreement is not intended to provide you with any factual information about PNMR or Avangrid. The representations, warranties and covenants made in the merger agreement by PNMR, Avangrid and merger sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by PNMR, Avangrid and merger sub in connection with negotiating the terms of the merger agreement. In particular, representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information in disclosure schedules provided by PNMR to Avangrid and by Avangrid to PNMR in connection with the signing of the merger agreement and by certain information contained in certain of PNMR’s and Avangrid’s filings with the SEC. These disclosure schedules and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. In addition, information concerning the subject matter of the representations and warranties may have changed since October 20, 2020 and may change after the date of this proxy statement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.
In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, PNMR or Avangrid, as applicable, will disclose those material facts in the public filings that it makes with the SEC in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings PNMR and Avangrid publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings PNMR and Avangrid make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
The Merger
The merger agreement provides for the merger of merger sub with and into PNMR, after which merger sub will cease to exist as a separate corporate entity subject to the terms and conditions of the merger agreement and in accordance with New Mexico law. PNMR will continue as the surviving corporation of the merger and as a wholly-owned subsidiary of Avangrid. All of the properties, rights, privileges, immunities, powers and franchises of PNMR and merger sub will vest in PNMR as the surviving corporation and all claims, obligations, debts, liabilities and duties of PNMR and merger sub will become the claims, obligations, debts, liabilities and duties of PNMR as the surviving corporation. After completion of the merger, the name of surviving corporation will remain “PNM Resources, Inc.”
The closing of the merger will occur on the fifth business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions at closing), or at such other time as PNMR and Avangrid agree in writing. See “—Conditions That Must Be Satisfied or Waived for the Merger to Occur.” The merger will become effective when the articles of merger have been duly filed with the New Mexico Secretary of State or at a later time as agreed by the parties and specified in the articles of merger.
Effects of the Merger
The directors of merger sub as of the effective time of the merger will serve as the directors of the surviving corporation. The officers of PNMR as of the effective time of the merger will serve as the officers of the surviving corporation, except that, Ms. Collawn, Mr. Eldred and Mr. Apodaca will not be officers of the surviving corporation following the effective time of the merger. The articles of incorporation and bylaws of merger sub as of the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation, except that the name of the surviving corporation will remain “PNM Resources, Inc.”
Merger Consideration
At the effective time of the merger, by virtue of the merger, each share of PNMR common stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR, which shares will be cancelled without payment at the effective time of the merger, and (ii) dissenting shares, which will be treated as described in “—Dissenting Shares” below), will be converted into the right to receive $50.30 in cash, without interest, which we refer to as the merger consideration.
If the number of outstanding shares of PNMR common stock changes between the date of the merger agreement and the closing of the merger, or the number of securities convertible or exchangeable into or exercisable for PNMR common stock changes into a different number of shares of PNMR common stock or securities convertible or exchangeable into or exercisable for PNMR common stock, or securities of a different class, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then, in each case, the merger consideration will be equitably adjusted to provide to Avangrid and the holders of PNMR common stock the same economic effect as contemplated by the merger agreement prior to such event.
At the effective time of the merger, each share of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR, will, in each case, be cancelled and cease to exist, and no consideration will be delivered in exchange for those shares.
At the effective time of the merger, the shares of common stock of merger sub will be converted into shares of common stock of the surviving corporation.
Dissenting Shares
Shares of PNMR common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the merger who is entitled to, and who has demanded, payment for fair value of such shares, referred to as dissenting shares, in accordance with the NMBCA will not be converted into the right to receive the merger consideration unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of fair value for such holder’s dissenting shares in accordance with the NMBCA. Any such holder will instead be entitled only to receive payment of the fair value of such holder’s dissenting shares in accordance with the NMBCA, less any applicable withholding taxes. At the effective time of the merger, dissenting shares will no longer be outstanding, and each holder of a certificate or book-entry share that immediately prior to the effective time represented dissenting shares will cease to have any rights with respect to those shares, except the right to receive the fair value of such shares in accordance with the provisions of the NMBCA. If, after the effective time of the merger, a holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of the fair value of such holder’s dissenting shares in accordance with the provisions of the NMBCA (or had not properly demanded payment under the NMBCA), then each such dissenting share will be treated as if it had been converted as of the effective time of the merger into the right to receive the merger consideration, without interest.
Surrender of PNMR Shares
Avangrid will deposit, or cause to be deposited, with an exchange agent selected by Avangrid with PNMR’s prior approval, (i) at or prior to the effective time of the merger, cash sufficient to provide all funds necessary for the exchange agent to pay the aggregate merger consideration and (ii) from time to time as needed, additional cash sufficient to pay any dividends or other distributions with respect to unexchanged shares, in trust for the benefit of PNMR shareholders.
Promptly (and in any event within three business days after the effective time of the merger), the surviving corporation will cause the exchange agent to mail or otherwise provide to each holder of record of PNMR common stock (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) dissenting shares) a letter of transmittal and instructions for use in effecting the surrender of book-entry shares or certificates (or affidavits of loss in lieu of the certificates) to the exchange agent.
Upon surrender of a certificate representing shares of PNMR common stock to the exchange agent in accordance with the terms of the transmittal materials and instructions and delivery of a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the number of shares of PNMR common stock represented by such certificate multiplied by the merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrued on any cash amount payable upon surrender of the certificates.
Any holder of book-entry shares will not be required to deliver a certificate representing shares of PNMR common stock or an executed letter of transmittal to the exchange agent to receive the merger consideration. Each holder of record of one or more book-entry shares (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) dissenting shares) will, upon receipt by the exchange agent of an “agent’s message” in customary form and any other evidence of surrender, if any, as the exchange agent may reasonably request, be entitled to receive a cash amount (after giving effect to any required tax withholdings) equal to the number of shares of PNMR common stock represented by such book-entry shares multiplied by the merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the terms of the merger agreement. No interest will be paid or accrued on any cash amount payable upon due surrender of the book-entry shares.
In the event of a transfer of ownership of shares of PNMR common stock that is not registered in the transfer records of PNMR or if payment of the applicable merger consideration is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, a check for any cash to be exchanged upon due surrender of the certificate or book-entry share may be delivered to such transferee or other person if the certificate or book-entry share formerly representing such shares of PNMR common stock is properly endorsed or will be otherwise in proper form for transfer and is presented to the exchange agent accompanied by all documents required to effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are inapplicable.
If any cash representing merger consideration remains unclaimed by former PNMR shareholders for 12 months after the effective time of the merger, then, upon Avangrid’s demand, such cash will be delivered to Avangrid. Any former holder of shares of PNMR common stock (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) dissenting shares) who has not previously complied with the exchange procedures in the merger agreement will thereafter look to Avangrid for the merger consideration (after giving effect to any required tax withholdings) and any dividends or other distributions such holder has the right to receive pursuant to the terms of the merger agreement. None of the surviving corporation, Avangrid, merger sub, PNMR, the exchange agent or anyone else will be liable to any former holder of PNMR common stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the merger consideration remaining unclaimed by persons entitled to receive the merger consideration as of a date that is immediately prior the date when such unclaimed funds would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person entitled to such merger consideration.
Each of Avangrid, merger sub, the surviving corporation and their respective agents (including the exchange agent) will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of shares of PNMR common stock, restricted stock or performance shares, such amounts as it is required to deduct and withhold by applicable law. To the extent that amounts are so withheld by Avangrid, merger sub, the surviving corporation and their respective agents (including the exchange agent), as the case may be, such withheld amounts will be promptly remitted by such party to the applicable governmental entity, and will be treated for all purposes of the merger agreement as having been paid to the holder of such securities.
If any certificate representing shares of PNMR common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate and, if reasonably required by Avangrid or the exchange agent, the posting by such person of a bond in customary amount and upon such terms as may be required by Avangrid or the exchange agent as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the exchange agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the applicable merger consideration, plus any dividends and other distributions such holder has the right to receive pursuant to the terms of the merger agreement.
Other Covenants and Agreements
Avangrid and PNMR have made certain other covenants to and agreements with each other regarding various other matters including:
•	cooperation between Avangrid and PNMR in the preparation and filing of this proxy statement;
•	notification to the other party upon the occurrence of certain events;
•	Avangrid’s access to PNMR’s information and Avangrid’s agreement to keep information exchanged confidential;
•
cooperation with Avangrid and the use of commercially reasonable efforts by PNMR to delist shares of PNMR common stock from the NYSE and deregister such shares as promptly as practical after the effective time of the merger;

•	cooperation between Avangrid and PNMR in connection with public announcements;
•	indemnification of directors and officers of PNMR and its subsidiaries for certain matters occurring at or prior to the merger;
•	notification and cooperation between PNMR and Avangrid with respect to any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement;
•	the performance by merger sub of its obligations under the merger agreement;
•
the PNMR board and the Avangrid board of directors, prior to the effective time of the merger, taking reasonable steps, consistent with the interpretive guidelines of the SEC, to cause the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
the agreement of the parties that if the effective time of the merger occurs after the record date for a regular quarterly cash dividend payable to holders of shares of PNMR common stock and prior to the payment date of such dividend, then the surviving corporation will cause to be paid, out of the exchange fund, such dividend following the effective time of the merger on the scheduled payment date for such dividend;

•
the use by each of Avangrid and PNMR of commercially reasonable efforts to do all things necessary, proper or advisable under applicable law to carry out the intent and purposes of the merger agreement, to fulfill and satisfy each condition within the control of such party and to consummate and make effective the transactions contemplated by the merger agreement, including the merger;

•
the establishment by Avangrid and PNMR of a transition committee, consisting of two representatives of each party, to develop regulatory plans and proposals, facilitate the transfer of information between the parties and other matters as such committee deems appropriate, subject to applicable law;

•
the taking by each of Avangrid and PNMR of all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, and if any such statute or regulation becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, the taking by each of Avangrid and PNMR of all action within its power to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement; and

•	the agreement by PNMR that, as soon as reasonably practicable following the date of the merger agreement, PNMR will (a) enter into definitive agreements providing for exit from all ownership interests in Four Corners, such agreements to be substantially in the form made available to Avangrid prior to the date of the merger agreement or in such other form as is reasonably acceptable to Avangrid, and (b) make all applicable regulatory filings and take all commercially reasonable actions in order to obtain required approvals from applicable governmental entities, all with the objective of having the completion of such exit to occur as promptly as practicable but in any event no later than December 31, 2024.
Treatment of PNMR Restricted Stock Rights, Performance Shares, Direct Plan, and Directors Deferred Plan
At the effective time of the merger, each outstanding award of PNMR restricted stock rights granted to a member of the PNMR board under the PNMR Stock Plan or otherwise (other than any restricted stock rights granted to a member of the PNMR board of with respect to which such board member has made a deferral election under the Directors Deferred Restricted Stock Rights Program in which the such board member participates) will cease to relate to or represent any right to receive PNMR common stock and will be converted into a right to receive an amount of cash per share equal to the merger consideration. These restricted stock cash payouts will be payable to the holders of the cancelled PNMR restricted stock rights on the same terms and conditions as were applicable to the corresponding cancelled PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions.
As of the effective time of the merger, (i) the Directors Deferred Restricted Stock Rights Program in which members of the PNMR board participate will terminate, (ii) no member of the PNMR board will be eligible to participate in such plan thereafter (except with respect to any outstanding PNMR restricted stock rights granted to an eligible member of the PNMR board with respect to which such board member, prior to the effective time of the merger, has made a deferral election under such plan, which PNMR restricted stock rights will be deferred into such plan in accordance with the applicable deferral election), (iii) each share of PNMR common stock distributable under such plan will be converted into the right to receive the merger consideration, and (iv) the plan administrator will direct PNMR to distribute to each participant the amounts credited to his or her account in such plan as soon as administratively practicable (and no later than 30 days) after the effective time of the merger, to the extent permitted by applicable tax laws.
At the effective time of the merger, all other outstanding PNMR restricted stock rights (other than any restricted stock rights granted to a member of the PNMR board) will cease to relate to or represent any right to receive PNMR common stock and will be converted into an equivalent award of cash-settled restricted stock rights relating to Avangrid common stock on the same terms and conditions as were applicable to the corresponding PNMR restricted stock rights, including any applicable vesting acceleration provisions and payment timing provisions, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each such Avangrid cash-settled restricted stock right will equal the number (rounded up to the nearest whole number) of shares of PNMR common stock subject to the corresponding PNMR restricted stock right multiplied by the “equity conversion factor.” The “equity conversion factor” is equal to the merger consideration payable on a share of PNMR common stock divided by the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties to the merger agreement) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger. The cash amount to be paid on settlement of the Avangrid restricted stock rights will be determined based on the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Avangrid in good faith following consultation with officers of PNMR) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the date the Avangrid restricted stock rights become vested and payable.
Prior to the effective time of the merger, the PNMR board (or its applicable committee) will determine the number of shares of PNMR common stock that are deemed to be earned under each outstanding award of performance shares under the PNMR Stock Plan. This determination with respect to each award of performance shares will be based on the higher of the target level of performance and the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the effective time of the merger. As of the effective time of the merger, the number of earned performance shares so determined will cease to relate to or represent a right to receive PNMR common stock and will be converted into a right to receive a cash-settled time-vesting Avangrid restricted stock right, which will, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding PNMR performance shares would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding PNMR performance shares, as applicable, except as expressly adjusted by the merger agreement. The number of shares of Avangrid common stock covered by each cash-settled time-vesting Avangrid restricted stock right will equal the product (rounded up to the nearest whole number) of the number of PNMR performance shares subject to the corresponding PNMR restricted stock right multiplied by the equity conversion factor. The cash amount to be paid on settlement of the Avangrid restricted stock rights will be determined based on the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Avangrid in good faith following consultation with officers of PNMR) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the date the Avangrid restricted stock rights become vested and payable.
As required by the merger agreement, the right to purchase shares of PNMR common stock under the Direct Plan terminated on November 17, 2020 and no shareholders or interested new investors have been eligible to participate in the Direct Plan or purchase shares of PNMR common stock thereunder since November 17, 2020. Cash dividends and investments received prior to November 17, 2020 will be used to purchase shares of PNMR common stock pursuant to the terms of the Direct Plan, and any remaining cash not used to purchase shares of PNMR common stock or pay requisite expenses will be returned to the applicable shareholders or new investors as soon as administratively practicable. Each participant in the Direct Plan will be eligible to direct how the shares of PNMR common stock credited to his or her account will be voted with respect to the merger. Each share of PNMR common stock outstanding under the Direct Plan (other than dissenting shares) will be converted into the right to receive the merger consideration, which will be distributed to the holder of such share, and the related shares of PNMR common stock will be cancelled and will cease to exist. The Direct Plan will terminate immediately following the effective time of the merger.
At the effective time of the merger, no further restricted stock rights, performance shares, or other rights with respect to shares of PNMR common stock will be granted under the PNMR Stock Plan and the PNMR Stock Plan will automatically terminate once there are no further restricted stock rights, performance shares, or other rights with respect to shares of PNMR common stock outstanding thereunder.
All Avangrid restricted stock rights that correspond to PNMR restricted stock rights and performance shares will become vested and non-forfeitable and all Avangrid cash payout rights that correspond to PNMR restricted stock rights granted to a member of the PNMR board will become vested, payable and non-forfeitable, in each case in connection with a termination of the employment or other service of the person eligible to receive such Avangrid restricted stock rights and Avangrid cash payouts, as applicable, with Avangrid or any subsidiary of Avangrid (including the surviving corporation) to the same extent as provided under the PNMR Stock Plan and award agreement governing the corresponding PNMR restricted stock rights and performance share award, provided that Avangrid restricted stock rights that correspond to earned performance shares in respect of awards granted prior to the date of the merger agreement will, except as otherwise provided in the merger agreement, become vested in full (rather than on a pro-rata basis) if the holder’s employment or other service with Avangrid or any subsidiary of Avangrid (including the surviving corporation) is terminated without “cause” or by the holder for “good reason” (as those terms are defined under the PNMR Stock Plan and award agreement).
Representations and Warranties
Each of PNMR, on the one hand, and Avangrid and merger sub, on the other hand, makes to the other party various representations and warranties as to itself and, in the case of PNMR, its subsidiaries which are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule that each of PNMR and Avangrid delivered to the other party in connection with the merger agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing, organizational documents and, in the case of PNMR, ownership of subsidiaries;
•	corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

•
absence of conflicts with or breaches of its and, in the case of PNMR, its subsidiaries’, (i) governing documents, licenses, and, in the case of PNMR, certain contracts, and (ii) applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•
consents and approvals required in connection with the execution and delivery of the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement, including required filings with, and the consents and approvals of, governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	compliance with laws and licenses;
•	absence of any material adverse effect;
•	absence of certain litigation, orders and injunctions; and
•	brokers’ fees in connection with the transactions contemplated by the merger agreement.
In the merger agreement, PNMR has also made additional representations and warranties regarding:
•	capital structure, including in particular the number of shares of common stock, preferred stock and equity-based awards issued and outstanding;
•	securities filings since January 1, 2018, including financial statements contained therein;
•	internal controls and absence of undisclosed liabilities;
•	the vote required by the PNMR shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger;
•	matters with respect to certain contracts;
•	conduct of business in the ordinary course since December 31, 2018;
•	matters related to employee benefit plans;
•	tax matters;
•	environmental matters;
•	receipt of opinions of financial advisors;
•	regulatory matters;
•	labor and employment matters;
•	insurance matters;
•	real property matters;
•	intellectual property matters;
•	the inapplicability of certain state and federal antitakeover statutes;
•	matters related to energy price risk management; and
•	compliance with anti-corruption and anti-money laundering laws.
In the merger agreement, Avangrid and merger sub also have made additional representations and warranties regarding:
•	ownership and operations of merger sub;
•	absence of ownership of PNMR common stock or certain securities, contract rights or derivative positions by Avangrid and any of its subsidiaries;
•	sufficiency of funds necessary to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of the merger consideration;
•	the receipt and enforceability of the commitment letter delivered by Iberdrola, S.A.; and

•
absence of any requirement that the holders of any capital stock of Avangrid or any of its affiliates vote or consent to approve the merger agreement or the transactions contemplated thereby, including the merger.

Certain of the representations and warranties in the merger agreement are subject to exceptions or qualifications, including, in certain cases, knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain executives of the party making these representations and warranties did not have actual knowledge, and materiality or material adverse effect qualifications.
Material Adverse Effect
Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).
Under the merger agreement, a material adverse effect with respect to PNMR is generally defined as any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, (i) would prevent or materially impair or materially delay the consummation of the merger or (ii) has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of PNMR and its subsidiaries taken as a whole. For purposes of clause (ii) of the prior sentence, no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following will be deemed, either alone or in combination, to constitute or contribute to a material adverse effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following shall be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
(i)
general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

(ii)
any change affecting any industry in which PNMR or its subsidiaries operate, including electric generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products;

(iii)	any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto;
(iv)
the entry into the merger agreement or the public announcement of the merger or other transactions contemplated by the merger agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of PNMR and its subsidiaries;

(v)	any action taken or omitted to be taken by PNMR at the express written request of or with the express written consent of Avangrid or merger sub;
(vi)
any actions required to be undertaken by PNMR in accordance with the provisions of the merger agreement related to obtaining any consent or making any filing required for the consummation of the merger and the other transactions contemplated by the merger agreement or, in connection therewith, any written proposal or commitment made by Avangrid or PNMR or their respective affiliates to any governmental entity in accordance with the merger agreement or imposed by any governmental entity, in each case, in order to obtain the approvals from the NMPRC, the PUCT and CFIUS;

(vii)
changes after the date of execution of the merger agreement in any applicable laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any governmental entity;

(viii)
any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic or epidemic, including COVID-19 and the taking of any COVID Action. A “COVID Action” is any commercially reasonable action taken by a party or its subsidiaries (after determination by the party or its applicable subsidiary that such action is necessary and prudent) to the extent that such action would have been taken by a reasonable person similarly situated as such party and its subsidiaries in connection with (A) mitigating the adverse effects occurring after the date of the merger agreement of events caused by COVID-19 or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, suppliers, employees and other business relationships of such person) or (B) ensuring compliance by such person and its subsidiaries and their respective directors, officers and employees with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other laws, in each case, enacted after the date of the merger agreement, by any governmental entity in response to COVID-19;
(ix)	any outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions;
(x)	any change in the market price or trading volume of the shares of PNMR or the credit rating of PNMR or any of its subsidiaries;
(xi)
any failure by PNMR to meet any published analyst estimates or expectations of PNMR’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by PNMR to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

(xii)
any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of PNMR (each in their capacity as such) against PNMR, any of its subsidiaries or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of the merger agreement or the transactions contemplated thereby.

With respect to items (x) and (xi) above, the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a material adverse effect. In addition, the items in (i), (ii), (iii), (vi), (vii) and (viii) above may be deemed to constitute and may be taken into account in determining whether there has been a material adverse effect, to the extent that PNMR and its subsidiaries, taken as a whole, are disproportionately affected as compared with other participants in the industry in which PNMR operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect). Notwithstanding the foregoing, the effect of the failure to obtain the consent of PNMR’s existing lenders to the execution of the merger agreement prior to its execution and delivery (but not the effect of the failure to obtain consents from such existing lenders to the closing of the merger that may be required under the contracts with such existing lenders) may be considered, and taken into account, in determining whether a “material adverse effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding bullets (i) through (xii)).
Under the merger agreement, a material adverse effect with respect to Avangrid or merger sub is defined as any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, would prevent or materially impair or materially delay the consummation of the merger by Avangrid or merger sub.
The representations and warranties contained in the merger agreement, or in any instrument delivered pursuant thereto and any rights arising out of any breach of such representations and warranties, will not survive the effective time of the merger.
Covenants Regarding Conduct of Business by PNMR Pending the Merger
Except as required pursuant to or permitted by the merger agreement, required by applicable law, the taking of any COVID Action, or consented to in writing by Avangrid (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement with certain exceptions,
•	PNMR has agreed to, cause each of its subsidiaries to, and exercise any available rights to cause its joint ventures to:
○	conduct its business in the ordinary course of business consistent with past practice and in substantially the same manner as previously conducted;

○
use its commercially reasonable efforts to maintain its relationships with governmental entities, customers, suppliers, contractors, distributors, creditors, lessors and other third parties that have material business dealings with PNMR or such subsidiary and keep available the services of its officers and key employees and consultants, in each case, as is reasonably necessary to preserve substantially intact its business organization; and

•
PNMR has agreed not to, and cause each of its affiliates not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or their respective ability to satisfy their obligations hereunder.

In addition, without limiting the foregoing, PNMR has agreed not to, cause each of its subsidiaries not to, and exercise any available rights to cause its joint ventures not to:
•	amend or otherwise change its articles of incorporation or bylaws or the equivalent organizational documents;
•
make any acquisition of, or make any investment in any interest in, any business or assets except for (i) purchases of equipment, inventory and other assets or pursuant to construction, operation and/or maintenance contracts, in each case in the ordinary course of business or pursuant to contracts existing on the date of the merger agreement or entered into thereafter consistent with the terms of the merger agreement or (ii) acquisitions or investments that do not exceed $20 million individually or $60 million in the aggregate;

•
issue or authorize the issuance, pledge, transfer, encumber, sell, or dispose of (or commit to any of the foregoing) (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities (except for the issuance of shares of PNMR common stock pursuant to the exercise or settlement of PNMR restricted stock rights, performance shares and other stock rights granted under the PNMR Stock Plan outstanding as of October 19, 2020, and for the grant of new awards under the PNMR Stock Plan in the ordinary course of business consistent with past practice and specified in the disclosure schedule to the merger agreement (provided that such new awards will not vest, accelerate or become exercisable solely as a result of the merger or the other transactions contemplated by the merger agreement, although the acceleration of any vesting of any PNMR restricted stock rights, performance shares and other stock rights granted under the PNMR Stock Plan is permitted on a “double trigger” basis in accordance with the terms of the PNMR Stock Plan));

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities;
•
other than certain permitted liens or liens relating to indebtedness otherwise permitted to be incurred pending the merger, create or incur any lien on any material assets of PNMR or its subsidiaries (other than subsidiaries acquired following the date of the merger agreement);

•	make any loans or advances to any person (other than PNMR or any of its wholly-owned subsidiaries) other than in the ordinary course of business or not in excess of $10 million in the aggregate;
•
sell or otherwise dispose of any business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties which are material to PNMR, its subsidiaries and joint ventures, taken as a whole (other than sales, dispositions or licensing of equipment or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to contracts existing on the date of the merger agreement or entered into thereafter consistent with the terms of the merger agreement);

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed distribution in respect of any equity securities (except (i) PNMR may continue the declaration and payment of planned regular quarterly cash dividends on PNMR common stock for each quarterly period ended after the date of the merger agreement, subject to a maximum amount, with usual record and payment dates in accordance with past dividend practice and (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of PNMR to PNMR or another wholly-owned subsidiary of PNMR);
•
other than in the ordinary course of business, as required by law or any governmental entity or to implement the outcome of any regulatory proceeding, enter into, terminate, modify or amend in any material respect certain material contracts;

•
except as expressly provided in merger agreement, for borrowings in the ordinary course of business under PNMR’s and its subsidiaries’ credit facilities, and for intercompany loans between PNMR and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of PNMR:

○
incur, assume or repay indebtedness for borrowed money or issue any debt securities in excess of $50 million, provided that that any such debt must be voluntarily prepayable without material premium, penalties or other material costs, and provided further that these restrictions on debt will not apply to (1) debt incurred in the ordinary course of business not to exceed $10 million in the aggregate, (2) debt pursuant to letters of credit in the ordinary course of business, or (3) any refinancing of long-term or short-term debt of PNMR or any of its subsidiaries existing as of the date of the merger agreement, provided that if such refinancing is completed prior to maturity, it will be (x) on substantially similar terms or terms that are more favorable to PNMR or such subsidiaries in the aggregate, (y) for the same or lesser principal amount and (z) voluntarily prepayable by PNMR or such subsidiaries without a premium or penalty amount greater than the premium or penalty associated with the debt that is being refinanced,

○	modify in any material respect in a manner adverse to PNMR or Avangrid the terms of any such indebtedness for borrowed money,
○	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) the obligations of any person (other than a wholly-owned subsidiary of PNMR),
○
make any loans, advances or capital contributions to or investments in any other person (other than PNMR or any of its subsidiaries), except for business expense advancements in the ordinary course of business consistent with past practice to employees of PNMR or its subsidiaries,

○	mortgage or pledge any of its or its subsidiaries’ assets (tangible or intangible), or
○
any commodity, currency, sale or other hedging agreements other than such hedging agreements entered into in the ordinary course of business consistent with past practice, which can be terminated on 90 days or less notice.

•	increase the salary, wages, bonus or fringe benefits of any director, officer or employee of PNMR or any of its subsidiaries, other than:
○
as required by any agreement existing on the date of the merger agreement, any collective bargaining agreement or any employee plan, agreement or arrangement, in each case, made available to Avangrid or as contemplated under the merger agreement,

○
increases in salaries, wages, bonuses and fringe benefits of any employee of PNMR or any of its subsidiaries made in the ordinary course of business consistent with past practice, including, merit increases or increases in response to competing offers or to market conditions, or in connection with any extension or renewal of any collective bargaining agreement made in the ordinary course of business,

○
renewals and changes made in the ordinary course of business consistent with past practice to employee benefit plans which renewals and changes do not discriminate in favor of executive level employees,

○	with respect to new hires and promotions in the ordinary course, or

○
restructuring or reassignment of officers and executive-level employees provided the total number of officers and executive-level employees does not increase as a result of the restructuring or reassignment from the number of officers and executive-level employees as of the date of the merger agreement;

•
except as required by applicable law or the terms of any agreement (including any benefit plan or collective bargaining agreement made available to Avangrid) existing on the date of the merger agreement or as contemplated under the merger agreement (i) make any increase in, or accelerate the vesting of, the compensation or benefits payable or to become payable, or grant any retention, severance or termination pay (or rights thereto) to, any current, former or retired employee or director or other individual consultant/service provider of PNMR or any of its subsidiaries, which we collectively refer to as “PNMR Employees,” or enter into or amend any employee plan, agreement or arrangement or make any loans to any PNMR Employees (other than reasonable and normal advances to PNMR Employees for bona fide expenses that are incurred in the ordinary course of business), or (ii) enter into, adopt or amend any collective bargaining agreements, in each case in a manner inconsistent with past practice, provided that the foregoing does not prevent PNMR or any subsidiary of PNMR from:

○
entering into at-will offer letters with new or newly-promoted non-executive level employees (or employment arrangements with new executive level employees to replace existing executive-level PNMR Employees or as the result of promotion of non-executive level employees), in each and every case, in the ordinary course of business consistent with past practice,

○
promoting non-executive level employees in the ordinary course of business consistent with past practice (including promoting non-executive level employees into executive level positions made in the ordinary course),

○	changing the compensation or benefits to PNMR Employees in the ordinary course of business consistent with past practice,
○
paying retention, severance, termination pay or other benefits to PNMR Employees under any benefit plan, agreement or arrangement as in effect on the date of the merger agreement or as otherwise expressly contemplated by the merger agreement,

○
renewals and changes made in the ordinary course of business consistent with past practice to any benefit plan, agreement or arrangement which renewals and changes do not discriminate in favor of executive level employees,

○	extensions or renewals made in the ordinary course of business to any collective bargaining agreements, or
○
restructuring or reassignment of officers and executive-level employees provided the total number of officers and executive-level employees does not increase as a result of the restructuring or reassignment from the number of officers and executive-level employees as of the date of the merger agreement;

•
except as may be required as a result of a change in applicable law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it or change any annual tax accounting period;

•
other than as and to the extent required by applicable law or GAAP, (i) make, revoke, rescind or change any material tax election, (ii) adopt or change an annual tax accounting period, (iii) adopt or change a material tax accounting method, (iv) surrender any material claim for a refund of taxes, (v) settle or compromise any material liability or refund for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes or otherwise enter into any closing agreement affecting any material tax liability or refund, or (vi) amend, in a material respect, any material tax return;

•
other than in the ordinary course of business or as required by applicable law, enter into any collective bargaining agreement with any labor organization representing any PNMR Employees or extend or amend in any material respect any existing collective bargaining agreement;

•
waive, release, discharge, settle, satisfy or compromise any legal proceeding, other than the waiver, release, assignment, discharge, settlement, satisfaction or compromises of litigation where the amount paid does not exceed $5 million individually or $15 million in the aggregate, except that (i) PNMR will continue to have the ability to enter into settlements or compromises in the ordinary course of business consistent with past practice or in respect of any regulatory proceedings (including appeals) that would not reasonably be expected to have a material adverse effect on PNMR and (ii) any amount that is reflected or reserved against in PNMR’s audited consolidated financial statements included in certain reports filed by PNMR with the SEC in respect of such legal proceeding, or that is offset by insurance proceeds received in respect of such legal proceeding, will in each case not be counted towards the $5 million or $15 million limitations;

•
merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restricting, recapitalization or other reorganization;

•
authorize or make any capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in PNMR’s capital expenditure budget as set forth in PNMR’s disclosure schedule for the relevant periods indicated therein, provided that notwithstanding the foregoing, PNMR and its subsidiaries will be permitted to make emergency capital expenditures, after first using commercially reasonable efforts to consult with Avangrid, in any amount (i) as required by a governmental entity or (ii) that PNMR determines is incurred in connection with the repair or replacement of facilities or equipment destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary or advisable to maintain or restore safe, adequate and reliable electric transmission service or to prevent any threat to health and safety of individuals;

•	enter into any agreement with respect to the voting of its capital stock;
•
other than in the ordinary course of business consistent with past practice, enter into any contract for the lease or purchase of material real property or modify the material terms of any material real property lease to which it is a party;

•	fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage; or
•	agree, authorize or commit to do any of the actions described in the bullets above.
If PNMR or any of its subsidiaries intends to take a COVID Action that would otherwise be subject to any of the restrictions listed above, PNMR will use its reasonable best efforts (taking into account any reasonable timing constraints) to discuss with and will consider in good faith the views of Avangrid with respect to the proposed COVID Action in advance of taking the COVID Action.
In addition, PNMR has agreed to, and to cause its subsidiaries to, give any notices to third parties, and PNMR and Avangrid have agreed to each use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain certain third-party consents, and PNMR and Avangrid have agreed to coordinate and cooperate in identifying further required actions, consents, approvals or waivers under material contracts to which PNMR or a subsidiary or joint venture thereof is a party. In seeking any such actions, consents, approvals or waivers, PNMR will not be required to pay any consent or similar fee to obtain such consents other than de minimis amounts or amounts that are advanced or reimbursed by Avangrid.
Covenants Regarding Conduct of Business by Avangrid and Merger Sub Pending the Merger
Except as required pursuant to or permitted by the merger agreement, required by applicable law, the taking of any COVID Action, or consented to in writing by PNMR (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement with certain exceptions, Avangrid has agreed not to, and cause each of its affiliates not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or their respective ability to satisfy their obligations hereunder.

No Control of Other Party’s Business
The merger agreement provides that nothing contained in the merger agreement is intended to give Avangrid or merger sub, directly or indirectly, the right to control or direct PNMR’s or its subsidiaries’ operations prior to the effective time of the merger, or give PNMR, directly or indirectly, the right to control or direct Avangrid’s or its subsidiaries’ operations. Prior to the effective time of the merger, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.
No Solicitation by PNMR
PNMR has agreed not to, and to cause its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any acquisition proposal;

•
participate or engage in any negotiations or discussions concerning, or furnish or provide access to its properties, books and records or any confidential information or data to, any person relating to an acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or
•	execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any acquisition proposal.
PNMR has agreed to, and to cause its subsidiaries and their respective directors, officers and employees to, and to use its reasonable best efforts to cause their respective representatives to immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person (other than Avangrid and its affiliates) in connection with an acquisition proposal that exists as of the date of the merger agreement.
PNMR is required to promptly (and in any event within 24 hours) notify Avangrid if PNMR receives an acquisition proposal or any request for non-public information relating to PNMR or any of its subsidiaries in connection with or relating to an acquisition proposal. If the proposal or request is in writing, PNMR’s notice to Avangrid is required to include a copy of the proposal and any related draft agreements or other documentation or materials delivered with the proposal. If the proposal or request is oral, PNMR’s notice to Avangrid is required to include a reasonably detailed summary, including all material terms, of the proposal or request. Any such notice to Avangrid must include the identity of the person making or submitting the acquisition proposal or request for non-public information. PNMR is required to keep Avangrid informed of the current status and material terms of any such acquisition proposal including any material changes to it and to deliver promptly (and in any event within 24 hours) a summary of any such material changes.
PNMR may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to PNMR or the PNMR board or to allow for the engagement in discussions regarding an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal so long as, in each case:
•	such acquisition proposal or proposal that would reasonably be expected to lead to an acquisition proposal was not obtained or made as a result of a breach of the merger agreement,
•
the PNMR board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could reasonably be expected to result in a possible superior proposal and a breach of its fiduciary duties under applicable law,

•	so long as neither PNMR nor any of its subsidiaries nor any of their respective representatives has violated the merger agreement, and
•
PNMR promptly notifies Avangrid (including the identity of such counterparty) after granting any such waiver, amendment or release and, if requested by Avangrid, grants Avangrid a waiver, amendment or release of any similar provision under its confidentiality agreement with PNMR.

The merger agreement does not prohibit PNMR or the PNMR board from disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders).
Prior to obtaining the approval of the PNMR shareholders, subject to all other terms of the merger agreement, PNMR and the PNMR board may:
•
grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to PNMR or the PNMR board or to allow for the engagement in discussions regarding an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal so long as, in each case, such acquisition proposal or proposal that would reasonably be expected to lead to an acquisition proposal was not obtained or made as a result of a violation of the terms of the merger agreement, if the PNMR board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could reasonably be expected to result in (i) a possible superior proposal and (ii) a breach of its fiduciary duties under applicable law and so long as (x) neither PNMR nor any of its subsidiaries nor any of their respective representatives has violated the merger agreement, and (y) PNMR promptly notifies Avangrid thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and, if requested by Avangrid, grants Avangrid a waiver, amendment or release of any similar provision under the confidentiality agreement between Avangrid and PNMR;

•
provide access to PNMR’s properties, books and records and providing information or data in response to a request therefor by a person or group who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of PNMR’s non-solicitation obligations under the merger agreement (so long as (a) PNMR has provided the required notice of the acquisition proposal to Avangrid and (b) such acquisition proposal was not initiated, solicited, obtained or encouraged in breach of PNMR’s non-solicitation obligations under the merger agreement) if the PNMR board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal, (ii) after consultation with its outside legal counsel, has determined in good faith that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable law and (iii) has received from such person an executed confidentiality agreement on terms no less favorable in the aggregate to PNMR and no less restrictive in the aggregate to such person to those contained in the confidentiality agreement between PNMR and Avangrid (except for such changes specifically and expressly permitted pursuant to the merger agreement); and

•
participate and engage in any negotiations or discussions with any person or group and their respective representatives who has made a bona fide written acquisition proposal after the date of the merger agreement that, in each case, did not result from a breach of PNMR’s non-solicitation obligations under the merger agreement, if the PNMR board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal could reasonably be expected to constitute, result in or lead to a superior proposal and (ii) after consultation with its outside legal counsel, has determined in good faith that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable law.

“Acquisition proposal” means any bona fide proposal, inquiry, indication of interest or offer from any person or group of persons (other than Avangrid, merger sub or their respective affiliates) relating to any transaction or series of transactions, involving (i) any direct or indirect acquisition or purchase of (a) a business or assets that constitute 20% or more of the revenues, net income or assets of PNMR and its subsidiaries, on a consolidated basis, or (b) 20% or more of any class of equity or voting securities of PNMR (or any subsidiary or subsidiaries of PNMR whose business constitutes (together) 20% or more of the revenues, net income or assets of PNMR and its subsidiaries, on a consolidated basis), (ii) any tender offer, exchange offer or similar transaction that if consummated would result in any person or group of persons beneficially owning 20% or more of any class of the equity or voting securities of PNMR (or any subsidiary or subsidiaries of PNMR whose business constitutes (together) 20% or more of the revenues, net income or assets of PNMR and its subsidiaries, on a consolidated basis), (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving PNMR (or any subsidiary or subsidiaries of PNMR whose business constitutes (together) 20% or more of the revenues, net income or assets of PNMR and its subsidiaries, on a consolidated basis) or (iv) any combination of the foregoing.
“Superior proposal” means a written acquisition proposal (with all references to “20% or more” included in the definition of acquisition proposal changed to “more than 50%”) that was not obtained, solicited or received in, or otherwise resulted from, violation of the non-solicitation provisions of the merger agreement, in each case, that the PNMR board in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the shareholders of PNMR from a financial point of view than the transactions contemplated by the merger agreement after taking into account all such factors and matters considered appropriate in good faith by the PNMR board (including, to the extent considered appropriate by the PNMR board, (i) financial provisions and the payment of the PNMR termination fee, (ii) the identity of the person or persons making such acquisition proposal, (iii) legal and regulatory conditions and other undertakings relating to PNMR’s and its subsidiaries’ regulators, lenders or partners, (iv) probable timing, (v) conditionality and likelihood of consummation and (vi) with respect to which the cash consideration and other amounts (including costs associated with the acquisition proposal) payable at closing are subject to fully committed financing from recognized financial institutions), and after taking into account any changes to the terms of the merger agreement committed to in writing by Avangrid in response to such superior proposal.
No Solicitation by Avangrid
Avangrid has agreed to, and to cause its subsidiaries and its and their respective directors, officers and employees to, and to use its reasonable best efforts to cause its and their respective representatives to, immediately cease and terminate all existing discussions or negotiations with any person with respect to, or that could reasonably be expected to lead to any Avangrid business combination.
Avangrid has agreed that, from the date of the merger agreement until the earlier of the effective time of the merger and the date of termination of the merger agreement, Avangrid will not, will cause its subsidiaries and its and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause its and their respective other representatives not to (and will not authorize or permit its or their respective representatives to), directly or indirectly:
•	solicit, initiate, knowingly facilitate or knowingly encourage any Avangrid business combination,
•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to effect, any Avangrid business combination or that would reasonably be expected to cause Avangrid to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the merger agreement,

•	enter into, initiate, continue, engage in or otherwise participate in any way in any discussions or negotiations regarding any Avangrid business combination, or
•	agree or propose to do any of the foregoing.
An “Avangrid business combination” is (i) any acquisition or purchase, in a single transaction or a series of transactions of all or any material part of Avangrid or its subsidiaries, taken as a whole (regardless of whether such acquisition or purchase is by means of a sale of assets or a sale of equity securities of one or more of Avangrid or any of its subsidiaries) or (ii) any acquisition, purchase or corporate reorganization by Avangrid or its subsidiaries, if, in either such case, the acquisition, purchase or corporate reorganization, as applicable, would be reasonably expected to constitute a transaction:
•	that would prevent, materially delay or materially impair the consummation of the merger, or
•
in which the holders of shares of PNMR common stock would not be entitled to receive, in respect of each such share (other than (A) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (B) dissenting shares) an amount in cash equal to the merger consideration (taking into account the amounts paid in respect thereof pursuant to the merger agreement).

PNMR Board Recommendation
Subject to the provisions described below, neither the PNMR board nor any committee thereof may:
•
withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, its recommendation that the PNMR shareholders vote in favor of approving the merger and the merger agreement in a manner adverse to Avangrid;

•	make any public statement inconsistent with such recommendation;
•	approve, adopt or recommend any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal;
•
fail to reaffirm or re-publish such recommendation within ten business days of being requested by Avangrid to do so, provided that Avangrid will not be entitled to request such a reaffirmation or re-publishing more than one time with respect to any single acquisition proposal other than in connection with an amendment to any financial terms of such acquisition proposal or any other material amendment to such acquisition proposal;

•	fail to include such recommendation in this proxy statement;
•
fail to announce publicly, within five business days after a tender offer or exchange offer relating to any PNMR securities has been commenced that would constitute an acquisition proposal, that the PNMR board recommends rejection of such tender or exchange offer;

•	resolve, publicly propose or agree to do any of the foregoing;
•
authorize, cause or permit PNMR or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than an acceptable confidentiality agreement) or recommend any tender offer providing for, with respect to, or in connection with any acquisition proposal or requiring PNMR to abandon, terminate, delay or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•
take any action pursuant to which any person (other than Avangrid, merger sub or their respective affiliates) or acquisition proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an acquisition proposal.

However, at any time prior to obtaining approval of the PNMR shareholders to the merger, the PNMR board may (i) change its recommendation in response to the occurrence of a specified intervening event or (ii) if the PNMR board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an acquisition proposal from a third party that did not otherwise result from a breach of PNMR’s non-solicitation obligations under the merger agreement, that such acquisition proposal constitutes a superior proposal, and such acquisition proposal is not withdrawn, PNMR or the PNMR board may (A) change its recommendation and/or (B) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, in each case, if (1) after consultation with its financial advisor and outside legal counsel, the PNMR board determines that the failure to change its recommendation or to terminate the merger agreement would be reasonably expected to result in a breach of its fiduciary duties under applicable laws and (2) the merger agreement is terminated, PNMR pays Avangrid the required PNMR termination fee.
PNMR or the PNMR board, as applicable, may not change its recommendation or terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal unless (i) PNMR delivers written notice to Avangrid at least five business days’ in advance advising Avangrid that the PNMR board proposes to take such action and containing (1) the material details of such intervening event or the material terms and conditions of the superior proposal that is the basis of the proposed action by the PNMR board and (2) a copy of the most current draft of any written communication (including any agreement) relating to the superior proposal and (ii) during such five-business day period, if Avangrid has delivered to PNMR a written, binding, irrevocable offer, capable of being accepted by PNMR, to alter the terms of the merger agreement, the PNMR board thereafter reaffirms in good faith (after consultation with its outside counsel and financial advisor) that the acquisition proposal continues to constitute a superior proposal. If requested by Avangrid, PNMR will, and will cause its representatives to, during the five-business day period, engage in good faith negotiations with Avangrid and its representatives (including by making PNMR’s officers and representatives reasonably available to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that (x) in the case of an acquisition proposal, such acquisition proposal would cease to constitute a superior proposal (it being understood and agreed that if Avangrid has committed to any changes to the terms of the merger agreement, each time thereafter that there has been any subsequent amendment to any material term of such superior proposal, the PNMR board will provide a new written notice to Avangrid and an additional two-business day period from the date of such notice and the obligations of PNMR during such period will continue in effect during such additional period) or (y) in the case of an intervening event, the failure of the PNMR board to change its recommendation could not be reasonably expected to result in a breach of its fiduciary duties under applicable laws.
As further discussed below under “—Termination of the Merger Agreement,” if the PNMR board changes its recommendation to the PNMR shareholders for approval of the merger agreement and terminates the merger agreement or if it terminates the merger agreement to enter into a superior proposal, PNMR will be required to pay a termination fee of $130 million.
An “intervening event” means any event, development, change, effect or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of PNMR and its subsidiaries, taken as a whole or (ii) the PNMR shareholders (including the benefits of the merger to the PNMR shareholders) in either case that (a) is material, (b) first became known to the PNMR board after the execution of the merger agreement, (c) becomes known to the PNMR board prior to obtaining the approval of the PNMR shareholders and (d) does not relate to or involve any acquisition proposal. However, no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities of, Avangrid or any of its subsidiaries will constitute an “intervening event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a material adverse effect on Avangrid. Also, neither of the following will constitute an intervening event: (i) any action taken by any party to the merger agreement pursuant to and in compliance with the affirmative covenants relating to obtaining regulatory approvals, or the consequences of any such action, and (ii) the receipt, existence or terms of an acquisition proposal, or the consequences thereof.
Efforts to Obtain PNMR Shareholder Approval
The merger agreement requires that, promptly after the SEC confirms that it has no further comments on or will not review this proxy statement, PNMR take all reasonable action necessary to duly call, give notice of, convene and hold a shareholders’ meeting, for the purpose of obtaining PNMR shareholder approval of the merger agreement. Unless PNMR’s board has modified its recommendation regarding the merger as permitted under the merger agreement, as further discussed in “—PNMR Board Recommendation” immediately above, PNMR will include in this proxy statement its recommendation that its shareholders approve and adopt the merger agreement and, subject to the consent of Evercore, PNMR’s financial advisor, the written opinion of Evercore, dated as of the date of the merger agreement, that, as of such date, the merger consideration is fair, from a financial point of view, to the holders of shares of PNMR common stock, and PNMR will use its reasonable best efforts to obtain PNMR shareholder approval of the merger agreement. PNMR is not required to hold the special meeting if the merger agreement is terminated.
Employee Benefits and Service Credit
For a period of at least 24 months following the effective time of the merger, each employee of PNMR or its subsidiaries who continues to be employed by PNMR or the surviving corporation or any subsidiary or affiliate thereof, which we refer to as a continuing employee, will receive:
•	a salary or wage, that is no less favorable than the salary or wage that was provided to such continuing employee immediately prior to the effective time of the merger,
•
target annual cash bonus opportunity and long-term incentive opportunity (it being understood that long-term incentive opportunities provided by Avangrid to each continuing employee do not need to be provided in the form or equity or equity-based grants) that are no less favorable in the aggregate than the target annual cash bonus opportunity and long-term incentive opportunity provided to such continuing employee immediately prior to the effective time of the merger,

•
employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions), in each case, that is no less favorable in the aggregate than the employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions) that were provided to such continuing employee immediately prior to the effective time of the merger,

•
welfare and other benefits that are substantially comparable in the aggregate to the welfare and other benefits that were provided to such continuing employee immediately prior to the effective time of the merger, and

•
severance benefits that are no less favorable than those provided as of the effective time of the merger, subject to such severed employee’s execution and non-revocation of a standard release of claims and counting any service accrued after the effective time of the merger.

The benefits listed above will not apply to continuing employees who are covered by a collective bargaining agreement, and nothing in the merger agreement prohibits Avangrid, the surviving corporation or any of their affiliates from reducing the salary, wages or other compensation of any continuing employee if such reduction is contemporaneous with and proportionate to any salary, wage or compensation reduction programs affecting Avangrid’s and its subsidiaries’ other similarly situated employees.
Subject to applicable law and any obligations under any collective bargaining agreement, Avangrid will, or will cause the surviving corporation to, honor, in accordance with their terms, all of PNMR’s benefit plans. Avangrid and its affiliates (including the surviving corporation) are prohibited from terminating or liquidating the PNM Resources, Inc. Executive Savings Plan II in connection with the merger or otherwise for 24-months following the effective time of the merger. Additionally, at or prior to the effective time of the merger, to the extent required under the terms of certain benefit plans identified in PNMR’s disclosure schedule, PNMR, the PNMR board and its compensation committee, as applicable, will adopt resolutions and take actions that are reasonably necessary to establish an irrevocable rabbi trust (if no such rabbi trust already exists) into which PNMR, the surviving corporation or Avangrid (on behalf of the surviving corporation) will pay, or cause to be paid, at the effective time of the merger, such amounts as are required to be funded to such irrevocable rabbi trust.
The merger agreement contains standard provisions under which:
•
any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Avangrid or its affiliates to be waived with respect to continuing employees and their eligible dependents,

•
each continuing employee will receive credit for the plan year in which the continuing employee commences participation under any group health plans of Avangrid or its affiliates towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to such time in the applicable plan year for which payment has been made, and

•
to the extent that a continuing employee’s service was recognized under a similar PNMR benefit plan, subject to certain exceptions, such continuing employee will receive service credit for his or her employment with PNMR and its subsidiaries for purposes of eligibility to participate, vesting credit and benefits accruals (but excluding benefit accrual under any defined benefit pension plan or retiree health plan) under each applicable Avangrid benefit plan.

The merger agreement permits PNMR to establish a cash-based retention program in an aggregate amount not to exceed $4 million to promote retention and to incentivize efforts to complete the merger. In addition, until the effective time of the merger, PNMR may grant awards under the PNMR Stock Plan in the ordinary course of business, consistent with past practice, subject to certain limitations.
The merger agreement provides that Avangrid and the surviving corporation, as applicable, will pay or cause the applicable subsidiary to pay, if not paid previously, to each current or former employee of PNMR and its subsidiaries, as soon as practicable after the effective time of the merger, any accrued but unpaid annual bonus

(or other cash incentive award) relating to any completed year (or other completed performance period, as applicable) ending prior to the year (or performance period) in which the effective time of the merger occurs that has been accrued on the audited consolidated financial statements of PNMR and its subsidiaries as of such time.
PNMR may establish an annual cash bonus plan (or other cash incentive awards) relating to the 2021 calendar year in the ordinary course, consistent with past practice. If the effective time of the merger occurs in 2021, Avangrid and the surviving corporation, as applicable, will pay or cause the applicable subsidiary to pay (i) to each employee of PNMR and its subsidiaries who remains continuously employed with PNMR and its subsidiaries until the effective time of the merger, a pro-rated annual cash bonus award for the 2021 calendar year (or other applicable performance period) (pro-rated based on the number of days elapsed in the 2021 calendar year (or other applicable performance period) prior to the effective time of the merger), and (ii) to each employee of PNMR and its subsidiaries who terminates employment prior to the effective time of the merger under circumstances that would ordinarily entitle such employee to remain eligible for a pro-rated annual bonus for the year of termination, a pro-rated annual bonus (pro-rated based on the number of days employed during the 2021 calendar year (or other applicable performance period) prior to the effective time of the merger), consistent with past practices, in each case in an amount determined based on PNMR’s level of achievement of the applicable performance targets for the 2021 calendar year (or other applicable performance period) through the effective time of the merger, with the level of achievement annualized and appropriately adjusted to reflect the partial performance period through the effective time of the merger and determined in good faith by PNMR’s board of directors as constituted prior to the effective time of the merger.
After the close of the 2021 calendar year (or other applicable performance period) if the effective time of the merger occurs in 2021, Avangrid and the surviving corporation, as applicable, will pay or cause the applicable subsidiary to pay to each employee who was entitled to receive a pro-rated annual cash bonus for the period through the effective time of the merger and who remains employed with PNMR through the end of the 2021 calendar year, a pro-rated annual bonus for the remainder of the 2021 calendar year (or other applicable performance period) after the effective time of the merger, consistent with past practices. In each such case, the amount of the bonus will be determined based on PNMR’s level of achievement of the applicable performance targets for the entire 2021 calendar year (or other applicable performance period) which included the effective time of the merger, as determined in good faith by Avangrid, following consultation with officers of PNMR, reduced by the payment made to the employee as of the effective time of the merger. Regardless of the foregoing, in no event will any employee be required to return the pro-rated annual cash bonus payable in connection with the effective time of the merger if the employee receives a pro-rated annual cash bonus at the effective time of the merger in excess of what would have been payable based on PNMR’s level of achievement of the applicable performance targets for the entire 2021 calendar year (or other applicable performance period) which included the effective time of the merger.
At the effective time of the merger, participants in PNMR’s cash or deferred savings plan or the non-qualified deferred compensation plan who are invested in shares of PNMR common stock through those plans will be treated in the same manner as other PNMR shareholders. After the effective time of the merger, participants in those plans may not direct any further investments into PNMR common stock through those plans.
Avangrid has agreed to cause the surviving corporation or its subsidiaries to honor the terms of each collective bargaining agreement to which PNMR or any of its subsidiaries is a party until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
The merger agreement provides that the employment with PNMR and its affiliates of each of Patricia K. Collawn, Charles N. Eldred and Patrick V. Apodaca will end as of the effective time of the merger, and such individuals will be entitled to receive severance and other benefits as if their employment were terminated by PNMR without cause as of such time in connection with a “change in control” of PNMR, in accordance with the terms of the applicable benefit plans or agreements.
PNMR Indebtedness
The merger agreement requires PNMR to, and to cause each of its subsidiaries to, execute and deliver to certain of its lenders one or more notices regarding the execution of the merger agreement and planned merger. The notices with respect to one or more of the lenders will include a request for a consent or waiver, in form and substance reasonably acceptable to Avangrid, to (i) in the case of the initial notice to be provided to a lender immediately following the date of the merger agreement, the execution of the merger agreement, and in the case of any additional notice provided to a lender prior to the effective time of the merger, the consummation of the merger and the other transactions contemplated by the merger agreement, and (ii) certain modifications of (or waivers under or other changes to) any agreement or documentation relating to PNMR’s or its subsidiaries’, as applicable, relationship with such lenders. However, any such modifications, waivers or changes would be effective after the effective time of the merger. Subject to the definition of “material adverse effect” and the condition to Avangrid’s obligation to complete the merger provided that no material adverse effect shall have occurred with respect to PNMR, the receipt of any such consent or waiver will not be a condition to either party’s obligation to complete the merger.
Regulatory Approvals and Other Consents
Prior to the effective time of the merger, each of Avangrid and PNMR will cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and will use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to:
•	make and obtain the required consents and filings,
•
make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any governmental entity necessary to consummate the transactions contemplated by the merger agreement,

•
take, or cause to be taken, all reasonable and appropriate action and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law or otherwise to satisfy the conditions to closing set forth in the merger agreement as promptly as practicable,

•
cooperate in good faith with the applicable governmental entities or other persons and provide promptly such other information and communications requested by such governmental entities or other persons, and

•	execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.
Avangrid, merger sub and PNMR have agreed to use their reasonable best efforts to make any premerger notification filing required under the HSR Act with respect to the transactions contemplated by the merger agreement as soon as reasonably practicable following the date of the merger agreement. Avangrid, merger sub and PNMR have agreed to supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act and take all other actions, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Avangrid, merger sub and PNMR have agreed to comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the DOJ, the FTC or the antitrust or competition law authorities of any other jurisdiction and use reasonable best efforts to take all other actions to obtain clearance from such governmental authorities. Each of Avangrid and merger sub has agreed to exercise its reasonable best efforts, and PNMR has agreed to cooperate with Avangrid and merger sub, to promptly prevent the entry of any claim brought by any such governmental authority of any order that would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby in any material respect.
In addition to filings under the HSR Act, the parties will, as soon as reasonably practicable following the execution of the merger agreement, prepare and file, and pay any related fees, with respect to obtaining the consents required (including with respect to CFIUS) for the consummation of the merger and the other transactions contemplated by the merger agreement. The parties have agreed to diligently pursue and use their reasonable best efforts to obtain the required consents and cooperate in connection with such efforts.
Each of Avangrid and PNMR has agreed that it will use its reasonable best efforts to take (and to cause its subsidiaries to take) promptly any and all steps reasonably necessary, proper or advisable (taking into consideration the post-merger ownership structure of each of Avangrid and PNMR and relevant (including in respect of post-merger ownership and control) precedent transactions involving the combination of two publicly-traded companies in the applicable industries and jurisdictions) to make and obtain all required filings and consents so as to enable the parties to complete the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable. The steps agreed to be taken by the parties include, if necessary, proposing, negotiating, committing to and implementing, by way of operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, liabilities, obligations, commitments or undertakings in respect of PNMR, Avangrid and their respective affiliates, provided that neither PNMR nor any of its subsidiaries may agree to, or accept, any undertakings, agreements, commitments or conditions pursuant to any settlement, negotiation, litigated proceeding or otherwise with any person with respect to obtaining any such required consents or filings without the prior written consent of Avangrid. Notwithstanding these obligations of the parties, none of Avangrid, merger sub, PNMR or any of their respective affiliates will be required to agree or consent to or accept any terms, conditions, liabilities, obligations, commitments or undertakings as a condition to any such required filings or consents (including with respect to filings or consents with or from the NMPRC, PUCT or CFIUS) that would have a burdensome effect. A “burdensome effect” means any such terms, conditions, liabilities, obligations, commitments or undertakings that either:
•
individually or in the aggregate, and taking into account any positive effects expected to be realized in the merger, could reasonably be expected to have a burdensome effect, which is defined as a material and adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of a hypothetical company that is 50% of the size of PNM and its subsidiaries, taken as a whole, as of the date of the merger agreement, provided that for the purposes of determining whether a burdensome effect exists (or could reasonably be expected to exist), in respect of a the approvals from the NMPRC and the PUCT, only those terms, conditions, liabilities, obligations, commitments, or undertakings related to or arising out of rate concessions (including rate reductions and rate credits) to customers required to obtain such approvals will be taken into account and considered in such determination; or

•	impose any independent or disinterested director obligations that would negatively impact or limit Avangrid’s control over PNMR or its subsidiaries in any material respect.
Conditions That Must Be Satisfied or Waived for the Merger to Occur
Conditions to the Obligations of Avangrid, Merger Sub and PNMR
The respective obligations of Avangrid, merger sub and PNMR to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:
•	approval of the merger agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of PNMR common stock entitled to vote at the special meeting;
•	absence of any law (whether temporary, preliminary or permanent) which prohibits, restrains or enjoins the consummation of the merger;
•
all required consents and filings by or with any governmental authorities have been obtained, made or given and are in full force and effect and are not subject to appeal, and all applicable waiting periods imposed by any government entity (including under the HSR Act) have terminated or expired; and

•
either (i) the parties have received written notice from CFIUS stating that: (A) CFIUS has concluded that the consummation of the merger and the other transactions contemplated by the merger agreement are not a “covered transaction” and not subject to review under the Defense Production Act; or (B) CFIUS has concluded a review or investigation of the notification voluntarily provided pursuant to the Defense Production Act with respect to the merger and the other transactions contemplated by the merger agreement and has concluded that there are no unresolved national security concerns, and has therefore terminated all action under the Defense Production Act; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then either (1) the President has announced a decision not to take any action to suspend or prohibit the merger or the other transactions contemplated by the merger agreement, or (2) having received a report from CFIUS requesting the President’s decision, the President has not taken any action to suspend or prohibit the merger or the other transactions contemplated by the merger agreement after 15 days from the date the President received such report from CFIUS.

Conditions to Obligations of Avangrid and Merger Sub
The obligations of Avangrid and merger sub to consummate the merger are subject to the satisfaction or waiver of further conditions, including:
•
the representations and warranties of PNMR with respect to the organization and qualification of PNMR and with respect to the authority, absence of conflicts with organizational documents, and ownership of subsidiaries of PNMR and its subsidiaries being true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of PNMR with respect to PNMR and its subsidiaries related to capitalization being true and correct in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date);

•	the representation and warranty of PNMR with respect to the absence of any material adverse effect being true and correct in all respects as of the date of the merger agreement;
•
all other representations and warranties of PNMR being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PNMR;

•
PNMR’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by it under the merger agreement;

•	receipt by Avangrid of a certificate of an executive officer of PNMR certifying that the five preceding conditions have been satisfied;
•
there not having occurred since the date of the merger agreement any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PNMR;

•
the absence of any final order of the NMPRC, the PUCT or CFIUS imposing terms or conditions that, individually or in the aggregate (when taken together with the other final orders of the NMPRC, the PUCT or CFIUS), could reasonably be expected to have a burdensome effect;

•	not more than 15% of the issued and outstanding shares of PNMR common stock as of immediately prior to the effective time of the merger will constitute dissenting shares; and
•
each of the definitive agreements related to the divestiture of Four Corners having been duly executed and delivered by each of the parties thereto and remaining in full force and effect as of the effective time of the merger, and PNM having made all applicable regulatory filings to obtain required approvals from applicable governmental entities, including for abandonment authority and securitization from the NMPRC.

Conditions to Obligations of PNMR
The obligation of PNMR to consummate the merger is subject to the satisfaction or waiver of further conditions, including:
•
the representations and warranties of Avangrid and merger sub being true and correct in all respects, without giving effect to materiality qualifiers, as of the effective time of the merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Avangrid;

•
Avangrid’s and merger sub’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required to be performed or complied with by them under the merger agreement; and

•	receipt by PNMR of a certificate of an executive officer of Avangrid certifying that the preceding conditions have been satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, notwithstanding the approval of the merger agreement by the PNMR shareholders, under the following circumstances:
•	by mutual written consent of Avangrid and PNMR;
•	by either Avangrid or PNMR:
○
by Avangrid or PNMR if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or has become final and nonappealable and the party seeking to terminate the merger agreement has complied with its obligations under the merger agreement related to obtaining or making the required consents and filings (provided a party cannot exercise this termination right if the order, decree or ruling issued, or other action taken, was primarily due to the material breach of the merger agreement by such party);

○
if the merger has not been completed on or before 5:00 p.m. New York City time on January 20, 2022 (which we refer to as the End date) and the failure of the effective time to occur on or before the End date was not primarily caused by the breach of the obligations under the merger agreement of the party seeking to terminate the merger agreement (the End date is subject to a three-month extension if the only closing conditions outstanding are the conditions relating to required regulatory approvals, including CFIUS); or

○	PNMR shareholder approval of the merger agreement is not obtained at the special meeting;
•	by PNMR:
○
if Avangrid or merger sub has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied and (ii) cannot be cured by Avangrid or merger sub through the exercise of its reasonable best efforts or has not been cured by the earlier of 30 days after written notice thereof has been given by PNMR to Avangrid or three business days prior to the End date, but PNMR will not have such a termination right if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to Avangrid’s or merger sub’s obligation to consummate the merger to not be satisfied;

○
in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before PNMR shareholders approve the merger agreement and so long as PNMR complies with its obligations with respect to a superior proposal, if prior to or concurrently with such termination, PNMR pays the PNMR termination fee to Avangrid (as described below); or

○
if (i) all conditions to the obligation of the parties to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the effective time, each of which is capable of being satisfied at the effective time), (ii) PNMR has given written notice to Avangrid and merger sub that it is prepared, willing and able to consummate the merger and (iii) Avangrid and merger sub fail to consummate the transactions contemplated by the merger agreement on the date specified for such consummation in the merger agreement and fail to consummate such transactions by the close of business on the fifth business day following receipt of such notice from PNMR;

•	by Avangrid:
○
if PNMR has breached or failed to perform its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would cause certain of the conditions to Avangrid’s and merger sub’s obligation to consummate the merger to not be satisfied, and (ii) cannot be cured by PNMR through the exercise of its reasonable best efforts or has not been cured by the earlier of 30 days after written notice thereof has been given by Avangrid to PNMR or three business days prior to the End date, but Avangrid will not have such a termination right if it or merger sub is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement and such breach would result in a failure of certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied; or

○	if the PNMR board changes its recommendation to PNMR shareholders to approve the merger agreement.
Effect of Termination
If the merger agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto, except certain provisions of the merger agreement will survive such termination, including those relating to confidentiality, publicity, fees and expenses, and except in the case of willful breach of a covenant or agreement.
Termination Fee
PNMR has agreed to pay a termination fee of $130 million, which we refer to as the PNMR termination fee, to Avangrid if:
•
the merger agreement is terminated by PNMR as permitted by the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, if such termination occurs before PNMR shareholders approve the merger agreement;

•
the merger agreement is terminated by Avangrid because the PNMR board (i) changes its recommendation to the PNMR shareholders for approval of the merger agreement, (ii) withholds, withdraws, qualifies or modifies (or resolves to do so) such recommendation in a manner adverse to Avangrid, (iii) makes any public statement inconsistent with such recommendation, (iv) approves, adopts or recommends any acquisition proposal, or any inquiry or proposal that could reasonably be expected to lead to any acquisition proposal, (v) fails to reaffirm or re-publish such recommendation within ten business days of being requested by Avangrid to do so, (vi) fails to include such recommendation in this proxy statement, (vii) fails to announce publicly, within five business days after a tender offer or exchange offer relating to any securities of PNMR has been commenced that would constitute an acquisition proposal, that the PNMR board recommends rejection of such tender or exchange offer or (viii) resolves, publicly proposes or agrees to do any of the foregoing;

•
the merger agreement is terminated (i) by either Avangrid or PNMR (A) prior to the convening of the special meeting of the PNMR shareholders to approve the merger agreement and due to the occurrence of the End date where the primary cause of the failure of closing to occur on or before the End date was not the breach of the obligations under the merger agreement of the party seeking to terminate the merger agreement or (B) because of a failure to obtain PNMR shareholder approval of the merger agreement at the special meeting, or (ii) by Avangrid as a result of PNMR having breached its representations or warranties or failed to perform its covenants or agreements contained in the merger agreement, which breach or failure to perform (I) would cause the conditions to Avangrid’s and merger sub’s obligation to consummate the merger related to the accuracy of the Company’s representations and warranties and the performance of its covenants and agreements, in each case, as of the effective time, to not be satisfied, and (II) cannot be cured by PNMR through the exercise of its reasonable best efforts or has not been cured by the earlier of (x) 30 days after written notice thereof has been given by Avangrid to PNMR and (y) three business days prior to the End date, and in either such case of (x) and (y) above, only so long as PNMR continues to use its reasonable best efforts to cure such breach; provided that Avangrid shall not have the right to terminate the merger agreement under (ii) above if it or merger sub is then in breach of any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would cause the conditions to PNMR’s obligation to consummate the merger related to the accuracy of Avangrid and merger sub’s representations and warranties and the performance of their covenants and agreements, in each case, as of the effective time, to not be satisfied; and in either such case of (i) or (ii) above:
○
at any time after the date of the merger agreement and prior to such termination an acquisition proposal has been made to PNMR, or to the PNMR board or shareholders, or an acquisition proposal has otherwise become publicly known, and within 12 months after such termination, PNMR has entered into a definitive agreement with respect to an acquisition proposal or has consummated an acquisition proposal. In this case, “acquisition proposal” has the meaning set forth above in “—No Solicitation by PNMR,” except all references to “20% or more” therein will be deemed to be references to “more than 50%.”

Avangrid has agreed to pay a termination fee of $184 million, which we refer to as the Avangrid termination fee, to PNMR if:
•
the merger agreement is terminated by PNMR when (i) all conditions to the obligation of the parties to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the effective time, each of which is capable of being satisfied at the effective time), (ii) PNMR has given written notice to Avangrid and merger sub that PNMR is prepared, willing and able to consummate the merger and (iii) Avangrid and merger sub fail to consummate the transactions contemplated by the merger agreement on the date specified for such consummation in the merger agreement and fail to consummate such transactions by the close of business on the fifth business day following receipt of such notice from PNMR;

•
(i) the merger agreement is terminated by (A) Avangrid or PNMR (x) because a court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other final action, in each case, arising in connection with obtaining the required regulatory approvals, and which restrains, enjoins or otherwise prohibits the merger and such order, decree, ruling or other action is or has become final and nonappealable and the party seeking to terminate the merger agreement has complied with its obligations under the merger agreement related to obtaining or making the required consents and filings, and the order, decree or ruling issued, or other action taken, was not primarily due to the material breach of the merger agreement by such party, or (y) due to the occurrence of the End date where the primary cause of the failure of closing to occur on or before the End date was not the breach of the obligations under the merger agreement of the party seeking to terminate the merger; or (B) by PNMR due to Avangrid or merger sub breaching or failing to perform its covenants or agreements contained in the merger agreement with respect to obtaining or making required consents and filings, which breach or failure causes certain of the conditions to PNMR’s obligation to consummate the merger to not be satisfied, and which cannot be cured by Avangrid or merger sub through the exercise of its reasonable best efforts or has not been cured in accordance with the terms of the merger agreement; and, (ii) in each case above:

○
at the time of such termination, (i) any of the required regulatory approvals have not been obtained, made or given or applicable waiting periods imposed by any government entity have not terminated or expired or (ii) any law (whether temporary, preliminary or permanent) solely in connection with the required regulatory approvals is in effect which prohibits, restrains or enjoins the consummation of the merger;

○
Avangrid is in breach of its obligations under the merger agreement with respect to obtaining or making required consents or filings from or with any regulatory authorities, and PNMR has notified Avangrid promptly (and in any event no later than five business days) after becoming aware of any such breach;

○
each of the conditions to Avangrid’s and merger sub’s obligations (other than with respect to obtaining or making required consents or filings from or with any regulatory authorities) to consummate the merger have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but which condition would be satisfied or would be capable of being satisfied if the closing of the merger were then to occur);

○
either (i) a required regulatory approval or the CFIUS approval (as defined in the merger agreement) has not been obtained or (ii) a final order granting the required regulatory approvals or the CFIUS approval imposes a burdensome effect; and

○	Avangrid’s breach of its covenants relating to obtaining the required regulatory approvals has materially contributed to the failure of to obtain such approvals.
Expenses
If the merger agreement is terminated by PNMR or Avangrid in accordance with the terms of the merger agreement as a result of the breach by the other party of the other party’s representations, warranties, covenants and agreements, then the breaching party will promptly, but in no event later than two business days after the date of such termination and a written demand by the other party, pay to the party making such demand all reasonable actual out-of-pocket fees and expenses incurred by the party making such demand and its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement (including with respect to obtaining financing), in an amount not to exceed $10 million (which amount will be credited toward, and offset against, the payment of any applicable termination fee). In all other cases, each of PNMR and Avangrid will bear its own expenses in connection with the merger agreement and the transactions contemplated by it. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be shared equally by PNMR and Avangrid. PNMR and Avangrid have also agreed to share equally the expenses incurred in connection with the submission of the voluntary notice to CFIUS.
Modification, Amendment or Waiver
At any time prior to the effective time of the merger, the merger agreement may be amended by written agreement among Avangrid, merger sub and PNMR, subject to applicable law, provided that after the PNMR shareholders approve the merger agreement, the merger agreement will not be amended if applicable law requires further approval by the PNMR shareholders of such an amendment unless such further approval of such shareholders is obtained.
Avangrid, merger sub or PNMR may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement, where such extension or waiver is in writing signed by the parties to be bound thereby and specifically referencing the merger agreement.
Governing Law
The merger agreement, and all claims or causes of action that may be based upon, arise out of or relate to the merger agreement or the negotiation, execution or performance thereof, will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the laws of any jurisdiction other than the State of Delaware), except that any matter relating to the (a) fiduciary obligations of the PNMR board will be governed by the laws of the State of New Mexico and (b) the mechanics of the merger will be governed by the NMBCA.
Specific Performance
The parties to the merger agreement have agreed that the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions, including the parties’ obligations to consummate the merger.

MARKET PRICES AND DIVIDEND DATA
PNMR common stock is currently listed on the NYSE under the ticker symbol “PNM.” As of December 31, 2020, there were 85,834,874 shares of common stock outstanding held by approximately 7,961 holders of record.
The following table presents the closing price per share of PNMR common stock on October 20, 2020, the last day for which information was available prior to the date of the public announcement of the signing of the merger agreement, and December 31, 2020, the last practicable trading day prior to the mailing of this proxy statement:
Date	Common Stock Closing Price
October 20, 2020	$45.74
December 31, 2020	$48.53
PNMR shareholders are urged to obtain current market quotations for PNMR common stock and to review carefully the other information contained in this proxy statement or incorporated by reference into this proxy statement, when considering whether to approve the merger agreement. See the section entitled “Where You Can Find Additional Information” beginning on page 107 of this proxy statement.
Dividends
Dividends on PNMR’s common stock are declared by the PNMR board, typically quarterly. During the twelve months ended December 31, 2020, PNMR has paid quarterly dividends of $0.3075 per share, or a total of approximately $98 million in cash. On December 4, 2020, the PNMR board declared a dividend on common stock of $0.3275 per share payable in February 2021.
Under the terms of the merger agreement, PNMR has agreed not to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities, or make any other actual, constructive or deemed distribution in respect of any equity securities (except (i) PNMR may continue the declaration and payment of planned regular quarterly cash dividends on PNMR common stock for each quarterly period ended after the date of the merger agreement, in an amount not to exceed $0.3275 for any fiscal quarters in 2021 and 2022, with usual record and payment dates in accordance with past dividend practice, and (ii) for any cash dividend or cash distribution by a wholly-owned subsidiary of PNMR to PNMR or another wholly-owned subsidiary of PNMR).
If the closing date of the merger occurs (i) after the record date for a regular quarterly cash dividend payable to holders of PNMR common stock and (ii) prior to the payment date of such dividend, then PNMR will cause such dividend to be paid on the payment date for such dividend.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of PNMR
Largest Shareholders
The following table contains information regarding the only persons and groups PNMR knows of that beneficially owned more than 5% of PNMR’s common stock based on reports filed by such persons with the SEC and the number of shares of PNMR common stock outstanding as of December 31, 2020.
Name and Address	Voting Authority			Dispositive Authority
	Sole	Shared	None	Sole	Shared	Total Amount	Percentage of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	9,513,953	—	—	9,703,374	—	9,703,374	11.30%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 192355	97,686	29,692	—	9,235,028	96,338	9,331,366	10.87%
(1)	As reported on Schedule 13G/A filed February 4, 2020 with the SEC by BlackRock, Inc. as the parent holding company or control person of thirteen subsidiaries.
(2)	As reported on Schedule 13G/A filed February 12, 2020 with the SEC by The Vanguard Group.
Share Ownership of Executive Officers and Directors
The following table shows the amount of PNMR common stock owned by PNMR’s current directors, the named executive officers, and our directors and executive officers as a group as of December 31, 2020.
Name	Amount and Nature of Shares Beneficially Owned(a)
	Shares Held	Right to Acquire within 60 Days(b)	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned	Deferred RSAs(c)
Non-Employee Directors:
Vicky A. Bailey	2,218	3,124	5,342	*	—
Norman P. Becker	8,541	—	8,541	*	7,686
E. Renae Conley	19,972	—	19,972	*	3,124
Alan J. Fohrer	18,838	—	18,838	*	7,686
Sidney M. Gutierrez	12,136	3,124	15,260	*	—
James A. Hughes	—	—	—	*	5,342
Maureen T. Mullarkey	9,926	—	9,926	*	7,686
Donald K. Schwanz	38,368	3,124	41,492	*	—
Bruce W. Wilkinson	48,955	3,124	52,079	*	—
NEOs:
Patricia K. Collawn	558,518	109,113	667,631	*	—
Charles N. Eldred	114,717	14,834	129,551	*	—
Joseph T. Tarry	13,852	2,175	16,027	*	—
Patrick V. Apodaca	71,662	4,030	75,692	*	—
Ronald N. Darnell	28,425	3,052	31,477	*	—
Chris M. Olson	12,831	3,107	15,938	*	—
Directors and Executive Officers as a Group (15 persons)	958,959	148,807	1,107,766	1.29%	31,524
*	Less than 1% of PNMR outstanding shares of common stock.

(a)	Unless otherwise noted, each person has sole investment and voting power over the reported shares (or shares such powers with his or her spouse).
(b)
Beneficial ownership also includes the following shares directors and executive officers have a right to acquire through (1) potential accelerated vesting (upon disability) under the PNMR Stock Plan of non-employee director restricted stock awards that the director has elected not to defer receipt to a later date, (2) potential accelerated vesting (upon retirement or disability) under the PNMR Stock Plan of officer restricted stock awards, and (3) the number of shares that executive officers have a right to acquire through the Executive Savings Plan II upon the participant’s termination of employment. As of November 30, 2020, the number of shares reported in this column include the following Executive Savings Plan II share rights held by PNMR’s named executive officers: P. K. Collawn – 82,592 and C. N. Eldred – 7,513.

(c)
The amounts shown are restricted stock rights that directors have elected to defer receipt of. The information in this column is not required by SEC rules because the effect of the deferral election is that the director does not have the right to acquire any underlying shares within 60 days of December 31, 2020. PNMR has provided this information to provide a more complete picture of the financial stake that its directors have in PNMR.

FUTURE SHAREHOLDER PROPOSALS
The merger is expected to close in the fourth quarter of 2021. Therefore, we expect to hold a 2021 annual meeting of shareholders on the timeline similar to the annual meetings held in previous years. If the 2021 annual meeting is held as expected, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for PNMR’s 2021 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described in our previous filings with the SEC.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
Our Internet address is www.pnmresources.com. The contents of our website are not a part of this proxy statement. Our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible free of charge at www.pnmresources.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.
This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents, which were filed by us with the SEC, are incorporated by reference into this proxy statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 3, 2020);
•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 (filed with the SEC on May 1, 2020), for the quarter ended June 30, 2020 (filed with the SEC on July 31, 2020) and for the quarter ended September 30, 2020 (filed with the SEC on October 30, 2020);

•
Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC on January 10, 2020, January 22, 2020, January 30, 2020, February 26, 2020, March 30, 2020, April 15, 2020, April 17, 2020, April 24, 2020, May 14, 2020, June 11, 2020, July 15, 2020, October 21, 2020, October 28, 2020, November 2, 2020, November 2, 2020, November 25, 2020, December 4, 2020, December 16, 2020 and December 22, 2020; and

•	Definitive Proxy Statement on Schedule 14A filed on March 31, 2020, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
You may obtain without charge a copy of any of the documents we incorporate by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at PNM Resources, Inc., 414 Silver Ave. SW, Albuquerque, New Mexico, 87102-3289, Attention: Shareholder Services. You may also telephone your request at (505) 241-2868.
In addition, we incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date on which the merger is completed. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding any information furnished on any current report on Form 8-K, including the related exhibits, that pursuant to and in accordance with the rules and regulations of the SEC is not deemed “filed” for purposes of the Exchange Act) as well as proxy statements.

OTHER MATTERS
As of the date of this proxy statement, we do not expect a vote to be taken on any matters at the special meeting other than as described in this proxy statement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

GLOSSARY OF TERMS AND ABBREVIATIONS
As used in this proxy statement, unless the context indicates otherwise, the terms contained herein have the meanings set forth below.
Acquisition proposal refers to the term “Acquisition Proposal” as it is defined in the merger agreement.
Avangrid board of directors refers to the board of directors of Avangrid.
Avangrid business combination refers to a “Parent Business Combination” as that term is defined in the merger agreement.
Avangrid common stock refers to the “Parent Common Stock” as that term is defined in the merger agreement.
Avangrid restricted stock right refers to the right of each award of restricted stock units granted under the PNMR Stock Plan or otherwise and relating to shares of PNMR common stock that is outstanding immediately prior to the effective time to be converted, at the effective time, into an equivalent award of cash-settled restricted stock rights relating to Avangrid common stock on the same terms and conditions as were applicable to the corresponding PNMR restricted stock rights.
Avangrid termination fee refers to the termination fee of $184 million payable by Avangrid to PNMR in certain circumstances under the merger agreement, as applicable.
Burdensome effect refers to a “Burdensome Effect” as that term is defined in the merger agreement
Change refers to any change, effect, event, circumstance or development.
Code refers to the Internal Revenue Code of 1986, as amended.
Constructive termination refers to the term as defined in the Officer Retention Plan.
Continuing employee refers to each employee of PNMR or its subsidiaries who continues to be employed by PNMR or the surviving corporation or any subsidiary or affiliate thereof following the effective time of the merger.
COVID Action refers to any commercially reasonable action taken by a party or its subsidiaries (after determination by the party or its applicable subsidiary that such action is necessary and prudent) to the extent that such action would have been taken by a reasonable person similarly situated as such party and its subsidiaries in connection with (A) mitigating the adverse effects occurring after the date of the merger agreement of events caused by the 2019 novel coronavirus pandemic (COVID-19) or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, suppliers, employees and other business relationships of such person) or (B) ensuring compliance by such person and its subsidiaries and their respective directors, officers and employees with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other laws, in each case, enacted after the date of the merger agreement, by any governmental entity in response to the 2019 novel coronavirus (COVID-19).
Direct Plan refers to the Third Amended and Restated PNM Resources, Inc. Direct Plan.
Dissenting shares refers to shares of PNMR common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of, or consented in writing to, the merger who is entitled to, and who has demanded, payment for fair value of such shares.
Double trigger refers to the benefits that require two conditions.
Effective time refers to the completion of the merger and the filing with the Secretary of the State of the State of New Mexico and acceptance of the articles of merger.
End date refers to the deadline to complete the merger by 5:00 p.m. New York City time on January 20, 2022.
Equity conversion factor refers to an amount equal to the merger consideration payable on a share of PNMR common stock divided by the average of the volume weighted averages of the trading prices of Avangrid common stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties to the merger agreement) on each of the ten consecutive trading days ending on (and including) the trading day that immediately precedes the closing date of the merger.
Exchange agent refers to an exchange agent selected by Avangrid with PNMR’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed.
Exchange fund refers to the amount of immediately available cash that shall be deposited with the exchange agent at or prior to the effective time.
Funding commitment refers the commitment letter from Iberdrola to Avangrid pursuant to which Iberdrola has committed, subject to the conditions of the funding commitment, to provide equity financing for the entire equity proceeds of the merger and the related transactions as set forth in the merger agreement.
Iberdrola, S.A. refers to the parent company of Avangrid, Inc.
Intervening event refers to an “Intervening Event” as that term is defined in the merger agreement.
Material adverse effect refers to a “Material Adverse Effect” as that term is defined in the merger agreement.
Merger agreement refers to the Agreement and Plan of Merger, dated October 20, 2020, as it may be amended from time to time, by and among Avangrid, Inc., NM Green Holdings, Inc. and PNM Resources, Inc.
Merger consideration refers to the conversion of each share of PNMR common stock issued and outstanding immediately prior to the completion of the merger (other than (i) shares of PNMR common stock owned by Avangrid, PNMR, merger sub or any other direct or indirect wholly-owned subsidiary of Avangrid or PNMR and (ii) dissenting shares) into the right to receive $50.30 in cash, without interest.
Merger sub refers to NM Green Holdings, Inc., a New Mexico corporation and direct, wholly-owned subsidiary of Avangrid.
Officer Retention Plan refers to the PNM Resources, Inc. Officer Retention Plan.
PNMR board refers to the members of the board of directors of PNMR prior to the completion of the merger.
PNMR common stock refers to each share of common stock of PNMR outstanding prior to the completion of the merger.
PNMR Employees refers to any current, former or retired employee or director or other individual consultant/service provider of PNMR or any of its subsidiaries.
PNMR restricted stock right refers to each award of restricted stock units granted under the PNMR Stock Plan or otherwise that is outstanding as of the effective time of the merger and shall automatically be converted into the right to receive the merger consideration on the same terms and conditions as were applicable to the corresponding cancelled PNMR restricted stock right.
PNMR Stock Plan refers to the PNM Resources, Inc. 2014 Performance Equity Plan.
PNMR termination fee refers to the termination fee of $130 million payable by PNMR to Avangrid in certain circumstances under the merger agreement.
Record date refers to December 31, 2020, the record the date of the special meeting. Only shareholders of record as of the close of business on December 31, 2020 are entitled to notice of, and to vote at, the special meeting.
Regulatory approvals refers to certain regulatory approvals required as identified in the merger agreement.
Special meeting refers to the special meeting of shareholders of PNMR, be held on February 12, 2021, at 9:00 a.m. Mountain time, through a remote communication in a virtual meeting format.
Superior proposal refers to a “Superior Proposal” as that term is defined in the merger agreement.
Surviving corporation refers to the surviving corporation of the merger, PNMR, which will survive the merger as a wholly-owned subsidiary of Avangrid.

Transaction or transactions refers to the merger and the other transactions contemplated by the merger agreement.
U.S. business refers to an entity or business unit engaged in interstate commerce in the United States.
Further, as used in this proxy statement, the abbreviations contained herein have the meanings set forth below.
Avangrid	Avangrid, Inc., a New York Corporation
Broadridge	Broadridge Investor Communication Solutions, Inc.
CFIUS	Committee on Foreign Investment in the United States
DOJ	Department of Justice
EBITDA	Earnings before interest, taxes, depreciation and amortization
ESG	Environmental, Social and Governance
Exchange Act	The Securities Exchange Act of 1934, as amended
FCC	Federal Communications Commission
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FTC	Federal Trade Commission
GAAP	Generally Accepted Accounting Principles
Georgeson	Georgeson, Inc.
HSR	Hart-Scott-Rodino Antitrust Improvements Act of 1976
IRS	Internal Revenue Service
KPMG LLP	KPMG LLP
NYSE	New York Stock Exchange
NMBCA	New Mexico Business Corporation Act
NMPRC	New Mexico Public Regulation Commission
PNM	Public Service Company of New Mexico, a New Mexico corporation
PNMR	PNM Resources, Inc., a New Mexico Corporation
PUCT	Public Utility Commission of Texas
PUHCA 2005	Public Utility Holding Company Act of 2005
SEC	United States Securities and Exchange Commission
TNMP	Texas-New Mexico Power Company, a Texas corporation
USRPHC	United States real property holding corporation

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

among

AVANGRID, INC.

NM GREEN HOLDINGS, INC.,

and

PNM RESOURCES, INC.

Dated as of October 20, 2020

A-i

(continued)
A-ii

(continued)
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2020 (this “Agreement”), is entered into among Avangrid, Inc., a New York corporation (“Parent”), NM Green Holdings, Inc., a New Mexico corporation and a direct subsidiary of Parent (“Merger Sub”), and PNM Resources, Inc., a New Mexico corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held, has unanimously (i) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, consistent with and in furtherance of the Company’s business strategies and in the best interests of the Company and its shareholders and (iv) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company;
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Parent and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Parent and its shareholders;
WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Merger Sub;
WHEREAS, concurrently with the execution of this Agreement, Parent, as the sole shareholder of Merger Sub, will act by written consent to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, Iberdrola S.A. (“Iridium”) has delivered to Parent an executed commitment letter, dated as of the date hereof, a copy of which has been made available to the Company on the date hereof (including all exhibits, schedules, annexes and amendments thereto in effect as of the date of this Agreement, the “Commitment Letter”), pursuant to which, subject to the terms and conditions thereof, Iridium has agreed to provide Parent, or arrange the provision to Parent of, funds to the extent necessary for Parent to consummate the Merger, including the payment of the aggregate Per Share Merger Consideration to the Exchange Agent; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

THE MERGER
SECTION 1.1 Definitions. The following terms have the meanings set forth in the following sections of this Agreement:
Acceptable Confidentiality Agreement	Section 9.5(a)
Acquisition Proposal	Section 6.1(f)(i)
Affiliate	Section 9.5(b)

Agreement	Preamble
Anti-Corruption Law	Section 9.5(c)
Antitrust Authorities	Section 6.5(c)(i)
Applicable Date	Section 3.6
Articles of Merger	Section 1.4
Average Parent Stock Price	Section 9.5(d)
Bankruptcy and Equity Exception	Section 3.4(a)
Book-Entry Share	Section 2.1(a)
Burdensome Effect	Section 6.5(d)
Business Day	Section 9.5(e)
Cancelled Shares	Section 2.1(a)
Certificate	Section 2.1(a)
CFIUS	Section 9.5(f)
CFIUS Approval	Section 7.1(d)
Charter Documents	Section 9.5(g)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Preamble
Company Articles of Incorporation	Section 3.2
Company Board of Directors	Recitals
Company Bylaws	Section 3.2
Company Capitalization Date	Section 3.3(a)
Company Change of Recommendation	Section 6.1(c)
Company Collective Bargaining Agreement	Section 9.5(h)
Company Common Stock	Section 3.3
Company Contacts	Section 6.16(b)
Company Cure Period	Section 8.1(e)(i)
Company Disclosure Schedule	Article III
Company Employees	Section 3.11(a)
Company Financial Advisor	Section 3.18
Company Material Contract	Section 3.8(a)(viii)
Company Material Easement Real Property	Section 3.14(a)
Company Material Leased Real Property	Section 3.14(a)
Company Material Owned Real Property	Section 3.14(a)
Company Material Real Property	Section 3.14(a)
Company Notice	Section 6.1(d)
Company Parties	Section 9.5(i)
Company Plan	Section 3.11(a)
Company Preferred Stock	Section 3.3
Company Recommendation	Section 3.4(b)
Company Regulatory Approvals	Section 7.1(c)
Company Requisite Vote	Section 3.4(a)
Company Restricted Stock Rights	Section 2.2(a)
Company Risk Management Guidelines	Section 3.22(a)
Company SEC Reports	Section 3.7(a)
Company Securities	Section 3.3(b)
Company Share	Section 2.1(a)
Company Shareholders Meeting	Section 6.4
Company Stock Awards	Section 2.2(b)
Company Stock Plan	Section 3.3(a)(iii)

Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreement	Section 6.7(b)
Consent	Section 3.5(b)
Continuing Employee	Section 6.10(a)
Contract	Section 9.5(j)
Control	Section 9.5(k)
Controlled Group Liability	Section 3.11(d)
COVID Actions	Section 9.5(l)
COVID Company Exception	Section 5.1
COVID Parent Exception	Section 5.2
Credit Facilities	Section 9.5(m)
Derivative Product	Section 9.5(n)
Direct Plan	Section 2.2(c)
Directors Deferred Plan	Section 2.2(d)
Dissenting Shares	Section 2.3
DPA	Section 6.5(c)(ii)
D&O Insurance	Section 6.11(d)
Earned Performance Shares	Section 2.2(b)
Easement	Section 3.14(c)
Effective Time	Section 1.4
End Date	Section 8.1(c)
Environmental Law	Section 3.17(f)
Equity Conversion Factor	Section 9.5(o)
Equity Securities	Section 9.5(p)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 9.5(q)
Exchange Act	Section 9.5(r)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Existing Lenders	Section 6.18
Existing Loan Consent	Section 6.18
Existing Loan Notice	Section 6.18
Expenses	Section 8.3
FERC	Section 9.5(s)
Filing	Section 3.5(b)
Final Exercise Date	Section 2.2(c)
Final Order	Section 9.5(t)
Final Quarterly Dividend	Section 6.15
Four Corners Divestiture Agreements	Section 6.19
FPA	Section 9.5(u)
GAAP	Section 9.5(v)
Government Official	Section 9.5(w)
Governmental Entity	Section 9.5(x)
Hazardous Substance	Section 3.17(f)
HSR Act	Section 9.5(y)
Indemnified Party	Section 6.11(a)
Intellectual Property	Section 9.5(z)
Interim Period	Section 9.5(aa)
Intervening Event	Section 9.5(bb)
Iridium	Recitals
IRS	Section 3.11(b)

Joint Venture	Section 9.5(cc)
knowledge	Section 9.5(dd)
Law	Section 9.5(ee)
Liability	Section 9.5(ff)
Legal Restraint	Section 7.1(b)
Licenses	Section 3.6
Liens	Section 3.14(a)
Material Adverse Effect	Section 9.5(gg)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1(c)
New Mexico Secretary of State	Section 1.4
NMBCA	Section 9.5(ii)
NMPRC	Section 6.7(a)
Notice Period	Section 6.1(d)
NYSE	Section 9.5(kk)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Business Combination	Section 6.2
Parent Contacts	Section 6.16(b)
Parent Cure Period	Section 8.1(d)(i)
Parent Disclosure Schedule	Article IV
Parent Parties	Section 9.5(mm)
Parent Regulatory Approvals	Section 7.1(c)
Parent Regulatory Covenant Breach	Section 8.2(c)
Parent Restricted Stock Rights	Section 2.2(a)
Parent Termination Fee	Section 9.5(nn)
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)
Performance Shares	Section 2.2(b)
Permitted Liens	Section 3.14(a)
Person	Section 9.5(oo)
Personal Information	Section 9.5(pp)
PNM	Section 3.7(a)
President	Section 7.1(d)
Privacy Rules and Policies	Section 9.5(rr)
Proceeding	Section 6.11(a)
Proxy Statement	Section 6.3(b)
PUCT	Section 6.7(a)
PUHCA	Section 9.5(qq)
Regulatory Condition	Section 9.5(ss)
Regulated Operating Subsidiaries	Section 3.19(a)
Representatives	Section 6.1(a)
Required Regulatory Approvals	Section 7.1(c)
Restricted Stock Cash Payouts	Section 2.2(a)
Retention Program	Section 6.10(e)
Sarbanes Oxley Act	Section 3.7(a)
Satisfaction Notice	Section 8.1(d)(iii)
SEC	Section 3.7(a)
Section 53-15-4	Section 2.3

Securities Act	Section 3.7(a)
Series A Preferred Stock	Section 3.3
Significant Subsidiary	Section 9.5(tt)
subsidiary	Section 9.5(vv)
Superior Proposal	Section 6.1(f)(ii)
Surviving Corporation	Section 1.2
Surviving Corporation Bylaws	Section 1.5(c)
Surviving Corporation Charter	Section 1.5(b)
Tax Return	Section 9.5(ww)
Taxes	Section 9.5(xx)
Taxing Authority	Section 9.5(yy)
TNMP	Section 3.7(a)
Trademark	Section 9.5(zz)
Transaction Litigation	Section 6.12
Transition Committee	Section 6.16(b)
Treasury Regulations	Section 9.5(aaa)
Unsatisfied Conditions	Section 8.2(c)
WARN Act	Section 6.10(f)
Willful Breach	Section 9.5(bbb)
SECTION 1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a direct subsidiary of Parent, and the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, subject to Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the NMBCA.
SECTION 1.3 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Troutman Pepper Hamilton Sanders LLP, 875 Third Avenue, New York, New York 10022, at 9:00 a.m., New York City time, on the fifth (5th) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
SECTION 1.4 Effective Time. At the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing with the Secretary of State of the State of New Mexico (the “New Mexico Secretary of State”) articles of merger (the “Articles of Merger”), to be executed, acknowledged and filed with the New Mexico Secretary of State as provided in Section 53-14-4 of the NMBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the New Mexico Secretary of State or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (the “Effective Time”).
SECTION 1.5 Articles of Incorporation; Bylaws.
(a) The name of the Surviving Corporation shall be the name of the Company.
(b) The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Charter”), until thereafter amended as provided therein or by applicable Law, in each case, subject to the obligations set forth in Section 6.11.

(c) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Bylaws”), until thereafter amended as provided therein or by applicable Law, in each case subject to the obligations set forth in Section 6.11.
SECTION 1.6 Directors and Officers.
(a) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
(b) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Common Stock:
(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Company Shares owned by the Company or any of its wholly-owned subsidiaries as treasury stock or otherwise, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), which shall be treated in accordance with Section 2.1(b), and the Dissenting Shares, which shall be treated in accordance with Section 2.3), shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive an amount equal to $50.30 per Company Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Company Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Company Share represented by book-entry (a “Book-Entry Share”) (other than Cancelled Shares and Dissenting Shares) shall, in each case, thereafter represent only the right to receive the Per Share Merger Consideration, in each case without interest and subject to compliance with the procedures for surrender as set forth in Section 2.4.
(b) Cancellation of Cancelled Shares. Each Cancelled Share shall automatically, and without any action on the part of the Company, Parent or Merger Sub, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(c) Surviving Corporation Shares. Each share of common stock, no par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.
SECTION 2.2 Treatment of Company Restricted Stock Rights, Performance Shares, Direct Plan, and Directors Deferred Plan.
(a) Treatment of Company Restricted Stock Rights. As of the Effective Time, each outstanding award of restricted stock rights (“Company Restricted Stock Rights”) granted to a member of the board of directors of the Company under the Company Stock Plan or otherwise, other than any Company Restricted Stock Rights granted to a director of the Company with respect to which the director has made a deferral election under the Directors Deferred Plan (as defined below) which are subject to Section 2.2(d) below, shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive Company Common Stock and shall be converted, at the Effective Time, into a right to receive an amount of cash per share equal to the Per Share Merger Consideration. Such cash amounts (the “Restricted Stock Cash Payouts”) shall be payable to the holder of such cancelled Company

Restricted Stock Rights on the same terms and conditions as were applicable to the corresponding cancelled Company Restricted Stock Rights, including any applicable vesting acceleration provisions and payment timing provisions, in each case through the Company’s regular payroll processes applicable to such holder. For the avoidance of doubt, the Restricted Stock Cash Payouts will be paid only if and to the extent (and at the same time as) the corresponding cancelled Company Restricted Stock Rights would have vested and been paid in accordance with the terms thereof. As of the Effective Time, all other outstanding Company Restricted Stock Rights under the Company Stock Plan or otherwise, other than any Company Restricted Stock Rights granted to a member of the board of directors of the Company, shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive Company Common Stock and shall be converted, at the Effective Time, into an equivalent award of cash-settled restricted stock rights relating to Parent Common Stock (“Parent Restricted Stock Rights”) on the same terms and conditions as were applicable to the corresponding Company Restricted Stock Rights, including any applicable vesting acceleration provisions and payment timing provisions, except as expressly adjusted hereby. The number of shares of Parent Common Stock covered by each such Parent Restricted Stock Right shall be equal in number to the mathematical result (rounded up to the nearest whole number) of the number of shares of Company Common Stock subject to the corresponding Company Restricted Stock Right multiplied by the Equity Conversion Factor. The cash amount to be paid on settlement of the Parent Restricted Stock Rights shall be determined based on the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Parent in good faith following consultation with officers of the Company) on each of the ten (10) consecutive trading days ending on (and including) the trading day that immediately precedes the date the Parent Restricted Stock Rights become vested and payable.
(b) Treatment of Performance Shares. With respect to each outstanding award of performance shares (“Performance Shares”) under the Company Stock Plan or otherwise, prior to the Effective Time, the Company Board of Directors (or its applicable committee) will determine in good faith the number of shares of Company Common Stock that are deemed to be earned under each award of Performance Shares, which number shall, with respect to each award of Performance Shares, be based on the higher of (1) the target level of performance and (2) the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the Effective Time (the “Earned Performance Shares”). As of the Effective Time, the Earned Performance Shares shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent a right to receive Company Common Stock and shall be converted into a right to receive a cash-settled time-vesting Parent Restricted Stock Right, which shall, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding Earned Performance Shares would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding Earned Performance Shares, as applicable. The number of shares of Parent Common Stock covered by each such Parent Restricted Stock Right shall be equal in number to the mathematical result (rounded up to the nearest whole number) of the number of Earned Performance Shares to which such Company Restricted Stock Right corresponds multiplied by the Equity Conversion Factor. The cash amount to be paid on settlement of the Parent Restricted Stock Rights shall be determined based on the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Parent in good faith following consultation with officers of the Company) on each of the ten (10) consecutive trading days ending on (and including) the trading day that immediately precedes the date the Parent Restricted Stock Rights become vested and payable.
(c) Direct Plan. In accordance with the terms of the Third Amended and Restated PNM Resources, Inc. Direct Plan (as amended, the “Direct Plan”), the Company shall take all actions reasonably necessary to ensure that (i) the right to purchase shares of Company Common Stock under the Direct Plan will be terminated no later than thirty (30) days after the date hereof (the “Final Exercise Date”); (ii) cash dividends and investments received prior to the Final Exercise Date will be used to purchase shares of Company Common Stock pursuant to the terms of the Direct Plan as directed by the Plan Administrator (as defined in the Direct Plan); (iii) no shareholders or interested new investors will be eligible to participate in the Direct Plan or purchase shares of Company Common Stock thereunder after the Final Exercise Date;

(iv) any remaining cash not used to purchase shares of Company Common Stock or pay requisite expenses shall be returned to the applicable shareholders or new investors as soon as administratively practicable; (v) each participant in the Direct Plan will be eligible to direct how the shares of Company Common Stock credited to his or her account shall be voted with respect to the Merger; (vi) each share of Company Common Stock issued and outstanding under the Direct Plan shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive the Per Share Merger Consideration (with any Dissenting Shares to be treated in accordance with Section 2.3); and (vii) the related shares of Company Common Stock shall be cancelled and shall cease to exist pursuant to the terms of this Agreement. The Direct Plan shall terminate immediately following the Effective Time, and the Plan Administrator shall direct the Company to distribute to each participant the Per Share Merger Consideration held in his or her account as soon as administratively practicable; provided that such termination and all of the related foregoing actions shall be contingent upon the occurrence of the Effective Time. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Direct Plan in accordance with the Direct Plan.
(d) Director Deferred Restricted Stock Rights Program. As of the Effective Time, in accordance with the terms of the Director Deferred Restricted Stock Rights Program (the “Directors Deferred Plan”), the Company shall take all actions reasonably necessary to ensure that (i) the Directors Deferred Plan is terminated as of the Effective Time, (ii) no director will be eligible to participate in the Directors Deferred Plan after the Effective Time, except with respect to any outstanding Company Restricted Stock Rights granted to an eligible director of the Company with respect to which the director, prior to the Effective Time, has made a deferral election under the Directors Deferred Plan, which Company Restricted Stock Rights shall be deferred into the Directors Deferred Plan in accordance with the applicable deferral election, (iii) each share of Company Common Stock distributable under the Directors Deferred Plan shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive the Per Share Merger Consideration, and (iv) the Plan Administrator (as defined in the Directors Deferred Plan) shall direct the Company to distribute to each participant the amounts credited to his or her account in the Directors Deferred Plan as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time to the extent permitted by Section 409A of the Code (any amounts credited to the director’s account in the Directors Deferred Plan after the Effective Time shall be distributed to the participant as soon as administratively practicable (and no later than thirty (30) days) after the amounts are credited to the director’s account in the Directors Deferred Plan and in no event later than one (1) year after the Effective Time); provided, that such termination and all of the related foregoing actions shall be contingent upon the occurrence of the Effective Time, and provided, further, that nothing herein shall preclude a director whose account in the Directors Deferred Plan is not paid as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time from directing the deemed investment in such account to other investments pursuant to the terms of the Directors Deferred Plan.
(e) Treatment of Company Stock Plan. As of the Effective Time, unless otherwise determined and agreed to in writing by Parent, no further Company Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock shall be granted under the Company Stock Plan and the Company Stock Plan shall terminate automatically once there are no further Company Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock outstanding thereunder. Additionally, all Parent Restricted Stock Rights that correspond to Company Restricted Stock Rights and Performance Shares shall become vested and non-forfeitable and all Restricted Stock Cash Payouts that correspond to Company Restricted Stock Rights granted to a member of the board of directors of the Company shall become vested, payable and non-forfeitable, in each case in connection with a termination of the employment or other service of the Person eligible to receive such Parent Restricted Stock Rights and Restricted Stock Cash Payouts, as applicable, with Parent or any subsidiary thereof (including the Surviving Corporation) to the same extent as provided under the Company Stock Plan and award agreement governing the corresponding Company Restricted Stock Right and Performance Share award; provided, however, that Parent Restricted Stock Rights that correspond to Earned Performance Shares in respect of awards granted prior to the date of this Agreement shall, except as otherwise provided in this Agreement, become vested in full (rather than on a pro-rata basis) if the holder’s employment or other service with Parent or any subsidiary thereof (including the Surviving Corporation) is terminated without “cause” or by the holder for “good reason” (as such terms are defined under the Company Stock Plan and award agreement).
(f) No Right to Acquire Shares. The Company shall take all actions reasonably necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Restricted Stock Rights or Performance Shares, subject to the provisions set forth in this Section 2.2.
(g) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board of Directors or the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2; provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no effect if this Agreement is terminated without consummation of the Merger. The Company shall not take any action to apply the provisions of Section 11.5 of the Company Stock Plan to the transactions contemplated by this Agreement.
SECTION 2.3 Dissenting Shares. Notwithstanding Section 2.1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing who is entitled to, and who has demanded, payment for fair value of such Company Shares (“Dissenting Shares”) in accordance with Section 53-15-4 of the NMBCA (“Section 53-15-4”) shall not be converted into the right to receive the Per Share Merger Consideration for each such Dissenting Share, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of fair value for such holder’s Dissenting Shares in accordance with Section 53-15-4. Any such holder shall instead be entitled only to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 less any applicable Taxes required to be withheld in accordance with Section 2.4(e) with respect to such payment. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 53-15-4. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 (or had not properly demanded payment under Section 53-15-4), then each such Dissenting Share shall be treated as if such Dissenting Share had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon. The Company will give Parent (a) prompt written notice of any demand for payment of fair value of any Company Shares in accordance with Section 53-15-4, any withdrawals of such demands, and any other communications received by the Company or its Representatives in respect of the demand, withdrawal, or perfection of any rights under Section 53-15-4 and (b) the opportunity to conduct jointly with the Company all negotiations and proceedings with respect to such demands related to any Company Shares under Section 53-15-4. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Dissenting Shares or settle or offer to settle any such demands.
SECTION 2.4 Surrender of Company Shares.
(a) Exchange Agent. Prior to the Effective Time, the Company and Parent shall enter into an agreement in form and substance reasonably acceptable to the Company and Parent with an exchange agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, (the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of Company Shares (other than Cancelled Shares or Dissenting Shares) the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled in respect of their Company Shares pursuant to this Article II. Parent shall deposit, or cause to be deposited, with the Exchange Agent, (i) at or prior to the Effective Time, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Per Share Merger Consideration under Section 2.1, and (ii) from time to time, to the extent and when needed, additional cash sufficient to pay any dividends or other distributions pursuant to Section 6.15 (such cash deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Company Shares. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided that such investments shall be in short-term (i.e., maturities of thirty (30) days or less) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., respectively. To the extent that there are losses with respect to such investments, or any cash in the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated by Section 2.1(a), Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the cash in the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Exchange Agent pursuant to this Section 2.4(a) shall not be used for any purpose other than as contemplated by this Section 2.4(a).
(b) Exchange Procedures.
(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as Parent shall reasonably specify after consultation with the Company, specifying that delivery shall be effected, and risk of loss and title shall pass, (x) with respect to Book-Entry Shares, only upon delivery of an “agent’s message”, regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), and (y) with respect to Certificates, only upon delivery of the Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)) and delivery of a duly completed and validly executed letter of transmittal to the Exchange Agent, such transmittal materials to be in such form and have such other provisions as Parent shall reasonably determine after consultation with the Company, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)), as applicable, to the Exchange Agent.
(ii) Certificates. Upon surrender of a Certificate (or satisfaction of the replacement requirements in lieu of the Certificate as provided in Section 2.4(f)) to the Exchange Agent in accordance with the terms of such transmittal materials and instructions and delivery with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (y) the product obtained by multiplying (1) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.4(f)) by (2) the Per Share Merger Consideration, plus (z) any dividends and other distributions such holder has the right to receive pursuant to Section 6.15. No interest will be paid or accrued on any cash amount payable upon due surrender of the Certificates.
(iii) Book-Entry Shares. Each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Exchange Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of such “agent’s message” or such other evidence of surrender, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (y) the product obtained by multiplying (1) the number of Company Shares represented by such Book-Entry Shares by (2) the Per Share Merger Consideration, plus (z) any dividends and other distributions such holder has the right to receive pursuant to Section 6.15. No interest will be paid or accrued on any cash amount payable upon due surrender of the Book-Entry Shares.
(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of such Certificate or Book-Entry Share may be delivered to such transferee or other Person only if the Certificate or Book-Entry Share formerly representing such Company Shares is properly endorsed or shall be otherwise in proper form for transfer and is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(v) Related Charges and Expenses. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall represent at any time from and after the Effective Time only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or an “agent’s message,” and such other documents as may reasonably be required pursuant to such instructions or by the Exchange Agent (as applicable)) the applicable Per Share Merger Consideration and any dividends or other distributions with respect to Company Shares payable pursuant to Section 6.15. The Surviving Corporation shall pay all charges and expenses of the Exchange Agent in connection with the exchange of Company Shares for the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 6.15.
(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for twelve (12) months after the Effective Time shall, upon the written demand of Parent, be delivered to Parent. Any former holder of Company Shares (other than a holder of Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to solely look to Parent, as a general unsecured creditor thereof, for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) and any dividends or other distributions such holder has the right to receive pursuant to Section 6.15 upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of the surrender and cancellation of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.4(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration and any dividends or other distributions such holder has the right to receive pursuant to Section 6.15 payable upon due surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Persons entitled to receive the Per Share Merger Consideration pursuant to this Article II as of a date that is immediately prior to such time as such unclaimed funds would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person entitled thereto.
(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented (together with the properly delivered and validly executed transmittal materials required by this Section 2.4) to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Section 2.4. The Per Share Merger Consideration paid upon the surrender of Certificates together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or upon receipt by the Exchange Agent of an “agent’s message, in the case of Book-Entry Shares, or such other evidence, if any, as the Exchange Agent may reasonably request), in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or such Book-Entry Shares.
(e) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation and their respective agents (including the Exchange Agent) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Restricted Stock Rights and Performance Shares, or any other Person who is entitled to receive the Per Share Merger Consideration, any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or any of their respective agents (including the Exchange Agent), such deducted and withheld amounts (i) shall be promptly remitted by Parent, Merger Sub, the Surviving Corporation or their respective agents, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made. The Parties and their respective agents (including the Exchange Agent) shall reasonably cooperate in good faith (i) to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required and (ii) to coordinate the deduction and withholding of any Taxes required to be deducted and withheld under any applicable Tax Law.
(f) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will (i) issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to the product obtained by multiplying (A) the number of Company Shares represented by such lost, stolen or destroyed Certificate by (B) the Per Share Merger Consideration, plus any dividends and other distributions such holder has the right to receive pursuant to Section 6.15. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Shares for purposes of this Article II.
SECTION 2.5 Adjustments. In the event that the number of Company Shares issued and outstanding after the date hereof and prior to the Effective Time or the number of securities convertible or exchangeable into or exercisable for Company Shares shall have been changed into a different number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares, as applicable, or securities of a different class as a result, in either case, of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then, in each case, the Per Share Merger Consideration and any other number or amount contained herein which is based upon the number of Company Shares shall be equitably adjusted to provide to Parent and the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement (including Section 5.1 and Section 5.2).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Reports filed with, or furnished to, the SEC from and after January 1, 2019 and prior to the date of this Agreement (other than in any “risk factor” disclosure under the heading “Risk Factors” or any forward looking statements contained therein) or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent and Merger Sub by the Company concurrently with entering into this

Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 3.1 Organization and Qualification; Subsidiaries.
(a) Each Company Party is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified, or to the extent such concept is applicable, in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all the Company’s subsidiaries and Joint Ventures, including (i) the name of each such entity and its form and jurisdiction of incorporation, (ii) a brief description of the principal line or lines of business conducted by each such entity and (iii) all Equity Securities held by any Person (including the Company) in each such entity. Except (A) as set forth in Section 3.1(b) of the Company Disclosure Schedule or (B) for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, none of the Company nor any of its subsidiaries directly or indirectly owns any Equity Securities in any subsidiaries or Joint Ventures.
SECTION 3.2 Articles of Incorporation and Bylaws. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the Articles of Incorporation, as amended to date (the “Company Articles of Incorporation”), and the Bylaws, as amended to date (the “Company Bylaws”), of the Company as in effect as of the date hereof, and the Charter Documents, of each of the Company’s Significant Subsidiaries, each as in effect as of the date hereof. The Company Articles of Incorporation and the Company Bylaws are in full force and effect. The Company is not in material violation of any provision of the Company Articles of Incorporation or Company Bylaws. The Charter Documents of the Company’s Significant Subsidiaries are in full force and effect, and no Significant Subsidiary is in material violation of any provision of its Charter Documents.
SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 120,000,000 shares of common stock, no par value (the “Company Common Stock”), and (ii) 10,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which 500,000 shares have been designated Convertible Preferred Shares, Series A (the “Series A Preferred Stock”).
(a) As of the close of business on October 19, 2020 (the “Company Capitalization Date”), the total issued and outstanding equity of the Company, and the total equity reserved for issuance by the Company, consisted of the following equity securities:
(i) 79,653,624 shares of Company Common Stock were issued and outstanding (which number does not include shares of Company Common Stock to which Company Restricted Stock Rights or Performance Shares relate);
(ii) no shares of Company Preferred Stock were issued or outstanding; and
(iii) (A) 168,061 Company Restricted Stock Rights, (B) 217,324 unvested Performance Shares (calculated assuming target level performance achievement), in each such case as granted or provided for under the PNM Resources, Inc. 2014 Performance Equity Plan, as amended (the “Company Stock Plan”) (and applicable award agreements issued thereunder), (C) no options to purchase shares of Company Common Stock outstanding under the Company Stock Plan, (D) no shares of Company Common Stock were held by the Company in its treasury, and (E) 5,630,592 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (excluding the amounts reflected in subclauses (A) and (B) above).

(b) From the close of business on the Company Capitalization Date through the date of this Agreement, no (i) Company Restricted Stock Rights, (ii) Performance Shares (or awards in respect thereof), or (iii) other rights to acquire Company Common Stock under the Company Stock Plan, have been granted, and no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the vesting or settlement of Company Restricted Stock Rights or Performance Shares, in each case in accordance with the terms of the Company Stock Plan. Except as set forth in Section 3.3(a), (1) there are no outstanding or authorized (A) Equity Securities or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for Equity Securities or other voting securities of the Company or (C) subscriptions, options, warrants, calls, phantom stock, rights (including stock appreciation rights), preemptive rights, other Contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or Contract or other rights to acquire from any Company Party, or obligations or agreements of any Company Party to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Securities or other voting securities of any Company Party (collectively, “Company Securities”), and (2) there are no outstanding contractual obligations of any Company Party (A) to repurchase, redeem or otherwise acquire or dispose of, or (B) that contain any right of first refusal with respect to, require the registration for sale of, grant any preemptive or antidilutive rights with respect to, or otherwise restrict any Person from purchasing, selling, pledging or otherwise disposing of, any Company Securities. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, purchase options, call, right of first refusal or any similar right. Each of the outstanding Equity Securities of each of the Company’s subsidiaries and Joint Ventures is duly authorized, validly issued, fully paid and nonassessable and, with respect to the Company’s subsidiaries, all such Equity Securities are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all Liens. No Company Party has any outstanding any bonds, debentures, notes or other indebtedness or obligations (or commitment, understanding or obligation to issue, sell or extend any such bond, debenture, note or other indebtedness or obligations) the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
(c) There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any Person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of the Company or any of its subsidiaries.
(d) No subsidiary or Joint Venture of the Company owns any stock in the Company.
SECTION 3.4 Authority.
(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Shareholders Meeting, or any adjournment or postponement thereof, to approve this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
(b) All of the directors of the Company Board of Directors at a duly called and held meeting, unanimously, (i) determined, in good faith, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger,

(iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the bests interests of the Company and its shareholders, (iv) resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (the foregoing clause (iii) and this clause (iv), the “Company Recommendation”) and (v) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their approval. The only vote of the shareholders of the Company, or any other holders of any class or series of the capital stock of the Company, required to approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.
SECTION 3.5 No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby does not and will not (i) subject to receipt of the Company Requisite Vote, breach or violate the Charter Documents of any Company Party, or (ii) assuming that all Consents and Filings set forth on Section 3.5(b) of the Company Disclosure Schedule have been made and obtained, and any waiting periods thereunder have terminated or expired, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time, or both) a default under, result in or give to any Person any right of payment (other than payment of the Per Share Merger Consideration on each Company Share pursuant to the terms, and subject to the conditions, of this Agreement), reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (except a Permitted Lien) upon any of the assets or properties of any Company Party under, any of the terms, conditions or provisions of (A) subject to receipt of the Company Requisite Vote, any Law, rule, regulation, order, judgment or decree applicable to any Company Party or by which any of them or any of their respective properties are bound or (B) any Company Material Contract or License to which any Company Party is a party or by which any Company Party or any of their respective assets or properties is bound, except, in the case of clauses (A) and (B), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) No Licenses, clearances, expirations or terminations of waiting periods, non-actions, waivers, qualifications, change of ownership approvals or other authorizations (each, a “Consent”) of, or registration, notice, declaration or filing (each, a “Filing”) with, any Governmental Entity or third party is required (with or without notice or lapse of time, or both) for or in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than Consents and Filings that have been obtained or made by the Company, including the Required Regulatory Approvals or those, the failure of which to obtain or make, does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
SECTION 3.6 Compliance. (a) No Company Party is, or since January 1, 2018 (the “Applicable Date”) has been, in default under or in violation of any Law applicable to any Company Party or any order of any Governmental Entity, except for any such default or violation, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (b) the Company Parties have all permits, licenses, authorizations, exemptions, orders, consents, approvals, grants, certificates, variances, exceptions, permissions, qualifications, registrations, clearances, notices and franchises from any Governmental Entities (“Licenses”) required to conduct their respective businesses as being conducted as of the date hereof, except for any such Licenses the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Party is, and since the Applicable Date has been, in compliance in all respects with the terms of its Licenses, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) Each of the Company, Public Service Company of New Mexico (“PNM”), Texas-New Mexico Power Company (“TNMP”) and each other subsidiary of the Company (if any) required to make such filings has filed or furnished, on a timely basis, all forms, reports, schedules, statements (including definitive proxy statements), certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by the Company, PNM, TNMP or such other subsidiary, as applicable, with the U.S. Securities and Exchange Commission (the “SEC”) since the Applicable Date through the date hereof (all such forms, reports, schedules, statements, and other documents filed or furnished with the SEC since the Applicable Date, including those filed or furnished after the date hereof and including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Company SEC Reports so filed contained (taking into account all amendments and supplements thereto filed prior to the date hereof) any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements.
(b) Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since the Applicable Date, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(c) The audited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (i) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in all material respects in accordance with GAAP (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof or the periods covered thereby (taking into account the notes thereto) and the consolidated results of operations, statements of earnings, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated interim financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (1) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (2) have been prepared in all material respects in accordance with GAAP (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal, recurring year-end adjustments that were not and are not expected to be, individually or in the aggregate, material); and (3) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of operations, statements of earnings and cash flows for the periods indicated (subject to normal year-end adjustments that were not and are not expected to be, individually or in the aggregate, material).
(d) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its subsidiaries, as required by Rule 13a-15 and 15d-15 of the Exchange Act. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that all material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and communicated to the Company’s management (including the Company’s principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure. Based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, the Company has disclosed to its outside auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) Except for matters resolved prior to the date hereof, since the Applicable Date through the date of this Agreement, (A) neither the Company nor any of its subsidiaries nor any of their respective Representatives has received or otherwise obtained knowledge of any material complaint, allegation or claim (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its subsidiaries or any of their respective directors, officers or employees to the general counsel or chief executive officer of the Company or the Company Board of Directors or any committee thereof.
(f) The Company is, and since the Applicable Date has been, in compliance in all material respects with (i) the Sarbanes-Oxley Act and (ii) the applicable listing standards and corporate governance rules of the NYSE.
(g) Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the Company SEC Reports filed prior to the date hereof; (ii) for Liabilities incurred in the ordinary course of business since December 31, 2019; (iii) for Liabilities incurred pursuant to the transactions contemplated by this Agreement; (iv) for Liabilities which have been discharged or paid in full prior to the date of this Agreement; and (v) for Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Company Party has or is subject to any Liabilities of a nature required to be recorded or reflected in a consolidated balance sheet prepared in accordance with GAAP.
SECTION 3.8 Contracts.
(a) Except for (i) this Agreement or (ii) the Company Plans and Company Stock Plan (and any Restricted Stock Rights or Performance Shares granted under the Company Stock Plan), as of the date hereof, no Company Party is party to or bound by any Contract that:
(i)  is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) (1) purports to limit in any material respect either the type of business in which the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that purport to so limit the Parent Parties after the Effective Time) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (2) would require the disposition of any material assets or line of business of the Company or its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so require the Parent Parties after the Effective Time) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, including the Merger, (3) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon the Parent Parties (including the Company Parties), (4) prohibits or limits, in any material respect, the right of the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so prohibit or limit any Parent Party after the Effective Time) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, (5) is with a Governmental Entity (other than ordinary course Contracts with Governmental Entities), (6) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries or Joint Ventures (or, after the Effective Time, any Parent Party) to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, or (7) is approved by FERC as a special or nonconforming Contract or service agreement that deviates from standard tariffs;
(iii)  is a partnership, joint venture or similar Contract that, in each case, is material to the Company and its subsidiaries taken as a whole;
(iv)  under which the Company or any of its subsidiaries (A) is liable for indebtedness in excess of $50,000,000 or (B) guarantees any indebtedness of a third party that is not a Company Party;
(v)  expressly limits or otherwise restricts the ability of the Company or any of its subsidiaries to pay dividends or make distributions to its shareholders;
(vi) by its terms calls for aggregate payments by or to the Company and its subsidiaries under such Contract of more than $50,000,000 over the remaining term of such Contract (other than (A) this Agreement, (B) Contracts subject to clause (iv) above, (C) Contracts for the transportation, transmission, processing, storage, purchase, exchange or sale of gas, coal, oil, nuclear fuel or electric energy, the obligations under which are subject to review by Governmental Entities regulating utilities in the jurisdictions in which the Company or its subsidiaries operate and (D) immaterial financial derivative interest rate hedges);
(vii)  relates to the pending acquisition or pending disposition of any asset (including any entity or business whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $50,000,000; or
(viii)  is a Company Collective Bargaining Agreement.
Each Contract (i) set forth (or required to be set forth) in Section 3.8 of the Company Disclosure Schedule, (ii) filed as an exhibit to the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or (iii) disclosed by the Company on a Current Report on Form 8-K as a “material contract” (excluding any Company Plan), is referred to herein as a “Company Material Contract”. Other than any Company Material Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement and other than this Agreement, the Company has made available to Parent a true, complete and correct copy of each Company Material Contract.
(b) Each of the Company Material Contracts is a legal, valid and binding obligation of, and enforceable against, the Company Party that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) No event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by the Company or any of its subsidiaries under any such Company Material Contract, and, to the knowledge of the Company, no other party to any Company Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Company Material Contract, except in each case where such violation, breach, default or event of default does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
SECTION 3.9 Absence of Certain Changes or Events.
(a) Since December 31, 2018 through the date of this Agreement, (i) except as expressly contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course of business in a manner consistent with past practice in all material respects, and (ii) there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) Since December 31, 2018 through and including the date of this Agreement, neither the Company nor any subsidiary of the Company has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a violation of Section 5.1(c)(i), Section 5.1(c)(ii),Section 5.1(c)(iii), Section 5.1(c)(iv), Section 5.1(c)(vii), Section 5.1(c)(viii) (excluding the declaration and payment of regular quarterly cash dividends on Company Common Stock during such period of time in the ordinary course of business and disclosed in the Company SEC Reports), Section 5.1(c)(x), Section 5.1(c)(xi), Section 5.1(c)(xii) or Section 5.1(c)(xviii).
SECTION 3.10 Absence of Litigation. There are no (a) civil, criminal, administrative or other suits, claims, actions, proceedings, or arbitrations by or before any Governmental Entity relating to or affecting any Company Party or any of their respective assets or properties pending or, to the knowledge of the Company, threatened against any Company Party, and (b) to the knowledge of the Company, Governmental Entity investigations, inquiries or audits pending or threatened against, relating to or affecting, any Company Party or any of their respective properties or assets, other than, in each case, that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. This Section 3.10 does not relate to environmental matters, which are addressed in Section 3.17.
SECTION 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other director or employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, equity or phantom equity, change in control, deferred compensation, incentive compensation, pension, retirement savings, bonus, profit sharing, health, medical or dental, disability, unemployment insurance, life insurance, severance or employment agreement or any other compensatory plan or policy contributed to, sponsored or maintained by the Company or any of its subsidiaries for the benefit of any current, former or retired employee or director or other individual consultant/service provider of the Company or any of its subsidiaries (collectively, the “Company Employees”) and any such plan, program, agreement or arrangement that is or was subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of this Agreement, with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent Liabilities.
(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true, correct, and complete copy thereof to the extent in writing and, to the extent applicable, all material supporting documents including, but not limited to (i) the plan document or agreement, including any material amendments thereto, and any related trust agreement or other funding instrument or insurance policy, (ii) the most recent determination letter, if any, received from, and all material correspondence with the Internal Revenue Service (the “IRS”) in the three-year period preceding the date of this Agreement, (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material correspondence with the Department of Labor and the Pension Benefit Guaranty Corporation in the three-year period preceding the date of this Agreement. No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees residing or working outside of the United States.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Plan has been established, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, rules and regulations; (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits, audits, proceedings, investigations or claims (other than routine claims for benefits in the ordinary course), or material administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, are pending or, to the knowledge of the Company, threatened, (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any of its subsidiaries to or on behalf of any Company Plan have been made on or before their applicable due dates, and (iv) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption), with respect to any Company Plan that could reasonably be expected to result in material Liability to the Company or any of its subsidiaries. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.
(d) No Company Plan is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to any such plan within the six years preceding the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any ERISA Affiliate has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(e) None of the execution, delivery and performance of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in combination with another event, including without limitation termination of employment or service) will (i) entitle any Company Employee to severance pay (or a material increase in severance pay), unemployment compensation or any other payment or benefit or trigger the funding of such payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Company Employee, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, except as expressly contemplated by this Agreement, or (iv) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Plan.
(f) No payment or benefit that could be paid or provided (whether in cash or property or the vesting of property or the cancellation of indebtedness) to any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
(g) Neither the Company nor any of its subsidiaries is obligated or otherwise required to provide for the gross-up of any Taxes imposed by Section 4999 of the Code that could apply in connection with the transactions contemplated by this Agreement.
(h) No Company Plan that is a “welfare benefit plan” within the meaning of ERISA provides benefits in respect of Company Employees beyond their retirement or other termination of service, other than coverage mandated solely by applicable Law.
SECTION 3.12 Labor and Employment Matters.
(a) The Company is not, nor has it ever been, a party to any collective bargaining agreement or other Contract with any labor union or other labor organization or other representative representing any Company Employees, nor is any such Contract presently being negotiated. To the knowledge of the Company, there is no unfair labor practice charge or comparable or analogous complaint pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company which, if adversely decided, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company, since the Applicable Date, the Company has not engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local Law, without complying with the notice requirements of such Laws.
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company: (i) as of the date of this Agreement, there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened between or involving the Company and any Company Employees for employment or classes of the foregoing and (ii) the Company is, and since the Applicable Date has been, in compliance with all applicable Laws, Contracts and policies respecting employment and employment practices, including all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance.
SECTION 3.13 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and its subsidiaries has been since the Applicable Date continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its subsidiaries, (b) neither the Company nor its subsidiaries has received since the Applicable Date any written notice of any pending or threatened (or is otherwise aware of any fact or occurrence that would trigger) cancellation, nonrenewal, termination or premium increase with respect to any insurance policy of the Company or any of its subsidiaries and all insurance policies of the Company and its subsidiaries are in full force and effect and (c) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof. Since the Applicable Date, neither the Company nor any of its subsidiaries has been refused any insurance with respect to its respective businesses or assets.
SECTION 3.14 Properties.
(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Party (i) has good and valid title to all material real property owned in fee by such Company Party (the “Company Material Owned Real Property”), (ii) holds valid rights to lease all material real property and interests in real property leased or subleased by such Company Party as lessee or sublessee (the “Company Material Leased Real Property”) and (iii) has valid title to the material real property easements owned by such Company Party (the “Company Material Easement Real Property” and together with the Company Material Owned Real Property and the Company Material Leased Real Property, the “Company Material Real Property”), in each case free and clear of all liens, encumbrances, pledges, hypothecations, charges, mortgages, security interests, options, rights of first offer or last offer, preemptive rights, or other restrictions of similar nature (including any restriction on the transfer of any security or other asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens permissible under any applicable lines of credit or other credit facilities or arrangements, loan agreements and indentures in effect on the date of this Agreement (or any replacement or additional facilities thereto permitted pursuant to this Agreement), (B) statutory liens securing payments not yet due, (C) with respect to real property (1) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (2) such imperfections or irregularities of title, Liens, easements, covenants and other restrictions or encumbrances (including easements, rights of way, options, reservations or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection), as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) Liens for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations which are not overdue or that are being contested in good faith, and (G) mortgages, or deeds of trust, security interests or other encumbrances on title related to (x) indebtedness reflected on the most recent balance sheet included in the Company SEC Reports filed prior to the date hereof or (y) indebtedness incurred after the date hereof, in compliance with Section 5.1(c)(x)) (items in clauses (A) through (G) are referred to herein as “Permitted Liens”). This Section 3.14 does not relate to Intellectual Property, which is addressed in Section 3.16.
(b) Neither the Company nor any of its subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Company Material Real Property (or any portion thereof) that, if such sale, assignment or disposition is consummated, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) Except in any such case as is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company, (i) each easement or subeasement for Material Easement Real Property (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Company or its applicable subsidiary, as applicable, enforceable against the Company or its applicable subsidiary, as applicable, in accordance with its terms, and to the knowledge of the Company, the other party or parties thereto, subject to the effects of the Bankruptcy and Equity Exception, (ii) no written notices of default under any Easement have been received by the Company or its subsidiaries that have not been resolved and (iii) to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Easement by the Company or its subsidiaries.
(d) With respect to the Company Material Real Property, neither the Company nor any of its subsidiaries has received any written notice of, nor to the knowledge of the Company, does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Company Material Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, has had and would reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its subsidiaries have lawful rights of use to all land and other real property rights, subject to Permitted Liens, necessary to conduct their business as presently conducted.
SECTION 3.15 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a) Each of the Company and its subsidiaries has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. Each of the Company and its subsidiaries has timely paid (or has had timely paid on its behalf) in full all Taxes due and payable by it (whether or not shown on any Tax Return) except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its subsidiaries, other than Permitted Liens.
(b) The most recent financial statement contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements, and since such date.

(c) No Tax or Tax Return of the Company or any of its subsidiaries is under any ongoing or pending audit or examination by any Taxing Authority or is the subject of any ongoing or pending administrative or judicial proceeding, and no assessment or deficiency with respect to any Taxes has been received by or proposed or asserted in writing against the Company or any of its subsidiaries by any Taxing Authority that has not been fully satisfied by payment or otherwise finally resolved. During the last three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its subsidiaries, as applicable, does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been finally settled or otherwise resolved. Neither the Company nor any of its subsidiaries has waived or extended in writing any statute of limitations with respect to Taxes that remains in effect.
(d) Neither the Company nor any of its subsidiaries (i) has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), other than the Company and any of its subsidiaries, by reason of filing or being required to file a consolidated, combined, affiliated, unitary or similar income Tax Return or as a transferee or successor.
(e) None of the Company or any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, other than (i) such agreements, contracts or arrangements solely between or among the Company and/or any of its subsidiaries or (ii) such agreements, contracts or arrangements entered into in the ordinary course that do not relate primarily to Taxes.
(f) None of the Company or any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law) was applicable.
(g) All Taxes required to be deducted, withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely deducted, withheld, collected or deposited, as the case may be, and to the extent required by applicable Tax Law, have been timely paid over, or set aside in accounts for such purposes, any Taxes so deducted, withheld, collected or deposited to the relevant Taxing Authority.
(h) Neither the Company nor any of its subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).
(i)  Neither the Company nor any of its subsidiaries (A) has requested or received any ruling related to Taxes from any Taxing Authority, or signed (or been a party to or bound by) any binding agreement relating to Taxes with any Taxing Authority that reasonably could be expected to have an impact on the Tax liability of the Company or any of its subsidiaries in a taxable period (or portion thereof) ending after the Closing Date, or (B) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Taxing Authority.
(j) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or any other change in method of accounting occurring prior to Closing, (B) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to Closing, (C) installment sale or open transaction disposition occurring prior to Closing, (D) use of an improper method of accounting prior to Closing or (E) prepaid amount received, or deferred revenue accrued, prior to Closing.
Except to the extent that Section 3.10 or Section 3.11 relates to Taxes, the representations and warranties set forth in this Section 3.15 shall constitute the only representations and warranties by the Company with respect to Tax matters.

SECTION 3.16 Intellectual Property.
(a) Except as has not had since the Applicable Date and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and its subsidiaries either own, free and clear of all Liens except Permitted Liens or have sufficient rights to use, all Intellectual Property used in their business as currently conducted; (b) to the knowledge of the Company, the conduct of the Company’s business does not, and has not since the Applicable Date (or earlier if not currently resolved), infringed, misappropriated or violated the Intellectual Property rights of any Person, and the Company and its subsidiaries have not received any written claim or allegation of same within the past year; (c) to the knowledge of the Company, no Person is infringing, misappropriating or violating the Intellectual Property rights held exclusively by the Company or its subsidiaries; and (d) the Company and its subsidiaries take commercially reasonable actions to protect the secrecy of their material trade secrets and confidential information and the security and operation of their material software and systems.
(b) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company, to the knowledge of the Company: (i) the Company and its subsidiaries have implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) the Company and its subsidiaries take such industry standard measures and other measures as are required by applicable Law and the policies of the Company and its subsidiaries to ensure the confidentiality of customer financial and other confidential information and to protect against the loss, theft and unauthorized access or disclosure of such information; (iii) the Company and its subsidiaries are in compliance with the Company’s and its subsidiaries’ privacy policies; (iv) none of the Company or any of its subsidiaries has received any written claims, notices or complaints regarding the Company’s or its subsidiaries’ information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights under any Person’s Privacy Rules and Policies, or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity and (v) the Company’s and its subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or its subsidiaries in connection with its business as presently conducted, and have not materially malfunctioned or failed since the Applicable Date, and there have been no unauthorized intrusions or breaches of security with respect to the such information technology systems.
SECTION 3.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
(a) the Company and its subsidiaries are, and have been since the Applicable Date, operating in compliance with all applicable Environmental Laws;
(b) the Company and its subsidiaries have obtained all Licenses required under any applicable Environmental Law for the operation of the business as currently conducted, and all such Licenses are validly issued, in full force and effect, and the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all terms and conditions of such Licenses;
(c) there has been no spill, release or discharge of any Hazardous Substances on, at, under, in, or from any real property currently or formerly owned, leased or operated by the Company or its subsidiaries, or to the knowledge of the Company, at any other location, that is (i) currently subject to any investigation, remediation or monitoring obligation of the Company or its subsidiaries, or (ii) reasonably likely to result in an investigation, remediation or monitoring obligation or other liability of the Company or any subsidiary, in either case (i) or (ii), under any applicable Environmental Laws;
(d) neither the Company nor any of its subsidiaries is a party to, or has received written notice of, any pending or, to the knowledge of the Company, threatened claim, complaint, suit or demand alleging that it or any subsidiary is in violation of or has Liability under any Environmental Laws;

(e) neither the Company nor any of its subsidiaries is a party or subject to any order, judgment, decree, settlement agreement, or similar arrangement imposing on it any obligation under any applicable Environmental Laws that remains unfulfilled; and
(f) neither the Company nor any of its subsidiaries has assumed or retained any Liabilities under any applicable Environmental Laws of any other Person by Contract or operation of law, including in any acquisition or divestiture of any property or business.
For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Law” shall mean any federal, state, local, foreign or international laws (including common law), rules, orders, regulations, statutes, ordinances, codes or decrees that concern (i) pollution, (ii) protection, preservation or clean-up of the environment, (iii) protection or preservation of human health and safety (to the extent relating to exposure to Hazardous Substances), or (iv) the generation, use, treatment, transportation, storage, disposal, handling or release of Hazardous Substances.
“Hazardous Substance” shall mean (i) any chemical, waste, material or substance defined or designated as toxic, hazardous, or radioactive, or regulated as a waste, a pollutant or a contaminant by any applicable Environmental Law, and (ii) petroleum and petroleum products, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, perfluorooctanoic acid, perfluorooctane sulfonate and other per- or polyfluoroalkyl substances, and polychlorinated biphenyls.
SECTION 3.18 Opinion of Financial Advisor. Evercore Group L.L.C. (the “Company Financial Advisor”) has delivered to the Company Board of Directors its written opinion (or oral opinion that will be confirmed in writing and delivered to the Company Board of Directors promptly (and in no event later than one (1) Business Day) after the date of this Agreement), dated as of the date of this Agreement, that, as of such date and based upon, and subject to, the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Copies of such opinion (including such written confirmation) have been made available to Parent or will be made available to Parent promptly after the date of this Agreement and prior to the Closing Date for informational purposes only.
SECTION 3.19 Regulatory Matters.
(a) The Company is a “holding company,” as such term is defined in PUHCA. Certain subsidiaries of the Company qualify as an “electric utility company” within the meaning of PUHCA, as a “public utility” under the FPA subject to regulation by FERC, as a “public utility” or “utility” subject to the Public Utility Regulatory Act of Texas, or as a “public utility” or “utility” subject to the Public Utility Act of New Mexico (hereinafter the “Regulated Operating Subsidiaries”).
(b) All filings required to be made by the Company or any of the Regulated Operating Subsidiaries since January 1, 2018, with FERC under the FPA or the PUHCA, the Department of Energy and any applicable state utility commissions, as the case may be, have been made, as applicable, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(c) Each of the Regulated Operating Subsidiaries is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, service agreements and other Contracts with its customers, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(d) Section 3.19(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) all rate filings pending as of the date of this Agreement related to the Company or any of the Regulated Operating Subsidiaries before the FERC and any state energy regulatory body and each other material proceeding pending as of the date of this Agreement before the FERC or any state energy regulatory body relating to the Company or any of the Regulated Operating Subsidiaries (other than those rate filings or other material proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of the Company or any of the Regulated Operating Subsidiaries) and (ii) all tariffs (other than tariffs applicable to utilities generally in any jurisdiction in which the Company or any of the Regulated Operating Subsidiaries operates) filed with respect to, or applicable to, the services provided by the Company or any of the Regulated Operating Subsidiaries, and all agreements to provide service on non-tariff terms (and complete and correct copies of all such tariffs and agreements have been provided to Parent). All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.20 Brokers. No Person (other than the Company Financial Advisor) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letter with Company Financial Advisor, which letter describes all brokerage, finders’, advisory, commission or fees payable to the Company Financial Advisor, in connection with the transactions contemplated hereby.
SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “affiliate transactions”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 3.22 Energy Price Risk Management.
(a) The Company has established risk parameters, limits and guidelines in compliance with the risk management policy (including commodity risk policies) approved by the Company Board of Directors (the “Company Risk Management Guidelines”) and monitors compliance by the Company and its subsidiaries with such energy price risk parameters, limits and guidelines. The Company has made available the Company Risk Management Guidelines prior to the date of this Agreement.
(b) As of the date of this Agreement, except for exceptions approved in accordance with the Company Risk Management Guidelines and other than as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its subsidiaries are operating in compliance with the Company Risk Management Guidelines and all Derivative Products of the Company and any of its subsidiaries were entered into in accordance with the Company Risk Management Guidelines.
SECTION 3.23 Anti-Corruption; Anti-Money Laundering.
(a) None of the Company or any of its subsidiaries or Joint Ventures, or any of their respective Representatives, has since January 1, 2015, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (i) for the purpose of (A) influencing any act or decision of that Government Official, (B) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage, or (D) inducing that Government Official to use his or her influence with a Governmental Entity, (1) to affect or influence any act or decision of any Governmental Entity, or (2) to assist the Company or any of its subsidiaries or Joint Ventures in obtaining or retaining business with, or directing business to, any Person, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b) The Company and its subsidiaries and Joint Ventures have maintained complete and accurate books and records with respect to payments to any Government Official and any payment to or other expenses involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of any Company Party, in each case, in accordance with Anti-Corruption Laws and GAAP.

(c) None of the Company or any of its subsidiaries or Joint Ventures has either (i) (A) conducted or initiated any review, audit, or internal investigation, or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (ii) received any inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws.
(d) Each of the Company and its subsidiaries and Joint Ventures is, and has been since January 1, 2015, in compliance with all applicable anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.
SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (including the Parent Disclosure Schedule), the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, or has made, any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective subsidiaries or businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to the Company. The Company hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). None of Parent, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
SECTION 3.25 Access to Information; Disclaimer. The Company acknowledges and agrees that it has conducted its own independent investigation and analysis of Parent, Merger Sub and their respective subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent, Merger Sub or any of their respective subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV (including the Parent Disclosure Schedule) of this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, the Company further acknowledges and agrees that none of Parent, Merger Sub or any of their respective subsidiaries or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty (express or implied) concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, Merger Sub, their respective subsidiaries or their respective businesses and operations.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
PARENT AND MERGER SUB
Parent and Merger Sub each hereby represent and warrant to the Company that, except (i) as disclosed in Parent SEC Reports filed with, or furnished to, the SEC from and after January 1, 2019 and prior to the date of this Agreement (other than in any “risk factor” disclosure under the heading “Risk Factors” or any forward looking statements contained therein) or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business. To the extent such concept is applicable, each of Parent and Merger Sub is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or has not had and would not reasonably be expected to have not, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.2 Operations and Ownership of Merger Sub. As of the date hereof, the authorized equity securities of Merger Sub consists solely of shares of common stock, no par value, all of which are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than as expressly contemplated herein or in furtherance of the transactions contemplated hereby.
SECTION 4.3 Authority.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject only to filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) All of the directors of the Parent Board of Directors at a duly called and held meeting, unanimously, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Parent and its shareholders.
(c) Parent has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub.
SECTION 4.4 No Conflict; Required Filings and Consents.
(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby does not and will not (i) breach or violate the Charter Documents of Parent or Merger Sub, or (ii) assuming that all Consents and Filings set forth on Section 4.4(b) of the Parent Disclosure Schedule have been made and obtained, and any waiting periods thereunder have terminated or expired, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time, or both) a default under, result in or give to any Person any right of payment (other than payment of the Per Share Merger Consideration on each Company Share pursuant to the terms, and subject to the conditions, of this Agreement), reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (except a Permitted Lien) upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of them or any of their respective properties are bound or (B) any License to which any Parent Party is a party or by which any Parent Party or any of their respective assets or properties is bound, except, in the case of clauses (A) and (B), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) No Consent or Filing with any Governmental Entity or third party is required for or in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than Consents and

Filings that have been obtained or made by Parent or Merger Sub, including the Required Regulatory Approvals or those, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.5 Compliance. (a) No Parent Party is, or since the Applicable Date has been, in default under or in violation of any Law applicable to any Parent Party or any order of any Governmental Entity, except for any such default or violation, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) the Parent Parties have all Licenses required to conduct their respective businesses as being conducted as of the date hereof, except for any such Licenses the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Party is, and since the Applicable Date has been, in compliance in all respects with the terms of its Licenses, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.6 No Parent Material Adverse Effect. Since December 31, 2018 through the date of this Agreement, there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.7 Absence of Litigation. There are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such suit, claim, action, proceeding or arbitration that would not or would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award except for that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.8 Brokers. No Person (other than BNP Paribas) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective subsidiaries for which the Company could have Liability.
SECTION 4.9 Ownership of Shares of Company Common Stock. Other than pursuant to this Agreement, neither Parent nor any of its subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire or vote any Company Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the shares of Company Common Stock or a value determined in whole or part with reference to, or derived in whole or part from, the value of the shares of Company Common Stock, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s subsidiaries, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s subsidiaries may have entered into other transactions that hedge the economic effect of such derivative.
SECTION 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the Merger.
SECTION 4.11 Available Funds.
(a) Parent has delivered to the Company a true, complete and correct copy of the Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and Iridium’s commitment contained in the Commitment Letter has not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, to the knowledge of Parent, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Iridium, enforceable against Iridium in accordance with its terms, subject to Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies related to Iridium’s obligations under the Commitment Letter except as expressly set forth therein.

(b) Parent has, as of the date hereof, and shall continue to have through the Closing Date, ready access to (when taking into account the commitment under the Commitment Letter), and as of the Effective Time will have available, all funds necessary to consummate the Merger and the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration to the Exchange Agent.
(c) The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.
SECTION 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article III (including the Company Disclosure Schedule), each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or their respective subsidiaries or business or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to Parent or Merger Sub. Each of Parent and Merger Sub hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by the Company or any of its Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to Parent or Merger Sub or their Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
SECTION 4.13 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it has conducted its own independent investigation and analysis of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III (including the Company Disclosure Schedule) of this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty (express or implied) concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise expressly permitted or required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, the taking of any COVID Action (the “COVID Company Exception”), or to the extent required to comply with applicable Laws, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause each of its subsidiaries to, and the Company shall exercise (and cause its subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture to, (i) conduct its business in the ordinary course of business consistent with past practice and in substantially the same manner as heretofore conducted and (ii) use their respective commercially reasonable efforts to maintain their respective relationships with Governmental Entities, customers, suppliers, contractors, distributors, creditors, lessors and other third parties that have material business dealings with the Company or such subsidiary of the Company and keep available the services of its officers and key employees and consultants, in each case, as is reasonably necessary to preserve substantially intact its business organization, (b) the Company shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder, and (c) without limiting the generality of the foregoing, the Company shall not, and shall cause each subsidiary of the Company not to, do any of the following and shall exercise (and shall cause its subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture not to do any of the following:
(i)  amend or otherwise change its Charter Documents;
(ii)  make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest, in any Person, corporation, partnership or other business organization or division thereof or any assets, in each case, except for (A) purchases of equipment, inventory and other assets or pursuant to construction, operation and/or maintenance contracts, in each case, in the ordinary course of business or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof or (B) acquisitions or investments that do not exceed $20,000,000 individually or $60,000,000 in the aggregate;
(iii)  issue or authorize the issuance, pledge, transfer, subject to any Lien, sell, or dispose of or commit to the issuance, authorization, pledge, transfer, subjecting to any Lien, or disposition of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Securities (except for the issuance of shares of Company Common Stock pursuant to the exercise or settlement of Company Restricted Stock Rights, Performance Shares and other stock rights granted under the Company Stock Plan outstanding as of the Company Capitalization Date and for the grant of new awards under the Company Stock Plan in the ordinary course of business consistent with past practice and as set forth on Section 5.1(c)(iii) of the Company Disclosure Schedule; provided, however, that such grants of new awards shall not vest, accelerate or become exercisable solely as a result of the Merger or the other transactions contemplated by this Agreement (nothing herein, however, will prohibit the acceleration of any vesting of any Company Restricted Stock Rights, Performance Shares and other stock rights granted under the Company Stock Plan on a “double trigger” basis in accordance with the terms of the Company Stock Plan);
(iv) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities;
(v) other than Permitted Liens or Liens relating to any indebtedness incurred in compliance with Section 5.1(c)(x), create or incur any material Lien on any material assets of the Company or its subsidiaries (other than subsidiaries acquired following the date hereof);
(vi) make any loans or advances to any Person (other than the Company or any of its wholly-owned subsidiaries) other than in the ordinary course of business or not in excess of $10,000,000 in the aggregate;
(vii) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties, which are material to the Company Parties, taken as a whole (other than sales, dispositions or licensing of equipment or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof);
(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Securities, or make any other actual, constructive or deemed distribution in respect of any Equity Securities (except (A) the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock for each quarterly period ended after the date of this Agreement, not to exceed the amount set forth on

Section 5.1(c)(viii) of the Company Disclosure Schedule, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice and (B) for any cash dividend or cash distribution by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);
(ix) other than (A) in the ordinary course of business, (B) as required by Law or any Governmental Entity or (C) to implement the outcome of any regulatory proceeding, enter into, terminate, modify or amend in any material respect any Company Material Contract;
(x) except (x) as expressly provided in Section 6.18, (y) for borrowings in the ordinary course of business under the Company’s and its subsidiaries’ Credit Facilities, and (z) for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (A) incur, assume or repay indebtedness for borrowed money or issue any debt securities in excess of $50,000,000 (provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or other material costs), other than (1) indebtedness incurred in the ordinary course of business not to exceed $10,000,000 in the aggregate, (2) pursuant to letters of credit in the ordinary course of business, or (3) any refinancing of long-term or short-term debt of the Company or any of its subsidiaries existing as of the date of this Agreement, provided, however, that if such refinancing is completed prior to maturity, it shall be (x) on substantially similar terms or terms that are more favorable to the Company or such subsidiaries in the aggregate, (y) for the same or lesser principal amount and (z) voluntarily prepayable by the Company or such subsidiaries without a premium or penalty amount greater than the premium or penalty associated with the debt that is being refinanced; (B) modify in any material respect in a manner adverse to the Company or Parent the terms of any such indebtedness for borrowed money, (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) the obligations of any Person (other than a wholly-owned subsidiary of the Company), (D) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any of its subsidiaries), except for business expense advancements in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries, (E) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible) or (F) any commodity, currency, sale or other hedging agreements other than such hedging agreements entered into in the ordinary course of business consistent with past practice, which can be terminated on ninety (90) days or less notice;
(xi) increase in any respect the salary, wages, bonus or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries, other than (1) as required by any agreement existing on the date hereof and made available to Parent, Company Collective Bargaining Agreement made available to Parent or Company Plan made available to Parent or applicable Law or as contemplated under this Agreement, (2) increases in salaries, wages, bonuses and fringe benefits of any employee of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practice, including, without limitation, merit increases or increases in response to competing offers or to market conditions, or in connection with any extension or renewal of any Company Collective Bargaining Agreement made in the ordinary course of business, (3) renewals and changes made in the ordinary course of business consistent with past practice to employee benefit plans which renewals and changes do not discriminate in favor of executive level employees, (4) with respect to new hires and promotions in the ordinary course, or (5) restructuring or reassignment of officers and executive-level employees provided the total number of officers and executive-level employees does not increase as a result of the restructuring or reassignment from the number of officers and executive-level employees as of the date of this Agreement;
(xii) except as required by applicable Law or the terms of any agreement (including any Company Plan or Company Collective Bargaining Agreement made available to Parent) existing on the date hereof or as contemplated under this Agreement, (a) make any increase in, or accelerate the vesting of, the compensation or benefits payable or to become payable, or grant any retention, severance or termination pay (or rights thereto) to, any Company Employees or enter into or amend any Company Plan (or enter into any new plan or arrangement that would be a Company Plan if in effect on the date hereof) or make any loans to any Company Employees (other than reasonable and normal advances to Company Employees for bona fide expenses that are incurred in the ordinary course of business), or (b) enter into, adopt or amend any collective bargaining agreements, in each case in a manner inconsistent with past practice; provided, however, that the foregoing shall not prevent the Company or any subsidiary of the Company from (A) entering into at-will offer letters with new or newly-promoted non-executive level employees (or employment arrangements with new executive level employees to replace existing executive-level Company Employees or as the result of promotion of non-executive level employees), in each and every case, in the ordinary course of business consistent with past practice, (B) promoting non-executive level employees in the ordinary course of business consistent with past practice (including promoting non-executive level employees into executive level positions made in the ordinary course), (C) changing the compensation or benefits to Company Employees in the ordinary course of business consistent with past practice, (D) paying retention, severance, termination pay or other benefits to Company Employees under any Company Plan as in effect on the date of this Agreement or as otherwise expressly contemplated by this Agreement, (E) renewals and changes made in the ordinary course of business consistent with past practice to Company Plans which renewals and changes do not discriminate in favor of executive level employees, (F) extensions or renewals made in the ordinary course of business to any Company Collective Bargaining Agreements, or (G) restructuring or reassignment of officers and executive-level employees provided the total number of officers and executive-level employees does not increase as a result of the restructuring or reassignment from the number of officers and executive-level employees as of the date of this Agreement;
(xiii) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it or change any annual Tax accounting period;
(xiv) other than as and to the extent required by applicable Law or GAAP, (A) make, revoke, rescind or change any material Tax election, (B) adopt or change an annual Tax accounting period, (C) adopt or change a material Tax accounting method, (D) surrender any material claim for a refund of Taxes, (E) settle or compromise any material liability or refund for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes or otherwise enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) affecting any material Tax liability or refund, or (F) amend, in a material respect, any material Tax Return;
(xv) other than in the ordinary course of business or as required by applicable Law, enter into any collective bargaining agreement with any labor organization representing any Company Employees or extend or amend in any material respect any Company Collective Bargaining Agreement;
(xvi) waive, release, discharge, settle, satisfy or compromise any legal proceeding, other than the waiver, release, assignment, discharge, settlement, satisfaction or compromises of litigation where the amount paid does not exceed $5,000,000 individually or $15,000,000 in the aggregate, except that (A) the foregoing shall not restrict the Company’s ability to enter into settlements or compromises (1) in the ordinary course of business consistent with past practice or (2) in respect of any regulatory proceedings (including appeals) that would not reasonably be expected to have a Material Adverse Effect on the Company and (B) any amount that is reflected or reserved against in the Company’s audited consolidated financial statements included in the Company SEC Reports in respect of such legal proceeding, or that is offset by insurance proceeds received in respect of such legal proceeding, shall in each case not be counted towards the $5,000,000 or $15,000,000 limitations set forth above;
(xvii) merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restricting, recapitalization or other reorganization;
(xviii) authorize or make any capital expenditures that are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget as disclosed in Section 5.1(c)(xviii) of the Company Disclosure Schedule for the relevant periods indicated therein; provided, however, that notwithstanding the foregoing, the Company and its subsidiaries shall be permitted to make emergency capital expenditures in any amount (A) as required by a Governmental Entity or (B) that the Company determines is incurred in connection with the repair or replacement of facilities or equipment destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary or advisable to maintain or restore safe, adequate and reliable electric transmission service or to prevent any threat to health and safety of natural Persons; provided, further, that the Company shall use commercially reasonable efforts to consult with Parent prior to making or agreeing to make any such expenditure described in clauses (A) or (B) above;
(xix) enter into any agreement with respect to the voting of its capital stock;
(xx) other than in the ordinary course of business consistent with past practice, (A) enter into any Contract for the lease or purchase of real property if, as a result thereof, such real property would be considered Company Material Real Property or (B) modify the material terms of any Company Material Real Property Lease;
(xxi) fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage; or
(xxii) agree, authorize or commit to do any of the foregoing actions described in Section 5.1(c)(i) through Section 5.1(c)(xxi).
(d) In the event the Company or any of its subsidiaries intends to rely upon the COVID Company Exception, the Company shall use its reasonable best efforts (taking into account any reasonable timing constraints) to discuss with and shall consider in good faith the views of Parent with respect to such proposed COVID Actions in advance of taking such COVID Actions.
(e) The Company shall give (or shall cause its subsidiaries to give) any notices to third parties, and the Company and Parent shall each use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, in each case (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement or (ii) disclosed in the Company Disclosure Schedule; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger; provided, further, in seeking any such actions, consents, approvals or waivers, the Company shall not be required to pay any consent or similar fee to obtain such consents other than de minimis amounts or amounts that are advanced or reimbursed by Parent.
SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise expressly permitted or required by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Schedule, the taking of any COVID Action, or to the extent required to comply with applicable Laws or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder.
SECTION 5.3 No Control of Other Party’s Business. For the avoidance of doubt (and without limiting any of the covenants contained in this Agreement) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.1 Company No Solicitation.
(a) During the Interim Period, the Company shall not, and shall cause its subsidiaries and its and their respective directors, officers, and employees not to, and shall use its reasonable best efforts to cause its and their respective consultants, attorneys, accountants, financial advisors, agents, investment bankers or other representatives (collectively, “Representatives”) not to (and shall not authorize or permit their respective Representatives to), (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any negotiations or discussions concerning, or furnish or provide access to the Company’s or any of its subsidiaries’ properties, books and records or any confidential information or data to any Person relating to or in connection with, an Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any Acquisition Proposal; provided that (x) it is understood and agreed that any determination or action by the Company Board of Directors permitted under Section 6.1(b) or Section 6.1(d) shall not be deemed to be a breach or violation of this Section 6.1(a) or, in the case of Section 6.1(b)(i) — (iii), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii), and (y) the Company shall be permitted to enter into an Acceptable Confidentiality Agreement as contemplated by and in accordance with Section 6.1(b). The Company shall, and shall cause its subsidiaries and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person (other than Parent and its Affiliates) relating to or in connection with an Acquisition Proposal that exist as of the date hereof. The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its subsidiaries receipt (including receipt by any of their respective directors, officers or Representatives) of any Acquisition Proposal, or any request for non public information relating to the Company or any of its subsidiaries in connection with or relating to an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the Person making or submitting such Acquisition Proposal or request), and (A) if it is in writing, provide Parent a copy of such Acquisition Proposal and any related draft agreements or other documentation or materials delivered in connection therewith, or (B) if it is oral, provide Parent a reasonably detailed summary, including all material terms, thereof. The Company shall keep Parent informed in all material respects on a reasonably prompt basis of the current status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and shall promptly (and in no event later than twenty-four (24) hours following any such change) deliver to Parent a summary of any material changes to any such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board of Directors or to allow for the engagement in discussions regarding an Acquisition Proposal or a proposal that would reasonably be expected to lead to an Acquisition Proposal so long as, in each case, such Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal was not obtained or made as a result of a violation of the terms of this Agreement if the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could reasonably be expected to result in (I) a possible Superior Proposal and (II) a breach of its fiduciary duties under applicable Law and so long as (1) neither the Company nor any of its subsidiaries nor any of their respective Representatives has violated this Agreement, and (2) the Company promptly notifies Parent thereof (including the identity of such counterparty) after granting any such waiver, amendment or release and, if requested by Parent, grants Parent a waiver, amendment or release of any similar provision under the Confidentiality Agreement. Any breach of this Section 6.1 by any subsidiary of the Company, its subsidiaries or any officer, director, employee or other Representative of the Company or any subsidiary of the Company shall be deemed to be a breach by the Company for all purposes of this Agreement.

(b) Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.4, nothing contained in this Agreement shall prevent the Company or the Company Board of Directors from:
(i) (x) taking and disclosing to its shareholders a position in accordance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (z) making any disclosure to shareholders of the Company with regard to the transactions contemplated by this Agreement or an Acquisition Proposal made after the date hereof if, in the good faith judgment of the Company Board of Directors, after consultation with its outside legal counsel, it determines that it is legally required to do so or failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided that neither the Company nor its Company Board of Directors may take an action that would constitute a Company Change of Recommendation in respect of an Acquisition Proposal unless expressly permitted by Section 6.1(d);
(ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal after the date hereof if the Company Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) after consultation with its outside legal counsel, shall have determined in good faith that failing to do so could be reasonably expected to result in a breach of the fiduciary duties of the Company Board of Directors under applicable Law and (C) prior to provision of any material or information, and engagement in any discussions, has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; or
(iii) prior to obtaining the Company Requisite Vote, participating and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal after the date hereof that, in each case, did not result from a breach of this Section 6.1, if the Company Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) after consultation with its outside legal counsel, shall have determined in good faith that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law;
provided (A) in the case of Section 6.1(b)(ii) and (iii), such Acquisition Proposal was not initiated, solicited, obtained or encouraged in breach of, or otherwise is not the result of any breach of, Section 6.1(a), (B) in the case of Section 6.1(b)(ii), the Company gives Parent the notice required by Section 6.1(a), and (C) in the case of Section 6.1(b)(ii), the Company furnishes any information provided to the maker of the Acquisition Proposal only pursuant to an executed Acceptable Confidentiality Agreement and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished or made available by the Company to Parent).
(c) Except as contemplated by Section 6.1(d), neither the Company Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, the Company Recommendation in a manner adverse to Parent, (B) make any public statement inconsistent with the Company Recommendation, (C) approve, adopt or recommend any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal, (D) fail to reaffirm or re-publish the Company Recommendation within ten (10) Business Days of being requested by Parent to do so (provided, however, that Parent shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single Acquisition Proposal other than in connection with an amendment to any financial terms of such Acquisition Proposal or any other material amendment to such Acquisition Proposal), (E) fail to include the Company Recommendation in the Proxy Statement, (F) fail to announce publicly, within five (5) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced that would constitute an Acquisition Proposal, that the Company Board of Directors recommends rejection of such tender or exchange offer or (G) resolve, publicly propose or agree to do any of the foregoing (each such action set forth in clauses (A) through (G) above being a “Company Change of Recommendation”), (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the Acceptable Confidentiality Agreement) or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal or requiring the Company to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) take any action pursuant to which any Person (other than Parent, Merger Sub or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an Acquisition Proposal.
(d) Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to obtaining the Company Requisite Vote, (i) the Company Board of Directors may effect a Company Change of Recommendation in response to an Intervening Event or (ii) if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an Acquisition Proposal from a third party that did not otherwise result from a breach of Section 6.1(a), that such proposal constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, the Company or the Company Board of Directors may (A) make a Company Change of Recommendation and/or (B) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal, in each case, if (and only if) (1) in the event the Agreement is terminated pursuant to Section 8.1(d)(ii), the Company pays to Parent any Company Termination Fee required to be paid pursuant to Section 8.2(b)(i) at such time as set forth in Section 8.2(b)(i) and (2) after consultation with its financial advisor and outside legal counsel, the Company Board of Directors determines that the failure to make a Company Change of Recommendation, or to terminate this Agreement pursuant to Section 8.1(d)(ii), would be reasonably expected to result in a breach of its fiduciary duties under applicable Laws; provided, however, that the Company or the Company Board of Directors, as applicable, may only take the actions described in clauses (i) and (ii) if prior to taking any such action (x) the Company delivers to Parent written notice (a “Company Notice”), at least five (5) Business Days’ in advance (the “Notice Period”), advising Parent that the Company Board of Directors proposes to take such action and containing (1) the material details of such Intervening Event or the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board of Directors and (2) a copy of the most current draft of any written communication (including any agreement) relating to the Superior Proposal and (y) during the Notice Period (as extended pursuant to the following sentence of this Section 6.1(d)), (i) the Company complies with the following sentence of this Section 6.1(d) and (ii) if Parent shall have delivered to the Company a written, binding, irrevocable offer, capable of being accepted by the Company, to alter the terms of this Agreement, the Company Board of Directors thereafter reaffirms in good faith (after consultation with its outside counsel and financial advisor) that the Acquisition Proposal giving rise to the Company Notice continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives (including by making the Company’s officers and Representatives reasonably available to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the case of an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that if Parent has committed to any changes to the terms of this Agreement, each time thereafter that there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board of Directors shall provide a new Company Notice and an additional two (2) Business Day period from the date of such notice and the obligations of the Company during the Notice Period shall continue in effect during such additional period) or (ii) in the case of an Intervening Event, the failure of the Company Board of Directors to make a Company Change of Recommendation could not be reasonably expected to result in a breach of its fiduciary duties under applicable Laws. Any such Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Company Board of Directors in any respect that would have the effect of causing any corporate takeover statute or other similar statute or any provision of the Company Articles of Incorporation to be applicable to the transactions contemplated hereby, including the Merger.
(e) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company or the Company Board of Directors (or any committee thereof), directly or indirectly through its Representatives, from disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to the Company’s shareholders if the Company Board of Directors has determined, after consultation with its outside legal counsel, that the failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable Laws; provided, however, that any such disclosure that constitutes a Company Change of Recommendation shall be subject to the provisions of this Section 6.1 with respect thereto (it being understood and agreed that any disclosure of a position in connection with a tender offer or exchange offer, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act or a recommendation on Schedule 14D-9 against such tender offer or exchange offer made within ten (10) Business Days after the commencement thereof and in any event at least two (2) Business Days prior to the Company Shareholder Meeting, shall be deemed a Company Change of Recommendation, unless the Company Board of Directors expressly and concurrently reaffirms the Company Recommendation).
(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Acquisition Proposal” means any bona fide proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any transaction or series of transactions, involving (A) any direct or indirect acquisition or purchase of (1) a business or assets that constitute 20% or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis, or (2) 20% or more of any class of equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) 20% or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (B) any tender offer, exchange offer or similar transaction that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of the equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) 20% or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) 20% or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis) or (D) any combination of the foregoing.
(ii) “Superior Proposal” means a written Acquisition Proposal (with all references to “20% or more” included in the definition of Acquisition Proposal changed to “more than 50%”) that was not obtained, solicited or received in, or otherwise resulted from, violation of this Section 6.1, in each case, that the Company Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby after taking into account all such factors and matters considered appropriate in good faith by the Company Board of Directors (including, to the extent considered appropriate by the Company Board of Directors, (A) financial provisions and the payment of the Company Termination Fee, (B) the identity of the Person(s) making such Acquisition Proposal, (C) legal and regulatory conditions and other undertakings relating to the Company’s and its subsidiaries’ regulators, lenders or partners, (D) probable timing, (E) conditionality and likelihood of consummation and (F) with respect to which the cash consideration and other amounts (including costs associated with the Acquisition Proposal) payable at Closing are subject to fully committed financing from recognized financial institutions), and after taking into account any changes to the terms of this Agreement committed to in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(d) or otherwise.
SECTION 6.2 Parent No Solicitation.
Parent shall, and shall cause its subsidiaries and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Parent Business Combination. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, Parent shall not, shall cause its subsidiaries and its and their respective officers, directors and employees not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to (and shall not authorize or permit its or their respective Representatives to), directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage any Parent Business Combination, (b) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to effect, any Parent Business Combination or that would reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement, (c) enter into, initiate, continue, engage in or otherwise participate in any way in any discussions or negotiations regarding any Parent Business Combination, or (d) agree or propose to do any of the foregoing. As used herein, “Parent Business Combination” means (other than the Merger) (i) any acquisition or purchase, in a single transaction or a series of transactions of all or any material part of Parent or its subsidiaries, taken as a whole (regardless of whether such acquisition or purchase is by means of a sale of assets or a sale of equity securities of one or more of Parent or any subsidiary thereof) or (ii) any acquisition, purchase or corporate reorganization by Parent or its subsidiaries, in each of clauses (i) and (ii), that would be reasonably expected to constitute a Material Business Transaction. Any act or omission by an Affiliate of Parent that would be a violation of this Section 6.2 if taken by Parent shall be a breach by Parent of this Section 6.2.
SECTION 6.3 Proxy Statement.
(a) As promptly as practicable after the date of this Agreement and in any event within forty-five (45) days after the date of this Agreement, the Company shall prepare and provide to Parent and its advisors the Proxy Statement in preliminary form, and within sixty (60) days after the date of this Agreement, shall file with the SEC, the Proxy Statement in preliminary form. Parent shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement; provided that the Company shall not use any such information for any other purpose if doing so would violate or cause the violation of applicable securities Laws. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information related to the Proxy Statement and will promptly supply the other Party with copies of all correspondence between it and its Affiliates or their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall liaise and cooperate with the other Party and provide it with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. If at any time prior to the Company Shareholders Meeting, any information relating to Parent or the Company or any of its respective Affiliates, directors or officers, should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted), as promptly as practicable, to its shareholders of record, as of the record date established by the Company Board of Directors and set forth in the Proxy Statement.
(b) The Company covenants that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the time such document is first filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Parent covenants that none of the information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied in writing for inclusion in the Proxy Statement by or on behalf of the Company which is contained or incorporated by reference in the Proxy Statement.
SECTION 6.4 Company Shareholders Meeting.
Notwithstanding any Company Change of Recommendation, the Company, acting through the Company Board of Directors (or a committee thereof), shall promptly following receipt of confirmation from the SEC that the SEC has no further comments on, or will not review, the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting for up to thirty (30) days in the aggregate (excluding any adjournment or postponements required by applicable Law) (a) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (b) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (c) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board of Directors has determined in good faith after consultation with outside counsel is necessary under applicable Law or to prevent a breach of fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting. The Company, acting through its Company Board of Directors (or a committee thereof), shall subject to Section 6.1(d), (i) include in the Proxy Statement the Company Recommendation and, subject to the consent of the Company Financial Advisor, the written opinion of the Company Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (ii) use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated.
SECTION 6.5 Regulatory Approvals; Reasonable Best Efforts.
(a) During the Interim Period, each of Parent and the Company shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) make and obtain the Consents and Filings listed in Section 3.5(b) of the Company Disclosure Schedule and Section 4.4(b) of the Parent Disclosure Schedule, (ii) make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (iii) take, or cause to be taken, all reasonable and appropriate action and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable Law or otherwise to satisfy the conditions set forth in Article VII as promptly as practicable, (iv) cooperate in good faith with the applicable Governmental Entities or other Persons and provide promptly such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request in connection therewith, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.
(b) During the Interim Period, the Parties will provide prompt notification to each other when any Consent or Filing referred to in Section 6.5(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement, including (i) giving the other Parties prompt notice of the making or commencement of any material, written request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; and (ii) keeping the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding. Subject to applicable Laws relating to the exchange of information, and unless prohibited by the reasonable request of any Governmental Entity, (x) Parent shall have the right to review and approve (such approval not to be unreasonably withheld, delayed or conditioned) in advance and the Company shall have the right to review in advance, and (y) to the extent practicable, each Party will consult with the other Party on, and consider in good faith the views of the other in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal (including all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing) made with or written materials submitted to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any material, written document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party may be provided to the other Party on an outside counsel-only basis.
(c) In furtherance of the foregoing covenants:
(i) Parent, Merger Sub and the Company shall use their reasonable best efforts to make any premerger notification filing required under the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the execution of this Agreement. Parent, Merger Sub and the Company shall supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions, proper or advisable consistent with this Section 6.5, to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent, Merger Sub and the Company shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”) and use reasonable best efforts to take all other actions to obtain clearance from the Antitrust Authorities. Each of Parent and Merger Sub shall exercise its reasonable best efforts, and the Company shall cooperate with Parent and Merger Sub, to promptly prevent the entry in any claim brought by an Antitrust Authority of any order that would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby in any material respect.
(ii) Other than with respect to filings under the HSR Act, the Parties will, as soon as reasonably practicable following the execution of this Agreement, prepare and file, and pay any fees due in connection therewith in accordance with Section 8.3, with each applicable Governmental Entity (including CFIUS) requests for such Consents (including the CFIUS Approval) as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and as set forth on Section 3.5(b) of the Company Disclosure Schedule and Section 4.4(b) of the Parent Disclosure Schedule. Without limiting the generality of this Section 6.5 and subject thereto, for purposes of obtaining the CFIUS Approval, the Parties shall file, as promptly as practicable after the execution of this Agreement, a joint voluntary notice in respect of the Merger and the other transactions contemplated hereby under Section 721 of the Defense Production Act of 1950, as amended, and 31 C.F.R. Part 800(the “DPA”). The Parties will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to make reasonably available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such party to, any Governmental Entity from which any such Consent is required, unless prohibited by the reasonable request of any Governmental Entity, and of any material communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any claim by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and to participate in such meetings and conferences.
(d) In furtherance of the obligations set forth in this Section 6.5, each of Parent and the Company agrees that it will use its reasonable best efforts to take (and to cause its subsidiaries to take) promptly any and all steps reasonably necessary, proper or advisable (taking into consideration the post-Closing ownership structure of each of Parent and the Company and relevant (including in respect of post-Closing ownership and control) precedent transactions involving the combination of two publicly-traded companies in the applicable industries and jurisdictions) to make and obtain all Filings and Consents, including the Filings and Consents listed in Section 3.5(b) of the Company Disclosure Schedule and Section 4.4(b) of the Parent Disclosure Schedule, so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as reasonably practicable, including, if necessary, by proposing, negotiating, committing to and implementing, by way of operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, liabilities, obligations, commitments or undertakings in respect of the Company, Parent and their respective Affiliates; provided that neither the Company nor any of its subsidiaries shall agree to, or accept, any undertakings, agreements, commitments or conditions pursuant to any settlement, negotiation, litigated proceeding or otherwise with any person with respect to obtaining any Consents or Filings without the prior written consent of Parent. Notwithstanding the obligations set forth in this Section 6.5 or otherwise, none of Parent, Merger Sub, the Company or any of their respective Affiliates shall be required to agree or consent to or accept any terms, conditions, liabilities, obligations, commitments or undertakings as a condition to any such Filings or Consents (including any Required Regulatory Approvals or CFIUS Approval) that, either (i) impose any independent or disinterested director obligations that would negatively impact or limit Parent’s control over the Company or its subsidiaries in any material respect or (ii) individually or in the aggregate, and taking into account any positive effects expected to be realized in the Merger, could reasonably be expected to have a material and adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of a hypothetical company that is fifty percent (50%) of the size of PNM and its subsidiaries, taken as a whole, as of the date of this Agreement (a “Burdensome Effect”); provided that for the purposes of determining whether a Burdensome Effect under clause (ii) of the definition of Burdensome Effect exists (or could reasonably be expected to exist), in respect of a Specified Required Regulatory Approval only those terms, conditions, liabilities, obligations, commitments, or undertakings related to or arising out of rate concessions (including rate reductions and rate credits) to customers required to obtain such Specified Required Regulatory Approval will be taken into account and considered in such determination.
(e) Subject to the obligations under Section 6.5, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest, resist, prevent, oppose and remove any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, restricts or otherwise prohibits consummation of the transactions contemplated by this Agreement and (ii) each of Parent, Merger Sub and the Company shall defend, at its own cost and expense, any action or actions brought against or involving such Party, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, including the Merger. Without limiting anything contained in Section 6.5, Parent and its subsidiaries and the Company and its subsidiaries shall only be required to agree to any terms, conditions, liabilities, obligations, commitments or undertakings on or with respect to its business conduct in connection with its obligations under this Section 6.5, if such terms, conditions, liabilities, obligations, commitments or undertakings are binding on such Party or its subsidiaries only in the event the Closing occurs.
SECTION 6.6 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party hereto to effect the Merger or any of the transactions contemplated by this Agreement not to be satisfied, and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that neither the delivery of any notice pursuant to this Section 6.6 nor the access to any information pursuant to Section 6.7 shall limit the rights or remedies available to the Party receiving such notice.
SECTION 6.7 Access to Information; Confidentiality.
(a) During the Interim Period, upon reasonable prior written notice from Parent, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to its and their respective officers, employees and Representatives and properties, offices, and other facilities and to all books and records, and shall furnish Parent and its Representatives promptly with all financial, operating and other data and information as Parent and its Representatives from time to time reasonably request in writing, (ii) to the extent permitted by Law, furnish promptly each report, schedule and other document filed or received by the Company or any of the Company’s subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, FERC, the Nuclear Regulatory Commission, the New Mexico Public Regulations Commission (“NMPRC”), the Public Utility Commission of Texas (“PUCT”), CFIUS, the U.S. Department of Justice, the Federal Trade Commission or any other Governmental Entity, and (iii) upon written request, as soon as reasonably practicable provide Parent with information relating to any material developments in any audit or similar proceeding related to any material Tax matters of the Company or any of its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries, and shall not include any environmental sampling or invasive environmental testing without the Company’s consent. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, give rise to a material risk of waiving any attorney-client privilege of the Company or any of its subsidiaries, or contravene any Law, rule, regulation, order, judgment or decree of any Governmental Entity, or Contract; provided, however that the Company shall use its reasonable best efforts to (A) allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege (including negotiating in good faith with Parent to seek alternative means to disclose such information as nearly as possible without affecting such attorney-client privilege, including entry into a joint defense agreement), (B) obtain the required consent of any third party to provide access to or disclosure of such information with respect to any confidential Contract to which the Company or its subsidiaries is party, or (C) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company; it being understood and agreed that (i) the Company shall advise Parent in such circumstances that it is unable to comply with Parent’s reasonable requests for information as a result of attorney-client privilege, Contract obligation or applicable Law, and the Company shall use its reasonable best efforts to generally describe the types of information being withheld and (ii) Parent shall reimburse the Company for its reasonable, documented, out-of-pocket expenses incurred in connection with the Company’s actions described above in clauses (A) — (C). All requests for information made pursuant to this Section 6.7(a) shall be directed to the executive officer or other Person designated by the Company and all access granted to Parent and its Representatives shall be under the supervision of such executive officer or other Person, and Parent and its Representatives seeking access shall use their reasonable best efforts not to directly contact any other officer, director, employee, agent or representative of the Company without the prior approval of such Persons designated by the Company. No access, review or notice pursuant to this Section 6.7 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the Parties to any of the other Parties.

(b) Each Party will comply with terms and conditions of the confidentiality agreement, dated January 31, 2020, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning, on the one hand, the Company and its subsidiaries furnished to Parent or Merger Sub, and on the other hand, Parent or Merger Sub and their respective subsidiaries furnished to the Company, in each case in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
SECTION 6.8 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.
SECTION 6.9 Publicity. The initial press releases regarding the Merger are attached hereto as Exhibit A and (except in connection with (a) a Company Change of Recommendation or an Acquisition Proposal, (b) any good faith dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby or (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, the Proxy Statement, the Company SEC Reports, Parent’s SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate) thereafter the Company and Parent shall (i) consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, (ii) provide to each other for review a copy of any such press release or public statement, (iii) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (iv) not issue any such press release or public statement or make any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required, on the advice of counsel, by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service (or, in the case of the Company, in accordance with Section 6.1(b)(ii)); provided that in each such case, the Party required to make such disclosure will, to the extent practicable and not prohibited by applicable Law, promptly inform the other Parties in writing in advance of such compelled disclosure and provide such other Party with a copy of the proposed disclosure and consult with such other Party and consider such other Party’s comments in good faith prior to making such disclosure.
SECTION 6.10 Employee Benefits.
(a) For a period of at least twenty-four (24) months following the Effective Time (the “Protection Period”), Parent shall cause the Surviving Corporation to provide, to each Company Employee who continues to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (each a “Continuing Employee” and collectively, the “Continuing Employees”) (i) a salary or wage, that is no less favorable than the salary or wage that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash bonus opportunity and long-term incentive opportunity (it being understood that long-term incentive opportunities provided by Parent to each Continuing Employee need not be provided in the form or equity or equity-based grants) that are no less favorable in the aggregate than the target annual cash bonus opportunity and long-term incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions), in each case, that is no less favorable in the aggregate than the employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions) that were provided to such Continuing Employee immediately prior to the Effective Time, (iv) welfare and other benefits that are substantially comparable in the aggregate to the welfare and other benefits that were provided to such Continuing Employee immediately prior to the Effective Time, and (v) severance benefits that are no less favorable than those provided as of the Effective Time, subject to such severed employee’s execution and non-revocation of a standard release of claims and counting any service accrued after the Effective Time; provided, however, that the requirements of the foregoing shall not apply to Continuing Employees who are covered by a Company Collective Bargaining Agreement.
(b) Notwithstanding the foregoing, Section 6.10(a) shall not prohibit Parent, the Surviving Corporation or any of their Affiliates from reducing the salary, wages or other compensation of any Continuing Employee if such reduction is contemporaneous with and proportionate to any salary, wage or compensation reduction programs affecting Parent’s and its subsidiaries’ other similarly situated employees.
(c) Subject to applicable Law and any obligations under any Company Collective Bargaining Agreement, Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms, the Company Plans, including, without limitation, subject to the amendment and termination provisions thereof applied on a prospective basis; provided, however, for the avoidance of doubt, that no such amendments or termination shall reduce or otherwise impact the Parent’s obligations pursuant to Section 6.10(a). Notwithstanding any other provision of this Agreement, in no event shall Parent or any of its Affiliates (including, without limitation, the Surviving Corporation) terminate and liquidate the Company Plan listed on Section 6.10(c)(i) of the Company Disclosure Schedule pursuant to IRS Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) in connection with the transactions contemplated by this Agreement or otherwise during the Protection Period. Additionally, at or prior to the Effective Time, to the extent required under the terms (as in effect on the date of this Agreement) of the Company Plans listed on Section 6.10(c)(ii) of the Company Disclosure Schedule, the Company, the Company Board of Directors and the compensation committee of the Company Board of Directors, as applicable, shall adopt resolutions and take actions that are reasonably necessary to establish an irrevocable rabbi trust into which the Company, the Surviving Corporation or Parent (on behalf of the Surviving Corporation) will pay, or cause to be paid, at the Effective Time, such amounts as are required to be funded to such irrevocable rabbi trust; provided, however, to the extent any such irrevocable rabbi trust has been established previously, in lieu of establishing another such rabbi trust, the Company, the Surviving Corporation or Parent (on behalf of the Surviving Corporation) will pay, or cause to be paid, at the Effective Time, such amounts as are required to be funded to such previously-established irrevocable rabbi trust. Any documents associated with such rabbi trust arrangement will be provided to Parent for advance review and comment.
(d) Parent shall, or shall cause the Surviving Corporation to, cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) each Continuing Employee to receive credit for the plan year in which the Continuing Employee commences participation under any group health plans of Parent or its Affiliates towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to such time in the applicable plan year for which payment has been made and (iii) to the extent that such service was recognized under a similar Company Plan, each Continuing Employee to receive service credit for such Continuing Employee’s employment with the Company and its subsidiaries for purposes of eligibility to participate, vesting credit and benefits accruals (but excluding benefit accrual under any defined benefit pension plan or retiree health plan,) under each applicable Parent Plan as if such service had been performed with Parent or one of its Affiliates; provided that such recognition of service shall not apply (x) for purposes of any Parent Plan under which similarly situated employees of Parent and its subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.
(e) The Company may establish a cash-based retention program to promote retention and to incentivize efforts to consummate the Closing (the “Retention Program”) in accordance with the terms and subject to the limitations set forth in Section 6.10(e)(i) of the Company Disclosure Schedule. Parent shall cause the Surviving Corporation to honor, in accordance with its terms, any such cash-based retention program that the Company establishes. In addition, from the date hereof and through the Effective Time, nothing in this Agreement shall preclude or prohibit the Company from granting awards under the Company Stock Plan in the ordinary course of business, consistent with past practice and subject to the limitations set forth in Section 6.10(e)(ii) of the Company Disclosure Schedule. From the date hereof and through the Effective Time, nothing in this Agreement shall preclude or prohibit the Company from amending the Company Plans in accordance with the provisions set forth in Section 6.10(e)(iii) of the Company Disclosure Schedule.
(f) Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay, if not paid previously, to each current or former employee of the Company and its subsidiaries, as soon as practicable after the Effective Time, any accrued but unpaid annual bonus (or other cash incentive award) relating to any completed year (or other completed performance period, as applicable) ending prior to the year (or performance period) in which the Effective Time occurs that has been accrued on the audited consolidated financial statements of the Company and its subsidiaries as of the Effective Time. The Company may establish an annual cash bonus plan (or other cash incentive awards) relating to the 2021 calendar year in the ordinary course, consistent with past practice. If the Closing occurs in 2021, Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay (i) to each employee of the Company and its subsidiaries who remains continuously employed with the Company and its subsidiaries until the Effective Time, a pro-rated annual cash bonus award for the 2021 calendar year (or other applicable performance period) (pro-rated based on the number of days elapsed in the 2021 calendar year (or other applicable performance period) prior to the Effective Time) and (ii) to each employee of the Company and its subsidiaries who terminates employment prior to the Effective Time under circumstances that would ordinarily entitle such employee to remain eligible for a pro-rated annual bonus for the year of termination, a pro-rated annual bonus (pro-rated based on the number of days employed during the 2021 calendar year (or other applicable performance period) prior to the Effective Time), consistent with past practices, in each case in an amount determined based on the Company’s level of achievement of the applicable performance targets for the 2021 calendar year (or other applicable performance period) through the Effective Time, with the level of achievement annualized and appropriately adjusted to reflect the partial performance period through the Effective Time and determined in good faith by the Company’s board of directors as constituted prior to the Effective Time. After the close of the 2021 calendar year (or other applicable performance period) which includes the Effective Time, Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay to each employee who was entitled to receive a pro-rated annual cash bonus for the period through the Effective Time and who remains employed with the Company through the end of the 2021 calendar year, a pro-rated annual bonus for the remainder of the 2021 calendar year (or other applicable performance period) after the Effective Time, consistent with past practices, in each case in an amount determined based on the Company’s level of achievement of the applicable performance targets for the entire 2021 calendar year (or other applicable performance period) which included the Effective Time, as determined in good faith by Parent, following consultation with officers of the Company, reduced by the payment made to the employee as of the Effective Time; provided, however, in no event will any employee be required to return the pro-rated annual cash bonus payable in connection with the Effective Time if the employee receives a pro-rated annual cash bonus at the Effective Time in excess of what would have been payable based on the Company’s level of achievement of the applicable performance targets for the entire 2021 calendar year (or other applicable performance period) which included the Effective Time.
(g) Parent shall be responsible for any obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”) with respect to any subsequent events following the consummation of the transactions contemplated by this Agreement, including the Merger.
(h) At the Effective Time, participants in the Company’s cash or deferred savings plan or the non-qualified deferred compensation plan who are invested in Company stock through the Company’s cash or deferred savings plan or non-qualified deferred compensation plan shall be treated in the same manner as other shareholders of the Company. After such date, participants in the Company’s cash or deferred savings plan or non-qualified deferred compensation plan may not direct any further investments into Company stock through the Company’s cash or deferred savings plan or non-qualified deferred compensation plan. The Company, the Company Board of Directors, the compensation committee of the Company Board of Directors or other committee of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 6.10(h).

(i) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason with or without cause. Additionally, the Company, Parent and the Surviving Corporation agree that the employment with the Company and its Affiliates of the individuals listed on Section 6.10(i) of the Company Disclosure Schedule shall end as of the Effective Time, and such individuals will be entitled to receive severance and other benefits as if their employment were terminated by the Company without cause as of the Effective Time in connection with a “change in control” of the Company, in accordance with the terms of the applicable Company Plans.
(j) From and after the Closing, Parent shall cause the Surviving Corporation or its subsidiaries, as applicable, to honor the terms of each Company Collective Bargaining Agreement until such Company Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
(k) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms, (iii) create any third-party rights in any current or former Company Employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or any collective bargaining representative of the Company or any Affiliate thereof or (iv) prevent Parent, the Surviving Corporation or any Affiliate of Parent from terminating the employment of any Continuing Employee for any reason.
SECTION 6.11 Directors’ and Officers’ Indemnification and Insurance.
Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of, and individuals performing equivalent functions for, the Company and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring at or prior to the Effective Time or related to this Agreement to the fullest extent permitted by the NMBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws as in effect on the date of this Agreement. From and after the date of this Agreement and prior to the Closing, no Company Party shall enter into or amend any indemnification or similar agreement with or for the benefit of any Indemnified Party without Parent’s prior written consent. Subject to the prior sentences, in the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is a party or with respect to which an Indemnified Party is otherwise involved (including as a witness), arising in whole or in part out of or pertaining in whole or in part to the fact that the Indemnified Party is or was an officer or director of, or an individual performing an equivalent function for, the Company or any of its subsidiaries (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorneys’ fees and disbursements) to be advanced within thirty (30) Business Days of receipt by Parent from the Indemnified Party of a written request therefor; provided that any person to whom expenses are advanced provides an undertaking, if not prohibited by the NMBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any civil Proceeding in which indemnification could reasonably be sought by such Indemnified Party hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all civil liability arising out of such Proceeding or such Indemnified Party otherwise consents (for the avoidance of doubt, this clause (ii) does not apply to criminal or quasi-criminal liabilities from or arising out of any Proceedings), and (iii) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.11, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the NMBCA, the Surviving Corporation Charter or other applicable Law shall be made by independent legal counsel selected by the Surviving Corporation.
(b) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.
(c) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation Charter and Surviving Corporation Bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors and officers and advancement of expenses that, solely to the extent affecting the Indemnified Persons (in their capacity as such) are no less advantageous to the Indemnified Persons than the corresponding provisions in the Company’s Charter Documents as in effect on the date of this Agreement.
(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable “tail” insurance policies with respect to the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier, or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, comparable D&O Insurance for such six-year period with benefits and levels of coverage that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 6.11(d) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding with respect to which such Indemnified Party is entitled to indemnification under this Section 6.11 (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.11 shall continue in effect until the final disposition of such Proceeding.
(f) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.
(g) The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such Person may have under the Company Articles of Incorporation or Company Bylaws or any the articles of incorporation, bylaws or other similar constitutional documents of any subsidiary of the Company, under the NMBCA or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
SECTION 6.12 Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing against the Company or any members of the Company Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense and settlement of any Transaction Litigation and give due consideration to Parent’s views with respect thereto, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
SECTION 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.
SECTION 6.14 Rule 16b-3. The Company Board of Directors and the Parent Board of Directors shall, prior to the Effective Time, each take such reasonable steps, consistent with the interpretive guidelines of the SEC, to cause the transactions contemplated by this Agreement (including the conversion of the Company Stock Awards set forth in Section 2.2) to be exempt under Rule 16b-3 promulgated under the Exchange Act. Each of Parent and the Company shall provide to counsel for the other Party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and each Party shall provide the other Party with such information as shall be reasonably necessary for the board of directors of such Party to set forth the information required in the resolutions of such board of directors.
SECTION 6.15 Dividend. If the Closing Date occurs after the record date for a regular quarterly cash dividend payable to holders of the Company Shares and prior to the payment date of such dividend (the “Final Quarterly Dividend”), then the Surviving Corporation will cause to be paid, out of the Exchange Fund, the Final Quarterly Dividend following the Closing on the scheduled payment date for such dividend.
SECTION 6.16 Further Assistance.
(a) From and after the date of this Agreement until the Closing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law and the terms of this Agreement) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement, to fulfill and satisfy each condition within the control of such Party and to consummate and make effective the transactions contemplated by this Agreement, including the Merger. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).
(b) As promptly as practicable after the date of this Agreement and to the extent not prohibited by applicable Law, the Company and Parent shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and Parent. The activities of the Transition Committee shall include, to the extent not prohibited by applicable Law, the development of regulatory plans and proposals, the facilitation of the transfer of information between the Parties and other matters as the Transition Committee deems appropriate. At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement as provided in Article VIII), there shall be two (2) representatives of Parent on the Transition Committee that shall be designated by Parent as the primary contact person for the Company at Parent (the “Parent Contacts”) and two (2) representatives of the Company on the Transition Committee that shall be designated by the Company as the primary contact person for Parent at the Company (the “Company Contacts”). In the event that either the Company or Parent elects to request that the other consent to any action or matter involving such Party or any of its subsidiaries or Joint Ventures as is contemplated by Section 5.1 or Section 5.2, as applicable, the Parties shall make all such requests to the Parent Contacts or the Company Contacts, as applicable, and each Party agrees that it will use its commercially reasonable efforts to cause its respective contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contacts shall initially be the individuals set forth on Section 6.16(b) of the Parent Disclosure Schedule (and may be changed by Parent from time to time by written notice from Parent to the Company) and the Company Contacts shall initially be the individuals set forth on Section 6.16(b) of the Company Disclosure Schedule (and may be changed by the Company from time to time by written notice from the Company to Parent after consultation between Parent and the Company).
SECTION 6.17 State Anti-Takeover Statutes. Without limiting anything contained in this Agreement, each of the Company and Parent shall (a) take all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) if any state anti-takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action within its power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
SECTION 6.18 Platinum Indebtedness. The Company shall, and shall cause each of its subsidiaries to, execute and deliver to each of the lenders (either directly or through the applicable administrative or other agent for the lenders) with respect to the indebtedness of the Company and its subsidiaries set forth on Schedule 6.18 of the Company Disclosure Schedule (the “Existing Lenders”) one or more notices (each, an “Existing Loan Notice”) prepared by the Company in form and substance reasonably acceptable to Parent, notifying each of the Existing Lenders of this Agreement and the contemplated Merger. The Existing Loan Notice with respect to one or more of the Existing Lenders shall include a request for a consent or waiver, in form and substance reasonably acceptable to Parent (an “Existing Loan Consent”), to (i) in the case of the initial Existing Loan Notice to be provided to an Existing Lender immediately following the date hereof, the execution of this Agreement, and in the case of any additional Existing Loan Notice provided to an Existing Lender prior to Closing, the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) certain modifications of (or waivers under or other changes to) any agreement or documentation relating to the Company’s or its subsidiaries’, as applicable, relationship with such Existing Lender; provided, however, that no such modifications, waivers or changes pursuant to this clause (ii) shall be effective prior to the Effective Time. Subject to and without limiting anything contained in the definition of “Material Adverse Effect” and the related condition in respect of the Company set forth in Section 7.2(d), Parent and Merger Sub acknowledge and agree that the obtaining of any Existing Loan Consent is not a condition to the Closing. Each party shall be responsible for its own fees and other Liabilities (including any consent fees or any other fees, costs, expenses or other amounts payable to or on behalf of the Existing Lenders, which shall all be payable by the Company) incurred in connection with this Section 6.18 and the Existing Loan Consents.
SECTION 6.19 Four Corners Divestiture. The Company acknowledges that Parent, Iridium and the Company each have stated goals relating to decarbonization and, in this regard, the Company has previously announced its intention to exit from the Four Corners Power Plant earlier than the date on which its ownership agreement currently provides. Accordingly, the Company agrees that, as soon as reasonably practicable following the date of this Agreement, PNM, shall (a) enter into definitive agreements providing for exit from all ownership interests in the Four Corners Power Plant, substantially in the form made available to Parent prior to the date of this Agreement or in such other form as is reasonably acceptable to Parent (collectively, the “Four Corners

Divestiture Agreements”) and (b) make all applicable regulatory filings and take all commercially reasonable actions in order to obtain required approvals from applicable Governmental Entities, all with the objective of having the closing date for such exit to occur as promptly as practicable but in any event no later than December 31, 2024.
SECTION 6.20 Commitment Letter; Financing Cooperation.
(a) Commitment Letter. Parent shall use its reasonable best efforts to maintain in full force and effect the Commitment Letter and to take all actions and do all things necessary, proper or advisable to consummate the financing contemplated by the Commitment Letter on or prior to the Closing Date to the extent necessary to pay the aggregate Per Share Merger Consideration at the Closing. Parent shall not, without the prior written consent of the Company (which consent shall be unreasonably withheld, delayed or conditioned), enter into any amendment, replacement, supplement or modification to the Commitment Letter if such amendment or modification would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement (including the payment of the aggregate Per Share Merger Consideration to the Exchange Agent pursuant to this Agreement).
(b) Financing Cooperation. The Company shall, and shall cause each of its subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, provide to Parent such customary cooperation, at Parent’s expense, as may reasonably be requested by Parent to assist Parent in obtaining the financing in connection with the transactions contemplated by this Agreement (collectively, “Financing”), including making management of the Company and its subsidiaries reasonably available to participate in a reasonable number of meetings and presentations, requesting the Company’s independent auditors to cooperate with Parent, furnishing to Parent information reasonably requested by Parent to permit the consummation of the Financing (including any financial and other information concerning the Company and its subsidiaries required for the preparation and filing with the SEC any required offering documents relating to the Financing, and otherwise comply with SEC and other applicable Laws requirements related thereto). In furtherance of the foregoing, the Company agrees to correct promptly any information provided by it for use in connection with the Financing if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining the Financing or any other financing. The failure to pay the aggregate Per Share Merger Consideration in accordance with Article II at the Closing shall constitute a breach of this Agreement by Parent.
ARTICLE VII

CONDITIONS OF MERGER
SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Effective Time of the following conditions:
(a) Company Shareholder Approval. This Agreement shall have been duly adopted by holders of shares of Company Common Stock constituting the Company Requisite Vote;
(b) Orders. No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger, and is in effect (each, a “Legal Restraint”);
(c) Regulatory Approvals. The Consents or Filings marked with an asterisk (*) on Section 3.5(b) of the Company Disclosure Schedule (the “Company Regulatory Approvals”) or Section 4.4(b) of the Parent Disclosure Schedule (the “Parent Regulatory Approvals” and together with the Company Regulatory Approvals, the “Required Regulatory Approvals”) shall have been duly obtained, made or given, and all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated thereby (including under the HSR Act) shall have occurred, and all such Required Regulatory Approvals (including under the HSR Act) shall have become Final Orders;
(d) CFIUS Approval. (i) The Parties shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the consummation of the Merger and the other transactions contemplated by this Agreement, as contemplated by this Agreement, are not a “covered transactions” and not subject to review under the DPA; or (B) CFIUS has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Merger and the other transactions contemplated by this Agreement and has concluded that there are no unresolved national security concerns, and has therefore terminated all action under the DPA; or (ii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, then (1) the President has announced a decision not to take any action to suspend or prohibit the Merger or the other transactions contemplated by this Agreement, or (2) having received a report from CFIUS requesting the President’s decision, the President has not taken any action to suspend or prohibit the Merger or the other transactions contemplated by this Agreement after 15 days from the date the President received such report from CFIUS (“CFIUS Approval”).
SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than (x) the representations and warranties of the Company with respect to the Company and its subsidiaries (but not its Joint Ventures) set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries) with respect to the Company, Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents), and clause (iii) of the first sentence and the last sentence of Section 3.1(b) (Ownership of Subsidiaries) and (y) the representations and warranties of the Company set forth in Section 3.9(a)(ii) (No Material Adverse Effect)), shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) the representations and warranties of the Company with respect to the Company and its subsidiaries (but not its Joint Ventures) (A) set forth in Section 3.1(a) (Organization and Qualification; Subsidiaries) with respect to the Company, Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents), and clause (iii) of the first sentence and the last sentence of Section 3.1(b) (Ownership of Subsidiaries) shall be true and correct in all material respects and (B) set forth in Section 3.3 (Capitalization) shall be true and correct in all but de minimis respects, in each such case, as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (iii) the representation and warranty of the Company set forth in Section 3.9(a)(ii) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement;
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;
(c) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(d) No Material Adverse Effect. There shall not have occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(e) Burdensome Effect. No Final Order granting any of the Required Regulatory Approvals and the CFIUS Approval imposes terms or conditions that, individually or in the aggregate (when taken together with the other Final Orders granting such Required Regulatory Approvals and the CFIUS Approval), could reasonably be expected to have a Burdensome Effect;
(f) Dissenting Shares. The total number of Dissenting Shares shall not have exceeded fifteen percent (15%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; and

(g) Four Corners Divestiture. Each of the Four Corners Divestiture Agreements shall have been duly executed and delivered by each of the parties thereto, and shall be in full force and effect as of the Closing, and PNM shall have made all applicable regulatory filings to obtain required approvals from applicable Governmental Entities, including for abandonment authority and securitization from the NMPRC.
SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each such case, as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and
(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote:
(a) by mutual written consent of Parent and the Company;
(b) by Parent or the Company if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available if the order, decree or ruling issued, or other action taken, was primarily due to the material breach of the Party seeking to terminate this Agreement, and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with Section 6.5;
(c) by Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. New York City time on January 20, 2022 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or for conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied (except for any condition set forth in Section 7.1(c) or Section 7.1(d)), the Company or Parent may, extend the End Date to a date that is three (3) months after the End Date (and if so extended, such later date being the End Date) by providing written notice of such extension not less than three (3) Business Days prior to the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;
(d) by written notice from the Company if:
(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by Parent or Merger Sub through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) thirty (30) days after receipt by Parent of written notice from the Company of such breach, but only as long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach (the “Parent Cure Period”), such termination shall become effective only if the breach is not cured within the Parent Cure Period; provided that the Parent Cure Period shall not be applicable to any breach or failure to perform by Parent or Merger Sub that gives rise to a termination right under Section 8.1(d)(iii); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(ii) prior to obtaining the Company Requisite Vote, in accordance with, and subject to, and in compliance with, all of the terms and conditions of, Section 6.1(d), in order to enter into a definitive agreement with respect to a Superior Proposal; provided that the Company shall pay the Company Termination Fee pursuant to Section 8.2(b)(i) at such time as specified in Section 8.2(b)(i); or
(iii) (A) if all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) the Company has given written notice to Parent and Merger Sub that it is prepared, willing and able to consummate the Closing (the “Satisfaction Notice”) and (C) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 1.3 and fail to consummate the Closing by the close of business on the fifth (5th) Business Day following receipt of the Satisfaction Notice.
(e) by written notice from Parent if:
(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) (30) days after receipt by the Company of written notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach (the “Company Cure Period”), such termination shall become effective only if the breach is not cured within the Company Cure Period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if it or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(ii) the Company Board of Directors shall have made whether or not in compliance with Section 6.1, a Company Change of Recommendation; or
(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on the approval of this Agreement was taken.
SECTION 8.2 Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.7(b), Section 6.9, this Section 8.2, Section 8.3 and Article IX, each of which shall survive such termination (which damages the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company from Parent or Merger Sub, including for any Willful Breach, such damages can be based on the damages incurred by the Company’s shareholders in the event such shareholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement); provided that, except to the extent set forth in Section 8.2(f), nothing herein shall relieve any Party hereto of any liability for damages resulting from Willful Breach of this Agreement prior to such termination. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $130,000,000 (the “Company Termination Fee”) to Parent, at or prior to such termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable after such termination in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within one (1) Business Day following such notice of termination pursuant to Section 8.1(e)(ii)), payable by wire transfer of immediately available funds; or
(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) (but only if the Company Shareholders Meeting has not been held prior to such date) or Section 8.1(f) or is terminated by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company, or to the Company Board of Directors or shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or shall have consummated an Acquisition Proposal, then, in the event that the actions described in both clauses (A) and (B) above occur, the Company shall pay to Parent the Company Termination Fee, such payment to be made within two (2) Business Days following the earlier of the entry into such agreement in respect of, or consummation of, an Acquisition Proposal by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”. Any Expenses previously paid by the Company to Parent pursuant to Section 8.3 shall be credited toward, and offset against, the payment of the Company Termination Fee.
(c) In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), or (ii) (A) this Agreement is terminated by (x) Parent or the Company pursuant to Section 8.1(b) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the Required Regulatory Approvals) or pursuant to Section 8.1(c), or (y) the Company pursuant to Section 8.1(d)(i) based on a failure by Parent to perform its covenants or agreements under Section 6.5, (B) at the time of such termination, any of the conditions set forth in Section 7.1(c) or, solely in connection with the Required Regulatory Approvals, Section 7.1(b), shall have not been satisfied and (C) (1) Parent is in breach of its obligations pursuant to Section 6.5 (a “Parent Regulatory Covenant Breach”), (2) the Company has notified Parent promptly (and in any event no later than five (5) Business Days) after becoming aware of any such Parent Regulatory Covenant Breach, (3) each of the conditions set forth in Section 7.1 and Section 7.2 (other than any of the Regulatory Conditions) has been and continues to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which condition would be satisfied or would be capable of being satisfied if the Closing Date were then to occur), (4) one or more Regulatory Conditions have not been satisfied (the “Unsatisfied Conditions”) and (5) the Parent Regulatory Covenant Breach has materially contributed to the failure of the Unsatisfied Conditions to be satisfied, then, in either of clauses (i) or (ii) above, Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable notice of termination pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d)(i) or Section 8.1(d)(iii), as the case may be.
(d) The Parties hereto acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 8.2(b), or Parent fails to promptly pay an amount due pursuant to

Section 8.2(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(c), or any portion thereof, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by such Party) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such judgment. Any amount payable pursuant to Section 8.2(b) or Section 8.2(c) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b) or Section 8.2(c).
(f) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive, or in circumstances that give rise to the payment of, the Company Termination Fee from the Company or the Company is entitled to receive, or in circumstances that give rise to the payment of, the Parent Termination Fee from Parent, as applicable, pursuant to Section 8.2, then (i) the Company Termination Fee or the Parent Termination Fee, as applicable, and the Expenses payable to Parent or the Company pursuant to Section 8.3, as applicable, shall (x) if Parent is entitled to the Company Termination Fee, be the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, Representatives or agents, or (y) if the Company is entitled to the Parent Termination Fee, be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, Representatives or agents, in either case, in the event of termination of this Agreement in circumstances giving rise to the payment of such Company Termination Fee or Parent Termination Fee, as the case may be (including for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to have been made in connection with this Agreement), and (ii) such paying Party and its respective subsidiaries and their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, Representatives and agents shall have no further liability or obligation relating to or arising out of this Agreement including the termination hereof and including in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.
SECTION 8.3 Expenses. If this Agreement is terminated pursuant to (i) Section 8.1(d)(i), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination and a written demand by the Company therefore, or (ii) Section 8.1(e)(i), then the Company, shall promptly, but in no event later than two (2) Business Days after the date of such termination and a written demand by Parent therefore, in either case, pay to the Party making such demand, as applicable, all reasonable actual out-of-pocket fees and expenses incurred by the Company and its Affiliates or Parent and its Affiliates, as applicable, in connection with this Agreement and the transactions contemplated by this Agreement (including with respect to obtaining financing), in an amount not to exceed $10,000,000 (provided that the Company or Parent, as applicable, provides reasonable documentation therefor) (“Expenses”). Except as otherwise specifically provided herein (including Section 8.2(b) and this Section 8.3), each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive beyond the Effective Time and there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after the Effective Time, on the part of any Party, its Affiliates or any of their respective partners, members, officers, directors, agents or Representatives except for those covenants and agreements contained herein to the extent that, by their terms, are to be performed after the Effective Time.

SECTION 9.2 Modification or Amendment. At any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that after receipt of the Company Requisite Vote, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without the further approval of such shareholders.
SECTION 9.3 Waiver. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether similar or not. Except as provided in this Agreement, no action taken pursuant to this Agreement, including investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. All consents given hereunder shall be in writing.
SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person, shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that delivery by e-mail shall be deemed to have been duly given upon receipt only if confirmed by e-mail or telephone:
(a)	if to Parent or Merger Sub:

Avangrid, Inc.
180 Marsh Hill Road
Orange, Connecticut 06477
Attention: R. Scott Mahoney, SVP - General Counsel & Corporate Secretary
E-Mail: Scott.Mahoney@avangrid.com

with an additional copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: David Kurzweil
E-Mail: david.kurzweil@lw.com

(b)	if to the Company:

PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Attention: Patrick V. Apodaca
E-Mail: patrick.apodaca@pnmresources.com

with an additional copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: R. Mason Bayler, Jr.
E-Mail: mason.bayler@troutman.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:
(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement with counterparty(ies) containing customary provisions that require each counter-party(ies) thereto (and each of its (their) representatives named therein) that receive information of or with respect to the Company or its subsidiaries to keep such information confidential (i) in effect on the date hereof or (ii) entered into on or after the date hereof on terms (x) no less favorable in the aggregate to the Company and (y) no less restrictive in the aggregate to such counter-party(ies) (and each of its (their) representatives) than those contained in the Confidentiality Agreement (except for such changes specifically and expressly permitted pursuant to this Agreement), it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal.
(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.
(c) “Anti-Corruption Law” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization, acceptance, or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity or to anyone to obtain or retain business or other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(d) “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that immediately precedes the Closing Date.
(e) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in New York, New York or in Madrid, Spain.
(f) “CFIUS” means the interagency Committee on Foreign Investments in the United States.
(g) “Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Securities or of any rights in respect of that entity’s Equity Securities.
(h) “Company Collective Bargaining Agreement” means any Contract between the Company or any of its subsidiaries and any labor organization or other authorized employee representative representing current or former employees of the Company or any of its subsidiaries.
(i) “Company Parties” means, collectively, the Company, its subsidiaries and its Joint Ventures, and each of them individually is a “Company Party”.
(j) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.
(k) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(l) “COVID Actions” means any commercially reasonable actions taken by a Party or its subsidiaries (after determination by such Party or its applicable subsidiary that such actions are necessary and prudent) to the extent that such action would have been taken by a reasonable Person similarly situated as such Party and its subsidiaries in connection with (i) mitigating the adverse effects occurring after the date hereof of events caused by the 2019 novel coronavirus pandemic or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, suppliers, employees and other business relationships of such Person) or (ii) ensuring compliance by such Person and its subsidiaries and their respective directors, officers and employees with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Laws, in each case, enacted after the date of this Agreement, by any Governmental Entity in response to the 2019 novel coronavirus.
(m) “Credit Facilities” means the agreements (as in effect on the date of this Agreement) listed in Section 9.5(m) of the Company Disclosure Schedule, and any replacements or refinancings thereof entered into after the date hereof in compliance with Section 5.1.
(n) “Derivative Product” means any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices.
(o) “Equity Conversion Factor” means that number of shares of Parent Common Stock determined by dividing the Per Share Merger Consideration by the Average Parent Stock Price.
(p) “Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.
(q) “ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that would be treated at any relevant time together with the Person or any of its subsidiaries as a “single employer” within the meaning of Section 414 of the Code or 4001(b) of ERISA.
(r) “Exchange Act” means Securities Exchange Act of 1934, as amended.
(s) “FERC” means the Federal Energy Regulatory Commission.
(t) “Final Order” means, with respect to any Governmental Entity, action by such Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended and is legally binding and effective.
(u) “FPA” means, the Federal Power Act, as amended, including all regulations promulgated thereunder.
(v) “GAAP” means the generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.
(w) “Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Entity.
(x) “Governmental Entity” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, bureau, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or arbitrator or arbitration panel, (iv) any non-governmental self-regulatory agency or securities exchange, or (v) the North American Electric Reliability Corporation, in each of clauses (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether domestic or foreign.
(y) “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(z) “Intellectual Property” means all worldwide intellectual property, industrial property and proprietary rights, including all (i) patents, patent applications (including patents issued thereon), methods, technology, designs, processes, inventions, statutory invention registrations, copyrights, works of authorship, software and systems, Trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of the business symbolized thereby, trade secrets, know-how and tangible and intangible proprietary information and materials (including, in each case, to the extent applicable, reissues, divisions, continuations, continuations in part, extensions and re-examinations of any of the foregoing and all rights therein provided by international treaties or conventions), (ii) registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-examinations, extensions, re-issues, renewals and foreign counterparts of or for any of the foregoing and (ii) the right to sue and collect damages for any past infringement of any of the foregoing.
(aa) “Interim Period” means the period from the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement in accordance with Article VIII.
(bb) “Intervening Event” means any event, development, change, effect or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of the Company and its subsidiaries, taken as a whole or (ii) the shareholders of the Company (including the benefits of the Merger to the shareholders of the Company) in either case that (a) is material, (b) first became known to the Company Board of Directors after the execution of this Agreement, (c) becomes known to the Company Board of Directors prior to obtaining the Company Requisite Vote and (d) does not relate to or involve any Acquisition Proposal; provided that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities of, Parent or any of its subsidiaries shall constitute an “Intervening Event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a Parent Material Adverse Effect; provided, further, that none of the following shall constitute an Intervening Event: (i) any action taken by any Party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.5, or the consequences of any such action, and (ii) the receipt, existence or terms of an Acquisition Proposal, or the consequences thereof.
(cc) “Joint Venture” of a Person, means any Person that is not a subsidiary of such first Person, in which such first Person or one or more of its subsidiaries owns directly or indirectly any Equity Securities, other than Equity Securities held for passive investment purposes that are less than five percent (5%) of each class of the outstanding voting securities or voting capital stock of such second Person.
(dd) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(dd) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(dd) of the Parent Disclosure Schedule.
(ee) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, injunction, rule, regulation, executive order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any order or decision of an applicable arbitrator or arbitration panel.
(ff) “Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, matured, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.
(gg) “Material Adverse Effect” means any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, (a) would prevent or materially impair or materially delay the consummation of the Merger or (b) has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole; provided that, with respect to clause (b) only, no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material

Adverse Effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (i) general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) any change affecting any industry in which the Company or its subsidiaries operate, including electric generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products, (iii) any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto, (iv) the entry into this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of the Company and its subsidiaries, (v) any action taken or omitted to be taken by such Party at the express written request of or with the express written consent of the other Parties, (vi) any actions required to be undertaken by the Company in accordance with, subject to and consistent with Section 6.5 of this Agreement to obtain any Consent or make any Filing required for the consummation of the Merger and the other transactions contemplated herein or, in connection therewith, any written proposal or commitment made by either Party or its Affiliates to any Governmental Entity in accordance with, subject to and consistent with Section 6.5 or imposed by any Governmental Entity, in each case, in order to obtain the Required Regulatory Approvals or the CFIUS Approval, (vii) changes after the date hereof in any applicable Laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any Governmental Entity, (viii) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic or epidemic, including the coronavirus and the taking of any COVID Action, (ix) any outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (x) any change in the market price or trading volume of the shares of the Company or the credit rating of the Company or any of its subsidiaries, (xi) any failure by the Company to meet any published analyst estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (xii) any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of the Company (each in their capacity as such) against the Company, any of its subsidiaries or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of this Agreement or the transactions contemplated hereby (it being understood that in the cases of clauses (x) or (xi), the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a Material Adverse Effect); except in the cases of clauses (i), (ii), (iii), (vi), (vii) or (viii), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industry in which such Party operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that, notwithstanding anything herein or otherwise to the contrary, the effect of the failure to obtain the consent of the Existing Lenders to the execution of this Agreement prior to the execution and delivery hereof (but not the effect of the failure to obtain consents from Existing Lenders to the Closing that may be required under the Contracts with the Existing Lenders) may be considered, and taken into account, in determining whether a “Material Adverse Effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding clauses (i) through (xii)).
(hh) “Material Business Transaction” means a transaction (i) that would prevent, materially delay or materially impair the consummation of the Merger or (ii) in which the holders of Company Shares would not be entitled to receive, in respect of each Company Share held thereby (other than Cancelled Shares and Dissenting Shares), an amount in cash equal to the Per Share Merger Consideration (taking into account the amounts paid in respect thereof pursuant to this Agreement).
(ii) “NMBCA” means the Business Corporation Act of the State of New Mexico, as amended.

(jj) “NYSE” means the New York Stock Exchange.
(kk) “Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.
(ll) “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, would prevent or materially impair or materially delay the consummation of the Merger by Parent or Merger Sub.
(mm) “Parent Parties” means, collectively, Parent, its subsidiaries and Joint Ventures (including Merger Sub), and each of them individually, a “Parent Party.”
(nn) “Parent Termination Fee” means an amount equal to $184,000,000.
(oo) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(pp) “Personal Information” means, in addition to any information defined or described by a Person or any of its subsidiaries as “personal information” in any privacy notice or other public-facing statement by or on behalf of such Person or its subsidiaries, all information identifying an individual or regarding an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).
(qq) “PUHCA” means the Public Utility Holding Company Act of 2005, including all regulations promulgated thereunder.
(rr) “Privacy Rules and Policies” means any privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals, and any laws related to the collection, use, access to, transmission, disclosure, alteration or handling of Personal Information.
(ss) “Regulatory Condition” means (a) the approvals required to satisfy the conditions to closing set forth in Section 7.1(c) and Section 7.1(d) and (b) each of the conditions to Closing set forth in Section 7.2(e) as it relates to the Company Regulatory Approvals.
(tt) “Significant Subsidiary” means a subsidiary of any Person that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.
(uu) “Specified Required Regulatory Approval” means each of the Required Regulatory Approvals marked with two number signs (##) on Section 3.5(b) of the Company Disclosure Schedule or Section 4.4(b) of the Parent Disclosure Schedule, as applicable.
(vv) “subsidiary” or “subsidiaries” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which 50% or more of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) 50% or more of the capital accounts, distribution rights, total equity or voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise or (ii) such Person or any subsidiary of such Person is a controlling General Partner or otherwise controls such entity.
(ww) “Tax Return” means all returns, declarations, reports, statements and other documents (including any elections, amended returns, claim for refund, disclosures, schedules, estimated Tax declaration or filing or information returns) filed or required to be filed with a Taxing Authority in respect of any and all Taxes, including any and all attachments, amendments and supplements thereto.

(xx) “Taxes” means all federal, state, local and non-U.S. taxes, charges, fees, levies, imposts, duties or other assessments of a similar nature, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property or other taxes, duties, assessments and similar governmental charges of any kind whatsoever imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts.
(yy) “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
(zz) “Trademark” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing and Internet domain names.
(aaa) “Treasury Regulations” means the final or temporary Treasury Regulations promulgated by the United States Department of Treasury.
(bbb) “Willful Breach” means any material breach of, or material failure to perform, any covenant or other agreement contained in this Agreement that is a consequence of an act or failure to act undertaken by or on behalf of the breaching Party with actual or constructive knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement. For the avoidance of doubt, a Willful Breach will include a Party’s failure to consummate the Closing when required under this Agreement.
SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be interpreted as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.11 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Company Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement (c) at and after the Effective Time, the rights of the holders of Restricted Stock Rights and Performance Shares to receive the payments contemplated by the applicable provisions of Section 2.2 at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement subject to Section 8.2(a); provided that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
SECTION 9.9 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware), except that any matter relating to the (a) fiduciary obligations of the Company Board of Directors shall be governed by the Laws of the State of New Mexico and (b) the mechanics of the Merger shall be governed by the NMBCA.
SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 9.12 Specific Performance.
(a) The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ obligation to consummate the Merger and Parent’s obligation to pay, and (i) the right of Company shareholders to receive following the Closing, the aggregate Per Share Merger Consideration, (ii) the right of holders of Restricted Stock Rights to receive the consideration as and to the extent payable pursuant to Section 2.2, (iii) the right of holders of Performance Shares to receive the consideration as and to the extent payable pursuant to Section 2.2(b), and (iv) the right of holders of Company Common Stock issued under the Direct Plan or the Directors Deferred Plan to receive the consideration as and to the extent payable pursuant to Section 2.2(c) or Section 2.2(d), respectively, subject in each case to the terms and conditions of this Agreement), without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Section 6.5 by the other Parties and to cause the other Parties to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement.
(b) Each of the Parties agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) a Party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee pursuant to Section 8.2(c). The Parties hereto agree that nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for specific performance under this Section 9.12 prior to or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.2), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII.

(c) If the Company has the right to terminate this Agreement pursuant to Section 8.1(d)(iii) but instead elects to bring an action for specific performance pursuant to this Section 9.12, then if such action for specific performance is unsuccessful, the Company shall not be deemed to have waived its right to terminate this Agreement pursuant to Section 8.1(d)(iii) and may thereafter terminate this Agreement pursuant to Section 8.1(d)(iii) and Parent shall pay the Parent Termination Fee pursuant to Section 8.2(c).
(d) If, prior to the End Date, any Party brings an action to enforce specifically the performance of the terms and provisions of this Agreement by another Party, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such action.
SECTION 9.13 Jurisdiction. Each of the Parties irrevocably (a) agrees that it shall bring any and all actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement, the Merger or the other transactions contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware, (b) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
SECTION 9.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, Merger Sub or the Surviving Corporation when due.
SECTION 9.16 Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement, as applicable, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive and has the meaning represented by the phrase “and/or”. References to “dollars” or “$” are to United States of America dollars. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. Whenever the phrase “ordinary course” or “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice” whether or not so specified. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to any gender include any other gender. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement. Unless otherwise indicated, all references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Each representation or warranty in Article III or Article IV made by any Party relating to a Joint Venture of such Party that is neither operated nor managed solely by such Party or a subsidiary of such Party, shall be deemed to be made only to the knowledge of such Party. When used in this Agreement, the phrase “made available” shall mean provided by the Company or Parent, as applicable, (i) via email to the other Party or its Representatives, (ii) in a virtual data room accessible by the other Party established in connection with the transactions contemplated by this Agreement, (iii) at the offices of a Party or its Affiliates or (iv) included in, as an exhibit or schedule, the Company SEC Reports or Parent SEC Reports, as applicable, in each cases of clauses (i), (ii), (iii) or (iv) above, as of or prior to 4:00 p.m., Eastern Time, on October 19, 2020.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:

PNM RESOURCES, INC.

By:	/s/ Patricia K. Collawn
Patricia K. Collawn
Chairman, President and Chief Executive Officer

PARENT:

AVANGRID, INC.

By:	/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Chief Executive Officer

MERGER SUB:

NM GREEN HOLDINGS, INC.

By:	/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: President and Treasurer

Annex B
October 20, 2020
The Board of Directors
PNM Resources, Inc.
414 Silver Avenue SW
Albuquerque, NM 87102
Members of the Board of Directors:
We understand that PNM Resources, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of October 20, 2020 (the “Merger Agreement”), with Avangrid Inc. (“Parent”) and NM Green Holdings, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each outstanding share of common stock, no par value (the “Company Common Stock”), of the Company, other than Cancelled Shares and Dissenting Shares (each, as defined in the Merger Agreement), will be converted into the right to receive $50.30 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors of the Company has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the parties or the Merger.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Parent or Iberdrola S.A., an affiliate of Parent, and we have not received any compensation from Parent or Iberdrola S.A. during such period. We may provide financial advisory or other services to the Company, Parent and or Iberdrola S.A. in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, or Iberdrola S.A., potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company, Parent or Iberdrola S.A..
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,
EVERCORE GROUP L.L.C.

By:	/s/ Sesh Raghavan
Sesh Raghavan, Managing Director

Annex C
NEW MEXICO BUSINESS CORPORATION ACT
CHAPTER 53, CORPORATIONS
§ 53-15-3. Right of shareholders to dissent and obtain payment for shares.
A.	Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:
(1)	any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;
(2)
any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3)	any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;
(4)	any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:
(a)	alters or abolishes a preferential right of such shares;
(b)	creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;
(c)	alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or
(d)
excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5)
any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B.
(1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.
C.
The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D.
A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

History: 1953 Comp., § 51-28-3, enacted by Laws 1967, ch. 81, § 77; 1975, ch. 64, § 36; 1983, ch. 304, § 60.

§ 53-15-4. Rights of dissenting shareholders.
A.
Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B.
No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C.
Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D.
If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E.
If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.
F.
The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G.
The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H.
Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made are transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I.
Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

History: 1953 Comp., § 51-28-4, enacted by Laws 1967, ch. 81, § 78; 1983, ch. 304, § 61.

PNM RESOURCES, INC.
CATHY MARTINEZ-SHAREHOLDER SERVICES
CORPORATE HEADQUARTERS
ALBUQUERQUE, NM 87158-0905

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on February 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/pnm2021** and enter the control number on this proxy card for admission to the meeting.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on February 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received by February 11, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27553-S13495

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PNM RESOURCES, INC.

The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D27554-S13495

PNM RESOURCES, INC.
Special Meeting of Shareholders
February 12, 2021 9:00 a.m. MST

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Special Meeting and Proxy Statement, hereby appoints P.K. Collawn and N.P. Becker as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of PNM Resources, Inc. held of record by the undersigned on December 31, 2020 at the Special Meeting of Shareholders to be held on February 12, 2021 and at any continuation of the meeting, if adjourned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations to vote "FOR" Proposals 1, 2 and 3.

To listen to or vote during the meeting via Internet, please visit: www.virtualshareholdermeeting.com/pnm2021 and enter the control number on this proxy card for admission to the meeting.

Continued and to be signed on reverse side

PNM Resources®

PNM RESOURCES, INC.
CATHY MARTINEZ-SHAREHOLDER SERVICES
CORPORATE HEADQUARTERS
ALBUQUERQUE, NM 87158-0905

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:00 A.M. Eastern Standard Time on February 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 9:00 A.M. Eastern Standard Time on February 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received by 9:00 A.M. Eastern Standard Time on February 11, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27555-S13495

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PNM RESOURCES, INC.

The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D27556-S13495

PNM RESOURCES, INC.
Special Meeting of Shareholders
February 12, 2021 9:00 a.m. MST
This proxy is solicited on behalf of the Board of Directors

Voting Shares Allocated to Your Retirement Savings Plan (RSP) Account

Vote your RSP shares by Internet, phone or mail before the earlier **RSP voting deadline of February 11, 2021 at 9:00 a.m. Eastern Standard Time.** If you do not vote, the PNM Resources' Corporate Investment Committee has instructed the RSP Trustee (record holder) to vote these RSP shares as follows ("implied directions"):

Broadridge will tally your confidential vote and only communicate the cumulative RSP participant express timely voting results to the Trustee and the Committee so that the remaining shares may be voted in accordance with the above implied directions. The Committee will vote all RSP shares on any other matter properly raised at the Special Meeting in accordance with its judgment. **This form is only for voting these RSP shares.**

To listen to the meeting via Internet, please visit: www.virtualshareholdermeeting.com/pnm2021 and enter the control number on this proxy card for admission to the meeting.

Continued and to be signed on reverse side